Form 10KSB, Exhibit 13
period 1999-12-31
NORTH BAY BANCORP/CA
filed 2000-03-30
CIK 1102595

Exhibit 13

         1999 Annual Report to Shareholders (parts not incorporated by reference are furnished for informational purposes only and not filed herewith).

--------------------------------------------------------------------------------
TABLE OF CONTENTS
--------------------------------------------------------------------------------


To Our Shareholders                                    2

Selected Financial Data                                4

Management's Discussion
and Analysis of Financial Condition
and Results of Operations                              5

Balance Sheets                                        14

Income Statements                                     15

Shareholders' Statement                               16

Statements of Cash Flows                              17

Notes to Financial Statements                         18

Report of Independent Public Accountants              31

Directors                                             32

Corporate Information                                 33

--------------------------------------------------------------------------------
TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

Nineteen hundred ninety nine was an exceptional year for your Company. We again generated sound growth and record profits. Perhaps more importantly, your Board made some major decisions and initiated actions that will profoundly affect the direction of your Company for the next several years.

In early 1999 The Vintage Bank's Board identified an exceptional opportunity for community banking in Solano County. The I-80 corridor from Vacaville to Benicia, home to nearly 350,000 residents, had only one community bank with significant market share and it was poised for sale. Our research identified a strong desire for a community bank based in Central and Western Solano County that would focus on the needs of the local constituency. Concurrent with our study of the region, Glen Terry, an exceptional candidate for the position of President & CEO of a Solano based community bank, expressed interest in being part of a new bank as a result of the acquisition of Sierra West Bank by Bank of the West.

In August, 1999, Mr. Terry, formerly Regional President for Sierra West Bank, affiliated with The Vintage Bank as Senior Vice President/Solano Regional Manager. Shortly thereafter, the Bank opened a Loan Production Office (LPO) on Oliver Road in Fairfield, California. In addition to loan services, the LPO offers alternative investment services through an affiliation with Raymond James Financial Services, Inc.

In order to position ourselves to organize a new bank and take advantage of other opportunities, we formed our Holding Company, North Bay Bancorp. Following shareholder approval of a plan of reorganization and merger, The Vintage Bank became a wholly owned subsidiary of North Bay Bancorp effective November 1, 1999. In December, 1999, we submitted an application for organization of a new bank in Solano County with the California Department of Financial Institutions and for Federal deposit insurance with the Federal Deposit Insurance Corporation. The proposed bank will also apply for membership in the Federal Reserve System. Solano Bank (Proposed) is anticipated to open in June, 2000, providing we receive regulatory approval. (We must refer to the Bank as "Proposed" until regulatory approval is obtained.) Initially, offices are planned for Vacaville, Fairfield and Benicia.

In preparing your Company for expansion beyond a single bank operation, your Directors added Conrad W. Hewitt and Richard S. Long to the North Bay Bancorp Board. Mr. Hewitt retired to Napa after serving as Commissioner of Financial Institutions for the State of California. Prior to his term as Commissioner, Conrad worked 33 years for Ernst & Young, serving as Managing Partner, North Bay area prior to his retirement. Mr. Hewitt currently serves on the Boards of several public companies and nonprofit corporations. Richard S. Long, a long-time Napa resident, currently serves as President and CEO of Regulus
Corporation, a remittance processor for major banks. Mr. Long sold his Napa based company, Quantum Information Systems, to Regulus in 1998. These new Directors provide us experience and perspective that will be invaluable in our expanding operating environment.

Another major undertaking initiated by your Board was a commitment to new technology. We converted to a new item processing/imaging system in February, 2000. We are currently in the final stages of testing our internet banking product, using software from Q-Up, a major internet banking solution vendor. We are preparing for conversion to a new core banking system using Open Solutions
(OSI) software. We anticipate Solano Bank (Proposed) will first utilize the new core banking software with The Vintage Bank converting to the OSI platform in July, 2000. The item processing and core processing systems are owned and operated by North Bay Bancorp, which will provide data processing and support services to our two subsidiary banks, providing Solano Bank (Proposed) receives regulatory approval. With our new system in place, we will have technology-based service capabilities that exceed any of our competitors, including the very large banks.

To capitalize the new bank, your Company is offering for sale $5,000,000 in new stock at $25 per share. As disclosed in the Prospectus, we are giving preference to Solano County residents and business owners in subscribing to the new stock in order to build a shareholder base that will patronize, support and market Solano Bank (Proposed). The total initial capital of the proposed bank is set at $9 million, with the additional $4 million coming from North Bay Bancorp through a combination of dividends from The Vintage Bank and outside borrowings.

As disclosed in this Annual Report, your Company has continued to generate sound profits, even after absorbing significant costs associated with forming North Bay Bancorp and preparing the new bank charter application. Earnings for 1999 were a record $2,715,377, or $1.66 per share, compared with $2,110,736, or $1.30 per share, in 1998. Total assets as of December 31, 1999 were $197,106,319. Net income for the year equates to a return of 1.44% on average assets and 15.5% on average shareholders' equity, thereby meeting our stated goal of achieving or exceeding 15% on equity on a consolidated basis. Due to the unavoidable expenses associated with opening a new bank, we anticipate that consolidated net income for 2000 will be less than 1999 net income. In the long run, however, the combined Company will be significantly larger than a single bank operation, with the capacity for higher earnings per share and higher return on equity due to efficiencies and better leverage of our capital.

Our chartering a new bank in Solano County in no way diverts us from our goal of insuring that The Vintage Bank be the premier community bank of the Napa Valley. The recently announced sale of Napa National Bank not only leaves us with the sole community bank based in Napa Valley, we believe it opens new opportunities, most notably in St. Helena. Two recent additions to The Vintage Bank Board, Dr. Andrew Nicks and Andrew Beckstoffer, attest to our focus and commitment. The addition of Dr. Nicks maintains and expands our close ties with the Valley's medical community in anticipation of the retirement of our founding director and largest shareholder, Dr. Houghton Gifford. Andrew Beckstoffer brings us a St. Helena presence and exceptional knowledge of and contacts with grape growers and vintners, thereby assisting us with our goal of increasing our presence and activities in the wine industry.

These decisions and activities represent a new era for your Company. We believe they are prudent and necessary for us to realize our objectives of remaining independent while increasing shareholder value over the long term. In today's environment, these objectives require us to invest heavily in technology, grow in assets each year, leverage our capital appropriately, increase earnings per share and increase liquidity in our stock. If we can achieve these goals over the long term, we will meet our objectives and thereby continue to serve our customers and you, our Shareholders.

Very truly yours,



Terry L. Robinson                                          Thomas F. Malloy
President & Chief                                          Chairman of the Board
Executive Officer

--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

The following table presents a summary of selected data for North Bay Bancorp consolidated (the Company) for the five years ended December 31, 1999. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto appearing elsewhere in the annual report:
                                                 (In 000's except share data)

                                     1999         1998         1997         1996         1995
                                 ----------   ----------   ----------   ----------   ----------
STATEMENTS OF OPERATIONS DATA:
  Interest income                $   13,688   $   11,907   $   10,085   $    9,154   $    8,309
  Interest expense                    4,364        3,992        3,141        2,982        2,641
                                 ----------   ----------   ----------   ----------   ----------
  Net interest income                 9,324        7,915        6,944        6,172        5,668
  Provision for loan losses             240          240          240          240          180
                                 ----------   ----------   ----------   ----------   ----------
  Net interest income after
     provision for loan losses        9,084        7,675        6,704        5,932        5,488

  Noninterest income                  1,777        1,397        1,443          776          320

  Noninterest expense                 6,496        5,660        5,050        3,989        3,648

  Provision for income taxes          1,650        1,301        1,243        1,073          792
                                 ----------   ----------   ----------   ----------   ----------


  Net income                     $    2,715   $    2,111   $    1,854   $    1,646   $    1,368
                                 ==========   ==========   ==========   ==========   ==========

BASIC PER SHARE DATA: (1)
  Earnings per share             $     1.70   $     1.34   $     1.24   $     1.12   $      .95
  Average shares outstanding      1,598,914    1,571,079    1,501,274    1,475,304    1,433,356

DILUTED PER SHARE DATA: (1)
  Earnings per share             $     1.66   $     1.30   $     1.20   $     1.10   $      .94
  Average shares outstanding      1,636,731    1,619,915    1,548,690    1,500,493    1,458,393

BALANCE SHEET DATA:
  Net loans                      $  120,166   $   94,775   $   80,991   $   70,780   $   63,370
  Total assets                      197,106      180,291      146,982      122,740      110,124
  Total deposits                    172,380      162,173      131,390      109,849       96,488
  Shareholders' equity               18,090       16,910       14,486       12,116       10,458

(1) All per share amounts have been adjusted to reflect the 5% stock dividends declared February 27, 1995, January 22, 1996, January 27, 1997, January 26, 1998, January 28, 1999 and January 18, 2000 as well as a two-for-one stock split effective October 1, 1997.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FORWARD LOOKING STATEMENT

This Annual Report contains statements relating to future results of the Company that are considered to be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, credit loss reserve adequacy, simulation of changes in interest rates and litigation results. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures within the Company's markets, equity and fixed income market fluctuations, personal and corporate customers' bankruptcies, inflation, acquisitions and integration's of acquired businesses, technological change, changes in law, changes in fiscal, monetary, regulatory and tax policies, monetary fluctuations, success in gaining regulatory approvals when required as well as other risks and uncertainties. Such forward-looking statements speak only as of the date on which such statements are made, and the corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

OVERVIEW
--------------------------------------------------------------------------------

North Bay Bancorp (Bancorp) incorporated November 1, 1999, is the Holding Company for The Vintage Bank (Bank), a wholly owned subsidiary. The consolidated entity (the Company) reported net income of $2,715,377 or $1.66 per share in 1999 compared with $2,110,736, or $1.30 per share, in 1998 and $1,854,076, or
$1.20 per share, in 1997, equating to a return on average assets of 1.44%, 1.29% and 1.39% for years 1999, 1998 and 1997, respectively. The return on average equity was 15.52% in 1999 compared with 13.45% and 14.17% in 1998 and 1997, respectively. The increase in net income during 1999 compared with 1998 resulted primarily from growth in net interest income.

As of December 31, 1999, total assets were $197,106,319 compared with total assets of $180,290,550 and $146,982,232 at year end 1998 and 1997, respectively, representing a 9% increase in 1999 and a 23% increase in 1998. Deposits increased 6% in 1999 compared with a 23% increase in 1998. Loans, net of the allowance for loan losses, increased 27% in 1999 compared with a 17% increase in 1998.

SUMMARY OF EARNINGS

Net Interest Income

Net interest income before provision for loan losses (total interest income less total interest expense) was $9,324,483, $7,914,604 and $6,943,764 in 1999, 1998
and 1997, respectively, representing increases of 18% and 14% in 1999 and 1998, respectively.

Net interest income is impacted by changes in the volume and mix of earning assets and interest-bearing liabilities, and changes in interest rates. The increase in net interest income in 1999 compared with 1998 was primarily the result of volume increases in loans. The net interest margin (defined as net interest income divided by average earning assets) increased slightly in 1999 as the loan-to-deposit ratio increased in 1999 compared to 1998. The Company has traditionally enjoyed an overall cost of funds lower than peer institutions of comparable size.

Taxable-equivalent interest income increased $1,837,360 in 1999 compared with 1998. Increases in the volume of earning assets accounted for $2,434,752 of this increase, with a decrease of $596,392 attributable to lower rates. An increase of $1,901,256 in 1998 compared with 1997 consisted of a

$2,241,994 increase due to growth of earning assets and a decrease of $340,738 attributable to lower rates on earning assets.

Interest paid on interest-bearing liabilities increased $372,265 in 1999 compared with 1998. Increases in the volume of deposits and other borrowings accounted for $571,289 of this increase, with a $199,024 decrease attributable to a decline in rates. Interest paid on interest-bearing liabilities increased $850,321 in 1998 compared with 1997; the effect of volume increases accounted for $623,652 with $226,669 attributable to an increase in rates.

The net interest margin, using taxable equivalent interest income, was 5.47% in 1999 compared with 5.36% in 1998. The increase in the net interest margin is primarily the result of a higher average loan-to-deposit ratio in 1999 compared to 1998.

The net interest margin is expected to remain fairly consistent during 2000 unless general rates increase or decrease significantly during the year. Assuming there are no dramatic changes in general interest rates or deposit mix, total net interest income is expected to increase during 2000 consistent with the expected increase with volumes of earning assets.

Provision and Allowance for Loan Losses

Credit risk is inherent in the business of lending. As a result, the Company maintains an Allowance for Loan Losses to absorb losses inherent in the Company's loan portfolio. This is maintained through periodic charges to earnings. These charges are shown in the Consolidated Income Statement as Provision for Loan Losses. All specifically identifiable and quantifiable losses are immediately charged off against the allowance. However, for a variety of reasons, not all losses are immediately known to the Company and, of those that are known, the full extent of the loss may not be quantifiable at that point in time. The balance of the Company's Allowance for Loan Losses is meant to be an estimate of the probable losses inherent in the portfolio.

The Company's written lending policies, along with applicable laws and regulations governing the extension of credit, require risk analysis as well as ongoing portfolio and credit management through loan product diversification, lending limits, ongoing credit reviews and approval policies prior to funding of any loan. The Company manages and controls credit risk through diversification, dollar limits on loans to one borrower, and by restricting loans made to its principal market area. Loans that are performing but have shown some signs of weakness are subjected to more stringent reporting and oversight. The existing portfolio consists of commercial loans to businesses, both commercial and residential real estate loans and consumer products. The portfolio contains five and 10 year fixed rate loans. Fixed rate loans primarily are associated with real estate lending.

As of December 31, 1999, loans increased approximately $25 million, a 27% increase from December 31, 1998. On an average balance basis, the Company's loan portfolio increased approximately $22 million over the average balance in 1998. In 1998, average balances increased from the prior year by 13% or $10 million. The increase in 1999 was due to strong loan demand for commercial real estate loans along with an aggressive marketing of loan services.

Assessment of the Adequacy of the Allowance for Loan Losses and the Allocation Process

The Company formally assesses the adequacy of the allowance on a quarterly basis. Determination of the adequacy is based on ongoing assessments of the probable risk in the outstanding loan portfolio and, to a lesser extent, the Company's off balance sheet commitments. These assessments include periodic re-grading of credits based on changes in their individual credit characteristics including delinquency, seasoning, recent financial performance of the borrower, economic factors, changes in the interest rate environment, growth of the portfolio as a whole or by segment and other factors as warranted. Loans are initially graded when originated. They are re-graded as they are renewed, when there is a new loan to the same borrower, when identified facts demonstrate heightened risk of nonpayment or if they become delinquent on a frequent basis. Re-grading of larger problem loans occur at least quarterly. Confirmation of the quality of the grading process is obtained by independent credit reviews conducted by consultants specifically hired for this purpose and by regulatory examiners. The quarterly provision and allowance for loss evaluation establishes a specific allowance for all impaired loans over $50,000 and establishes percentage allowance requirements for all other loans according to their classification as determined by the Bank's internal grading system.

As of December 31, 1999 the allowance for loan losses of $1,986,931 represented 1.63% of loans outstanding, compared with an allowance balance of 1.81% and 1.86% of loans outstanding at year-end 1998 and 1997, respectively. During 1999, 1998, and 1997, $240,000 was charged to expense each year for the provision for loan losses.

Management recognizes that the estimation of probable loss in the portfolio is not a science and therefore actual losses may differ from the estimate. The current Allowance for Loan Losses is reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period that they become known.

Non Performing Loans

The Company's policy is to place loans on non-accrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash and if collection of remaining principal is reasonably assured. As of December 31, 1999, there were no non-accrual loans compared to $88,694 at the end of 1998.

Noninterest Income

Noninterest income was $1,777,144 in 1999 compared with $1,397,158 in 1998 and $1,443,473 in 1997. Fee income from service charges on deposit accounts increased from the previous year 32% and 10% in years 1999 and 1998, respectively.

Noninterest Expense

Details of noninterest expense are as follows:

                                  (In 000's)

                              1999     1998     1997
                            ------   ------   ------

Salaries & Benefits         $3,497   $3,069   $2,636
Occupancy                      401      392      361
Equipment/Data Processing      463      450      474
Other                        2,135    1,749    1,579
                            ------   ------   ------
   Total                    $6,496   $5,660   $5,050
                            ======   ======   ======

Salaries and benefits expense increased 14% and 16% in 1999 and 1998, respectively, from the previous year. The increases were primarily due to increases in the number of full-time equivalent employees, which has increased from approximately 58 at year-end 1996 to 77 at year-end 1999. It is anticipated that full-time equivalents will increase by approximately 15 during the year 2000 due to the proposed Solano Bank opening.

The increase in occupancy expense during 1999 compared with 1998 was primarily in rent and depreciation. Occupancy expense is expected to increase approximately 50% in the year 2000 compared to 1999 due to the anticipated opening of three offices of the proposed Solano Bank and the possible establishment of a new Vintage Bank Branch in St. Helena.

Equipment and Data Processing expense increased 3% in 1999 compared with 1998. The increase was primarily due to an increase in maintenance on older equipment. Equipment is depreciated over periods of three to five years. Purchases of all types of equipment during 1999 totaled approximately $360,000.

Major anticipated equipment purchases during 2000 include hardware and software associated with a new bank-wide information system and an item processing and imaging system. The Company will also be purchasing necessary furniture needed to equip new offices. Expenditures in these areas are anticipated to total approximately $2,000,000. All other anticipated expenditures for equipment during 2000, including routine purchases of vehicles and miscellaneous equipment, are expected to total less than $400,000. The financial impact of these capital expenditures, if all are made, will be to increase monthly depreciation by approximately $50,000.

The key components of other expenses are as follows:

                                (In 000's)

                          1999     1998     1997
                        ------   ------   ------

Business Promotion      $  328   $  274   $  236
Professional Services      485      350      321
ATM Expenses               160      109       85
Stationery & Supplies      200      172      159
Insurance                   64       54       49
Other                      898      790      729
                        ------   ------   ------
   Total                $2,135   $1,749   $1,579
                        ======   ======   ======

Business promotion expense increased in both 1999 and 1998 compared to the prior year primarily due to increases in advertising, customer relations expense and donations. Professional services increased in 1999 compared with 1998 primarily due to costs associated with formation of the new Company. Also, ATM expenses increased by approximately 46% and 28% in 1999 and 1998, respectively, reflecting costs associated with adding two additional ATM's in 1997 and additional expenses to issue new debit cards in 1999. Stationery and supplies expense increased 16% and 8% in 1999 and 1998, respectively, reflecting overall volume increases. Insurance expenses have remained relatively constant for three years, reflecting the benefits of generally lower premiums resulting from an improving insurance market, offsetting the effects on premiums of the Company's increasing size and volumes. Other expenses increased approximately $100,000 in 1999 compared with 1998, primarily due to increased expenses in telephone, postage, courier services, conferences and other miscellaneous expenses. These expense increases were generally less than proportionate with our overall growth and volume increases.

The Company reported a provision for income taxes of $1,650,000, $1,301,000, and $1,243,000 for years 1999, 1998 and 1997, respectively. These provisions reflect accrual for taxes at the applicable rates for Federal and California State income taxes based upon reported pre-tax income, and adjusted for the beneficial effect of the Company's investment in qualified municipal securities. The Company has not been subject to an alternative minimum tax (AMT).

BALANCE SHEET
--------------------------------------------------------------------------------

Total assets as of December 31, 1999 were $197,106,319 compared with $180,290,550, and $146,982,232 as of year end 1998 and 1997, respectively, representing a 9% increase in 1999 and a 23% increase in 1998. Total deposits grew $10,206,833 to $172,380,039 in 1999, representing a 6% increase, compared with a 23% increase in 1998. Total loans, net of allowance for loan losses, grew $25,390,353 to $120,165,530 in 1999, representing a 27% increase compared with a 17% increase in 1998. Investment securities decreased from $62,018,042 at year-end 1998 to $56,654,407 in 1999, a 9% decrease, compared with an increase of 57% during 1998.

Liquidity and Capital Adequacy

The Company's liquidity is determined by the level of assets (such as cash, federal funds sold, and marketable securities together with other funding sources) that are readily convertible and other funding sources to meet customer withdrawal and borrowing needs. The Company's liquidity position is reviewed by management on a regular basis to verify that it is adequate to meet projected loan funding and potential withdrawal of deposits. The Company has a comprehensive Asset/Liability Management and Liquidity Policy that it uses to determine adequate liquidity.

Securities classified as "Held-to-Maturity" are reported at amortized cost, and "Available-for-Sale" securities are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of
accumulated   other   comprehensive   income.   As   of   December   31,   1999,
"Held-to-

Maturity" securities had an amortized cost of $1,389,964 and "Available-for-Sale" securities had a fair value of $55,264,443 with an unrealized loss, net of income taxes, of $1,170,688 reflected as a component of accumulated other comprehensive income in the shareholders' equity section of the Balance Sheet.

The Company also has available funding from other sources such as the Federal Home Loan Bank. As of December 31, 1999 the Company had $58,708,000 available from these sources for borrowing.

At year end 1999 liquid assets represented 34% of total assets, as compared with 42% and 39% in liquid assets as of year-end 1998 and 1997, respectively. The level of liquid assets at December 31, 1999 exceeds the liquidity required by the Company's liquidity policy. Management expects to be able to meet the liquidity needs of the Company during 2000 primarily through balancing loan growth with corresponding increases in deposits.

Interest Rate Sensitivity

The following table sets forth the repricing  opportunities  for  rate-sensitive assets and  rate-sensitive  liabilities at December 31, 1999.  Rate  sensitivity analysis usually excludes  Noninterest-bearing demand deposits.  Including these deposits, which totaled $38,337,447,  would result in a significant shift in the
gap  position.   Rate-sensitive   assets  and  rate-sensitive   liabilities  are
classified by the earliest possible repricing date or maturity,  whichever comes first.
                                                                          (In 000's)

                                                     3 Months     Over 3 Mos.   Over 1 Yr.    Over 5
                                                     or Less       To 1 Yr.     To 5 Yrs.      Years        Total
                                                    ---------     ---------     ---------    ---------    ---------
Interest rate-sensitive assets:
   Loans, gross                                     $  54,815     $   4,651     $  24,391    $  38,295    $ 122,152
   Interest-bearing deposits in
      other banks                                         100             0             0            0          100
   Investment securities                                1,000         4,141        15,119       36,394       56,654
   Federal funds sold                                   1,500             0             0            0        1,500
                                                    ---------------------------------------------------------------
                Total                                  57,415         8,792        39,510       74,689      180,406

Interest rate-sensitive liabilities:
Interest-bearing demand
      deposits                                         57,166             0             0            0       57,166
   Time deposits >$100,000                             11,927         9,128           866            0       21,922
   Other time deposits                                 19,535        17,205         2,501            0       39,241
   Savings deposits                                    15,714             0             0            0       15,714
   Short-term borrowings                                5,000             0             0            0        5,000
                                                    ---------------------------------------------------------------
                Total                               $ 109,343     $  26,333     $   3,367            0    $ 139,043

Interest rate sensitivity gap                       ($ 51,928)    ($ 17,541)    $  36,143    $  74,689    $  46,363
                                                    ===============================================================

Ratio of interest rate sensitivity to                 (28.78%)       (9.72%)        20.03%       41.40%
    earning assets

This table indicates that the Company has a "negative" GAP for one year into the future and a "positive" GAP beyond one year. The implication is that during the negative GAP "horizon" Company earnings will increase in a falling interest rate environment, as interest rates on interest-bearing liabilities reprice downward more rapidly than rates on earning assets; conversely, earnings would decline in a rising rate environment. This traditional analysis does not recognize or assume any "lag" in interest rate changes on earning assets and interest-bearing liabilities, and it assumes that all earning assets and interest-bearing liabilities reprice to the same absolute degree, regardless of the mix of earning assets and interest-bearing liabilities. The Company utilizes a simulation model as its primary tool for asset/liability management. This model considers the effects of lags and different ranges of interest rate changes among various classes of earning assets and interest-bearing liabilities and produces a more accurate projection of the impact changing interest rates will have on the Company. Based on the model, the Company is free of material interest rate risk for the one-year horizon (i.e., the earnings will not change significantly with an increase or decrease in interest rates), as opposed to being liability-sensitive as indicated by this table using traditional GAP analysis.

The Company's capital ratios remained relatively steady during 1999 compared with 1998 levels. As of December 31, 1999 the Company's total risk-based capital ratio, Tier I risk-based capital ratio and leverage ratio were 14.1%, 12.8% and 9.6%, respectively. These compare with ratios of 14.4%, 13.1% and 9.3% as of December 31, 1998. The Company is in the process of raising $5 million of new capital through a secondary stock issue. Projections indicate that the Company will remain capitalized in accordance with our policies for five years even if consolidated growth exceeds projections.

In January, 2000, the Company declared a 5% stock dividend and a $.20 per share cash dividend for shareholders of record as of March 1, 2000. The stock dividend will affect the Company's capital and its capital ratios only to the extent that cash is distributed in lieu of fractional shares. Accordingly, the stock dividend will not materially impact the Company's overall capital. The cash dividend will total approximately $310,000, equating to a reduction in the Company's leverage ratio of approximately .02%.

DESCRIPTION OF OPERATIONS
--------------------------------------------------------------------------------

North Bay Bancorp (Bancorp) is a California corporation incorporated November 1, 1999 and is registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Vintage Bank (Bank) is a wholly-owned subsidiary of the Bancorp, organized as a state chartered Bank in 1984. (The consolidated entity is referred to herein as the "Company"). The Bank engages in the commercial banking business in Napa County from its main banking office located at 1500 Soscol Avenue, Napa, California. The Bank has two other business locations, one located in the Brown's Valley Shopping Center at 3271 Brown's Valley Road, Napa, California and one at 3626 Bel Aire Plaza, Napa, California. The Bank has a remote ATM and night drop services at 629 Factory Stores Drive, Suite B, Napa California and at 6498 Washington Street, Yountville, California. The Bank conducts a commercial banking business, offering a full range of commercial banking services to individuals, businesses and agricultural communities in Napa County. The Bank emphasizes its retail commercial banking operations and accepts checking and savings deposits, issues drafts, sells traveler's checks and provides other customary banking services.

SECURITIES OF THE HOLDING COMPANY
--------------------------------------------------------------------------------

The Company's outstanding securities consist of one class; common stock of which there were 1,536,568 shares outstanding at March 1, 2000, held by 892 shareholders of record. The Company's common stock is traded over-the-counter and is quoted on the OTC "Bulletin Board" under the symbol NBAN. The firm of Hoefer & Arnett serves as the primary market maker in the Company's stock.

The following table (adjusted for the 1999 and 2000 stock dividend) summarizes the common stock high and low bid prices based upon transactions of which the Company is aware:

Quarter ended                        High              Low

March 31, 1998                     $24.49           $20.86
June 30, 1998                       20.86            18.14
September 30, 1998                  19.73            16.33
December 31, 1998                   18.59            16.10
March 31, 1999                      22.86            19.05
June 30, 1999                       22.86            19.05
September 30, 1999                  25.71            22.38
December 31, 1999                   25.71            24.05

There may be other transactions of which the Company is not aware, and accordingly, they are not reflected in the range of actual sales prices stated.
Further,   quotations  reflect  inter-dealer  prices,  without
retail mark-up, mark-down or commission and may not represent actual transactions. Additionally, since trading in the Company's common stock is limited, the range of prices stated are not necessarily representative of prices that would result from a more active market.

The Company paid cash dividends of $0.20 per share in 1999 and $.20 in 1998. The holders of common stock of the Company are entitled to receive cash dividends when and as declared by the Board of Directors out of funds legally available. Federal Reserve Board regulations prohibit cash dividends, except under limited circumstances, if the distribution would result in a withdrawal of capital or exceed the Company's net profits then on hand after deducting its losses and bad debts. Furthermore, cash dividends cannot be paid without the prior written approval of the Federal Reserve Board if the total of all dividends declared in one year exceeds the total of net profits for that year plus the preceding two calendar years, less any required transfers to surplus under state or federal law. The shareholders of North Bay are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:1) The corporation's assets equal at least 1.25 times its liabilities; and the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1.25 times its current liabilities.

In the past, The Vintage Bank has in the past paid cash and stock dividends on its common stock. It is contemplated that North Bay will follow The Vintage Bank's policy of paying cash and stock dividends subject to the restrictions on payments of cash dividends as described above, the earnings of North Bay, management's assessment of the future capital needs, and other factors. Initially, the funds for payment of dividends and expenses of North Bay are expected to be obtained from dividends paid by The Vintage Bank. As of December 31, 1999, the Company had retained earnings of $6,367,990 eligible for dividends.

YEAR 2000 DATA PROCESSING ISSUES

The Company previously recognized the material nature of the business issues surrounding computer processing of dates into and beyond the Year 2000 and began taking corrective action as required pursuant to the interagency statements issued by the Federal Financial Institutions Examination Council.

Management believes the Company has completed all of the activities within its control to ensure that the Company's systems are Year 2000 compliant. The Company has not experienced any interruptions to normal operations due to the start of the Year 2000.

The Company's Year 2000 readiness costs were approximately $75,000. The Company does not currently expect to apply any further funds to address Year 2000 issues.

As of March 3, 2000, the Company has not experienced any material disruptions of its internal computer systems or software applications and has not experienced any problems with the computer systems or software applications of its third party vendors, suppliers or service providers. The Company will continue to monitor these third parties to determine the impact, if any, on its business and the actions it must take, if any, in the event of non-compliance by any of these third parties. Based upon the Company's assessment of compliance by third parties, there appears to be no material business risk posed by any such non-compliance.

Although the Company's Year 2000 rollover did not present any material business disruption, there may be some remaining Year 2000 related risks. Management believes that appropriate actions have been taken to address these remaining Year 2000 issues and contingency plans are in place to minimize the financial impact to the Company. Management, however, cannot be certain that Year 2000 issues affecting its customers, suppliers or service providers will not have a material adverse impact on the Company.

--------------------------------------------------------------------------------------------------
CONSOLIDATED
BALANCE SHEETS
--------------------------------------------------------------------------------------------------
December 31, 1999 and 1998
                                                                        1999               1998
                                                                  -------------      -------------
                             ASSETS
CASH AND DUE FROM BANKS                                           $   8,465,636      $   8,401,566
FEDERAL FUNDS SOLD                                                    1,500,000          6,000,000
                                                                  -------------      -------------
              Cash and cash equivalents                               9,965,636         14,401,566

TIME DEPOSITS WITH OTHER
    FINANCIAL INSTITUTIONS                                              100,000            200,000
INVESTMENT SECURITIES:
     Held-to-maturity                                                 1,389,964         13,512,384
     Available-for-sale                                              55,264,443         48,505,658
                                                                  -------------      -------------
TOTAL INVESTMENT SECURITIES                                          56,654,407         62,018,042
LOANS, net of allowance for loan losses of
    $1,986,931 in 1999 and $1,751,693 in 1998                       120,165,530         94,775,177
BANK PREMISES AND EQUIPMENT, net                                      2,882,776          2,733,834
INTEREST RECEIVABLE AND OTHER ASSETS                                  7,337,970          6,161,931
                                                                  -------------      -------------

             Total assets                                         $ 197,106,319      $ 180,290,550
                                                                  =============      =============

              LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
   Demand                                                         $  38,337,447      $  39,469,756
   Interest-bearing transaction                                      57,165,864         54,500,653
   Time and savings                                                  76,876,728         68,202,797
                                                                  -------------      -------------
               Total deposits                                       172,380,039        162,173,206

SHORT-TERM BORROWINGS                                                 5,000,000                  0

INTEREST PAYABLE AND OTHER LIABILITIES                                1,635,789          1,207,313
                                                                  -------------      -------------

               Total liabilities                                    179,015,828        163,380,519

COMMITMENTS AND CONTINGENT LIABILITIES (Note 5)

SHAREHOLDERS' EQUITY:

   Preferred stock, no par value - Authorized 500,000 shares
     Issued and outstanding - None
     Common stock, no par value - Authorized 10,000,000
     shares Issued and outstanding - 1,536,568 shares in 1999
     and 1,437,491 shares in 1998 12,893,189 11,003,574
   Retained earnings                                                  6,367,990          5,521,351
   Accumulated other comprehensive income (loss)                     (1,170,688)           385,106
                                                                  -------------      -------------
              Total shareholders' equity                             18,090,491         16,910,031

              Total liabilities and shareholders' equity          $ 197,106,319      $ 180,290,550
                                                                  =============      =============

The accompanying notes are an integral part of these statements.

---------------------------------------------------------------------------------------------------------
CONSOLIDATED INCOME
STATEMENTS
---------------------------------------------------------------------------------------------------------
For the Years Ended December 31, 1999, 1998 and 1997
                                                           1999             1998              1997
                                                      ------------     ------------      ------------
INTEREST INCOME:
   Interest and fees on loans                         $  9,818,961     $  8,465,003      $  7,537,434
   Interest on federal funds sold                          192,223          461,039           142,480
   Interest on investment securities - taxable           2,980,760        2,472,704         2,144,912
   Interest on investment securities - tax exempt          689,683          496,666           249,000
   Interest on time deposits with other
     financial institutions                                  6,947           11,018            11,443
                                                      ------------     ------------      ------------
              Total interest income                     13,688,574       11,906,430        10,085,269
                                                      ------------     ------------      ------------

INTEREST EXPENSE:
   Interest on interest-bearing
     transaction deposits                                1,338,642        1,104,570           595,046
   Interest on time and savings deposits                 2,828,380        2,886,573         2,520,219
   Interest on short-term borrowings                       197,069              683            26,240
                                                      ------------     ------------      ------------
              Total interest expense                     4,364,091        3,991,826         3,141,505
                                                      ------------     ------------      ------------
                Net interest income                      9,324,483        7,914,604         6,943,764

PROVISION FOR LOAN LOSSES                                  240,000          240,000           240,000
                                                      ------------     ------------      ------------
              Net interest income after
                provision for loan                       9,084,483        7,674,604         6,703,764
losses

NONINTEREST INCOME:
   Service charges on deposit accounts                     978,858          743,291           674,219
   Gain on securities transactions, net                      9,753           65,278           395,252
   Gain (loss) on sale of other real estate owned                0           (2,512)           24,180
   Other                                                   788,533          591,101           349,822
                                                      ------------     ------------      ------------
              Total noninterest income                   1,777,144        1,397,158         1,443,473
                                                      ------------     ------------      ------------

NONINTEREST EXPENSE:
   Salaries and related benefits                         3,496,938        3,068,958         2,636,617
   Occupancy                                               401,243          392,357           360,744
   Equipment                                               462,579          450,118           474,141
   Other                                                 2,135,490        1,748,593         1,578,659
                                                      ------------     ------------      ------------
             Total noninterest expense                   6,496,250        5,660,026         5,050,161
                                                      ------------     ------------      ------------

 Income before provision for income taxes                4,365,377        3,411,736         3,097,076

PROVISION FOR INCOME TAXES                               1,650,000        1,301,000         1,243,000
                                                      ------------     ------------      ------------

NET INCOME                                            $  2,715,377     $  2,110,736      $  1,854,076
                                                      ============     ============      ============

BASIC EARNINGS PER SHARE:                             $       1.70     $       1.34      $       1.24

DILUTED EARNINGS PER SHARE:                           $       1.66     $       1.30      $       1.20

The accompanying notes are an integral part of these statements.

------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED  STATEMENTS OF CHANGES IN SHAREHOLDERS'
EQUITY

For the Years Ended December 31, 1999, 1998 and 1997
                                                                                           Accumulated
                                                      Common                                 Other         Total
                                                      Shares        Common     Retained   Comprehensive Shareholders  Comprehensive
                                                    Outstanding     Stock      Earnings    Income(los)     Equity        Income
                                                    ----------- ------------  ----------   -----------   -----------   -------------
BALANCE, DECEMBER 31, 1996                           1,219,300  $ 7,403,310   $4,604,110   $   108,708   $12,116,128

Stock dividend                                          60,198      872,871     (883,992)                    (11,121)
Cash dividend                                                                   (213,378)                   (213,378)
Comprehensive income:
    Net income                                                                 1,854,076          -        1,854,076  $ 1,854,076
    Other comprehensive income, net of tax:
    Change in net unrealized gains on available-
    for-sale securities, net of tax of $137,771,
    net of reclassification adjustment                                                                                    192,219
                                                                                                                      -----------
    Total other comprehensive income                                                           192,219       192,219      192,219
                                                                                                                      -----------
Comprehensive income                                                                                                    2,046,295
                                                                                                                      ===========
Stock options exercised                                 47,359      547,958                                  547,958
                                                     ---------  ------------  ----------   -----------   -----------
BALANCE, DECEMBER 31, 1997                           1,326,857    8,824,139    5,360,816       300,927    14,485,882

Stock dividend                                          66,788    1,669,700   (1,681,208)                    (11,508)
Cash dividend                                                                   (268,993)                   (268,993)
Comprehensive income:
    Net income                                                                 2,110,736                   2,110,736    2,110,736
    Other comprehensive income, net of tax:
       Change in net unrealized gains on
       available-for-sale securities, net
       of tax of $60,334, net of reclassification
       adjustment                                                                                                          84,179
                                                                                                                      -----------
    Total other comprehensive income                                                            84,179        84,179       84,179
                                                                                                                      -----------
Comprehensive income                                                                                                    2,194,915
                                                                                                                      ===========
Stock options exercised                                 43,846      509,735                                  509,735
                                                     ---------  ------------  ----------   -----------   -----------
BALANCE, DECEMBER 31, 1998                           1,437,491   11,003,574    5,521,351       385,106    16,910,031

Stock dividend                                          71,442    1,571,724   (1,581,240)                     (9,516)
Cash dividend                                                                   (287,498)                   (287,498)
Comprehensive income:
    Net income                                                                 2,715,377                   2,715,377    2,715,377
    Other comprehensive income, net of tax:
       Cumulative effect of change in
       accounting  principle                                                                                             (154,379)
       Change in unrealized loss on securities,
       net of tax of $832,885, net of
       reclassification adjustment                                                                                     (1,401,415)
                                                                                                                      -----------
    Total other comprehensive income (loss)                                                 (1,555,794)   (1,555,794)  (1,555,794)
                                                                                                                      -----------
Comprehensive income                                                                                                    1,159,583
                                                                                                                      ===========
Stock  options exercised                                27,635      317,891                                  317,891
                                                     ---------  ------------  ----------   -----------   -----------
BALANCE, DECEMBER 31, 1999                           1,536,568  $12,893,189   $6,367,990   $(1,170,688)  $18,090,491
                                                     =========  ============  ==========   ===========   ===========

The accompanying notes are an integral part of these statements.

---------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------------
For the Years Ended December 31, 1999, 1998 and                                        (In 000's)
1997
                                                                          1999        1998        1997
                                                                        --------    --------    --------
Cash Flows From Operating Activities:
Net income                                                              $  2,715    $  2,111    $  1,854
Adjustments to reconcile net income to net cash
      provided by operating activities:
  Depreciation and amortization                                              362         388         404
  Provision for loan losses                                                  240         240         240
  Amortization of deferred loan fees                                        (262)       (161)       (149)
  Amortization (accretion) of investment securities
    premiums (discounts), net                                                 (3)        (60)        (14)
  Provision for deferred income taxes                                       (186)         (6)         47
  Loss (gain) on sale of OREO                                                  0           3         (24)
  Gain on sale or retirement of capital assets                               (15)          0           0
  Gain on securities transactions                                             (8)        (65)       (395)
Changes in:
    Interest receivable and other assets                                     117        (589)     (2,875)
    Interest payable and other liabilities                                   428         102         332
                                                                        --------    --------    --------
       Total adjustments                                                     673        (148)     (2,434)
                                                                        --------    --------    --------
    Net cash provided (used) by operating activities                       3,388       1,963        (580)
                                                                        --------    --------    --------

Cash Flows From Investing Activities:
Investment securities held to maturity:
  Proceeds from maturities and principal payments                             10         540       1,530
  Purchases                                                               (1,400)    (10,043)       (749)
Investment securities available for sale:
  Proceeds from maturities and principal payments                         15,304      17,786       2,348
  Proceeds from sales and recoveries                                       1,008       4,341       4,411
  Purchases                                                              (12,210)    (34,809)     (8,849)
Proceeds from sale of time deposits with other financial institutions        100           0           0
Net increase in loans                                                    (25,369)    (13,874)    (10,302)
Proceeds from sale of OREO                                                     0          11         366
Sale of capital assets                                                        22           0           0
Capital expenditures                                                        (517)       (146)       (702)
                                                                        --------    --------    --------
   Net cash used in investing activities                                 (23,052)    (36,194)    (11,947)
                                                                        --------    --------    --------

Cash Flows From Financing Activities:
Net increase in deposits                                                  10,207      30,783      21,541
Increase in short-term borrowings                                          5,000           0           0
Stock options exercised                                                      318         510         548
Dividends                                                                   (297)       (281)       (224)
                                                                        --------    --------    --------
   Net cash provided by financing activities                              15,228      31,012      21,865
                                                                        --------    --------    --------
Net increase (decrease) in cash and cash equivalents                      (4,436)     (3,219)      9,338
Cash and cash equivalents at beginning of year                            14,402      17,621       8,283
                                                                        --------    --------    --------
Cash and cash equivalents at end of year                                $  9,966    $ 14,402    $ 17,621
                                                                        ========    ========    ========

Supplemental Disclosures of Cash Flow Information:
  Interest paid                                                         $  4,149    $  3,984    $  2,987
  Income taxes paid                                                     $  1,396    $  1,254    $  1,232

The accompanying notes are an integral part of these statements.

                                                                                                       15

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1999, 1998 and 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

North Bay Bancorp (Bancorp) is a registered bank holding company headquartered in Napa, California, established on November 1, 1999. Bancorp's principal line of business is serving as a holding company for The Vintage Bank (Bank) a California state chartered bank. The Bank operates three branches in the California county of Napa. The Bank offers a full range of commercial banking services to individuals and the business and agricultural communities of Napa County. Most of the Bank's customers are retail customers and small to medium-sized businesses.

The consolidated financial statements of Bancorp and Bank (collectively the Company) are prepared in conformity with generally accepted accounting principles and general practice within the banking industry. The more significant accounting and reporting policies are discussed below.

Principals of Consolidation. The consolidated financial statements includes the accounts of Bancorp and Bank. All material intercompany transactions and accounts have been eliminated in consolidation.

Use of estimates in the preparation of financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment securities Investments in debt and equity securities are classified as "held-to-maturity" or "available-for-sale". Investments classified as held-to-maturity are those that the Company has the ability and intent to hold until maturity and are reported at cost, adjusted for the amortization or accretion of premiums or discounts. Investments classified as available-for-sale are reported at fair value with unrealized gains and losses net of related tax, if any, reported as other comprehensive income and are included in shareholders' equity.

Premiums and discounts are amortized or accreted over the life of the related investment security as an adjustment to yield using the effective interest method. Dividend and interest incomes are recognized when earned. Realized gains and losses are computed on the specific identification method. Securities with losses judged by the Company to be other than temporary are written down in the period such a determination is made.

Loans Loans are stated at the principal amount outstanding net of unearned income. Nonrefundable loan origination fees and loan origination costs are deferred and amortized into income over the contractual life of the loan. The majority of the Company's interest income is accrued on a simple interest basis.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The Company's policy is to place loans on nonaccrual status when management believes the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that the presumption of collectibility of interest no longer is prudent. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed and charged against current earnings. In determining income recognition on loans, generally no interest is recognized with respect to loans on which a default of interest or principal has occurred for a period of 90 days or more.

The Bank defines a loan as impaired when it is probable the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate or based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

Allowance for loan losses The Bank maintains an allowance for loan losses at a level considered adequate to provide for probable losses inherent in the existing loan portfolio. The allowance is increased by provisions for loan losses and reduced by net charge-offs. The allowance for loan losses is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The Bank makes credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, and other factors in determining the adequacy of the allowance balance.

Other real estate owned Other real estate owned represents real estate acquired through foreclosure and is carried at the lower of cost or fair value less estimated selling costs.

Premises and equipment Premises, leasehold improvements, furniture, fixtures and equipment are carried at cost net of accumulated depreciation and amortization, which are calculated on a straight-line basis over the estimated useful life of the property or the term of the lease (if less). Premises are depreciated over 40 years, furniture and fixtures are depreciated over five to 15 years, and equipment is generally depreciated over three to five years.

Income taxes For financial reporting purposes, the Company records a provision for income taxes using the liability method of accounting. A deferred tax liability or asset is recorded for all temporary differences between financial and tax reporting. Deferred tax expense or benefit results from the net change during the year of the deferred tax assets and liabilities. The measurement of tax assets and liabilities is based on the provisions of enacted tax laws.

Statements of cash flows The Company defines cash, due from banks, and federal funds sold as cash and cash equivalents for the statements of cash flows.

Stock-based compensation The Company uses the intrinsic value method to account for its stock option plans (in accordance with the provisions of Accounting Principles Board Opinion No. 25). Under this method, compensation expense is recognized for awards of options to purchase shares of common stock to employees under compensatory plans only if the fair market value of the stock at the option grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Statement of Financial Accounting Standards No. 123; (SFAS 123) "Accounting for Stock-Based Compensation" permits companies to continue using the intrinsic-value method to account for stock option plans. The fair value based method results in recognizing as expense over the vesting period the fair value of all stock-based awards on the date of grant. The Company has elected to continue to use the intrinsic value method and the pro forma disclosures required by SFAS 123 using the fair value method and are included in Note 15.

Earnings per common share In 1997, the Company adopted SFAS No. 128, "Earnings Per Share", which establishes standards for computing and presenting earnings per share (EPS). It replaced the presentation of primary and fully diluted EPS with a presentation of basic and diluted EPS. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The implementation of this statement had no effect on Company's reported financial position or net income.

Comprehensive Income Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130). This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the Company, comprehensive income includes net income reported on the income statement and changes in the fair value of its available-for-sale investments reported as other comprehensive income.

Segment reporting Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," (SFAS 131). This Statement establishes standards for the reporting and display of information about operating segments and related disclosures. The Company's operating segments consist of its traditional community banking activities provided through its branches and activities related to the Bancorp. Community banking activities include the Bank's commercial and retail lending, deposit gathering, and investment and liquidity management activities. As permitted under the Statement, the Company has aggregated the results of the branches into a single reportable segment, and the Bancorp activities reported as "Other". See Note 14 for details.

Accounting and Reporting Changes Financial Accounting Standards Board SFAS No. 133; "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 137), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measures those instruments at fair value.

Effective July 1, 1999, the Company adopted SFAS 133. The adoption of SFAS 133 did not materially impact the Company's financial position or results of operations. The Company does not currently utilize derivative instruments in its operations and does not engage in hedging activities. Under the provisions of SFAS No. 133, and in connection with its adoption, the Company reclassified investment securities carried at $13,506,000 with a fair value of $13,242,000 from the held-to-maturity classification to the available-for-sale classification. As a result of this transfer, an unrealized loss of $154,000, net of tax, was recognized in other comprehensive income as a cumulative effect of change in accounting principle.

(2) INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December
31, 1999 are as follows:
                                                    Gross        Gross
                                    Amortized    Unrealized    Unrealized     Estimated
                                       Cost         Gains        Losses       Fair Value
                                   -----------   -----------   -----------   -----------
Held-to-maturity:
Municipal securities               $ 1,389,964   $         0   $         0   $ 1,389,964
                                   ===========   ===========   ===========   ===========

Available-for-sale:
Equity securities                  $   924,750   $         0   $         0   $   924,750
Securities of the U.S. Treasury
   And other government agencies    10,579,971         6,578       202,606    10,383,943
Corporate debt securities           11,900,060         5,267       291,839    11,613,488
Mortgage-backed securities          20,904,085        11,225       937,982    19,977,328
Municipal securities                12,959,148        36,651       630,865    12,364,934
                                   -----------   -----------   -----------   -----------
Total                              $57,268,014   $    59,721   $ 2,063,292   $55,264,443
                                   ===========   ===========   ===========   ===========

The amortized cost and estimated fair value of investment securities at December
31, 1998 are as follows:
                                                   Gross        Gross
                                    Amortized    Unrealized    Unrealized     Estimated
                                       Cost         Gains        Losses       Fair Value
                                   -----------   -----------   -----------   -----------
Held-to-maturity:
Municipal securities               $13,512,384   $   289,032   $    44,644   $13,756,772
                                   ===========   ===========   ===========   ===========

Available-for-sale:
Equity securities                  $   777,200   $         0   $         0   $   777,200
Securities of the U.S. Treasury
   And other government agencies    11,531,766       172,189           523    11,703,432
Corporate debt securities           12,272,305       179,936             7    12,452,234
Mortgage-backed securities          23,265,298       340,384        32,890    23,572,792
                                   -----------   -----------   -----------   -----------
Total                              $47,846,569   $   692,509   $    33,420   $48,505,658
                                   ===========   ===========   ===========   ===========

The  following  table  shows the  amortized  cost and  estimated  fair  value of investment securities by contractual maturity at December 31, 1999:
                                       Held-to-Maturity          Available-for-Sale
                                   Amortized       Fair        Amortized        Fair
                                      Cost         Value          Cost          Value
                                  -----------   -----------   -----------   -----------
Within one year                   $         0   $         0   $ 5,128,100   $ 5,141,125
After one but within five years             0             0    14,479,453    14,146,959
After five but within ten years             0             0     7,661,119     7,309,434
Over ten years                      1,389,964     1,389,964     8,170,507     7,764,847
Equity securities                           0             0       924,750       924,750
Mortgage-backed securities                  0             0    20,904,085    19,977,328
                                  -----------   -----------   -----------   -----------
Total                             $ 1,389,964   $ 1,389,964   $57,268,014   $55,264,443
                                  ===========   ===========   ===========   ===========

As of December 31, 1999 and 1998 securities carried at $2,005,310 and $2,067,813, respectively, were pledged to secure public and other deposits as required by law.

Total proceeds from the sale of securities available-for-sale during 1999 were $1,004,179. Gross gains of $4,752 were realized on those sales. The Company also recovered $5,001 on previously charged off securities.

Total proceeds from the sale of securities available-for-sale during 1998 were $4,327,823. Gross gains of $52,600 were realized on those sales. The Company also recovered $12,678 on previously charged off securities.

Total proceeds from the sale of securities available-for-sale during 1997 were $4,003,516. Gross gains of $7,699 and gross losses of $19,377 were realized on those sales. The Company also recovered $406,930 on previously charged off securities.

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

At December 31, 1999 and 1998, the loan portfolio consisted of the following, net of deferred loan fees of $590,881 and $439,302 respectively:

                                               1999           1998
                                          ------------   ------------

Real estate loans                         $ 58,368,548   $ 51,643,406
Installment loans                           20,868,859     18,460,555
Construction loans                           8,441,142      5,950,207
Commercial loans secured by real estate     13,010,890      6,062,585
Commercial loans                            21,463,022     14,410,117
                                          ------------   ------------
                                           122,152,461     96,526,870
Less allowance for loan losses               1,986,931      1,751,693
                                          ------------   ------------
Total                                     $120,165,530   $ 94,775,177
                                          ============   ============

There were no nonaccrual loans at December 31, 1999 and nonaccrual loans were $88,694 at December 31, 1998. As a result of being placed on nonaccrual status, approximately $65,905 in interest income was foregone during 1997. There was no interest foregone during 1999 or 1998. As of December 31, 1999 and 1998, there were no loans 90 days or more past due but still accruing interest.

Changes in the allowance for loan losses are as follows:
                                 1999           1998           1997
                             -----------    -----------    -----------

Balance, beginning of year   $ 1,751,693    $ 1,532,128    $ 1,474,437
Provision for loan losses        240,000        240,000        240,000
Loans charged off                (24,382)       (59,210)      (195,903)
Recoveries of loans
   previously charged off         19,620         38,775         13,594
                             -----------    -----------    -----------
Balance, end of year         $ 1,986,931    $ 1,751,693    $ 1,532,128
                             ===========    ===========    ===========

As of December 31, 1999 and 1998, the Bank's recorded investment in impaired loans was $1,084,740 and $1,174,054, respectively, and the related valuation allowance as of those dates was $231,737 and $120,000 respectively. This valuation allowance is included in the allowance for loan losses on the balance sheet. The average recorded investment in impaired loans was $933,000, $1,660,000 and $1,906,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, in which case payments received are recorded as reductions of principal. The Bank recognized interest income on impaired loans of $81,697, $106,379, and $202,262 in 1999, 1998 and 1997, respectively.

(4)  PREMISES AND EQUIPMENT

Premises and equipment at December 31, 1999 and 1998 consisted of the following:


                                                 Accumulated      Net
                                                Depreciation      Book
                                       Cost    & Amortization    Value
                                    ----------   ----------   ----------
1999
Land                                $  706,277   $        0   $  706,277
Premises                             1,745,867      386,832    1,359,035
Furniture, fixtures and equipment    2,697,017    2,091,451      605,566
Leasehold improvements                 335,446      123,548      211,898
                                    ----------   ----------   ----------
Total                               $5,484,607   $2,601,831   $2,882,776
                                    ==========   ==========   ==========

1998
Land                                $  706,277   $        0   $  706,277
Premises                             1,611,508      337,419    1,274,089
Furniture, fixtures and equipment    2,368,523    1,838,755      529,768
Leasehold improvements                 312,335       88,635      223,700
                                    ----------   ----------   ----------
Total                               $4,998,643   $2,264,809   $2,733,834
                                    ==========   ==========   ==========

Depreciation and amortization expense, included in occupancy expense and equipment expense, was $361,854, $388,632 and $403,593 in 1999, 1998 and 1997,
respectively.

(5) COMMITMENTS AND CONTINGENCIES

The Bank leases the premises for its Brown's Valley and Bel Aire offices. Total rent was $138,654 $128,043 and $113,271 in 1999, 1998 and 1997, respectively, and is included in occupancy and equipment expenses. The total commitments under non-cancelable leases are as follows:

                               Year          Total
                            ----------   ----------
                                  2000   $  211,428
                                  2001      192,372
                                  2002      198,996
                                  2003      198,996
                                  2004      198,996
                            Thereafter      220,792
                                         ----------
                            Total        $1,221,580
                                         ==========

(6) TIME DEPOSITS AND INTEREST ON TIME DEPOSITS

Time certificates of deposit in denominations of $100,000 or greater were $21,921,918 and $17,443,413 at December 31, 1999 and 1998, respectively.
Interest expense on these deposits was $813,293, $831,094, and $717,442 for 1999, 1998 and 1997, respectively.

At December 31, 1999, the scheduled maturities of Time Deposits are as follows:

                               Year         Total
                              ------  -----------
                               2000   $57,796,643
                               2001     1,934,913
                               2002       342,099
                               2003     1,002,101
                               2004        87,038
                                      -----------
                                      $61,162,794

(7) SHORT-TERM BORROWINGS

The Company maintains a collateralized line of credit with the Federal Home Loan Bank of San Francisco. Based on the FHLB stock requirements at December 31, 1999, this line provided for maximum borrowings of $54,708,000 of which $5,000,000 was outstanding: leaving $49,708,000 available. The Company also has available unused lines of credit totaling $9,000,000 for Federal funds transactions at December 31, 1999.

(8) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

The Bank is exposed to credit loss, in the event of nonperformance by the borrower, in the contract amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank is based on management's credit evaluation of the borrower. Held collateral varies, but may include accounts receivable, inventory, plant and equipment and real property.

The Bank also issues standby letters of credit, which are conditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements, and similar transactions. Most of these guarantees are short-term commitments expiring in decreasing amounts through 2000 and are not expected to be drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral as deemed necessary, as described above.
The contract amounts of commitments not reflected on the Balance Sheet at December 31, 1999 were as follows:

                                                    Contract Amounts
                                                    ----------------
     Loan Commitments                                   $33,559,000
     Standby Letters of Credit                          $ 1,521,000

(9) CONCENTRATIONS OF CREDIT RISKS

The majority of the Bank's loan activity is with customers located in Napa County, California. Although the Bank has a diversified loan portfolio, a large portion of its loans is for construction of residences, and many of the Bank's commercial loans are secured by real estate in Napa County. Approximately 79% of the Bank's loans are secured by real estate. This concentration is presented below:

                                                       As of
                                                 December 31, 1999
                                                 -----------------
Construction/Land Development:
     Land Development                               $ 1,091,000
     Owner Occupied Residential                       3,951,000
     Non-owner Occupied Residential                   1,179,000
     Commercial                                       2,220,000
Real Estate                                          58,369,000
Commercial - Real Estate Secured                     13,011,000
Installment - Real Estate Secured                    17,205,000
                                                    -----------
      Total                                         $97,026,000
                                                    ===========

(10) INCOME TAXES

The provision (benefits) federal and state income taxes for the years ended December 31, 1999, 1998 and 1997 consisted of:

                 1999           1998           1997
             -----------    -----------    -----------
Current
   Federal   $ 1,345,000    $   926,000    $   873,000
   State         491,000        381,000        323,000
             -----------    -----------    -----------
               1,836,000      1,307,000      1,196,000
Deferred
   Federal      (164,000)        (1,000)        31,500
   State         (22,000)        (5,000)        15,500
             -----------    -----------    -----------
                (186,000)   ($    6,000)        47,000
             -----------    -----------    -----------

Total        $ 1,650,000    $ 1,301,000    $ 1,243,000
             ===========    ===========    ===========

Deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes. The sources of these differences and the amount of each are as follows as of December 31, 1999 and 1998:


                                      1999         1998
                                   ----------   ----------
Deferred Tax Assets:
   Allowance for loan losses       $  849,000   $  674,000
   Unrealized loss on securities      833,000            0
   Other                              269,000      171,000
                                   ----------   ----------
                                   $1,951,000   $  845,000
                                   ==========   ==========

Deferred Tax Liabilities:
   Unrealized gain on securities   $        0   $  274,000
   Accumulated accretion              101,000       36,000
   Depreciation more than book         45,000       60,000
   State income taxes                  75,000       65,000
   Other                              257,000      230,000
                                   ----------   ----------
                                      478,000      665,000
                                   ----------   ----------

   Net Deferred Tax Asset          $1,473,000   $  180,000
                                   ==========   ==========

The Company had no valuation allowance as of December 31, 1999 or 1998.

The total tax differs from the federal statutory rate of 34% because of the following:

                                              1999                          1998                          1997
                                  --------------------------     --------------------------    ---------------------------
                                     Amount          Rate           Amount          Rate          Amount          Rate
                                  -----------    -----------     -----------    -----------     -----------    -----------
Tax provision at statutory rate   $ 1,503,000             34%    $ 1,160,000             34%    $ 1,053,000             34%
Interest on obligations of
   states and political
   subdivisions exempt from
   federal taxation                  (193,000)            (3%)      (154,000)            (3%)       (77,000)            (3%)
State franchise taxes                 317,000              7%        245,000              7%        221,500              7%
Other, net                             23,000              2%         50,000              2%         45,500              2%
                                  -----------    -----------     -----------    -----------     -----------    -----------
Total                             $ 1,650,000             40%    $ 1,301,000             40%    $ 1,243,000             40%
                                  ===========    ===========     ===========    ===========     ===========    ===========

(11) DIVIDEND RESTRICTIONS

The Company is regulated by the Board of Governors of the Federal Reserve System. Federal Reserve Board regulations prohibit cash dividends, except under limited circumstances, if the distribution would result in a withdrawal of capital or exceed the Bancorp's net profits then on hand after deducting its losses and bad debts. Furthermore, cash dividends cannot be paid without the prior written approval of the Federal Reserve Board if the total of all dividends declared in one year exceeds the total of net profits for that year, plus the preceding two calendar years, and less any required transfers to surplus under state or federal law.

The shareholders of North Bay are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:
1) the corporation's assets equal at least 1.25 times its liabilities; and 2) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1.25 times its current liabilities.

(12) SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

The Company declared 5% stock dividends on January 22, 1996, January 27, 1997, January 26, 1998, January 28, 1999 and January 18, 2000. As a result of the stock dividends and stock split, the number of common shares outstanding and earnings per share data was adjusted retroactively for all periods presented.

The following table reconciles the numerator and denominator of the Basic and Diluted earnings per share computations:

                                                          Weighted Average             Per-Share
                                     Net Income                Shares                    Amount
                                     ----------                ------                    ------
                                                       For the year ended 1999
                                                       -----------------------
  Basic earnings per share           $2,715,377               1,598,914                  $1.70
  Stock options                                                  37,817
  Diluted earnings per share                                  1,636,731                  $1.66

                                                       For the year ended 1998
                                                       -----------------------

  Basic earnings per share           $2,110,736               1,571,079                  $1.34
  Stock options                                                  48,836
  Diluted earnings per share                                  1,619,915                  $1.30

                                                       For the year ended 1997
                                                       -----------------------
  Basic earnings per share           $1,854,076               1,501,274                  $1.24
  Stock options                                                  48,416
  Diluted earnings per share                                  1,549,690                  $1.20

 (13) OTHER NONINTEREST INCOME AND EXPENSE

The components of Other Noninterest Income for the years ended December 31, 1999, 1998 and 1997 were as follows:



                              1999       1998       1997
                            --------   --------   --------
ATM Surcharge               $223,345   $104,480   $ 42,447
Increase of Cash Value on
   Insurance Policies        156,232    155,819     82,972
Other                        408,956    330,802    224,403
                            --------   --------   --------
Total                       $788,533   $591,101   $349,822
                            ========   ========   ========

The components of Other Noninterest Expense for the years ended December 31, 1999, 1998 and 1997 were as follows:

                            1999         1998         1997
                        ----------   ----------   ----------
Professional Services   $  485,320   $  350,119   $  320,890
Business Promotions        328,068      273,985      235,982
ATM Expenses               159,532      108,721       84,820
Stationary & Supplies      199,789      171,654      158,675
Other                      962,781      844,114      778,312
                        ----------   ----------   ----------
Total                   $2,135,490   $1,748,593   $1,578,659
                        ==========   ==========   ==========

(14) BUSINESS SEGMENTS

The Company's operating segments consist of its traditional community banking activities provided through its three branches and activities related to the Bancorp. Community banking activities include the Bank's commercial and retail lending, deposit gathering and investment and liquidity management activities. The Company has aggregated the results of the branches into a single reportable segment, and the Bancorp activities reported as "Other". Segment data for prior reporting period were not applicable since the Holding Company was established in 1999.

The components of the Company's business segments for December, 1999 were as follows:

                                                  (In 000's)

                               Community                  Intersegment
                                Banking        Other       Adjustments   Consolidated
                               --------      --------       --------       --------
Interest Income                $ 13,688      $      0       $      0       $ 13,688
Interest Expense                  4,363             1              0          4,364
                               --------      --------       --------       --------
   Net Interest Income            9,325            (1)             0          9,324
Provision for loan losses
                                    240             0              0            240
Noninterest Income                1,777           490           (490)         1,777
Noninterest Expense               6,440            56              0          6,496
                               --------      --------       --------       --------
Income Before Tax                 4,422           433           (490)         4,365
Provision for
   Income Taxes                   1,650             0              0          1,650
                               --------      --------       --------       --------
Net Income                     $  2,772      $    433       ($   490)      $  2,715
                               --------      --------       --------       --------

Assets                         $197,003      $ 18,090       ($17,986)      $197,106
Loans, Net                      120,166             0              0        120,166
Deposits                        173,319             0           (939)       172,380
Equity                           17,047        18,090        (17,047)        18,090

(15) STOCK OPTION PLAN

The Company has a stock option plan under which it may grant up to 354,072 options. The Company has granted 310,545 options through December 31, 1999. The option exercise price equals the stock's market price on the date of grant. The options become exercisable over five years and expire in five to 10 years.

A summary of the status of the Company's stock option plan at December 31, 1999,
1998 and 1997 and stock option activity during the years then ended is presented in the table below:
                                      1999                     1998                       1997
                            -----------------------   ------------------------    -----------------------
                                           Weighted                   Weighted                   Weighted
                                           Exercise                   Exercise                   Exercise
                             Shares         Price      Shares          Price      Shares          Price
                            --------      ---------   --------       ---------    -------       ---------
Outstanding at
    Beginning of year       176,440       $   12.34    220,617       $   10.61    142,020       $    5.96
Granted                      25,200       $   21.79      4,410       $   18.93    138,915       $   13.49
Exercised                   (29,017)      $    8.13    (48,587)      $    5.94    (54,824)      $    5.54

Cancelled                   (14,981)      $   12.87          0       $    0        (5,494)      $    6.16
Outstanding at
    End of year             157,642       $   14.54    176,440       $   12.34    220,617       $   10.61

Exercisable at
    End of year              36,049       $   12.62     32,368       $    9.10     46,342       $    5.84

Weighted-average
   Fair value of
   Options granted
   During the year             --         $    7.42       --         $    6.97       --         $    5.81


The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                                                       25


                    Options Outstanding                                   Options Exercisable
                    -------------------                                   -------------------
                                        Weighted-
        Range             Number         Average          Weighted-         Number Exercisable       Weighted-
         of            Outstanding      Remaining          Average                 at                Average
  Exercise Prices      at 12/31/99   Contractual Life   Exercise Price          12/31/99          Exercise Price
  ---------------      -----------   ----------------   --------------          --------          --------------
     $7.61                11,784           1.25             $ 7.61                 6,436              $ 7.61
$13.39 to $22.38         145,858           3.32             $15.10                29,613              $13.70
                         -------
                         157,642

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: risk-free interest rate of 4.75% and 6% for options issued in 1999, 4.62% for options issued in 1998 and 6.33% and 6.65% for options issued in 1997; expected dividend yields of .92%, .94% and 1.01%; expected lives of 6, 6 and 6 years and expected volatility of 26.32%, 30.85% and 27.42%.

The Company accounts for stock options under APB Opinion No. 25. Had the Company used the fair value based method prescribed by SFAS No. 123, the Company's net income and earnings per share amounts would have been reduced to the pro forma amounts indicated below:

                              1999               1998               1997
                         -------------      -------------      -------------
Net Income:
     As Reported         $   2,715,377      $   2,110,736      $   1,854,076
     Pro Forma           $   2,558,261      $   1,984,736      $   1,733,004
Earnings Per Share:
     As Reported:
        Basic            $     1.70         $     1.34         $     1.23
        Diluted          $     1.66         $     1.30         $     1.20
     Pro Forma:
       Basic             $     1.60         $     1.26         $     1.20
       Diluted           $     1.56         $     1.22         $     1.17

(16) RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank makes loans to directors, officers and principal shareholders on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated persons. An analysis of net loans to related parties for the year ended December 31, 1999 is as follows:

Balance at beginning of year             4,105,000
     Additions                           3,479,000
     Repayments                          2,852,000
                                         ---------
Balance at end of year                   4,732,000
                                         =========

Total undisbursed commitments as of December 31, 1999 were $3,073,163.

A law firm in which one of the Company's directors and one of its officers are principals serves as the Company's general counsel. During 1999, 1998 and 1997 fees of $58,000, $38,000 and $31,000, respectively, were paid to this firm.

(17) RESTRICTIONS

The Bank is required to maintain reserves with the Federal Reserve Bank equal to a percentage of its reservable deposits. Reserve balances that were required by the Federal Reserve Bank were $2,805,000 and $1,506,000 for December 31, 1999 and 1998, respectively and are reported in cash and due from banks on the balance sheet.

(18) RETIREMENT PLANS

The Company has a Profit Sharing and Salary Deferral 401(K) Plan to enable its employees to share in the Company's profits and to defer receipt of a portion of their salaries. Employees can defer up to 15% of their base pay, up to the maximum amount allowed by the Internal Revenue Code. In addition, the Company makes discretionary contributions to the profit sharing account and the 401(K) account, which are determined by the Board of Directors each year. Amounts charged to operating expenses under this plan representing the Company's contribution were $159,000, $120,000 and $109,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

During 1998, The Vintage Bank implemented a Director's Supplemental Retirement Program. The Program contains a non-qualified defined benefit plan and a non-qualified defined contribution plan. Directors and select officers designated by the Board of Directors of the Vintage Bank are covered by one or the other of these plans. The plans are unfunded, however the Bank has purchased life insurance on the lives of the participants and expects to use the cash values of these policies ($2,617,533 at December 31, 1999) to pay the retirement obligations.

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

The  following  table  presents  the  carrying  amounts  and fair  values of the
Company's financial instruments at December 31, 1999 and 1998:
                                   Carrying         Fair        Carrying       Fair
                                    Amounts         Value        Amounts       Value
                                    -------       --------      --------      --------
                                                        (In 000's)
                                             1999                        1998
                                    ----------------------      ----------------------
Financial Assets:
   Cash and cash equivalents        $  9,966      $  9,966      $ 14,402      $ 14,402
   Time deposits with other
      financial institutions             100           100           200           200
   Investment securities              56,654        56,654        62,018        62,262
   Loans, net                        120,166       119,264        94,775        95,828
   Accrued interest receivable         1,447         1,447         1,335         1,335

Financial Liabilities:
   Deposits                          172,380       172,430      $162,173      $162,385
   Short term borrowing                5,000         5,000             0             0
   Accrued interest payable              725           725           509           509


                                                                                    27

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents - Cash and cash equivalents are valued at their carrying amounts because of the short-term nature of these instruments.

Investment Securities - Investment securities are valued at quoted market prices. See Note 2 for further analysis.

Loans - Loans with variable interest rates are valued at the current carrying value, because these loans are regularly adjusted to market rates. The fair value of fixed rate loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. The fair value of impaired loans is stated net of the related valuation allowance, if any.

Accrued interest receivable and payable- The balance approximates its fair value.

Deposits, time deposits with other Bank's - The fair value of demand deposits, savings accounts and interest-bearing transaction accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the contractual cash flows at current rates offered for similar instruments with the same remaining maturities.

Short-Term Borrowing - The balance approximates its fair value due to the short-term nature of these borrowings.

(20) COMPREHENSIVE INCOME

The changes in the components of other comprehensive income (loss) for the years ended December 31 1999, 1998 and 1997 are reported as follows:


                                         1999          1998          1997
                                      -----------   -----------   -----------
Unrealized holding gain (loss)
arising during the period, net of
tax benefit of $1,106,868 for 1999
and tax expense of $59,889 and
$136,754 for 1998 and 1997,
respectively                          ($1,396,051)  $   122,321   $   421,412

  Reclassification adjustment for
  net realized gains (losses) on
  securities available-for-sale
  included in net income during the
  year, net of tax expenses of
  $3,816, $27,136 and $163,059,
  respectively                             (5,364)      (38,142)     (229,193)
                                      -----------   -----------   -----------

Other comprehensive income (loss)     ($1,401,415)  $    84,179   $   192,219


(21) REGULATORY MATTERS

The Company is subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1999, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There were no conditions or events since that notification that management believes have changed the institution's category.

The Company's  actual capital amounts and ratios are also presented in the table below:
                                                                          To Be Well Capitalized
                                                        For Capital       Under Prompt Corrective
                                    Actual           Adequacy Purposes       Action Provisions
                                    ------           -----------------       -----------------

                                                        (In 000's)
                               Amount      Ratio     Amount      Ratio       Amount       Ratio
                               ------      -----     ------      -----       ------       -----
As of December 31, 1999:
Total Capital (to Risk
   Weighted Assets)
      Consolidated            $21,141      14.07%   $12,019      >8.00%      $15,023      >10.00%
                                                                 -                        -
      The Vintage Bank         20,154      13.02%    12,384      >8.00%       15,480      >10.00%
                                                                 -                        -
Tier I Capital (to Risk
   Weighted Assets)
      Consolidated             19,262      12,82%     6,009      >4.00%        9,014      >6.00%
                                                                 -                        -
      The Vintage Bank         18,218      11.77%     6,192      >4.00%        9,288      >6.00%
                                                                 -                        -

Tier I Capital (to
   Average Assets)
      Consolidated             19,262       9.58%     8,046      >4.00%       10,058      >5.00%
                                                                 -                        -
      The Vintage Bank         18,218       9.06%     8,046      >4.00%       10,058      >5.00%
                                                                 -                        -


As of December 31, 1998:
Total Capital (to Risk
   Weighted Assets)           $18,100      14.39%   $10,065      >8.0%       $12,581      >10.0%
                                                                 -                        -

Tier I Capital (to Risk
   Weighted Assets)            16,525      13.14%     5,032      >4.0%         7,548      >6.0%
                                                                 -                        -

Tier I Capital (to
   Average Assets)             16,525       9.29%     7,114      >4.0%         8,892      >5.0%
                                                                 -                        -

(22) FINANCIAL STATEMENTS OF NORTH BAY BANCORP (Parent Company Only)

The Bancorp was organized as of November 1, 1999. As a result, comparative financial information is not available information below is for the two month period ended December 31, 1999.


Balance Sheet
                                                                      1999
                                                                  ------------
Assets

Cash                                                              $    939,263
Investment in The Vintage Bank                                      17,047,592
Equipment                                                               88,216
Other assets                                                            15,420
                                                                  ------------

Total assets                                                      $ 18,090,491

Liabilities and shareholders' equity

Total Liabilities                                                 $          0

Shareholders' equity
   Preferred stock, no par value - Authorized 500,000 shares
       Issued and outstanding - None
   Common stock, no par value - Authorized 10,000,000 shares
       Issued and outstanding - 1,536,568                           12,893,189
shares in 1999
   Retained earnings                                                 6,367,990
   Accumulated other comprehensive income                           (1,170,688)
                                                                  ------------
Total shareholders' equity                                          18,090,491

Total liabilities and shareholders' equity                        $ 18,090,491

Income Statement
                                                                      1999
                                                                  ------------
Equity Income of  Bank
   Distributed                                                    $    490,055
Interest Expense                                                           826
Other Administrative Expenses                                           56,275
                                                                  ------------
Net Income                                                        $    432,954

Statement of Cash Flows
                                                                       1999
                                                                  ------------
Operating Activities:
Net income                                                        $    432,954
Adjustments to reconcile net income to net cash
      provided by operating activities:
Changes in:
    Interest receivable and other assets                               (15,420)

       Total adjustments                                               (15,420)
                                                                  ------------
    Net cash provided by operating activities                          417,534
                                                                  ------------

Investing Activities:
Capital expenditures                                                   (88,216)
                                                                  ------------
   Net cash used in investing activities                               (88,216)
                                                                  ------------
Financing Activities:
   Net cash provided by financing activities
   Dividend received from The Vintage Bank in
   excess of equity in net income                                      609,945
                                                                  ------------
Net increase (decrease) in cash and cash                               939,263
equivalents
Cash and cash equivalents at beginning of year                               0
                                                                  ------------
Cash and cash equivalents at end of year                          $    939,263
                                                                  ============

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Shareholders and Board of Directors of North Bay Bancorp:

We have audited the accompanying consolidated balance sheets of North Bay Bancorp (a California state-chartered Holding Company) and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Bay Bancorp and subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


                                        /s/ ARTHUR ANDERSEN LLP

San Francisco, California
February 25, 2000

------------------------------------------------------------------------------------------------------
DIRECTORS
------------------------------------------------------------------------------------------------------
NORTH BAY BANCORP
Conrad W. Hewitt                 Retired, Commissioner of State Department of Financial Institutions

Richard S. Long                  President, Quantum Information Corp.


NORTH BAY BANCORP AND THE VINTAGE BANK
David B. Gaw                     Attorney with Gaw, Van Male, Smith, Myers & Miroglio
                                 A Professional Law Corporation

Harlan R. Kurtz                  General Contractor and President of K-H Development Corporation

Thomas H. Lowenstein             President, North Bay Plywood

Thomas F. Malloy                 Senior Partner, Malloy Imrie & Vasconi Insurance Services LLC
                                 Chairman of the Board

Terry L. Robinson                President & Chief Executive Officer

James E. Tidgewell               Certified Public Accountant G & J Seiberlich & Co LLP


THE VINTAGE BANK

Andrew J. Berkstoffer            CEO and Chairman, Beckstoffer Vineyards

Sandra H. Funseth                Investor

Houghton Gifford, M D            Physician and Attorney, Retired

William L. Kastner               President, Kastner Pontiac-Olds-GMC-Honda

Andrew J. Nicks, M D             Physician

Carolyn D. Sherwood              Real Estate Broker Coldwell Banker/Brokers of the Valley

Director Emeritus                Chairman of the Board
Joseph Vallerga                  Vallerga's Markets


North Bay Bancorp & The Vintage Bank Corporate Secretary
Wyman G. Smith, III              Attorney with Gaw, Van Male, Smith, Myers & Miroglio
                                 A Professional Law Corporation


                                                                                                    33

-------------------------------------------------------------------------------------------------------------
CORPORATE INFORMATION
-------------------------------------------------------------------------------------------------------------
Corporate Headquarters & Main Office Location:
1500 Soscol Avenue
Napa, CA 94559-1314

Branch Locations:
3271 Browns Valley Road
Napa, CA 94558-5499

3626 Bel Aire Plaza
Napa, CA 94558-2831

Shareholder Information:
         Trading                                     OTC Bulletin Board - Symbol NBAN

         Market Makers                               Hoefer & Arnett
                                                     353 Sacramento Street, 10th Floor
                                                     San Francisco, CA 94111
                                                     1 (800) 346-5544

                                                     Van Kasper & Company
                                                     600 California Street, Suite 1700
                                                     San Francisco, CA 94108
                                                     1 (800) 652-1747

                                                     Pacific Crest Securities
                                                     111 SW Fifth Avenue, 42nd Floor
                                                     Portland, OR 97204
                                                     1 (800) 473-3775

         Transfer Agent                              ChaseMellon Shareholder Services, L.L.C.
                                                     Shareholder Relations
                                                     P. O. Box 3315
                                                     South Hackensack, New Jersey 07606
                                                     1 (800) 356-2017
                                                     TTD FOR HEARING IMPAIRED: 1 (800) 231-5469
                                                     Foreign Shareholders: (201) 329-8660
                                                     Internet Address:  www.chasemellon.com

         Notice of Annual Meeting                    Marriott Hotel - Napa Valley
                                                     3425 Solano Ave.
                                                     Napa, CA 94558
                                                     May 9, 2000 - 7:00 p.m.

General Counsel:                                     Wyman G. Smith, III
                                                     Gaw, Van Male, Smith, Myers & Mirogilo
                                                     944 Main Street
                                                     Napa, CA 94559

Corporate Secretary:                                 Wyman G. Smith, III

For additional copies of this report or              Pansy F. Smith
copies of the 10-KSB Report contact:                 Assistant Corporate Secretary
                                                     North Bay Bancorp
                                                     1500 Soscol Avenue
                                                     Napa, CA 94559-1314
                                                     (707) 258-3971

Independent Public Accountants:                      Arthur Andersen LLP
                                                     101 Second Street, Suite 1100
                                                     San Francisco, CA 94105-3601

Web Site:                                            www.vintagebank.com

35