Form 10KSB, Exhibit 13
period 2000-12-31
NORTH BAY BANCORP/CA
filed 2001-03-30
CIK 1102595

EXHIBIT 13

              NORTH BAY BANCORP 2000 ANNUAL REPORT TO SHAREHOLDERS

                                   Exhibit 13
nb


                                [IMAGE OMITTED]

                                [IMAGE OMITTED]
At North Bay Bancorp,  we are  inspired by the many topical  images of the North
Bay


Mission:

Our Mission is to provide the markets we serve with quality community banking directed and managed by knowledgeable local people.


                                                                          [LOGO]
                                                              2000 annual report

North Bay Bancorp

Contents

To Our Shareholders                                          4
Selected Financial Data                                      6
Management's Discussion and Analysis
of Financial Condition and Results of Operations             7

Balance Sheets                                              13

Income Statements                                           14
Statements of Changes in Shareholders' Equity               15
Statements of Cash Flows                                    16

Notes to Financial Statements                               17

Report of Independent Public Accountants                    31

Directors                                                   32

Corporate Information                                       33

Since forming North Bay Bancorp effective November 1, 1999, we have made steady progress towards realizing the long-term vision for your Company. Following is a recap of the major events of year 2000 and our vision for the future of North Bay Bancorp.

To Our Shareholders

[PHOTO OMITTED]
Terry L. Robinson
President, Chief Executive Officer

[PHOTO OMITTED]
Thomas F. Mallory
Chairman of the Board

In December of 1999, we made application for formation of a new bank in Solano County. The strategy was to capitalize on an exceptional opportunity created by a community banking "void" in the Vacaville-Fairfield-Suisun-Vallejo-Benicia I-80 corridor in Solano County. After raising $5 million in new capital from a public offering of North Bay Bancorp stock, Solano Bank began operation in July, 2000. Initially we opened offices in Vacaville and Benicia followed by the opening of our Fairfield Office in October.

In February, 2000 we converted to a new item processing system with imaging capability. In July, 2000, we converted to a new primary banking system using software from Open Solutions, Inc. (OSI). This is the only available system based on modern computer architecture--Windows NT operating system utilizing an Oracle data base. With real time posting of transactions, the new system necessitated a cultural change beyond that associated with most conversions. We knew that converting a main system contemporaneous with opening the new Solano Bank would be challenging, but our people were well prepared and the loyal customers of The Vintage Bank were patient and supportive through the transition. Fully realizing the potential of our new system in the form of enhanced services and increased efficiency will take time; we are now seeing benefits as our skill level grows.

The long-awaited public launching of our internet banking product for both banks came to fruition on November 20, 2000. The rate of sign-ups for internet banking has exceeded expectations and our customers are enjoying the new service. The next phase is to provide internet banking for businesses. We are currently evaluating and testing this portion of the system.

The conversion of major operating systems, opening of Solano Bank and launching internet banking represent the implementation of major decisions made in the first half of 1999. In the Fall of 2000, the Board of Directors and management of your Company and its subsidiaries (The Vintage Bank and Solano Bank) met to define a strategy for the year 2001 and beyond. The major goals of your Company were identified as (1) remain independent, (2) grow to $500 million in assets within three years, (3) be opportunistic and flexible in capitalizing on service voids or acquisition opportunities in markets contiguous to our existing service areas that are either fast growing or have premium reputations, (4) operate the premier community banks in markets we serve and (5) skillfully utilize technology for competitive advantage. We believe that attaining these goals will enable your Company to produce high-performance levels of financial returns, facilitate liquidity for the stock and justify a premium on North Bay Bancorp's market value.

In order to meet these goals, we are strengthening our foundation. This has required hiring people with specific management and/or technical skills. Notable in this process was the addition of Dale Brain as Executive Vice President and Chief Operating Officer of North Bay Bancorp. Dale has a background in management of large-scale operations and brings us invaluable industry knowledge.

As we predicted, your Company generated lower but respectable returns during this year of conversion, restructuring and start-up of a new bank. Net income was $2,612,585, or $1.40 per share, compared with net income of $2,715,377, or $1.58 per share, for 1999. Consolidated assets at December 31, 2000 were $247,469,066, representing a 26% increase during the year. The net income equates to a return on average assets of 1.17% and a return on average equity of 11.70%.

For the year 2001, North Bay Bancorp, which services and supports both subsidiary banks, will focus on streamlining operations, improving reliability and redundancy of systems, strengthening audit procedures and controls, and training of employees. The Vintage Bank is focusing on opening its new branch at 1065 Main Street in St. Helena. Solano Bank is focusing on increasing core deposits and loans in its three existing offices and establishing a physical presence in Vallejo, the largest city in its market area. Both banks will be emphasizing improved training and employee retention.

In summary, we are continuing and accelerating the strategy initiated in 1999 to realize a new vision for your Company. Striving for this vision involves some risk and considerable challenges. We continue to believe that you, our shareholders, are best served by our pursuit of an aggressive growth strategy in highly desirable markets. We see a conservative, slow growth strategy as inevitably leading to a sale to a larger institution, a result that our customers strongly want us to avoid. By pursuing a strategy intended to create a market premium and good liquidity for our stock, we hope to provide shareholders with sound returns while the Company remains independent and continues to offer true community banking services to its customers. Given our belief that there will always be a market for progressive, well-managed community banks, our vision serves the best interests of our customers and shareholders alike.

Very truly yours,





Terry L. Robinson                           Thomas F. Malloy
President & Chief Executive Officer         Chairman of the Board


PHOTO                                        PHOTO

Terry L. Robinson                           Thomas F. Malloy
President & Chief Executive Officer         Chairman of the Board


[IMAGE OMITTED]

[IMAGE OMITTED]

6 North Bay BANCORP

Selected Financial Data

The following table presents a summary of selected consolidated data for North
Bay Bancorp and subsidiaries (the Company) for the five years ended December 31, 2000. This information should be read in conjunction with Management's
Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto appearing elsewhere in the annual report.
                                                      (In 000's except share data)

                                                                   2000         1999         1998         1997         1996
     STATEMENTS OF OPERATIONS DATA:
     Interest income                                         $   16,700   $   13,688   $   11,907   $   10,085   $    9,154
     Interest expense                                             5,612        4,364        3,992        3,141        2,982
     Net interest income                                         11,088        9,324        7,915        6,944        6,172
     Provision for loan losses                                      385          240          240          240          240
     Net interest income after
        provision for loan losses                                10,703        9,084        7,675        6,704        5,932

     Noninterest income                                           2,140        1,777        1,397        1,443          776

     Noninterest expense                                          8,583        6,496        5,660        5,050        3,989

     Provision for income taxes                                   1,647        1,650        1,301        1,243        1,073


     Net income                                                  $2,613       $2,715       $2,111       $1,854       $1,646

     BASIC PER SHARE DATA: (1)
     Earnings per share                                           $1.42        $1.62        $1.28        $1.18        $1.06
     Average shares outstanding                               1,834,644    1,678,860    1,649,633    1,576,338    1,549,069

     DILUTED PER SHARE DATA: (1)
     Earnings per share                                           $1.40        $1.58        $1.24        $1.14        $1.04
     Average shares outstanding                               1,865,574    1,718,568    1,700,911    1,626,125    1,575,518

     BALANCE SHEET DATA:
     Net loans                                               $  150,008   $  120,166   $   94,775   $   80,991   $   70,780
     Total assets                                               247,469      197,106      180,291      146,982      122,740
     Total deposits                                             216,638      172,380      162,173      131,390      109,849
     Shareholders' equity                                        26,636       18,090       16,910       14,486       12,116

(1) All per share amounts have been adjusted to reflect the 5% stock dividends declared January 22, 1996, January 27, 1997, January 26, 1998, January 28, 1999, January 18, 2000 and January 29, 2001 as well as a two-for-one stock split effective October 1, 1997.

                                                       ANNUAL REPORT 2000      7

Management's Discussion and Analysis of
Financial Condition and Results of Operations

                           Forward-Looking Statements

This Annual Report contains statements relating to future results of the Company that are considered to be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, credit loss reserve adequacy, simulation of changes in interest rates and litigation results. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures within the Company's markets, equity and fixed income market fluctuations, personal and corporate customers' bankruptcies, inflation, acquisitions and integrations of acquired businesses, technological change, changes in law, changes in fiscal, monetary, regulatory and tax policies, monetary fluctuations, success in gaining regulatory approvals when required as well as other risks and uncertainties. Such forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

                                    Overview

North Bay Bancorp (Bancorp) organized November 1, 1999, is the Holding Company for The Vintage Bank and Solano Bank (Banks), which are wholly-owned subsidiaries. The consolidated entity (the Company) reported net income of $2,612,585, or $1.40 per share, in 2000 compared with $2,715,377, or $1.58 per share, in 1999 and $2,110,736, or $1.24 per share, in 1998, equating to a return on average assets of 1.17%, 1.44% and 1.29% for years 2000, 1999 and 1998, respectively. The return on average equity was 11.70% in 2000 compared with 15.52% and 13.45% in 1999 and 1998, respectively. The decrease in net income during 2000 compared with 1999 resulted primarily from costs associated with opening and operating Solano Bank, which commenced operation in July, 2000.

As of December 31, 2000, total assets were $247,469,066 compared with total assets of $197,106,319 and $180,290,550 at year end 1999 and 1998, respectively, representing a 26% increase in 2000 and a 9% increase in 1999. Deposits increased 26% in 2000 compared with a 6% increase in 1999. Loans, net of the allowance for loan losses, increased 25% in 2000 compared with a 27% increase in 1999.

                              Summary of Earnings

Net Interest Income

Net interest income before provision for loan losses (total interest income less total interest expense) was $11,088,108, $9,324,483 and $7,914,604 in 2000,
1999, and 1998, respectively, representing increases of 19% in 2000 and 18% in 1999.

Net interest income is impacted by changes in the volume and mix of earning assets and interest-bearing liabilities, and changes in interest rates. The increase in net interest income in 2000 compared with 1999 was primarily the result of volume increases in loans. The net interest margin (defined as net interest income divided by average earning assets) increased slightly in 2000 from 5.47% to 5.55% as the loan-to-deposit ratio increased in 2000 compared to 1999. The Company has historically enjoyed an overall cost of funds lower than peer institutions of comparable size.

Taxable-equivalent interest income (defined as tax benefit for holding tax exempt securities and loans) increased $2,979,385 in 2000 compared with 1999. Increases in the volume of earning assets accounted for $2,588,644 of this increase, with an increase of $390,741 attributable to higher rates. An increase in taxable-equivalent income of $1,837,360 in 1999 compared with 1998 consisted of a $2,434,752 increase due to growth of earning assets and a decrease of $597,392 attributable to lower rates on earning assets.

                                                                 [IMAGE OMITTED]

                                                                   Our goal
                                                                   is to remain
                                                                   indepoendent.

8 North BayBANCORP


Interest paid on interest-bearing liabilities increased $1,248,242 in 2000 compared with 1999. Increases in the volume of deposits and other borrowings accounted for $641,073 of this increase, with a $607,169 increase attributable to an increase in rates. Interest paid on interest-bearing liabilities increased $372,265 in 1999 compared with 1998; the effect of volume increases accounted for $571,289 with a decrease of $199,024 attributable to lower rates.

The net interest margin, using taxable equivalent interest income, was 5.55% in 2000 compared with 5.47% in 1999. The increase in the net interest margin is primarily the result of a higher average loan-to-deposit ratio in 2000 compared to 1999.

The net interest margin is expected to remain fairly consistent during 2001 unless general interest rates increase or decrease significantly during the year. Assuming there are no dramatic changes in general interest rates or deposit mix, total net interest income is expected to increase during 2001 consistent with the increase in volumes of earning assets.

[IMAGE OMITTED]         Grow to $500
                        million in
                        assets within
                        three years.

Provision and Allowance for Loan Losses

Credit risk is inherent in the business
of lending. As a result, the Company maintains an Allowance for Loan Losses to absorb losses inherent in the Company's loan portfolio. This is maintained through periodic charges to earnings. These charges are shown in the consolidated Income Statements as Provision for Loan Losses. All specifically identifiable and quantifiable losses are immediately charged off against the allowance. However, for a variety of reasons, not all losses are immediately known to the Company and, of those that are known, the full extent of the loss may not be quantifiable at that point in time. The balance of the Company's Allowance for Loan Losses is meant to be an estimate of the probable losses inherent in the portfolio.

The Company's written lending policies, along with applicable laws and regulations governing the extension of credit, require risk analysis as well as ongoing portfolio and credit management through loan product diversification, lending limits, ongoing credit reviews and approval policies prior to funding of any loan. The Company manages and controls credit risk through diversification, dollar limits on loans to one borrower, and by restricting loans made to its principal market area. Loans that are performing but have shown some signs of weakness are subjected to more stringent reporting and oversight. The existing portfolio consists of commercial loans to businesses, both commercial and residential real estate loans and consumer loan products. The portfolio contains five and 10 year fixed rate loans. Fixed rate loans primarily are associated with real estate lending.

As of December 31, 2000, net loans increased $29,842,263, a 25% increase from December 31, 1999. On an average balance basis, the Company's loan portfolio increased approximately $30 million over the average balance in 1999. In 1999, average balances increased from the prior year by 24% or $22 million. The increases in 2000 and 1999 were due to strong loan demand for commercial real estate loans.

Assessment of the Adequacy of the Allowance for Loan Losses and the Allocation Process

The Company formally assesses the adequacy of the allowance on a quarterly basis. Determination of the adequacy is based on ongoing assessments of the probable risk in the outstanding loan portfolio and, to a lesser extent, the Company's off balance sheet commitments. These assessments include periodic re-grading of credits based on changes in their individual credit characteristics including delinquency, seasoning, recent financial performance of the borrower, economic factors, changes in the interest rate environment, growth of the portfolio as a whole or by segment and other factors as warranted. Loans are initially graded when originated. They are regraded as they are renewed, when there is a new loan to the same borrower, when identified facts demonstrate heightened risk of nonpayment or if they become delinquent on a frequent basis. Re-grading of larger problem loans occur at least quarterly. Confirmation of the quality of the grading process is obtained by independent credit reviews conducted by consultants specifically hired for this purpose and by regulatory examiners. The quarterly provision and allowance for loss evaluation establishes a specific allowance for all impaired loans over $50,000 and establishes percentage allowance requirements for all other loans according to their classification as determined by the Banks' internal grading system.

As of December 31, 2000 the allowance for loan losses of $2,268,048 represented 1.49% of loans outstanding, compared with an allowance balance of 1.63% and 1.81% of loans outstanding at year-end 1999 and 1998, respectively. During 2000, $385,000 was charged to expense for the provision for loan losses compared with $240,000 in 1999 and 1998.

Management recognizes that the estimation of probable loss in the portfolio is not a science and therefore actual losses may differ from the estimate. The current Allowance for Loan Losses is reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period that they become known.

Non Performing Loans

The Company's policy is to place loans on nonaccrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued but unpaid is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash and if collection of remaining principal is reasonably assured. As of December 31, 2000 and 1999 there were no nonaccrual loans.

                                                            ANNUAL REPORT 2000 9

Noninterest Income

Noninterest income was $2,140,266 in 2000 compared with $1,777,144 in 1999 and $1,397,158 in 1998. The increase was primarily due to an increase in commissions of sales of non-deposit products. Fee income from service charges on deposit accounts decreased 2% or $22,945 from the previous year compared with an increase of 27% in 1999. The decrease in 2000 was due primarily to a fee "grace period" and waivers associated with a major systems conversion.

Noninterest Expense

Details of noninterest expense are as follows:

                                         (IN 000'S)

                                  2000       1999       1998

   Salaries & Benefits          $4,574     $3,497     $3,069
   Occupancy                       655        401        392
   Equipment/Data Processing       747        463        450
   Other                         2,607      2,135      1,749
      Total                     $8,583     $6,496     $5,660

Salaries and benefits expense increased 31% and 14% in 2000 and 1999, respectively, from the previous year. The increases were primarily due to increases in the number of full-time equivalent employees, which has increased from approximately 67 at year-end 1997 to 101 at year-end 2000. The increase was primarily the result of opening Solano Bank. It is anticipated that full-time equivalents will increase by approximately 7 during the year 2001 due to new branch openings.

The 63% increase in occupancy expense during 2000 compared with 1999 was primarily in rent and depreciation associated with opening three branches of Solano Bank. Occupancy expense is expected to increase approximately 40% in the year 2001 compared to 2000 due to the anticipated opening of two new offices and increased depreciation expenses of Solano Bank branches.

Equipment and Data Processing expense increased 61% in 2000 compared with 1999. The increase was primarily due to an increase in depreciation expense. The Company purchased a new item processing and imaging system, as well as a new host banking system during 2000. These systems cost approximately $1,340,000 and resulting depreciation expense was $160,368 in 2000. Equipment is depreciated over periods of three to five years.

Major anticipated capital purchases during 2001 include improvements to the St. Helena location, some remodel of existing offices, additional equipment, software and furniture needed to equip new offices. Expenditures in these areas are anticipated to total approximately $2,250,000. All other anticipated expenditures for equipment during 2001, including routine purchases of vehicles and miscellaneous equipment, are expected to total less than $400,000. The financial impact of these capital expenditures, if all are made, will be to increase monthly depreciation expense by approximately $25,000.

                                              [IMAGE OMITTED] Be opportunistic
                                                              and flexible in
                                                              capitalizing on
                                                              service voids
                                                              or acquisition
                                                              opportunities.

The key components of other expenses are as follows:

                                         (IN 000'S)

                                  2000       1999       1998

   Professional Services        $  547     $  485     $  350
   Business Promotion              433        328        274
   ATM Expenses                    167        160        109
   Stationery & Supplies           259        200        172
   Insurance                        76         64         54
   Other                         1,124        898        790
      Total                     $2,607     $2,135     $1,749

Business promotion expense increased in both 2000 and 1999 compared to the prior year primarily due to increases in advertising, customer relations expense and donations. Professional services increased 13% in 2000 compared with 1999, primarily due to increased size of the Company associated with audits and director fees; the 39% increase in 1999 compared with 1998 was primarily due to costs associated with formation of the Company. Also, ATM expense increased slightly in 2000 compared with 1999; during 1999 it increased 46% compared with 1998 reflecting costs to issue new debit cards in 1999. Stationery and supplies expense increased 30% and 16% in 2000 and 1999, respectively, reflecting overall volume increases and costs associated with the system conversion and opening Solano Bank. Insurance rates have remained relatively constant for three years, increasing consistent with general size and volume increases. Other expenses increased 25% and 14% in 2000 and 1999, respectively, primarily due to increased expenses in telephone, postage, courier services, conferences and other miscellaneous expenses.

The Company reported a provision for income taxes of $1,647,347, $1,650,000 and $1,301,000 for years 2000, 1999 and 1998, respectively. These provisions reflect accrual for taxes at the applicable rates for Federal and California State income taxes based upon reported pre-tax income, and adjusted for the beneficial effect of the Company's investment in qualified municipal securities. The Company has not been subject to an alternative minimum tax (AMT).

10 North BayBANCORP


                                 BALANCE SHEET
--------------------------------------------------------------------------------

Total assets as of December 31, 2000 were $247,469,066 compared with $197,106,319 and $180,290,550, as of year end 1999 and 1998, respectively, representing a 26% increase in 2000 and a 9% increase in 1999. Total deposits grew $44,257,823 to $216,637,862 in 2000, representing a 26% increase, compared with a 6% increase in 1999. Total loans, net of allowance for loan losses, grew $29,842,263 to $150,007,793 in 2000, representing a 25% increase compared with a 27% increase in 1999. Investment securities increased from $56,654,407 at year-end 1999 to $59,604,457 in 2000, a 5% increase, compared with a decrease of 9% during 1999.

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

Securities classified as "Held-to-Maturity" are reported at amortized cost, and "Available-for-Sale" securities are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of accumulated other comprehensive income. As of December 31, 2000, "Held-to-Maturity" securities had an amortized cost of $1,353,119 and "Available-for-Sale" securities had a fair value of $58,251,338 with an unrealized gain, net of income taxes, of $82,173 reflected as a component of accumulated other comprehensive income in the shareholders' equity section of the Balance Sheet.

The Company also has available funding from other sources such as the Federal Home Loan Bank and Federal Fund lines of credit. As of December 31, 2000 the Company had approximately $75 million available from these sources for borrowing. The Company relies on these funding sources to assist in funding loans when loan demand outpaces deposit growth. Additionally the Company has a $3 million unsecured loan which matures October, 2003. The loan is a variable rate loan tied to a reference rate consistent with the prime rate with principal and interest payments due quarterly.

At year-end 2000 liquid assets (defined as cash, Federal funds sold, deposits in other financial institutions and securities categorized as available-for-sale) represented 34% of total assets, as compared with 33% and 42% in liquid assets as of year-end 1999 and 1998, respectively. The level of liquid assets at December 31, 2000 exceeds the liquidity required by the Company's liquidity policy. Management expects to be able to meet the liquidity needs of the Company during 2001 primarily through balancing loan growth with corresponding increases in deposits.

Interest Rate Sensitivity

The following table sets forth the repricing opportunities for rate-sensitive assets and rate-sensitive liabilities at December 31, 2000. Rate sensitivity analysis usually excludes noninterest-bearing demand deposits. Including these deposits, which totaled $60,675,518, would result in a significant shift in the gap position. Rate-sensitive assets and rate-sensitive liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.
                                                                               (IN 000'S)

                                                          3 Months      Over 3 Mos.  Over 1 Yr.  Over 5 Years   Total
                                                          or Less        To 1 Yr.    To 5 Yrs.
         Interest rate-sensitive assets:
            Loans, gross                                  $ 62,581       $17,800      $26,036      $45,859     $152,276
            Interest-bearing deposits in other banks             0             0          100            0          100
            Investment securities                            3,108         3,216       13,082       40,198       59,604
            Federal funds sold                               9,475             0            0            0        9,475
                    Total                                   75,164        21,016       39,218       86,057      221,455

         Interest rate-sensitive liabilities:
         Interest-bearing demand
               Deposits                                     75,719             0            0            0       75,719
            Time deposits >$100,000                         12,444        10,302        1,251            0       23,997
            Other time deposits                             18,509        18,109        2,683            0       39,301
            Savings deposits                                16,945             0            0            0       16,945
            Long-term borrowings                             2,769             0            0            0        2,769
                    Total                                 $126,386       $28,411      $ 3,934            0     $158,731
         Interest rate sensitivity gap                   ($52,222)      ($7,395)      $35,284      $86,057     $ 62,724

         Ratio of interest rate sensitivity to
           earning assets                                  -23.13%        -3.34%        15.93%       38.86%

                                                           ANNUAL REPORT 2000 11


This table indicates that the Company has a "negative" GAP for one year into the future and a "positive" GAP beyond one year. The implication is that during the negative GAP "horizon" Company earnings will increase in a falling interest rate environment, as interest rates on interest-bearing liabilities reprice downward more rapidly than rates on earning assets; conversely, earnings would decline in a rising rate environment. This traditional analysis does not recognize or assume any "lag" in interest rate changes on earning assets and interest-bearing liabilities, and it assumes that all earning assets and interest-bearing liabilities reprice to the same absolute degree, regardless of the mix of earning assets and interest-bearing liabilities. The Company utilizes a simulation model as its primary tool for asset/liability management. This model considers the effects of lags and different ranges of interest rate changes among various classes of earning assets and interest-bearing liabilities following a 1% or 2% change in the Fed Funds rate, and produces a more accurate projection of the impact changing interest rates will have on the Company. Based on the model, the Company is free of material interest rate risk for the one-year horizon (i.e., the earnings will not change significantly with an increase or decrease in interest rates), as opposed to being liability-sensitive as indicated by this table using traditional GAP analysis.

The Company's capital ratios remained relatively steady during 2000 compared with 1999 levels. As of December 31, 2000, the Company's total risk-based capital ratio, Tier I risk-based capital ratio and leverage ratio were 14.9%, 13.7% and 10.8%, respectively. These compare with ratios of 14.1%, 12.8% and 9.6% as of December 31, 1999.

In January, 2001, the Company declared a 5% stock dividend and a $.20 per share cash dividend for shareholders of record as of March 1, 2001. The stock dividend will affect the Company's capital and its capital ratios only to the extent that cash is distributed in lieu of fractional shares. Accordingly, the stock dividend will not materially impact the Company's overall capital. The cash dividend will total approximately $370,000, equating to a reduction in the Company's leverage ratio of approximately .01%.


                           Description of Operations
--------------------------------------------------------------------------------
North Bay Bancorp (Bancorp) is a California corporation organized November 1, 1999 and is registered with the Board of Governors of the Federal Reserve System as a financial holding company under the Bank Holding Company Act of 1956, as amended. The Vintage Bank is a wholly-owned subsidiary of the Bancorp, organized as a state chartered Bank in 1984; Solano Bank is also a wholly-owned subsidiary of the Bancorp, organized as a state chartered Bank in 2000 . The Vintage Bank engages in the commercial banking business in Napa County from its main banking office located at 1500 Soscol Avenue, Napa, California. The Vintage Bank has two other business locations, one located in the Brown's Valley Shopping Center at 3271 Brown's Valley Road, Napa, California and one at 3626 Bel Aire Plaza, Napa, California. The Vintage Bank has a remote ATM at 6498 Washington Street, Yountville, California. Solano Bank, organized as a state chartered Bank in July, 2000, also engages in the commercial banking business in Solano County from its main banking office located at 403 Davis Street, Vacaville, California. Solano Bank has two other business locations, one located at 1100 Texas Street, Fairfield, California and one at 1395 E. Second Street, Benicia, California.

                                             [IMAGE OMITTED] Operate the
                                                             premier
                                                             community
                                                             bank in markets
                                                             we serve.

The Banks conduct commercial banking business, offering a full range of commercial banking services to individuals, businesses and agricultural communities of Napa and Solano Counties. The Banks emphasize their retail commercial banking operations and accept checking and savings deposits, issues drafts, sells traveler's checks and provide other customary banking services.

12 North BayBANCORP


                       Securities of the Holding Company
--------------------------------------------------------------------------------


[IMAGE OMITTED]  Skillfully utilize
                 technology for
                 competitive
                 advantage.


The Company's outstanding securities consist of one class; common stock of which there were 1,856,899 shares outstanding at March 1, 2001, held by 1067 shareholders of record. The Company's common stock is traded over-the-counter and is quoted on the OTC "Bulletin Board" under the symbol NBAN. The firm of Hoefer & Arnett serves as the primary market maker in the Company's stock.

The following table (adjusted for the 2000 and 2001 stock dividends) summarizes the common stock high and low bid prices based upon transactions of which the Company is aware:

      Quarter ended                High       Low

      March 31, 1999             $21.77    $18.14
      June 30, 1999               21.77     18.14
      September 30, 1999          24.49     21.31
      December 31, 1999           24.49     22.90
      March 31, 2000              23.81     18.10
      June 30, 2000               21.67     18.81
      September 30, 2000          21.43     19.52
      December 31, 2000           20.48     19.52

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

The Company paid cash dividends of $0.20 per share in 2000 and 1999. The holders of common stock of the Company are entitled to receive cash dividends when and as declared by the Board of Directors out of funds legally available. Federal Reserve Board regulations prohibit cash dividends, except under limited circumstances, if the distribution would result in a withdrawal of capital or exceed the Company's net profits then on hand after deducting its losses and bad debts. Furthermore, cash dividends cannot be paid without the prior written approval of the Federal Reserve Board if the total of all dividends declared in one year exceeds the total of net profits for that year plus the preceding two calendar years, less any required transfers to surplus under state or federal law. The shareholders right to receive dividends is also subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:
1) The corporation's assets equal at least 1.25 times its liabilities; and the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1.25 times its current liabilities. As of December 31, 2000, the Company had retained earnings of $6,752,673 eligible for dividends.

                                                                                          ANNUAL REPORT 2000 13


Consolidated Balance Sheets
December 31, 2000 and 1999
         ASSETS

                                                                                    2000                   1999
         CASH AND DUE FROM BANKS                                            $ 15,881,119           $  8,465,636
         FEDERAL FUNDS SOLD                                                    9,475,000              1,500,000
           Cash and cash equivalents                                          25,356,119              9,965,636

         TIME DEPOSITS WITH OTHER FINANCIAL INSTITUTIONS                         100,000                100,000

         INVESTMENT SECURITIES:
           Held-to-maturity                                                    1,353,119              1,389,964
           Available-for-sale                                                 58,251,338             55,264,443
         TOTAL INVESTMENT SECURITIES                                          59,604,457             56,654,407
         LOANS, net of allowance for loan losses of
           $2,268,048 in 2000 and $1,986,931 in 1999                         150,007,793            120,165,530
         BANK PREMISES AND EQUIPMENT, net                                      5,241,687              2,882,776
         INTEREST RECEIVABLE AND OTHER ASSETS                                  7,159,010              7,337,970

              Total assets                                                  $247,469,066           $197,106,319

         LIABILITIES AND SHAREHOLDERS' EQUITY

         DEPOSITS:
           Non-interest bearing                                             $ 60,675,518           $ 38,337,447
           Interest-bearing                                                  155,962,344            134,042,592
              Total deposits                                                 216,637,862            172,380,039

         LONG-TERM DEBT                                                        2,769,231                      0
         SHORT-TERM BORROWINGS                                                         0              5,000,000
           Total borrowings                                                    2,769,231              5,000,000

         INTEREST PAYABLE AND OTHER LIABILITIES                                1,425,589              1,635,789

           Total liabilities                                                 220,832,682            179,015,828

         COMMITMENTS AND CONTINGENT LIABILITIES (Note 5)

         SHAREHOLDERS' EQUITY
            Preferred stock, no par value -  Authorized 500,000 shares;
                Issued and outstanding - None
            Common stock, no par value - Authorized 10,000,000 shares; Issued and outstanding - 1,850,445 shares in 2000

                and 1,536,568 shares in 1999                                  19,801,538             12,893,189
            Retained earnings                                                  6,752,673              6,367,990
            Accumulated other comprehensive income (loss)                         82,173             (1,170,688)
              Total shareholders' equity                                      26,636,384             18,090,491

              Total liabilities and shareholders' equity                    $247,469,066           $197,106,319

         The accompanying notes are an integral part of these statements.

14 North BayBANCORP

Consolidated Income Statements
For the Years Ended December 31, 2000, 1999 and 1998.
                                                                 2000                       1999                      1998
         INTEREST INCOME:
            Interest and fees on loans                    $12,927,364                $ 9,818,961               $ 8,465,003
            Interest on federal funds sold                    520,563                    192,223                   461,039
            Interest on investment securities
              - taxable                                     2,572,133                  2,980,760                 2,472,704
            Interest on investment securities
              - tax exempt                                    674,823                    689,683                   496,666
            Interest on time deposits with other
              financial institutions                            5,558                      6,947                    11,018
              Total interest income                        16,700,441                 13,688,574                11,906,430

         INTEREST EXPENSE:
            Interest on interest-bearing
              transaction deposits                          1,655,546                  1,338,642                 1,104,570
            Interest on time and savings deposits           3,720,455                  2,828,380                 2,886,573
            Interest on long-term debt                        146,905                          0                         0
            Interest on short-term borrowings                  89,427                    197,069                       683
              Total interest expense                        5,612,333                  4,364,091                 3,991,826

         Net interest income                               11,088,108                  9,324,483                 7,914,604

         PROVISION FOR LOAN LOSSES                            385,000                    240,000                   240,000
           Net interest income after
           provision for loan losses                       10,703,108                  9,084,483                 7,674,604

         NONINTEREST INCOME:
            Service charges on deposit accounts               955,913                    978,858                   743,291
            Gain (loss) on securities transactions, net        (2,535)                     9,753                    65,278
            Loss on sale of other real estate owned                 0                          0                    (2,512)
            Other                                           1,186,888                    788,533                   591,101
              Total noninterest income                      2,140,266                  1,777,144                 1,397,158

         NONINTEREST EXPENSE:
            Salaries and related benefits                   4,573,957                  3,496,938                 3,068,958
            Occupancy                                         654,773                    401,243                   392,357
            Equipment                                         747,078                    462,579                   450,118
            Other                                           2,607,634                  2,135,490                 1,748,593
              Total noninterest expense                     8,583,442                  6,496,250                 5,660,026

         Income before provision for income taxes           4,259,932                  4,365,377                 3,411,736

         PROVISION FOR INCOME TAXES                         1,647,347                  1,650,000                 1,301,000

         NET INCOME                                       $ 2,612,585                 $2,715,377                $2,110,736

         BASIC EARNINGS PER SHARE:                              $1.42                      $1.62                     $1.28

         DILUTED EARNINGS PER SHARE:                            $1.40                      $1.58                     $1.24

         The accompanying notes are an integral part of these statements.

                                                                                                             ANNUAL REPORT 2000 15


Consolidated Statements of Changes in Shareholders Equity
For the Years Ended December 31, 2000, 1999 and 1998
                                                                                    Accumulated
                                                                                          Other          Total
                                         Common Shares        Common    Retained  Comprehensive   Shareholders'      Comprehensive
                                           Outstanding         Stock    Earnings    Income(Loss)        Equity              Income
BALANCE, DECEMBER 31, 1997                   1,326,857   $ 8,824,139  $5,360,816     $  300,927    $14,485,882

Stock dividend                                  66,788     1,669,700  (1,681,208)                      (11,508)
Cash dividend                                                           (268,993)                     (268,993)
Comprehensive income:
Net income                                                             2,110,736                     2,110,736          $2,110,736
  Other comprehensive income,
  net of tax:
  Change in net unrealized gains on
  available-for-sale securities,
  net of tax and reclassification
  adjustment                                                                             84,179         84,179              84,179
Comprehensive income                                                                                                     2,194,915
Stock options exercised                         43,846       509,735                                   547,958
BALANCE, DECEMBER 31, 1998                   1,437,491    11,003,574   5,521,351        385,106     16,910,031

Stock dividend                                  71,442     1,571,724  (1,581,240)                       (9,516)
Cash dividend                                                           (287,498)                     (287,498)
Comprehensive income:
Net income                                                             2,715,377                     2,715,377           2,715,377
  Other comprehensive income,
  net of tax:
    Cumulative effect of change
    in accounting principle                                                                                               (154,379)
    Change in net unrealized loss on
    available-for-sale securities,
    net of tax and reclassification
    adjustment                                                                                                          (1,401,415)
Total other comprehensive loss                                                       (1,555,794)    (1,555,794)         (1,555,794)
Comprehensive loss                                                                                                       1,159,583
Stock options exercised                         27,635       317,891                                   317,891
BALANCE, DECEMBER 31, 1999                   1,536,568    12,893,189   6,367,990     (1,170,688)    18,090,491

Stock dividend                                  76,509     1,912,725  (1,920,588)                       (7,863)
Cash dividend                                                           (307,314)                     (307,314)
Comprehensive income:
  Net income                                                           2,612,585                     2,612,585           2,612,585
  Other comprehensive income,
  net of tax:
    Change in net unrealized loss on
    available-for-sale securities,
    net of tax and reclassification
    adjustment                                                                        1,252,861      1,252,861           1,252,861
Comprehensive income                                                                                                     3,865,446
Issuance of common stock,
  net of issuance expenses of $132,561         227,273     4,867,445                                 4,867,445
Stock options exercised                         10,095       128,179                                   128,179
BALANCE, DECEMBER 31, 2000                   1,850,445   $19,801,538  $6,752,673     $   82,173    $26,636,384

The accompanying notes are an integral part of these statements.

16 North BayBANCORP

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2000, 1999 and 1998
                                                                                             (In 000's)
                                                                                  2000            1999           1998
      Cash Flows From Operating Activities:
      Net income                                                               $ 2,613         $ 2,715        $ 2,111
      Adjustments to reconcile net income to net cash
        provided by operating activities:
      Depreciation and amortization                                                634             362            388
      Provision for loan losses                                                    385             240            240
      Amortization of deferred loan fees                                          (288)           (262)          (161)
      Amortization (accretion) of investment securities
        premiums (discounts), net                                                   13              (3)           (60)
      Provision for deferred income taxes                                         (171)           (186)            (6)
      Loss (gain) on sale of OREO                                                    0               0              3
      Losses (gains) on sale or retirement of capital assets                        11             (15)             0
      Loss (gain) on securities transactions                                        (7)             (8)           (65)
      Changes in:
        Interest receivable and other assets                                      (541)            117           (589)
        Interest payable and other liabilities                                    (210)            428            102
      Total adjustments                                                           (174)            673           (148)
        Net cash provided by operating activities                                2,439           3,388          1,963

      Cash Flows From Investing Activities:
      Investment securities held to maturity:
        Proceeds from maturities and principal payments                             37              10            540
        Purchases                                                                    0          (1,400)       (10,043)
      Investment securities available for sale:
        Proceeds from maturities and principal payments                          8,880          15,304         17,786
        Proceeds from sales and recoveries                                       5,156           1,008          4,341
        Purchases                                                              (14,884)        (12,210)       (34,809)
      Proceeds from sale of time deposits with other financial institutions          0             100              0
      Net increase in loans                                                    (29,939)        (25,369)       (13,874)
      Proceeds from sale of OREO                                                     0               0             11
      Sale and disposition of capital assets                                         0              22              0
      Capital expenditures                                                      (3,006)           (517)          (146)
        Net cash used in investing activities                                  (33,756)        (23,052)       (36,194)

      Cash Flows From Financing Activities:
      Net increase in deposits                                                  44,258          10,207         30,783
      Increase (decrease) in short-term borrowings                              (5,000)          5,000              0
      Increase in long-term borrowings                                           3,000               0              0
      Re-payment of long-term borrowings                                          (231)              0              0
      Stock options exercised                                                      128             318            510
      Stock issued, net of costs                                                 4,867
      Dividends                                                                   (315)           (297)          (281)
        Net cash provided by financing activities                               46,707          15,228         31,012
      Net increase (decrease) in cash and cash equivalents                      15,390          (4,436)        (3,219)
      Cash and cash equivalents at beginning of year                             9,966          14,402         17,621
      Cash and cash equivalents at end of year                                 $25,356         $ 9,966        $14,402

      Supplemental Disclosures of Cash Flow Information:
        Interest paid                                                          $ 6,370         $ 4,149        $ 3,984
        Income taxes paid                                                      $ 1,738         $ 1,396        $ 1,254
        Retirement of fixed assets                                             $ 1,044              $0             $0

      The accompanying notes are an integral part of these statements.

                                                           ANNUAL REPORT 2000 17

Notes to Financial Statements
December 31, 2000, 1999 and 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

North Bay Bancorp (Bancorp) is a registered financial holding company headquartered in Napa, California, established on November 1, 1999. Bancorp's principal line of business is serving as a holding company for The Vintage Bank and Solano Bank (the Banks), both California state chartered banks. The Banks operate three offices in the California county of Napa and three offices in the California county of Solano. The Banks offer a full range of commercial banking services to individuals and the business and agricultural communities. Most of the Banks' customers are retail customers and small to medium-sized businesses.

The consolidated financial statements of Bancorp and the Banks (collectively the Company) are prepared in conformity with accounting principles generally accepted in the United States and general practice within the banking industry. The more significant accounting and reporting policies are discussed below.

Principals of Consolidation. The consolidated financial statements include the accounts of Bancorp and the Banks. All material intercompany transactions and accounts have been eliminated in consolidation.

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

Investment Securities. Investments in debt and equity securities are classified as "held-to-maturity" or "available-for-sale". Investments classified as held-to-maturity are those that the Company has the ability and intent to hold until maturity and are reported at cost, adjusted for the amortization or accretion of premiums or discounts. Investments classified as available-for-sale are reported at fair value with unrealized gains and losses net of related tax, if any, reported as other comprehensive income and are included in shareholders' equity.

Premiums and discounts are amortized or accreted over the life of the related investment security as an adjustment to yield using the effective interest method. Dividend and interest incomes are recognized when earned. Realized gains and losses are computed on the specific identification method. Securities with unrealized losses judged by the Company to be other than temporary are written down in the period such a determination is made.

Loans. Loans are stated at the principal amount outstanding net of unearned income. Nonrefundable loan origination fees and loan origination costs are deferred and amortized into income over the contractual life of the loan. The majority of the Company's interest income is accrued on a simple interest basis.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The Company's policy is to place loans on nonaccrual status when management believes the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that the presumption of collectibility of interest no longer is prudent. When a loan is placed on nonaccrual status, any accrued and unpaid interest receivable is reversed and charged against current earnings. In determining income recognition on loans, generally no interest is recognized with respect to loans on which a default of interest or principal has occurred for a period of 90 days or more.

The Banks define a loan as impaired when it is probable the Banks will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate or based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

Allowance for Loan Losses. The Banks maintain an allowance for loan losses at a level considered adequate to provide for probable losses inherent in the existing loan portfolio. The allowance is increased by provisions for loan losses and reduced by net charge-offs. The allowance for loan losses is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The Company make credit reviews of the loan portfolio and consider current economic conditions, historical loan loss experience, and other factors in determining the adequacy of the allowance.

Other Real Estate Owned. Other real estate owned represents real estate acquired through foreclosure and is carried at the lower of cost or fair value less estimated selling costs.

Premises and Equipment. Premises, leasehold improvements, furniture, fixtures and equipment are carried at cost net of accumulated depreciation and amortization, which are calculated on a straight-line basis over the estimated useful life of the property or the term of the lease (if less). Premises are depreciated over 40 years, furniture and fixtures are depreciated over five to 15 years, and equipment is generally depreciated over three to five years.

18 North BayBANCORP


Income Taxes. For financial reporting purposes, the Company records a provision for income taxes using the liability method of accounting. A deferred tax liability or asset is recorded for all temporary differences between financial and tax reporting. Deferred tax expense or benefit results from the net change during the year of the deferred tax assets and liabilities. The measurement of tax assets and liabilities is based on the provisions of enacted tax laws.

Statements of Cash Flows. The Company defines cash, due from banks, and federal funds sold as cash and cash equivalents for the statements of cash flows.

Stock-based Compensation. The Company uses the intrinsic value method to account for its stock option plans (in accordance with the provisions of Accounting Principles Board Opinion No. 25). Under this method, compensation expense is recognized for awards of options to purchase shares of common stock to employees under compensatory plans only if the fair market value of the stock at the option grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", permits companies to continue using the intrinsic-value method to account for stock option plans. The fair value based method results in recognizing as expense over the vesting period the fair value of all stock-based awards on the date of grant. The Company has elected to continue to use the intrinsic value method and the pro forma disclosures required by SFAS 123 using the fair value method are included in Note 15.

Earnings Per Common Share. Basic Earnings per Share is computed by dividing net income by the weighted average common shares outstanding. Diluted EPS is computed by dividing net income by weighted average common shares outstanding including the dilutive effects of potential common share (e.g. stock options).

Comprehensive Income. For the Company, comprehensive income includes net income reported on the income statement and changes in the fair value of its available-for-sale investments reported as other comprehensive income.

Segment Reporting. The Company's operating segments consist of its traditional community banking activities provided through its Banks and activities related to the Bancorp. Community banking activities include the Banks' commercial and retail lending, deposit gathering, and investment and liquidity management activities. As permitted, the Company has aggregated the results of the separate banks and branches into a single reportable segment, and the Bancorp activities reported as "Other". See Note 14 for details.

                                                 [IMAGE OMITTED]  The rate of
                                                                  sign-ups for
                                                                  internet
                                                                  banking has
                                                                  exceeded
                                                                  expectations.


Accounting and Reporting Changes. Financial Accounting Standards Board SFAS No. 133; "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 137 and SFAS No. 138), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measures those instruments at fair value.

Effective July 1, 1999, the Company adopted SFAS 133. The adoption of SFAS 133 did not materially impact the Company's financial position or results of operations. The Company does not currently utilize derivative instruments in its operations and does not engage in hedging activities. Under the provisions of SFAS No. 133, and in connection with its adoption, the Company reclassified investment securities carried at $13,506,000 with a fair value of $13,242,000 from the held-to-maturity classification to the available-for-sale classification. As a result of this transfer, an unrealized loss of $154,000, net of tax, was recognized in 1999 other comprehensive income as a cumulative effect of change in accounting principle.


                                                                                                  ANNUAL REPORT 2000 19


(2) INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December
31, 2000 are as follows:
                                                                           Gross              Gross
                                                    Amortized         Unrealized          Unrealized          Estimated
                                                         Cost              Gains              Losses         Fair Value
         Held-to-maturity:
         Municipal securities                     $ 1,353,119           $      0            $      0        $ 1,353,119

         Available-for-sale:
         Equity securities                        $ 1,231,800           $      0            $      0        $ 1,231,800
         Securities of the U.S. Treasury
            and other government agencies           5,539,365             25,714              26,499          5,538,580
         Corporate debt securities                 14,890,844             90,054              38,040         14,942,858
         Mortgage-backed securities                23,885,783            162,395             137,324         23,910,854
         Municipal securities                      12,562,911            130,150              65,815         12,627,246
         Total                                    $58,110,703           $408,313            $267,678        $58,251,338

The amortized cost and estimated fair value of investment securities at December
31, 1999 are as follows:
                                                                           Gross              Gross
                                                    Amortized         Unrealized          Unrealized           Estimated
                                                         Cost              Gains              Losses          Fair Value
         Held-to-maturity:
         Municipal securities                     $ 1,389,964            $     0          $        0        $ 1,389,964

         Available-for-sale:
         Equity securities                           $924,750            $     0          $        0        $   924,750
         Securities of the U.S. Treasury
            and other government agencies          10,579,971              6,578             202,606         10,383,943
         Corporate debt securities                 11,900,060              5,267             291,839         11,613,488
         Mortgage-backed securities                20,904,085             11,225             937,982         19,977,328
         Municipal securities                      12,959,148             36,651             630,865         12,364,934
         Total                                    $57,268,014            $59,721          $2,063,292        $55,264,443

The following table shows the amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 2000:
                                                           Held-to-Maturity                    Available-for-Sale

                                                                       Estimated                              Estimated
                                                    Amortized               Fair           Amortized               Fair
                                                         Cost              Value                Cost              Value
         Within one year                           $        0         $        0         $ 6,140,844        $ 6,138,096
         After one but within five years                    0                  0          12,512,912         12,584,563
         After five but within ten years                    0                  0           7,801,561          7,796,208
         Over ten years                             1,353,119          1,353,119           6,537,803          6,589,817
         Equity securities                                  0                  0           1,231,800          1,231,800
         Mortgage-backed securities                         0                  0          23,885,783         23,910,854
         Total                                     $1,353,119         $1,353,119         $58,110,703        $58,251,338

As of December 31, 2000 and 1999 securities carried at $502,500 and $2,005,310 respectively, were pledged to secure public and other deposits as required by law.

20 North BayBANCORP

Total proceeds from the sale of securities available-for-sale during 2000 were $5,150,683. Gross losses of $7,510 were realized on those sales. The Company also recovered $4,975 on previously charged off securities.

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

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

At December 31, 2000 and 1999, the loan portfolio consisted of the following, net of deferred loan fees of $779,290 and $590,881, respectively:

                                                         2000             1999

     Real estate loans                           $ 86,886,297     $ 58,368,548
     Installment loans                             23,431,838       20,868,859
     Construction loans                             8,242,918        8,441,142
     Commercial loans secured by real estate        5,114,931       13,010,890
     Commercial loans                              28,599,857       21,463,022
                                                  152,275,841      122,152,461
     Less allowance for loan losses                 2,268,048        1,986,931
     Total                                       $150,007,793     $120,165,530

There were no loans on nonaccrual status at December 31, 2000 or December 31, 1999. There was no interest foregone during 2000, 1999 or 1998. As of December 31, 2000 and 1999, there were no loans 90 days or more past due but still accruing interest.

Changes in the allowance for loan losses are as follows:

                                         2000             1999             1998

   Balance, beginning of year      $1,986,931       $1,751,693       $1,532,128
   Provision for loan losses          385,000          240,000          240,000
   Loans charged off                 (105,508)         (24,382)         (59,210)
   Recoveries of loans
      previously charged off            1,625           19,620           38,775
   Balance, end of year            $2,268,048       $1,986,931       $1,751,693

As of December 31, 2000 there were no impaired loans. As of December 31, 1999 the Banks' recorded investment in impaired loans was $1,084,740, and the related valuation allowance was $231,737. This valuation allowance is included in the allowance for loan losses on the balance sheet. The average recorded investment in impaired loans was $0, $933,000 and $1,660,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, in which case payments received are recorded as reductions of principal. The Banks recognized interest income on impaired loans of $0, $81,697 and $106,379 in 2000, 1999 and 1998, respectively.


                                                                                 ANNUAL REPORT 21

(4) PREMISES AND EQUIPMENT
Premises and equipment at December 31, 2000 and 1999 consisted of the following:
                                                                 Accumulated
                                                              Depreciation &             Net Book
                                                      Cost      Amortization                Value
   2000
   Land                                         $  706,277        $        0           $  706,277
   Premises                                      1,748,164           439,054            1,309,110
   Furniture, fixtures and equipment             3,820,914         1,530,784            2,290,130
   Leasehold improvements                        1,171,259           235,089              936,170
   Total                                         7,446,614         2,204,927            5,241,687

   1999
   Land                                         $  706,277        $        0           $  706,277
   Premises                                      1,745,867           386,832            1,359,035
   Furniture, fixtures and equipment             2,697,017         2,091,451              605,566
   Leasehold improvements                          335,446           123,548              211,898
   Total                                        $5,484,607        $2,601,831           $2,882,776

Depreciation and amortization expense, included in occupancy expense and equipment expense, was $634,336, $361,854 and $388,632 in 2000, 1999 and 1998,
respectively.

(5) COMMITMENTS AND CONTINGENCIES

The Banks lease the premises for their various offices. Total rent on such leases was $270,154, $138,654 and $128,043 in 2000, 1999 and 1998, respectively, and is included in occupancy and equipment expenses. The total commitments under non-cancelable leases are as follows:

         Year                            Total

         2001                       $  283,716
         2002                          292,262
         2003                          294,244
         2004                          296,286
         2005                          187,654
         Thereafter                    100,716
         Total                      $1,454,878

(6) TIME DEPOSITS AND INTEREST ON TIME DEPOSITS

Time certificates of deposit in denominations of $100,000 or greater were $23,996,758 and $21,921,918 at December 31, 2000 and 1999, respectively.
Interest expense on these deposits was $1,188,766, $813,293 and $831,094 for 2000, 1999 and 1998, respectively.

At December 31, 2000, the scheduled maturities of time deposits are as follows:

           Year                         Total

           2001                   $59,363,845
           2002                     1,741,278
           2003                     1,135,918
           2004                       103,211
           2005                       953,949
                                  $63,298,201

(7) BORROWINGS

There were no short-term borrowings at December 31, 2000 compared with $5,000,000 at December 31, 1999. Short-term borrowings consist primarily of federal funds purchased and borrowings from the Federal Home Loan Bank of San Francisco (FHLB). The Company maintains a collateralized line of credit with the FHLB. Based on the FHLB stock requirements at December 31, 2000, this line provided for maximum borrowings of approximately $66 million; the Company also has available unused lines of credit totaling $9 million for Federal funds transactions at December 31, 2000.

The Company has an unsecured loan with Union Bank of California. The balance at December 31, 2000 was $2,769,231. The $3,000,000 loan which matures October 3, 2003 is a variable rate loan tied to a reference rate consistent with the prime rate with principal and interest payments due quarterly.

22 North BayBANCORP


(8) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Banks make commitments to extend credit in the normal course of business to meet the financing needs of their customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

The Banks are exposed to credit loss, in the event of nonperformance by the borrower, in the contract amount of the commitment. The Banks use the same credit policies in making commitments as they do for on-balance sheet instruments and evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks, are based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, plant and equipment and real property.

The Banks also issue standby letters of credit, which are conditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements, and similar transactions. Most of these guarantees are short-term commitments expiring in decreasing amounts through 2001 and are not expected to be drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks hold collateral as deemed necessary, as described above.

The contract amounts of commitments not reflected on the Balance Sheet at December 31, 2000 were as follows:

                                Contractual Amounts
         Loan Commitments               $51,193,000
         Standby Letters of Credit       $2,124,000

(9) CONCENTRATIONS OF CREDIT RISKS

The majority of the Banks' loan activity is with customers located in California, primarily in the counties of Napa and Solano. Although the Banks' have a diversified loan portfolio, a large portion of their loans are for commercial property, and many of the Banks loans are secured by real estate in Napa and Solano County. Approximately 79% of the loans are secured by real estate. This concentration is presented below:

                            As of December 31, 2000
         Construction/Land Development:
              Land Development         $    577,029
              Residential                 5,337,577
              Commercial                  2,328,312
         Real Estate                     86,886,297
         Commercial -
           Real Estate Secured            5,114,931
         Installment -
           Real Estate Secured           20,187,072
               Total                   $120,431,218


                                               [IMAGE OMITTED] We have
                                                               strengthened
                                                               our foundation
                                                               by hiring people
                                                               with specific
                                                               skills.

(10) INCOME TAXES

The provision (benefit) for federal and state income taxes for the years ended December 31, 2000, 1999 and 1998 consisted of:

                             2000          1999         1998
   Current
      Federal          $1,303,000    $1,345,000     $926,000
      State               515,000       491,000      381,000
                        1,818,000     1,836,000    1,307,000
   Deferred
      Federal            (116,000)     (164,000)      (1,000)
      State               (55,000)      (22,000)      (5,000)
                         (171,000)    ($186,000)     ($6,000)

   Total               $1,647,000    $1,650,000   $1,301,000

Deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes. The sources of these differences and the amount of each are as follows as of December 31, 2000 and 1999:

                                           2000         1999
   Deferred Tax Assets:
      Allowance for loan losses      $  879,000   $  849,000
      Unrealized loss on securities           0      833,000
      State income tax                  175,000            0
      Other                             116,000      269,000
                                     $1,170,000   $1,951,000

   Deferred Tax Liabilities:
      Unrealized gain on securities     $70,000           $0
      Accumulated accretion              63,000      101,000
      Depreciation more than book       265,000       45,000
      State income taxes                      0       75,000
      Other                              30,000      257,000
                                        428,000      478,000

      Net Deferred Tax Asset         $  742,000   $1,473,000

The Company had no valuation allowance as of December 31, 2000 or 1999.

                                                           ANNUAL REPORT 2000 23

The total tax differs from the federal statutory rate of 34% because of the following:
                                                        2000                     1999                      1998

                                                   Amount    Rate            Amount      Rate           Amount     Rate
     Tax provision at statutory rate            $1,448,000    34%          $1,503,000     34%         $1,160,000    34%
     Interest on obligations of
        states and political
        subdivisions exempt from
        federal taxation                          (172,000)   (4%)           (193,000)    (3%)          (154,000)   (3%)
     State franchise taxes                         316,000   7.4%             317,000      7%            245,000     7%
     Other, net                                     55,000   1.3%              23,000      2%             50,000     2%
     Total                                      $1,647,000  38.7%          $1,650,000     40%         $1,301,000    40%

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

The shareholders of North Bay Bancorp are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:
1) the corporation's assets equal at least 1.25 times its liabilities; and 2) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1.25 times its current liabilities.

(12) SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

The Company declared 5% stock dividends on January 27, 1997, January 28, 1998, January 27, 1999, January 18, 2000 and January 29, 2001. As a result of the stock dividends and stock split, the number of common shares outstanding and earnings per share data was adjusted retroactively for all periods presented. In 2000 the effect of 13,302 outstanding options have been excluded from the calculation of diluted earnings per share as their inclusion would be anti-dilutive.

The following table reconciles the numerator and denominator of the Basic and Diluted earnings per share computations:

                                          Net          Weighted      Per-Share
                                       Income     Average Shares        Amount

    For the year ended 2000
    Basic earnings per share       $2,612,585          1,834,644         $1.42
    Stock options                                         30,930
    Diluted earnings per share                         1,865,574         $1.40

    For the year ended 1999
    Basic earnings per share       $2,715,377          1,678,860         $1.62
    Stock options                                         39,708
    Diluted earnings per share                         1,718,568         $1.58

    For the year ended 1998
    Basic earnings per share       $2,110,736          1,649,633         $1.28
    Stock options                                         51,278
    Diluted earnings per share                         1,700,911         $1.24

24 North BayBANCORP

(13) OTHER NONINTEREST INCOME AND EXPENSE

The components of Other Noninterest Income for the years ended December 31, 2000, 1999 and 1998 were as follows:

                                           2000             1999            1998
   ATM Surcharge                       $359,167         $223,345        $104,480
   Increase of Cash Value on
      Insurance Policies                133,753          156,232         155,819
   Commission on sale of non-
      deposit products                  193,391           74,920          68,865
   Other                                500,577          334,036         261,937
   Total                             $1,186,888         $788,533        $591,101

The components of Other Noninterest Expense for the years ended December 31, 2000, 1999 and 1998 were as follows:

                                           2000             1999            1998
   Professional Services             $  547,412       $  485,320      $  350,119
   Business Promotions                  433,503          328,068         273,985
   ATM Expenses                         167,002          159,532         108,721
   Stationary & Supplies                258,734          199,789         171,654
   Other                              1,200,983          962,781         844,114
   Total                             $2,607,634       $2,135,490      $1,748,593

(14) BUSINESS SEGMENTS

The Company's operating segments consist of its traditional community banking activities provided through the Banks' six branches and activities related to the Bancorp. Community banking activities include the Banks' commercial and retail lending, deposit gathering and investment and liquidity management activities. The Company has aggregated the results of the Banks' branches into a single reportable segment, and the Bancorp activities reported as "Other". Segment data for prior reporting periods were not applicable since the Bancorp was organized November 1, 1999.

The components of the Company's business segments for 2000 were as follows:

                                                                   (In 000's)

                                           Community                       Intersegment
                                             Banking             Other      Adjustments      Consolidated
         Interest Income                    $ 16,850           $     0         $    150          $ 16,700
         Interest Expense                      5,615               147              150             5,612
            Net Interest Income               11,235             (147)                0            11,088
         Provision for Loan Losses               385                 0                0               385
         Noninterest Income                    2,310             2,266            2,436             2,140
         Equity income of Subsidiaries             0             3,353            3,353                 0
         Noninterest Expense                   7,626             3,393            2,436             8,583
         Income Before Tax                     5,534             2,079            3,353             4,260
         Provision for
            Income Taxes                       2,176              (529)               0             1,647
         Net Income                         $  3,358           $ 2,608         $  3,353          $  2,613

         Assets                             $246,055           $29,885         ($28,471)         $247,469
         Loans, Net                          150,008                 0                0           150,008
         Deposits                            217,455                 0             (817)          216,638
         Equity                               27,654            26,636          (27,654)           26,636


                                                                                    ANNUAL REPORT 2000 25
The components of the Company's business segments for 1999 were as follows:
                                                                      (In 000's)

                                          Community                        Intersegment
                                             Banking             Other      Adjustments      Consolidated
         Interest Income                     $13,688                $0               $0           $13,688
         Interest Expense                      4,363                 1                0             4,364
            Net Interest Income                9,325               (1)                0             9,324
         Provision for Loan Losses               240                 0                0               240
         Noninterest Income                    1,777               490            (490)             1,777
         Noninterest Expense                   6,440                56                0             6,496
         Income Before Tax                     4,422               433            (490)             4,365
         Provision for Income Taxes            1,650                 0                0             1,650
         Net Income                           $2,772              $433           ($490)            $2,715

         Assets                             $197,003           $18,090        ($17,986)          $197,106
         Loans, Net                          120,166                 0                0           120,166
         Deposits                            173,319                 0            (939)           172,380
         Equity                               17,047            18,090         (17,047)            18,090

(15) STOCK OPTION PLAN

The Company has a stock option plan under which it may grant up to 529,276 options. The Company has granted 456,272 options through December 31, 2000. The option exercise price equals the stock's market price on the date of grant. The options become exercisable over five years and expire in five to 10 years.

A summary of the status of the Company's stock option plan at December 31, 2000,
1999 and 1998 and stock option activity during the years then ended is presented in the table below:
                                                     2000                        1999                        1998
                                                        Weighted                    Weighted                   Weighted
                                                        Exercise                    Exercise                   Exercise
                                               Shares      Price           Shares      Price          Shares      Price
     Outstanding at Beginning of Year         165,524     $12.02          185,262     $11.75         231,647     $10.10
     Granted                                  133,481     $21.48           26,460     $20.75           4,631     $18.03
     Exercised                                (10,600)     $9.14          (30,468)     $7.74         (51,016)     $5.66
     Cancelled                                (18,850)    $18.92          (15,730)    $12.26               0         $0
     Outstanding at
         End of Year                          269,555     $17.42          165,524     $13.85         185,262     $11.75
     Exercisable at
         End of Year                           60,201     $13.18           37,851     $12.02          33,987      $8.67
     Weighted-average
        Fair value of Options Granted
        During the Year                               $9.02                     $6.97                       $5.81

         The following table summarizes information about stock options outstanding at December 31, 2000:
                        Options Outstanding                                         Options Exercisable
              Range  of              Number           Weighted-         Weighted-           Number          Weighted-
         Exercise Prices     Outstanding at             Average           Average      Exercisable            Average
                                   12/31/00           Remaining    Exercise Price      at 12/31/00     Exercise Price
                                               Contractual Life
                                                     (In Years)
             $6.90                    7,294                 .25             $6.90            4,345              $6.90
       $12.75 to  $21.32            137,049                2.25            $14.29           55,856             $13.67
       $19.52 to  $22.68            125,212                4.75            $21.45                0              $0.00
                                    269,555                                                 60,201

26 North BayBANCORP


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: risk-free interest rate of 5.88%, 6.75% and 5.75% for options issued in 2000, 4.75% and 6% for options issued in 1999 and 4.62% for options issued in 1998; expected dividend yields of .92%, .94% and 1.01%; expected lives of 6 years and expected volatility of 31.05%, 26.32% and 30.85%.

The Company accounts for stock options using the intrinsic value method. Had the Company used the fair value based method prescribed by SFAS No. 123, the Company's net income and earnings per share amounts would have been reduced to the pro forma amounts indicated below:

                                2000        1999        1998
   Net Income:
        As Reported       $2,612,585  $2,715,377  $2,110,736
        Pro Forma         $2,267,333  $2,558,261  $1,984,736
   Earnings Per Share:
        As Reported:
           Basic               $1.42       $1.62       $1.28
           Diluted             $1.40       $1.58       $1.24
        Pro Forma:
          Basic                $1.24       $1.52       $1.20
          Diluted              $1.22       $1.49       $1.16

(16) RELATED PARTY TRANSACTIONS
In the ordinary course of business, the Banks make loans to directors, officers and principal shareholders on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated persons. An analysis of net loans to related parties for the year ended December 31, 2000 is as follows:

   Balance at beginning of year        $4,732,000
        Additions                       6,700,309
        Repayments                      7,370,257
   Balance at end of year              $4,062,052

Total undisbursed commitments as of December 31, 2000 were $2,713,225.

A law firm in which one of the Company's directors and one of its officers are principals serves as the Company's general counsel. During 2000, 1999 and 1998 fees of $80,000, $58,000 and $38,000, respectively, were paid to this firm.

(17) RESTRICTIONS

The Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of its reservable deposits. Reserve balances that were required by the Federal Reserve Bank were $487,000 and $2,805,000 for December 31, 2000 and 1999, respectively, and are reported in cash and due from banks on the balance sheet.

(18) RETIREMENT PLANS
The Company has a Profit Sharing and Salary Deferral 401(K) Plan to enable its employees to share in the Company's profits and to defer receipt of a portion of their salaries. Employees can defer up to 15% of their base pay, up to the maximum amount allowed by the Internal Revenue Code. In addition, the Company makes discretionary contributions to the profit sharing account and the 401(K) account, which are determined by the Board of Directors each year. Amounts charged to operating expenses under this plan representing the Company's contribution were $160,000, $159,000 and $120,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

During 1998, The Vintage Bank implemented a Director's Supplemental Retirement Program. The Program contains a non-qualified defined benefit plan and a non-qualified defined contribution plan. Directors and select officers designated by the Board of Directors of the Company are covered by one or the other of these plans. The plans are unfunded, however the Bank has purchased life insurance on the lives of the participants and expects to use the cash values of these policies ($2,724,899 at December 31, 2000) to pay the retirement obligations.

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

                                                           ANNUAL REPORT 2000 27

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 2000 and 1999: (In 000's)

                                               2000                  1999

                                     Carrying       Fair    Carrying      Fair
                                      Amounts      Value     Amounts     Value
  Financial Assets:
     Cash and cash equivalents       $ 25,356   $ 25,356    $  9,966  $  9,966
  Time deposits with other
     financial institutions               100        100         100       100
  Investment securities                59,604     59,604      56,654    56,654
  Loans, net                          150,008    149,843     120,166   119,264
  Accrued interest receivable
                                        1,739      1,739       1,447     1,447
  Financial Liabilities:
     Deposits                         216,638    216,523     172,380   172,430
     Short-term borrowings                  0          0       5,000     5,000
     Long-term borrowings               2,769      2,769           0         0
     Accrued interest payable             118        118         725       725

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents. Cash and cash equivalents are valued at their carrying amounts because of the short-term nature of these instruments.

Investment Securities. Investment securities are valued at quoted market prices. See Note 2 for further analysis.

Loans. Loans with variable interest rates are valued at the current carrying value, because these loans are regularly adjusted to market rates. The fair value of fixed rate loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. The fair value of impaired loans is stated net of the related valuation allowance, if any.

Accrued interest receivable and payable. The balance approximates its fair value.

Deposits, time deposits with other Banks. The fair value of demand deposits, savings accounts and interest-bearing transaction accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the contractual cash flows at current rates offered for similar instruments with the same remaining maturities.

Borrowings. The balance approximates its fair value due to the short-term nature of these borrowings and the long-term borrowing had variable interest rate.

(20) COMPREHENSIVE INCOME

The changes in the components of other comprehensive income (loss) for the years ended December 31 2000, 1999 and 1998 are reported as follows:
                                                                                           2000            1999        1998
                                                                                                                    C>
         Unrealized holding gain (loss) arising during the period,
         net of tax expense of $891,346 for 2000 and a tax benefit of
         $1,106,868 for 1999 and a tax expense of $59,889 for 1998.                  $1,251,380     ($1,396,051)   $122,321


         Reclassification adjustment for net realized gains (losses) on securities available-for-sale included in net income during the year, net of tax
         benefit of $1,054 for 2000 and tax expense of $3,816 and $27,136                 1,481          (5,364)    (38,142)
         for 1999 and 1998, respectively.

         Other comprehensive income (loss)                                           $1,252,861     ($1,401,415)   $ 84,179

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2000, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the Federal Reserve Bank categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

28 North BayBANCORP

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

                                                                          (In 000's)

                                           Amount Ratio                Amount Ratio                  Amount  Ratio
   As of December 31, 2000:
   Total Capital (to Risk
      Weighted Assets)
         Consolidated                     $28,822 14.85%           $15,530  >  8.00%             $19,413  >  10.00%
                                                                            =                             =
         The Vintage Bank                  21,374 11.78%            14,510  >  8.00%              18,138  >  10.00%
                                                                            =                             =
         Solano Bank                        8,465 77.56%               873  >  8.00%               1,091  >  10.00%
                                                                            =                             =
   Tier I Capital (to Risk
      Weighted Assets)
         Consolidated                      26,554 13.68%             7,765  >  4.00%              11,648  >  6.00%
                                                                            =                             =
         The Vintage Bank                  19,131 10.55%             7,255  >  4.00%              10,883  >  6.00%
                                                                            =                             =
         Solano Bank                        8,440 77.33%               437  >  4.00%                 655  >  6.00%
                                                                            =                             =
   Tier I Capital (to
      Average Assets)
         Consolidated                      26,554 10.77%             9,859  >  4.00%              12,323  >  5.00%
                                                                            =                             =
         The Vintage Bank                   19,131 8.51%             9,792  >  4.00%              12,240  >  5.00%
                                                                            =                             =
         Solano Bank                        8,440 38.94%               867  >  4.00%               1,084  >  5.00%
                                                                            =                             =


   As of December 31, 1999:
   Total Capital (to Risk
      Weighted Assets)
         Consolidated                     $21,141 14.07%           $12,019  >  8.00%             $15,023  >  10.00%
                                                                            =                             =
         The Vintage Bank                  20,154 13.02%            12,384  >  8.00%              15,480  >  10.00%
                                                                            =                             =
   Tier I Capital (to Risk
      Weighted Assets)
         Consolidated                      19,262 12.82%             6,009  >  4.00%               9,014  >  6.00%
                                                                            =                             =
         The Vintage Bank                  18,218 11.77%             6,192  >  4.00%               9,288  >  6.00%
                                                                            =                             =
   Tier I Capital (to
      Average Assets)
         Consolidated                       19,262 9.58%             8,046  >  4.00%              10,058  >  5.00%
                                                                            =                             =
         The Vintage Bank                   18,218 9.06%             8,046  >  4.00%              10,058  >  5.00%
                                                                            =                             =


                                                [IMAGE OMITTED]  We generated
                                                                 lower but
                                                                 respectable
                                                                 returns during
                                                                 this year of
                                                                 conversion,
                                                                 restructuring
                                                                 and start-up of
                                                                 a new bank.

                                                          ANNUAL REPORT 2000  29


(22) FINANCIAL STATEMENTS OF NORTH BAY BANCORP (Parent Company Only)

The Bancorp was organized as of November 1, 1999. As a result, comparative financial information is not available. Information below is for the 12 months ended December 31, 2000 and the two month period ended December 31, 1999.
         Condensed Balance Sheets
         Assets                                                                           2000                 1999

         Cash and due from banks                                                   $    72,764          $   939,263
         Investment in The Vintage Bank                                             19,217,467           17,047,592
         Investment in Solano Bank                                                   8,436,538                    0
         Premises and equipment, net                                                 1,479,489               88,216
         Other assets                                                                  678,508               15,420
              Total assets                                                         $29,884,766          $18,090,491

         Liabilities and shareholders' equity
         Long-term Borrowings                                                      $ 2,769,231          $         0
         Other Liabilities                                                             479,151                    0
              Total liabilities                                                      3,248,382                    0

         Shareholders' equity
            Preferred stock, no par value -  Authorized 500,000 shares
                Issued and outstanding - None
            Common stock, no par value - Authorized 10,000,000
                shares Issued and outstanding - 1,850,445 shares in 2000 and
                1,536,568 shares in 1999                                            19,801,538           12,893,189
            Retained earnings                                                        6,752,673            6,367,990
            Accumulated other comprehensive income (loss)                               82,173           (1,170,688)
         Total shareholders' equity                                                 26,636,384           18,090,491

              Total liabilities and shareholders' equity                           $29,884,766          $18,090,491

         Condensed Income Statements
                                                                                          2000                 1999
         Income
         Dividends from subsidiaries                                               $ 3,000,000          $   490,055
         Service fees from subsidiaries                                              2,270,856                    0
         Total Income                                                                5,270,856              490,055

         Expenses
         Interest on borrowings                                                        146,905                  826
         Salaries and related benefits                                               2,012,749                    0
         Other Expenses                                                              1,380,699               56,275
         Total Expenses                                                              3,540,353               57,101

         Net income (loss) before tax benefit and equity in
            net income of subsidiaries                                               1,730,503              432,954
         Tax benefit                                                                   528,653                    0
         Net income (loss) before equity in undistributed
           net income of subsidiaries                                                2,259,156              432,954
         Equity in undistributed net income of subsidiaries                            353,429                    0
         Net Income                                                                $ 2,612,585          $   432,954



30 North BayBANCORP


         Condensed Statements of Cash Flows

                                                                                          2000                 1999

         Net income                                                                $ 2,612,585          $   432,954
         Adjustments to reconcile net income to net cash
               provided by operating activities:
           Depreciation and amortization                                               178,083                    0
         Changes in:
             Interest receivable and other assets                                     (663,088)             (15,420)
             Interest payable and other liabilities                                    478,151                    0
                Total adjustments                                                       (6,854)             (15,420)
             Net cash provided (used) by operating activities                        2,605,731              417,534

         Cash Flows From Investing Activities:
         Investment in Solano Bank                                                  (9,000,000)                   0
         Capital expenditures                                                       (1,568,479)             (88,216)
            Net cash used in investing activities                                  (10,568,479)             (88,216)

         Cash Flows From Financing Activities:
         Increase in long-term borrowings, net                                       2,769,231                    0
         Dividend received from The Vintage Bank in excess of
              equity in net income                                                           0              609,945
         Equity in undistributed net income of subsidiaries                           (353,429)                   0
         Stock options exercised                                                       128,179                    0
         Stock issued, net of costs                                                  4,867,445                    0
         Dividends                                                                    (315,177)                   0
            Net cash provided by financing activities                                7,096,249              609,945
         Net increase (decrease) in cash and cash equivalents                         (866,499)             939,263
         Cash and cash equivalents at beginning of year                                939,263                    0
         Cash and cash equivalents at end of year                                  $    72,764          $   939,263

                                                           ANNUAL REPORT 2000 31


Report of Independent Public Accountants

To the Shareholders and Board of Directors of North Bay Bancorp:

We have audited the accompanying consolidated balance sheets of North Bay Bancorp (a California Corporation) and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of North Bay Bancorp and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP

San Francisco, California
February 23, 2001


                                            [IMAGE OMITTED]  We believe our
                                                             vision serves the
                                                             best interests of
                                                             our customers and
                                                             shareholders alike.

32 North BayBANCORP

                                                 [LOGO]
                                                  North Bay Bancorp

                             Thomas N. Gavin      Owner, Gavin & Schreiner

                                David B. Gaw      Attorney with Gaw, Van Male, Smith, Myers & Miroglio
                                                  A Professional Law Corporation

                          Fred J. Hearn, Jr.      CEO, Hearn Pacific Corporation dba Hearn Construction
                            Conrad W. Hewitt      Retired, Commissioner of California State Department of Financial Institutions
                             Harlan R. Kurtz      General Contractor and President of K-H Development Corporation
                             Richard S. Long      Chief Executive Officer, Regulus Integrated Solutions, LLC
                        Thomas H. Lowenstein      President, North Bay Plywood
                            Thomas F. Malloy      Senior Partner, Malloy Imrie & Vasconi Insurance Services LLC
                                                  Chairman of the Board
                           Terry L. Robinson      President & Chief Executive Officer
                          James E. Tidgewell      Certified Public Accountant, G & J Seiberlich & Co LLP


                                                  CORPORATE SECRETARY
                         Wyman G. Smith, III      Attorney with Gaw, Van Male, Smith, Myers & Miroglio
                                                  A Professional Law Corporation


                                                  [LOGO]
                                                  THE VINTAGE BANK
                       Andrew J. Beckstoffer
                           Sandra H. Funseth
                                David B. Gaw
                          William L. Kastner
                             Harlan R. Kurtz
                        Thomas H. Lowenstein      Chairman
                            Thomas F. Malloy
                        Andrew J. Nicks, M D
                           Terry L. Robinson      President & CEO
                         Carolyn D. Sherwood
                          James E. Tidgewell      Vice Chairman
                          Directors Emeritus
                       Houghton Gifford, M D
                             Joseph Vallerga

                                                  [LOGO]
                                                  SOLANO BANK
                              Gary J. Falati
                             Thomas N. Gavin      Chairman
                                David B. Gaw
                          Fred J. Hearn, Jr.
                             Calvin Lum, M D
                          Michael D. O'Brien
                           Terry L. Robinson
                             Kenneth B. Ross
                          Stephen C. Spencer
                         Denise C. Suihkonen      Vice Chairman
                               Glen C. Terry      President & CEO
                              Robert J. Wood

                                                           ANNUAL REPORT 2000 33

Corporate Information

[LOGO]
NorthBay Bancorp
Corporate Office
1500 Soscol Avenue
Napa, CA 94559-1314


[LOGO]
THE VINTAGE BANK
Main Office
1500 Soscol Avenue
Napa, CA 94559-1314

3271 Browns Valley Road
Napa, CA 94558-5499

3626 Bel Aire Plaza
Napa, CA 94558-2831


[LOGO]
SOLANO BANK
Main Office
403 Davis Street
Vacaville, CA 95688

1100 Texas Street
Fairfield, CA 94533

1395 E. Second Street
Benicia, CA 94510

--------------------------------------------------------------------------------
Shareholder Information
Trading OTC Bulletin Board - Symbol NBAN

Market Makers
Hoefer & Arnett
353 Sacramento Street, 10th Floor
San Francisco, CA 94111
1 (800) 346-5544

Wedbush Morgan Securities
1300 S. W. Fifth Ave., Suite 2000
Portland, OR 97201
1 (800) 234-0480

Transfer Agent
Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
1 (800) 368-5948

Notice of Annual Meeting
Chardonnay Golf Club
2555 Jamieson Canyon Road
Napa, CA 94558
April 24, 2001 - 7:00 p.m.

General Counsel
Wyman G. Smith, III
Gaw, Van Male, Smith, Myers & Mirogilo
944 Main Street
Napa, CA 94559

Corporate Secretary
Wyman G. Smith, III

Independent Public Accountants
Arthur Andersen LLP
101 Second Street, Suite 1100
San Francisco, CA 94105-3601

Web Site
www.northbaybancorp.com


For additional copies of this report or copies of the 10-KSB Report contact:
Pansy F. Smith Assistant Corporate Secretary North Bay Bancorp 1500 Soscol Avenue Napa, CA 94559-1314 (707) 258-3971

34 North BayBANCORP


Notes
--------------------------------------------------------------------------------

                                                           ANNUAL REPORT 2000 35


Notes
--------------------------------------------------------------------------------