Form 10-K, Exhibit 13
period 2001-12-31
NORTH BAY BANCORP/CA
filed 2002-03-27
CIK 1102595

--------------------------------------------------------------------------------
TABLE OF CONTENTS
--------------------------------------------------------------------------------

To Our Shareholders                                                           2

Selected Financial Data                                                       5

Management's Discussion
and Analysis of Financial Condition
and Results of Operations                                                     6

Balance Sheets                                                               14

Income Statements                                                            15

Statements of Changes in Shareholders' Equity                                16

Statements of Cash Flows                                                     17

Notes to Financial Statements                                                18

Report of Independent Public Accountants                                     36

Directors                                                                    37

Corporate Information                                                        38

--------------------------------------------------------------------------------
TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

We are pleased to report that your Company remains on course to realize its ambitious vision. Our major goals continue as follows: (1) remain independent,
(2) grow beyond $500 million in assets within two years, (3) capitalize on opportunities to enter underserved contiguous markets, (4) be the premier financial services provider in markets we serve and (5) skillfully utilize technology for competitive advantage. We believe effective execution of this strategy will provide an excellent return on shareholders' equity and growth in earnings per share that should advance us towards our objective for North Bay Bancorp stock to command a market premium and provide consistent liquidity.

Both subsidiary banks exceeded our growth projections for 2001, with a 32% consolidated growth in assets. Our net income of $3,022,166, or $1.46 per share, slightly exceeded our plan. The return on average equity of 10.61% was consistent with our plan, while the return on average assets of 1.0% was slightly below plan due to the growth in deposits outpacing the growth in loans. The third and fourth quarters of 2001 were particularly strong as we were able to realize financial returns from our substantial asset growth. Unlike most of our California community bank peers, our net interest margin did not narrow significantly during the year. This is the result of managing our balance sheet to be as interest rate "neutral" as possible, so that changes in market interest rates do not significantly impact our net income. We believe this is the optimum position to assume for the sake of long-term financial returns.

We anticipate strong growth again in 2002, bolstered by the January 2002 openings of The Vintage Bank's St. Helena Office and Solano Bank's Vallejo Office. Returns on average equity and average assets are expected to be slightly better than in 2001, but short of our long-term goal of earning a return on shareholders' equity of 15% or more. Solano Bank is projected to reach break-even operations during the third quarter of 2002. The Vintage Bank is expected to continue its strong earnings through 2002, although the opening of the St. Helena Office (and the associated occupancy and personnel expense) will have a temporary dampening impact on earnings. Additionally, we anticipate some narrowing of our net interest margin during the year, an inevitable result of our current low interest rate environment and intense price competition on loan and deposit rates. We continue to project that year 2003, when Solano Bank will be operating profitably for the entire year, will mark our return to generating financial returns above our peers. During 2003, we anticipate The Vintage Bank's St. Helena expansion will be contributing to profits and the consolidated Company attaining a size that allows us to realize the economies of scale we have sought with our rapid growth strategy.

We have continued to build a "foundation" for our planned growth. While we have excellent physical facilities and technology equipment, our success is most dependent on effectively deploying our human capital. We have reached outside our Company to attract people with specific skills and backgrounds while restructuring roles and responsibilities of existing key members of our management team to better capitalize on their strengths. We are evolving into a Customer Relationship Management (CRM) organization, structured to focus our efforts on serving our best and most profitable customers while attracting more customers with similar characteristics.

In summary, we remain on course towards the vision initiated in 1999 with the decision to form a holding company for The Vintage Bank and commence organization of a new bank in Solano County. The journey thus far has been both challenging and rewarding. We thank you, our Shareholders, for embracing the vision and supporting our endeavor. We remain convinced this is the optimum strategy to best serve your interests.

Very truly yours,


Terry L. Robinson                                          Thomas F. Malloy
President & Chief Executive Officer                        Chairman of the Board

This letter to shareholders contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

                           [Intentionally Left Blank]

--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

The following table presents a summary of selected consolidated data for North Bay Bancorp and subsidiaries (the Company) for the five years ended December 31, 2001. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto appearing elsewhere in the annual report:

                                                                  (In 000's except share data)

                                                     2001        2000        1999        1998         1997
                                                    -------     -------     -------     -------      -------
STATEMENTS OF OPERATIONS DATA:
  Interest income                                   $20,307     $16,700     $13,688     $11,907      $10,085
  Interest expense                                    5,887       5,612       4,364       3,992        3,141
                                                    -------     -------     -------     -------      -------
  Net interest income                                14,420      11,088       9,324       7,915        6,944
  Provision for loan losses                             447         385         240         240          240
                                                    -------     -------     -------     -------      -------
  Net interest income after
     provision for loan losses                       13,973      10,703       9,084       7,675        6,704

  Noninterest income                                  2,691       2,140       1,777       1,397        1,443

  Noninterest expense                                11,955       8,583       6,496       5,660        5,050

  Provision for income taxes                          1,687       1,647       1,650       1,301        1,243
                                                    -------     -------     -------     -------      -------

  Net income                                         $3,022      $2,613      $2,715      $2,111       $1,854
                                                    =======     =======     =======     =======      =======

BASIC PER SHARE DATA: (1)
  Earnings per share                                  $1.47       $1.35       $1.54       $1.22        $1.12
  Average shares outstanding                      2,053,669   1,926,376   1,762,803   1,732,115    1,655,155

DILUTED PER SHARE DATA: (1)
  Earnings per share                                  $1.46       $1.33       $1.50       $1.18        $1.09
  Average shares outstanding                      2,076,143   1,958,853   1,804,496   1,785,957    1,707,431

BALANCE SHEET DATA:
  Total assets                                     $326,806    $247,469    $197,106    $180,291     $146,982
  Net loans                                         183,548     150,008     120,166      94,775       80,991
  Total deposits                                    292,441     216,638     172,380     162,173      131,390
  Shareholders' equity                               29,980      26,636      18,090      16,910       14,486

(1) All per share amounts have been adjusted to reflect the 5% stock dividends declared January 27, 1997, January 26, 1998, January 28, 1999, January 18, 2000, January 29, 2001 and January 28, 2002 as well as a two-for-one stock split effective October 1, 1997.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENT

This Annual Report contains statements relating to future results of the Company that are considered to be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, loan loss reserve adequacy, simulation of changes in interest rates and litigation results. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties including, but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures within the Company's markets, equity and fixed income market fluctuations, personal and corporate customers' bankruptcies, inflation, acquisitions and integrations of acquired businesses, technological change, changes in law, changes in fiscal, monetary, regulatory and tax policies, monetary fluctuations, success in gaining regulatory approvals when required as well as other risks and uncertainties. Such forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

OVERVIEW
--------------------------------------------------------------------------------

North Bay Bancorp (Bancorp), organized November 1, 1999, is the holding company for The Vintage Bank and Solano Bank (Banks), which are wholly owned subsidiaries. The consolidated entity (the Company) reported net income of $3,022,166, or $1.46 per share, in 2001 compared with $2,612,585, or $1.33 per share, in 2000 and $2,715,377, or $1.50 per share, in 1999, equating to a return on average assets of 1.00%, 1.17% and 1.44% for years 2001, 2000 and 1999, respectively. The return on average equity was 10.61% in 2001 compared with 11.70% and 15.52% in 2000 and 1999, respectively. The decrease in net income during 2000 compared with 1999 resulted primarily from costs associated with opening and operating Solano Bank, which commenced operation in July, 2000.

As of December 31, 2001, total assets were $326,805,690 compared with total assets of $247,469,066 and $197,106,319 at year end 2000 and 1999, respectively, representing a 32% increase in 2001 and a 26% increase in 2000. Deposits increased 35% in 2001 compared with a 26% increase in 2000. Loans, net of the allowance for loan losses, increased 22% in 2001 compared with a 25% increase in 2000.

--------------------------------------------------------------------------------

SUMMARY OF EARNINGS

Net Interest Income

Net  interest  income  before   provision  for  loan  losses  was   $14,420,237,
$11,088,108  and $9,324,483 in 2001, 2000 and 1999,  respectively,  representing increases of 30% in 2001 and 19% in 2000.

Net interest income is impacted by changes in the volume and mix of earning assets and interest-bearing liabilities and changes in interest rates. The increase in net interest income in 2001 compared with 2000 was primarily the result of volume increases in loans and investments. The net interest margin (defined as net interest income divided by average earning assets) decreased slightly in 2001 to 5.30% from 5.46% in 2000 as the loan-to-deposit ratio decreased in 2001 compared to 2000. The Company has historically enjoyed an overall cost of funds lower than peer institutions of comparable size.

Taxable-equivalent interest income (defined as interest income adjusted for the tax benefit for holding tax exempt securities and loans) increased $3,590,234, or 21%, in 2001 compared with 2000. Increases in the volume of earning assets accounted for increasing interest income by $5,285,413, offset by a decrease of $1,695,179 attributable to lower rates. An increase in taxable-equivalent income of $2,979,385 or 21% in 2000 compared with 1999 consisted of a $2,588,644 increase due to growth of earning assets and an increase of $390,741 attributable to higher rates on earning assets.

Interest paid on interest-bearing liabilities increased $274,821 in 2001 compared with 2000. Increases in the volume of deposits and other borrowings increased interest paid by $1,373,981 offset by a $1,099,160 decrease attributable to a decline in rates. Interest paid on interest-bearing liabilities increased $1,248,242 in 2000 compared with 1999; the effect of volume increases accounted for $641,073 with an increase of $607,169 attributable to higher rates.

The net interest margin, using taxable equivalent interest income, was 5.36% in 2001 compared with 5.55% in 2000. The decrease in the net interest margin is primarily the result of a lower average loan-to-deposit ratio in 2001 compared to 2000 and changes in the market interest rates.

Assuming there are no dramatic changes in market interest rates or deposit mix, the net interest margin is expected to decline modestly during 2002, consistent with recent interest rate trends.

Provision and Allowance for Loan Losses

Credit risk is inherent in the business of lending. As a result, the Company maintains an Allowance for Loan Losses to absorb losses inherent in the Company's loan portfolio. This is maintained through periodic charges to earnings. These charges are shown in the Consolidated Income Statement as provision for loan losses. All specifically identifiable and quantifiable losses are immediately charged off against the allowance. However, for a variety of reasons, not all losses are immediately known to the Company and, of those that are known, the full extent of the loss may not be quantifiable at that point in time. The balance of the Company's Allowance for Loan Losses is meant to be an estimate of these unknown but probable losses inherent in the portfolio.

The Company's written lending policies, along with applicable laws and regulations governing the extension of credit, require risk analysis as well as ongoing portfolio and credit management through loan product diversification, lending limits, ongoing credit reviews both internal and external along with approval policies prior to funding of any loan. The Company manages and controls credit risk through diversification, close monitoring of any portfolio concentrations, loan limits to individuals and reviewing historical losses incurred by the Company. Loans that are performing but have shown some signs of weakness are subjected to more stringent reporting and oversight. Management has established a monitoring system for any concentration within the portfolio. Currently monitoring controls are in place for commercial real estate loans.

The existing portfolio consists of commercial loans to businesses, both commercial and residential real estate loans and consumer products. The portfolio contains variable rate loans as well as loans with rates fixed for up to ten years. Fixed rate loans primarily are associated with real estate lending.

As of December 31, 2001, loans increased $34 million, a 22% increase over that of 2000. On an average balance basis the Company's loan portfolio increased $33 million over the average balance in 2000. In 2000, average balances increased from the prior year by 28% or $30 million. The increase in 2001 was due to strong loan demand for commercial real estate loans along with an aggressive calling program.

Management recognizes that the estimation of probable loss in the portfolio is not a science and therefore the current Allowance for Loan Losses is not expected to be equal to the result of the assessment. It is expected, however, that the assessment will demonstrate that the actual reserve is adequate for coverage of probable loan losses in the existing portfolio. To the extent that the current allowance is deemed insufficient to cover the estimate of unidentified losses, Management will record an additional provision for loan loss. If the allowance is greater than appears to be required at that point in time, the provision expense may be adjusted accordingly.

Assessment of the Adequacy of the Allowance for Loan Losses and the Allocation Process

The Company formally assesses the adequacy of the allowance on a quarterly basis. Determination of the adequacy is based on ongoing assessments of the probable risk in the outstanding loan portfolio and, to a lesser extent, the Company's off balance sheet commitments. These assessments include periodic re-grading of credits based on changes in their individual credit characteristics including delinquency, seasoning, recent financial performance of the borrower, economic factors, changes in the interest rate environment, growth of the portfolio as a whole or by segment and other factors as warranted. Loans are initially graded when originated. They are re-graded as they are renewed, when there is a new loan to the same borrower, when identified facts demonstrate heightened risk of nonpayment or if they become delinquent on a frequent basis. Re-grading of problem loans will occur at least monthly. Confirmation of the quality of the grading process is obtained by independent credit reviews conducted by consultants specifically hired for this purpose and by regulatory examiners.

The Company evaluates individual loans that meet the its criteria (loans over $50,000 and graded substandard or lower) to determine if impaired and to establish a specific allowance as necessary. The Company establishes percentage allowance requirements for all other loans, according to their classification as determined by the Bank's internal grading system. These loans are identified through the following categories:

Watch  -  These  loans  are  not  classified,   but  they  contain   potentially
unsatisfactory  characteristics.

Special Mention - These assets constitute an undue and unwarranted credit risk, but not to the point of justifying a classification to substandard.

Substandard - These are loans inadequately protected by current sound worth, paying capacity of the borrower or pledged collateral. Substandard loans normally have one or more well-defined weaknesses that could jeopardize the repayment of the debt.

Doubtful - The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, writing down the loan and recognizing the loss is deferred until its more exact status may be determined.

The above, along with specific allocations for concentrations in real estate, off balance sheet, etc., are taken into consideration when evaluating the Company's allowance for loan losses.

As of December 31, 2001 the allowance for loan losses of $2,717,249 represented 1.46% of loans outstanding. This compared with an allowance balance of $2,268,048 December 31, 2000, representing 1.49% of loans outstanding. During 2001, 2000 and 1999 $447,000, $385,000 and $240,000, respectively was charged to expense for the provision for loan losses.

Non Performing Loans

The Company's policy is to place loans on nonaccrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash. As of December 31, 2001 and 2000 there were no nonaccrual loans.

Historical Loan Loss & Recovery Experience

                             Solano Bank               The Vintage Bank                 Consolidated
                         2001          2000          2001           2000             2001           2000
                     -----------    ----------   ------------   ------------     ------------   ------------
Losses                        $0            $0         $4,105       $105,508           $4,105       $105,508
Recoveries                     0             0          6,306          1,625            6,306          1,625
                     -----------    ----------   ------------   ------------     ------------   ------------
Net loss
(recovery)                     0             0        (2,201)        103,883          (2,201)        103,883

Loan loss reserve        112,000        25,000      2,605,249      2,243,048        2,717,249      2,268,048
% of reserve
charge-off                0.000%        0.000%        -0.001%         0.046%          -0.001%         0.046%

Loan portfolio       $25,827,435    $2,138,063   $160,438,115   $150,137,778     $186,265,550   $152,275,871
% of reserve to
portfolio                   .43%         1.17%          1.62%          1.49%            1.46%          1.49%

There have been no transactions in the past year to impact the allocation for loan loss. The increased allocation is due primarily to overall growth in the loan portfolio and related inherent risk of loss.

Recoveries for 2001 out paced charged off loans within the portfolio for The Vintage Bank. Solano Bank, as a new company, has sustained no losses since opening for business July 2000. The Company reports minimal historical loss of $103,883 for the year 2000.

Conclusion

Based on the current conditions of the loan portfolio, Management believes that the $2,717,249 allowance for loan losses at December 31, 2001 is adequate to absorb probable losses inherent in the Bank's loan portfolio. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio.

Noninterest Income

Noninterest income was $2,690,637 in 2001 compared with $2,140,266 in 2000 and $1,777,144 in 1999. The 26% increase in 2001 was primarily due to realizing net gains on the sale of investment securities. Fee income from service charges on deposit accounts increased 24% or $229,270 from the previous year compared with a decrease of 2% in 2000. The decrease in 2000 was due primarily to a fee "grace period" and waivers associated with a major systems conversion.

Noninterest Expense

Details of noninterest expense are as follows:

                                                      (In 000's)

                                       2001             2000              1999
                                     -------           ------            ------

Salaries & benefits                   $6,349           $4,574            $3,497
Occupancy                                854              655               401
Equipment/data processing              1,451              747               463
Other                                  3,300            2,607             2,135
                                     -------           ------            ------
   Total                             $11,954           $8,583            $6,496
                                     =======           ======            ======

Salaries  and  benefits  expense  increased  39%  and  31%  in  2001  and  2000, respectively, from the previous year. The increases were primarily due to increases in the number of full-time equivalent employees, which has increased from approximately 79 at year-end 1999 to 131 at year-end 2001. The increase was primarily the result of opening Solano Bank and new branches throughout the Company. It is anticipated that full-time equivalents will increase by approximately 5 during the year 2002 due to additional new branch openings.

The 30% increase in occupancy expense during 2001 compared with 2000 was primarily in rent and depreciation associated with opening three branches of Solano Bank. Occupancy expense is expected to increase approximately 30% in the year 2002 compared to 2001 due to the anticipated opening of three new offices.

Equipment and Data Processing expense increased 94% in 2001 compared with 2000. The increase was primarily due to an increase in depreciation expense resulting from accelerated depreciation on its host banking system in anticipation of a host system change during 2002. Equipment is depreciated over periods of three to five years.

Major anticipated capital purchases during 2002 include software for a new host banking system, leasehold improvements to new branch locations, some remodel of existing offices, additional equipment and furniture needed to equip new offices. Expenditures in these areas are anticipated to total approximately
$1,750,000. All other anticipated expenditures for equipment during 2002, including routine purchases of vehicles and miscellaneous equipment, are expected to total less than $400,000. The financial impact of these capital expenditures, if all are made, will be to increase monthly depreciation expense by approximately $35,000.

The key components of other expenses are as follows:

                                                             (In 000's)

                                         2001             2000             1999
                                        ------           ------           ------

Professional services                     $755             $547             $485
Business promotion                         379              434              328
ATM expenses                               222              167              160
Stationery & supplies                      274              259              200
Insurance                                  111               76               64
Other                                    1,559            1,124              898
                                        ------           ------           ------
   Total                                $3,300           $2,607           $2,135
                                        ======           ======           ======

Professional services increased 38% in 2001 compared with 13% in 2000; the increase in 2001 was primarily due to increased legal fees associated with purchases of real estate and increases in fees for audits. Business promotion expense decreased 13% in 2001 compared with 2000 and increased 32% when comparing 2000 to 1999; these variations were primarily the result of increased marketing expenditures associated with the opening of Solano Bank in 2000. ATM expense increased 33% in 2001 compared with 2000; the increase is primarily due to an increase in the number of ATM's the Company operates. Stationery and supplies expense increased 6% and 30% in 2001 and 2000, respectively, reflecting overall volume increases and costs associated with the system conversion and opening Solano Bank in July, 2000. Insurance rates increased 46% and 19% in 2001 and 2000, respectively; these increases are consistent with increases in volumes and number of locations. Other expenses increased 39% and 25% in 2001 and 2000, respectively, primarily due to increased expenses in telephone, postage, courier services, conferences and other miscellaneous expenses.

The Company reported a provision for income taxes of $1,687,171 $1,647,347 and $1,650,000 for years 2001, 2000 and 1999, respectively. These provisions reflect accrual for taxes at the applicable rates for Federal and California State income taxes based upon reported pre-tax income, and adjusted for the beneficial effect of the Company's investment in qualified municipal securities. The Company has not been subject to an alternative minimum tax (AMT).

BALANCE SHEET
--------------------------------------------------------------------------------

Total  assets  as  of  December  31,  2001  were   $326,805,690   compared  with
$247,469,066  and  $197,106,319,  as of  year-end  2000 and 1999,  respectively, representing a 32% increase in 2001 and a 26% increase in 2000. Total deposits grew $75,803,334 to $292,441,196 in 2001, representing a 35% increase, compared with a 26% increase in 2000. Total loans, net of allowance for loan losses, grew $33,540,508 to $183,548,301 in 2001, representing a 22% increase compared with a 25% increase in 2000. Investment securities increased from $59,604,457 at year-end 2000 to $86,119,716 in 2001, a 44% increase, compared with an increase of 5% during 2000.

Liquidity and Capital Adequacy

The Company's liquidity is determined by the level of assets (such as cash, federal funds sold and marketable securities together with other funding sources) that are readily convertible and other funding sources to meet customer withdrawal and borrowing needs. The Company's liquidity position is reviewed by management on a regular basis to verify that it is adequate to meet projected loan funding and potential withdrawal of deposits. The Company has a comprehensive Asset/Liability Management and Liquidity Policy that it uses to determine adequate liquidity.

Securities classified as "Held-to-Maturity" are reported at amortized cost, and "Available-for-Sale" securities are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of accumulated other comprehensive income. As of December 31, 2001, "Held-to-Maturity" securities had an amortized cost of $1,313,871 and
"Available-for-Sale" securities had a fair value of $83,564,595 with an unrealized gain, net of income taxes, of $553,263 reflected as a component of accumulated other comprehensive income in the shareholders' equity section of the Balance Sheet. The Company owns equity securities carried at a cost of $1,241,250.

The Company also has available funding from other sources such as the Federal Home Loan Bank and federal fund lines of credit. As of December 31, 2001, the Company had approximately $94 million available from these sources for borrowing. The Company relies on these funding sources to assist in funding loans when loan demand outpaces deposit growth. Additionally the Company has a $1,846,154 unsecured loan which matures October, 2003. The loan is a variable rate loan tied to a reference rate consistent with the prime rate with principal and interest payments due quarterly.

At year-end 2001, liquid assets (defined as cash, Federal funds sold, deposits in other financial institutions and securities categorized as available-for-sale) represented 37% of total assets, as compared with 33% as of year-end 2000. The level of liquid assets at December 31, 2001 exceeds the liquidity required by the Company's liquidity policy. Management expects to be able to meet the liquidity needs of the Company during 2002 primarily through balancing loan growth with corresponding increases in deposits.

The Company is contemplating issuing trust preferred securities during the year 2002. Issuing these securities, which have both equity and debt characteristics, would increase the Company's liquidity ratios. Other anticipated impacts of a trust preferred issue would be increases in capital ratios and interest expense. The impact on net interest income would depend on the uses for funds from the issue. Possible uses for the funds include equipment purchases, debt retirement, investments, acquisitions, capital injections into subsidiaries, purchase of Company stock or any combination of these alternatives.

Interest Rate Sensitivity

The following table sets forth the repricing opportunities for rate-sensitive assets and rate-sensitive liabilities at December 31, 2001. Rate sensitivity analysis usually excludes Noninterest-bearing demand deposits. Including these deposits, which totaled $77,117,476, would result in a significant shift in the gap position. Rate-sensitive assets and rate-sensitive liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.

                                                                       (In 000's)

                                         3 Months     Over 3 Mos.       Over 1 Yr.    Over 5
                                          or Less       To 1 Yr.         To 5 Yrs.     Years         Total
                                         --------       -------          -------      -------       --------
Interest rate-sensitive assets:
   Loans, gross                           $64,367       $12,234          $69,134      $40,531       $186,266
   Interest-bearing deposits in
      Other banks                               0           100                0            0            100
   Investment securities                    1,013        14,878           25,835       44,394         86,120
   Federal funds sold                      18,000             0                0            0         18,000
                                         -------------------------------------------------------------------
                Total                      83,380        27,212           94,969       84,925        290,486

Interest rate-sensitive liabilities:
   Interest-bearing demand
      deposits                            116,809             0                0            0        116,809
   Time deposits >$100,000                 19,260        14,545            3,912          507         38,224
   Other time deposits                     13,198        20,770            4,168        1,266         39,402
   Savings deposits                        20,889             0                0            0         20,889
   Long-term borrowings                     1,846             0                0            0          1,846
                                         -------------------------------------------------------------------
                Total                    $172,002       $35,315           $8,080        1,773       $217,170

Interest rate sensitivity gap            ($88,622)      ($8,103)         $86,889      $83,152        $73,316
                                         ===================================================================

Ratio of interest rate sensitivity to      -30.51%        -2.79%           29.91%       28.63%
    earning assets

This table indicates that the Company has a "negative" GAP for twelve months into the future and a "positive" GAP beyond. The implication is that during the negative GAP "horizon" Company earnings will increase in a falling interest rate environment, as interest rates on interest-bearing liabilities reprice downward more rapidly than rates on earning assets; conversely, earnings would decline in a rising rate environment. This traditional analysis does not recognize or assume any "lag" in interest rate changes on earning assets and interest-bearing liabilities, and it assumes that all earning assets and interest-bearing liabilities reprice to the same absolute degree regardless of the mix of earning assets and interest-bearing liabilities. The Company utilizes a simulation model as its primary tool for asset/liability management. This model considers the effects of lags and different ranges of interest rate changes among various classes of earning assets and interest-bearing liabilities following a 1% or 2% change in the Fed Funds rate, and produces a more accurate projection of the impact changing interest rates will have on the Company. Based on the model, the Company is slightly asset sensitive, as opposed to being liability sensitive as indicated by the preceding table using traditional GAP analysis. As of December 31, 2001, the analysis indicates that our net interest income for the next 12 months would increase $76,000 or .53% if rates increase 100 basis points, and decrease $96,000 or .67% if rates decrease100 basis points.

The Company's capital ratios remained relatively steady during 2001 compared with 2000 levels. As of December 31, 2001, the Company's total risk-based capital ratio, Tier I risk-based capital ratio and leverage ratio were 13.2%, 12.1% and 9.2%, respectively. These compare with ratios of 14.9%, 13.7% and 10.8% as of December 31, 2000.

In January, 2002, the Company declared a 5% stock dividend and a $.20 per share cash dividend for shareholders of record as of March 4, 2002. The stock dividend will affect the Company's capital and its capital ratios only to the extent that cash is distributed in lieu of fractional shares. Accordingly, the stock dividend will not materially impact the Company's overall capital. The cash dividend will total approximately $400,000, equating to a reduction in the Company's leverage ratio of approximately .01%.

DESCRIPTION OF OPERATIONS
--------------------------------------------------------------------------------

North Bay Bancorp (Bancorp) is a California corporation organized November 1, 1999 and is registered with the Board of Governors of the Federal Reserve System as a financial holding company under the Bank Holding Company Act of 1956, as amended. The Vintage Bank is a wholly-owned subsidiary of the Bancorp, organized as a state chartered Bank in 1984; Solano Bank is also a wholly-owned subsidiary of the Bancorp, organized as a state chartered Bank in 2000. The Vintage Bank engages in the commercial banking business in Napa County from its main banking office located at 1500 Soscol Avenue, Napa, California. The Vintage Bank has three other business locations, one located in the Brown's Valley Shopping Center at 3271 Brown's Valley Road, Napa, California, 3626 Bel Aire Plaza, Napa, California and one at 1065 Main Street in St. Helena, California opened on January 31, 2002. The Vintage Bank also has a remote ATM at 6498 Washington Street, Yountville, California. Solano Bank, organized as a state chartered Bank in July, 2000, also engages in the commercial banking business in Solano County from its main banking office located at 403 Davis Street, Vacaville, California. Solano Bank has three other business locations, one located at 1100 Texas Street, Fairfield, California, one at 1395 E. Second Street, Benicia, California and a fourth branch located at 976 Admiral Callahan Lane, Vallejo, California opened January 16, 2002. The Banks conduct commercial banking business, offering a full range of commercial banking services to individuals, businesses and agricultural communities of Napa and Solano Counties. The Banks emphasize their retail commercial banking operations and accept checking and savings deposits, issues drafts, sells traveler's checks and provide other customary banking services.

SECURITIES OF THE HOLDING COMPANY
--------------------------------------------------------------------------------

The Company's outstanding securities consist of one class, Common Stock, of which there were 1,960,902 shares outstanding at March 4, 2002, held by 1,051 shareholders of record. The Company's common stock is traded over-the-counter and is quoted on the OTC "Bulletin Board" under the symbol NBAN. The firm of Hoefer & Arnett serves as the primary market maker in the Company's stock.

The following table (adjusted for the 2001 and 2002 stock dividends) summarizes the common stock high and low bid prices based upon transactions of which the Company is aware:

Quarter ended                       High              Low

March 31, 2000                     $22.68           $17.23
June 30, 2000                       20.64            17.91
September 30, 2000                  20.41            18.59
December 31, 2000                   19.50            18.59
March 31, 2001                      19.95            17.23
June 30, 2001                       19.05            18.10
September 30, 2001                  19.53            18.10
December 31, 2001                   19.52            18.10

There may be other transactions of which the Company is not aware and, accordingly, they are not reflected in the range of actual sales prices stated. Further, quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions. Additionally, since trading in the Company's common stock is limited, the range of prices stated are not necessarily representative of prices that would result from a more active market.

The Company paid cash dividends of $0.20 per share in each of the years 2001 and 2000. The holders of common stock of the Company are entitled to receive cash dividends when and as declared by the Board of Directors out of funds legally available. Federal Reserve Board regulations prohibit cash dividends, except under limited circumstances, if the distribution would result in a withdrawal of capital or exceed the Company's net profits then on hand after deducting its losses and bad debts. Furthermore, cash dividends cannot be paid without the prior written approval of the Federal Reserve Board if the total of all dividends declared in one year exceeds the total of net profits for that year plus the preceding two calendar years, less any required transfers to surplus under state or federal law. The shareholders right to receive dividends is also subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:
(1) The corporation's assets equal at least 1.25 times its liabilities; and (2) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1.25 times its current liabilities. As of December 31, 2001, the Company had retained earnings of $7,453,716 eligible for dividends.

--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
December 31, 2001 and 2000

                                                                         2001                  2000
                                                                     ----------------------------------
                             ASSETS

CASH AND DUE FROM BANKS                                               $19,310,919           $15,881,119
FEDERAL FUNDS SOLD                                                     18,000,000             9,475,000
                                                                     ------------          ------------
              Cash and cash equivalents                                37,310,919            25,356,119

TIME DEPOSITS WITH OTHER
    FINANCIAL INSTITUTIONS                                                100,000               100,000
INVESTMENT SECURITIES:
     Held-to-maturity                                                   1,313,871             1,353,119
     Available-for-sale                                                83,564,595            57,019,538
     Equity securities                                                  1,241,250             1,231,800
                                                                     ------------          ------------
TOTAL INVESTMENT SECURITIES                                            86,119,716            59,604,457
LOANS, net of allowance for loan losses of
    $2,717,249 in 2001 and $2,268,048 in 2000                         183,548,301           150,007,793
BANK PREMISES AND EQUIPMENT, net                                        9,328,592             5,241,687
INTEREST RECEIVABLE AND OTHER ASSETS                                   10,398,162             7,159,010
                                                                     ------------          ------------

             Total assets                                            $326,805,690          $247,469,066
                                                                     ============          ============

              LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
   Non-interest bearing                                               $77,117,476           $60,675,518
   Interest-bearing                                                   215,323,720           155,962,344
                                                                     ------------          ------------
               Total deposits                                         292,441,196           216,637,862

LONG-TERM DEBT                                                          1,846,154             2,769,231

INTEREST PAYABLE AND OTHER LIABILITIES                                  2,538,710             1,425,589
                                                                     ------------          ------------

               Total liabilities                                      296,826,060           220,832,682

COMMITMENTS AND CONTINGENT LIABILITIES (Note 5)

SHAREHOLDERS' EQUITY:

   Preferred stock, no par value -  Authorized 500,000 shares;
       Issued and outstanding - None
   Common  stock,  no par  value -  Authorized  10,000,000  shares;
       Issued and outstanding - 1,960,902 shares in 2001
       And 1,850,445 shares in 2000                                    21,972,651            19,801,538
   Retained earnings                                                    7,453,716             6,752,673
   Accumulated other comprehensive income                                 553,263                82,173
                                                                     ------------          ------------
              Total shareholders' equity                               29,979,630            26,636,384

              Total liabilities and shareholders' equity             $326,805,690          $247,469,066
                                                                     ============          ============

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
                         CONSOLIDATED INCOME STATEMENTS
--------------------------------------------------------------------------------
For the Years Ended December 31, 2001, 2000 and 1999

                                                         2001               2000                1999
                                                     ---------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                        $15,318,956         $12,927,364          $9,818,961
   Interest on federal funds sold                      1,012,299             520,563             192,223
   Interest on investment securities - taxable         3,394,718           2,572,133           2,980,760
   Interest on investment securities - tax exempt        574,556             674,823             689,683
   Interest on time deposits with other
     financial institutions                                6,862               5,558               6,947
                                                     -----------         -----------          ----------
              Total interest income                   20,307,391          16,700,441          13,688,574
                                                     -----------         -----------          ----------

INTEREST EXPENSE:
   Interest on interest-bearing
     transaction deposits                              2,164,149           1,655,546           1,338,642
   Interest on time and savings deposits               3,552,246           3,720,455           2,828,380
   Interest on long-term debt                            168,128             146,905                   0
   Interest on short-term borrowings                       2,631              89,427             197,069
                                                     -----------         -----------          ----------
              Total interest expense                   5,887,154           5,612,333           4,364,091
                                                     -----------         -----------          ----------
               Net interest income                    14,420,237          11,088,108           9,324,483

PROVISION FOR LOAN LOSSES                                447,000             385,000             240,000
                                                     -----------         -----------          ----------
               Net interest income after
                 provision for loan losses            13,973,237          10,703,108           9,084,483

NONINTEREST INCOME:
   Service charges on deposit accounts                 1,185,183             955,913             978,858
   Gain (loss) on securities transactions, net           325,456             (2,535)               9,753
   Other                                               1,179,998           1,186,888             788,533
                                                     -----------         -----------          ----------
              Total noninterest income                 2,690,637           2,140,266           1,777,144
                                                     -----------         -----------          ----------

NONINTEREST EXPENSE:
   Salaries and related benefits                       6,349,222           4,573,957           3,496,938
   Occupancy                                             854,163             654,773             401,243
   Equipment                                           1,451,276             747,078             462,579
   Other                                               3,299,876           2,607,634           2,135,490
                                                     -----------         -----------          ----------
              Total noninterest expense               11,954,537           8,583,442           6,496,250
                                                     -----------         -----------          ----------

Income before provision for income taxes               4,709,337           4,259,932           4,365,377

PROVISION FOR INCOME TAXES                             1,687,171           1,647,347           1,650,000
                                                     -----------         -----------          ----------

NET INCOME                                            $3,022,166          $2,612,585          $2,715,377
                                                     ===========         ===========          ==========

BASIC EARNINGS PER SHARE:                                  $1.47               $1.35               $1.54

DILUTED EARNINGS PER SHARE:                                $1.46               $1.33               $1.50

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS EQUITY
--------------------------------------------------------------------------------

                                                         Accumulated
                                                            Other               Total
Common Shares         Common           Retained          Comprehensive       Shareholders'       Comprehensive
 Outstanding          Stock            Earnings          Income (Loss)          Equity               Income
-------------      -----------       -----------         -------------       -------------       -------------
  1,437,491        $11,003,574        $5,521,351              $385,106         $16,910,031

     71,442          1,571,724       (1,581,240)                                   (9,516)
                                       (287,498)                                 (287,498)
                                       2,715,377                                 2,715,377         $2,715,377
                                                                                                    (154,379)
                                                                                                  (1,401,415)
                                                                                                   ----------
                                                           (1,555,794)         (1,555,794)        (1,555,794)
                                                                                                   $1,313,962
                                                                                                   ==========
     27,635            317,891                                                     317,891
  ---------        -----------       -----------           -----------         -----------
  1,536,568         12,893,189         6,367,990           (1,170,688)          18,090,491
     76,509          1,912,725       (1,920,588)                                   (7,863)
                                       (307,314)                                 (307,314)
                                       2,612,585                                 2,612,585         $2,612,585
                                                             1,252,861           1,252,861          1,252,861
                                                                                                   ----------
                                                                                                   $3,865,446
                                                                                                   ==========
    227,273          4,867,445                                                   4,867,445
     10,095            128,179                                                     128,179
  ---------        -----------       -----------           -----------         -----------
  1,850,445         19,801,538         6,752,673                82,173          26,636,384
     92,307          1,938,447       (1,949,743)                                  (11,296)
                                       (371,380)                                 (371,380)

                                       3,022,166                                 3,022,166         $3,022,166
                                                               471,090             471,090            471,090
                                                                                                   ----------
                                                                                                   $3,493,256
                                                                                                   ==========
     18,150            232,666                                                     232,666
  ---------        -----------       -----------           -----------         -----------
  1,960,902        $21,972,651        $7,453,716              $553,263         $29,979,630
  =========        ===========       ===========           ===========         ===========

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

For the Years Ended December 31, 2001, 2000 and 1999                                    (In 000's)
                                                                              2001         2000         1999
                                                                            ----------------------------------
Cash Flows From Operating Activities:
Net income                                                                $  3,022      $  2,613      $  2,715
Adjustments to reconcile net income to net cash
      provided by operating activities:
  Depreciation and amortization                                              1,352           634           362
  Provision for loan losses                                                    447           385           240
  Amortization of deferred loan fees                                          (471)         (288)         (262)
  Amortization (accretion) of investment securities
    premiums (discounts), net                                                  121            13            (3)
  Provision for deferred income taxes                                         (308)         (171)         (186)
  Losses (gains) on sale or retirement of capital assets                         0            11           (15)
  Gain on securities transactions                                             (325)           (7)           (8)
Changes in:
    Interest receivable and other assets                                    (3,265)         (541)          117
    Interest payable and other liabilities                                   1,150          (184)          510
                                                                          --------      --------      --------
       Total adjustments                                                    (1,299)         (148)          755
                                                                          --------      --------      --------
    Net cash provided by operating activities                                1,723         2,465         3,470
                                                                          --------      --------      --------
Cash Flows From Investing Activities:
Investment securities held to maturity:
  Proceeds from maturities and principal payments                               39            37            10
  Purchases                                                                      0             0        (1,400)
Investment securities available for sale:
  Proceeds from maturities and principal payments                           25,981         8,880        15,304
  Proceeds from sales and recoveries                                        12,228         5,156         1,008
  Purchases                                                                (63,745)      (14,577)      (12,062)
Equity securities:
  Proceeds from sales                                                           31             0             0
  Purchases                                                                    (40)         (307)         (148)
Proceeds from sale of time deposits with other financial institutions            0             0           100
Net increase in loans                                                      (33,516)      (29,939)      (25,369)
Sale and disposition of capital assets                                          42             0            22
Capital expenditures                                                        (5,481)       (3,006)         (517)
                                                                          --------      --------      --------
   Net cash used in investing activities                                   (64,461)      (33,756)      (23,052)
                                                                          --------      --------      --------
Cash Flows From Financing Activities:
Net increase in deposits                                                    75,803        44,258        10,207
Increase (decrease) in short-term borrowings                                     0        (5,000)        5,000
Increase in long-term borrowings                                                 0         3,000             0
Re-payment of long-term borrowings                                            (923)         (231)            0
Stock options exercised                                                        196           102           236
Stock issued, net of costs                                                       0         4,867             0
Dividends                                                                     (383)         (315)         (297)
                                                                          --------      --------      --------
   Net cash provided by financing activities                                74,693        46,681        15,146
                                                                          --------      --------      --------
Net increase (decrease) in cash and cash equivalents                        11,955        15,390        (4,436)
Cash and cash equivalents at beginning of year                              25,356         9,966        14,402
                                                                          --------      --------      --------
Cash and cash equivalents at end of year                                  $ 37,311      $ 25,356      $  9,966
                                                                          ========      ========      ========

Supplemental Disclosures of Cash Flow Information:
  Interest paid                                                           $  5,622      $  6,370      $  4,149
  Income taxes paid                                                       $  1,448      $  1,738      $  1,396
  Retirement of fixed assets                                              $    139      $  1,044      $      0

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 2001, 2000 and 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

North Bay Bancorp (Bancorp) is a registered financial holding company headquartered in Napa, California, established on November 1, 1999. Bancorp's principal line of business is serving as a holding company for The Vintage Bank and Solano Bank (the Banks), both California state chartered banks. The Banks operate four offices in the California county of Napa and four offices in the California county of Solano. The Banks offer a full range of commercial banking services to individuals and the business and agricultural communities. Most of the Banks' customers are retail customers and small to medium-sized businesses.

The consolidated financial statements of Bancorp and the Banks (collectively the Company) are prepared in conformity with accounting principles generally accepted in the United States and general practice within the banking industry. The more significant accounting and reporting policies are discussed below.

Principles of Consolidation The consolidated financial statements include the accounts of Bancorp and the Banks. All material intercompany transactions and accounts have been eliminated in consolidation.

Use of estimates in the preparation of financial statements The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Allowance for loan losses The Banks maintain an allowance for loan losses at a level considered adequate to provide for probable losses inherent in the existing loan portfolio. The allowance is increased by provisions for loan losses and reduced by net charge-offs. The allowance for loan losses is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The Banks make credit reviews of the loan portfolio and consider current economic conditions, historical loan loss experience, and other factors in determining the adequacy of the allowance.

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

Income taxes For financial reporting purposes, the Company records a provision for income taxes using the liability method. A deferred tax liability or asset is recorded for all temporary differences between financial and tax reporting. Deferred tax expense or benefit results from the net change during the year of the deferred tax assets and liabilities. The measurement of tax assets and liabilities is based on the provisions of enacted tax laws.

Statements of cash flows The Company defines cash, due from banks, and federal funds sold as cash and cash equivalents for the statements of cash flows.

Stock-based compensation The Company uses the intrinsic value method to account for its stock option plans (in accordance with the provisions of Accounting Principles Board Opinion No. 25). Under this method, compensation expense is recognized for awards of options to purchase shares of common stock to employees under compensatory plans only if the fair market value of the stock at the option grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", permits companies to continue using the intrinsic-value method to account for stock option plans or adopt a fair value based method. The fair value based method results in recognizing as expense over the vesting period the fair value of all stock-based awards on the date of grant. The Company has elected to continue to use the intrinsic value method and the pro forma disclosures required by SFAS 123 using the fair value method are included in
Note 15.

Earnings per common share Basic Earnings per Share is computed by dividing net income by the weighted average common shares outstanding. Diluted EPS is computed by dividing net income by weighted average common shares outstanding including the dilutive effects of potential common share (e.g. stock options).

Comprehensive income For the Company, comprehensive income includes net income reported on the income statement and changes in the fair value of its available-for-sale investments reported as other comprehensive income.

Accounting and reporting changes Financial Accounting Standards Board SFAS No. 133; "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 137 and SFAS No. 138), established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measures those instruments at fair value.

Effective July 1, 1999, the Company adopted SFAS 133. The adoption of SFAS 133 did not materially impact the Company's financial position or results of operations. The Company does not currently utilize derivative instruments in its operations and does not engage in hedging activities. Under the provisions of SFAS No. 133, and in connection with its adoption, the Company reclassified investment securities carried at $13,506,000 with a fair value of $13,242,000 from the held-to-maturity classification to the available-for-sale classification. As a result of this transfer, an unrealized loss of $154,000, net of tax, was recognized in 1999's other comprehensive income as a cumulative effect of change in accounting principle.

(2) INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments in debt and equity securities are summarized in the following tables. Included in the tables are equity securities that do not have readily determinable fair values because ownership is restricted and they lack a market. These securities are carried at cost and consist of Federal Reserve and Federal Home Loan Bank stock.

The amortized cost and estimated fair value of investment securities at December 31, 2001 are as follows:

                                                             Gross             Gross
                                         Amortized         Unrealized        Unrealized        Estimated
                                            Cost             Gains             Losses         Fair Value
                                        -----------        ----------        ----------       -----------
Held-to-maturity:
Municipal securities                     $1,313,871                $0               $0         $1,313,871
                                        -----------        ----------         --------        -----------

Available-for-sale:
Securities of the U.S. Treasury
   and other government agencies         24,317,312           248,983                0         24,566,295
Corporate debt securities                17,257,180           388,545                0         17,645,725
Mortgage-backed securities               28,021,340           339,577          148,104         28,212,813
Municipal securities                     13,021,881           163,199           45,318         13,139,762
                                        -----------        ----------         --------        -----------
Total available-for-sale                 82,617,713         1,140,304          193,422         83,564,595

Equity securities                         1,241,250                 0                0          1,241,250
                                        -----------        ----------         --------        -----------

Total investments                       $85,172,834        $1,140,304         $193,422        $86,119,716
                                        ===========        ==========         ========        ===========

The amortized cost and estimated fair value of investment securities at December 31, 2000 are as follows:

                                                             Gross             Gross
                                         Amortized         Unrealized        Unrealized        Estimated
                                            Cost             Gains             Losses         Fair Value
                                        -----------        ----------        ----------       -----------
Held-to-maturity:
Municipal securities                     $1,353,119                $0               $0         $1,353,119
                                        -----------          --------         --------        -----------

Available-for-sale:
Securities of the U.S. Treasury
   and other government agencies          5,539,365            25,714           26,499          5,538,580
Corporate debt securities                14,890,844            90,054           38,040         14,942,858
Mortgage-backed securities               23,885,783           162,395          137,324         23,910,854
Municipal securities                     12,562,911           130,150           65,815         12,627,246
                                        -----------          --------         --------        -----------
Total available-for-sale                 56,878,903           408,313          267,678         57,019,538

Equity securities                         1,231,800                 0                0          1,231,800
                                        -----------          --------         --------        -----------

Total investments                       $59,463,822          $408,313         $267,678        $59,604,457
                                        ===========          ========         ========        ===========

The following table shows the amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 2001:

                                              Held-to-Maturity               Available-for-Sale                  Equities

                                         Amortized       Estimated        Amortized      Estimated       Amortized       Estimated
                                            Cost         Fair Value          Cost        Fair Value         Cost         Fair Value
                                         -----------     -----------     -----------     -----------     -----------     -----------
Within one year                                   $0              $0     $14,221,554     $14,337,509              $0              $0
After one but within five years                    0               0      24,064,356      24,511,015               0               0
After five but within ten years                    0               0       7,860,376       7,940,425               0               0
Over ten years                             1,313,871       1,313,871       8,450,087       8,562,833               0               0
Equity securities                                  0               0               0               0       1,241,250       1,241,250
Mortgage-backed securities                         0               0      28,021,340      28,212,813               0               0
                                         -----------     -----------     -----------     -----------     -----------     -----------
Total                                    $ 1,313,871     $ 1,313,871     $82,617,713     $83,564,595     $ 1,241,250     $ 1,241,250
                                         ===========     ===========     ===========     ===========     ===========     ===========

As of December 31, 2001 and 2000, securities carried at $1,035,000 and $502,500, respectively, were pledged to secure public deposits as required by law.

Total proceeds from the sale of securities available-for-sale during 2001 were $12,228,173. Gross gains of $325,456 were realized on those sales.

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

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

At December 31, 2001 and 2000, the loan portfolio consisted of the following, net of deferred loan fees of $903,748 and $779,290, respectively:

                                                   2001                2000
                                               ------------        ------------

Real estate loans                              $106,850,930         $86,886,297
Installment loans                                20,301,134          23,431,838
Construction loans                               21,453,418           8,242,918
Commercial loans secured by real estate           7,930,041           5,114,931
Commercial loans                                 29,730,027          28,599,857
                                               ------------        ------------
                                                186,265,550         152,275,841
Less allowance for loan losses                    2,717,249           2,268,048
                                               ------------        ------------
Total                                          $183,548,301        $150,007,793
                                               ============        ============

There were no loans on nonaccrual status at December 31, 2001 or December 31, 2000. There was no interest foregone during 2001, 2000 or 1999. As of December 31, 2001 and 2000, there were no loans 90 days or more past due but still accruing interest.

Changes in the allowance for loan losses are as follows:

                                     2001             2000              1999
                                  -----------      -----------      -----------

Balance, beginning of year        $ 2,268,048      $ 1,986,931      $ 1,751,693
Provision for loan losses             447,000          385,000          240,000
Loans charged off                      (4,105)        (105,508)         (24,382)
Recoveries of loans
   previously charged off               6,306            1,625           19,620
                                  -----------      -----------      -----------
Balance, end of year              $ 2,717,249      $ 2,268,048      $ 1,986,931
                                  ===========      ===========      ===========

As of December 31, 2001 and 2000 there were no impaired loans. As of December 31, 1999 the Banks' recorded investment in impaired loans was $1,084,740, and the related valuation allowance was $231,737. This valuation allowance is included in the allowance for loan losses on the balance sheet. The average recorded investment in impaired loans was $0, $0 and $933,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, in which case payments received are recorded as reductions of principal. The Banks recognized interest income on impaired loans of $0, $0 and $81,697 in 2001, 2000 and 1999, respectively.

(4) PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2001 and 2000 consisted of the following:

                                                                    Accumulated
                                                                    Depreciation          Net Book
                                                   Cost            & Amortization          Value
                                                -----------        --------------        ----------
2001
Land                                             $2,578,200                  $0          $2,578,200
Premises                                          4,673,102             629,978           4,043,124
Furniture, fixtures and equipment                 4,662,400           2,539,237           2,123,163
Leasehold improvements                              893,174             309,069             584,105
                                                -----------          ----------          ----------
Total                                           $12,806,876          $3,478,284          $9,328,592
                                                ===========          ==========          ==========

2000
Land                                               $706,277                  $0            $706,277
Premises                                          1,748,164             439,054           1,309,110
Furniture, fixtures and equipment                 3,839,507           1,549,377           2,290,130
Leasehold improvements                            1,171,259             235,089             936,170
                                                -----------          ----------          ----------
Total                                            $7,465,207          $2,223,520          $5,241,687
                                                ===========          ==========          ==========

Depreciation and amortization expense, included in occupancy expense and equipment expense, was $1,351,536, $634,336 and $361,854 in 2001, 2000 and 1999,
respectively.

(5) COMMITMENTS AND CONTINGENCIES

The Banks lease the premises for their various offices. Total rent on such leases was $295,510, $270,154 and $138,654 in 2001, 2000 and 1999, respectively, and is included in occupancy and equipment expenses. The total commitments under non-cancelable leases are as follows:

                         Year             Total
                         ----             -----

                         2002           $344,629
                         2003            481,888
                         2004            489,481
                         2005            438,034
                         2006            325,261
                   Thereafter          1,223,688
                                      ----------
                        Total         $3,302,981
                                      ==========

(6) TIME DEPOSITS AND INTEREST ON TIME DEPOSITS

Time certificates of deposit in denominations of $100,000 or greater were $38,223,872 and $23,996,758 at December 31, 2001 and 2000, respectively.
Interest expense on these deposits was $1,009,811, $1,188,766 and $813,293 for 2001, 2000 and 1999, respectively.

At December 31, 2001, the scheduled maturities of time deposits are as follows:

                         Year             Total
                         ----             -----

                         2002         $67,772,004
                         2003           7,131,251
                         2004             948,974
                         2005             961,623
                         2006             758,313
                         2007              53,421
                                      -----------
                        Total         $77,625,586
                                      ===========

(7) BORROWINGS

There were no short-term borrowings at December 31, 2001 or December 31, 2000. Short-term borrowings consist primarily of federal funds purchased and borrowings from the Federal Home Loan Bank of San Francisco (FHLB). The Company maintains a collateralized line of credit with the FHLB. Based on the FHLB stock requirements at December 31, 2001, this line provided for maximum borrowings of approximately $83 million; the Company also has available unused lines of credit totaling $11 million for Federal funds transactions at December 31, 2001.

The Company has an unsecured loan with Union Bank of California. The balance at December 31, 2001 was $1,846,154. The loan is a variable rate loan tied to a reference rate consistent with the prime rate which was 4.75% at December 31, 2001. Principal and interest payments are due quarterly on the loan and matures October 3, 2003.

(8) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

The Banks are exposed to credit loss, in the event of nonperformance by the borrower, in the contract amount of the commitment. The Banks use the same credit policies in making commitments as they do for on-balance-sheet instruments and evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks, are based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, plant and equipment and real property.

The Banks also issue standby letters of credit, which are conditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements and similar transactions. Most of these guarantees are short-term commitments expiring in decreasing amounts through 2002 and are not expected to be drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks hold collateral as deemed necessary, as described above.

The contract amounts of commitments not reflected on the Balance Sheet at December 31, 2001 were as follows:

                                     Contractual Amounts
                                     -------------------
Loan commitments                             $58,443,000
Standby letters of credit                     $1,249,000

(9) CONCENTRATIONS OF CREDIT RISKS

The majority of the Banks' loan activity is with customers located in California, primarily in the counties of Napa and Solano. Although the Banks' have a diversified loan portfolio, a large portion of their loans are for commercial property, and many of the Banks' loans are secured by real estate in Napa and Solano County. Approximately 82% of the loans are secured by real estate. This concentration is presented below:

                                                                  As of
                                                           December 31, 2001
                                                           -----------------
Construction/Land Development:
     Land development                                          $4,941,336
     Residential                                                5,781,296
     Commercial                                                10,730,786
Real Estate                                                   106,850,930
Commercial loans secured by real estate                         7,930,041
Installment loans secured by real estate                       17,350,185
                                                             ------------
      Total                                                  $153,584,574
                                                             ============

(10) INCOME TAXES

The provision (benefit) for federal and state income taxes for the years ended December 31, 2001, 2000 and 1999 consisted of:

                               2001                2000                 1999
                            -----------         -----------         -----------
Current
   Federal                  $ 1,471,000         $ 1,303,000         $ 1,345,000
   State                        524,000             515,000             491,000
                            -----------         -----------         -----------
                              1,995,000           1,818,000           1,836,000
Deferred
   Federal                     (324,000)           (116,000)           (164,000)
   State                         16,000             (55,000)            (22,000)
                            -----------         -----------         -----------
                               (308,000)        ($  171,000)        ($  186,000)
                            -----------         -----------         -----------

Total                       $ 1,687,000         $ 1,647,000         $ 1,650,000
                            ===========         ===========         ===========

Deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes. The sources of these differences and the amount of each are as follows as of December 31, 2001 and 2000:

                                                      2001               2000
                                                   ----------         ----------
Deferred Tax Assets:
   Allowance for loan losses                       $1,062,000         $  879,000
   Deferred compensation                              276,000                  0
   State income tax                                   178,000            175,000
   Depreciation                                        44,000                  0
   Other                                                    0            116,000
                                                   ----------         ----------
                                                   $1,560,000         $1,170,000
                                                   ==========         ==========

Deferred Tax Liabilities:
   Unrealized gain on securities                   $  394,000         $   70,000
   Accumulated accretion                              117,000             63,000
   Depreciation                                             0            265,000
   Other                                              323,000             30,000
                                                   ----------         ----------
                                                      834,000            428,000
                                                   ----------         ----------

   Net Deferred Tax Asset                          $  726,000         $  742,000
                                                   ==========         ==========

The Company had no valuation allowance as of December 31, 2001 or 2000.

The total tax differs from the federal statutory rate of 34% because of the following:

                                             2001                       2000                  1999
                                             ----                       ----                  ----
                                      Amount        Rate         Amount     Rate        Amount       Rate
                                      ------        ----         ------     ----        ------       ----
Tax provision at statutory rate    $1,628,000       34%       $1,448,000    34%       $1,503,000      34%
Interest on obligations of
   states and political
   subdivisions exempt from
   federal taxation                  (161,000)      (3.4%)      (172,000)    (4%)       (193,000)     (3%)
State franchise taxes                 319,000        6.8%        316,000     7.4%        317,000       7%
Other, net                            (99,000)      (1.6%)        55,000     1.3%         23,000       2%
                                   ----------       ----      ----------    ----      ----------      --
Total                              $1,687,000       35.8%     $1,647,000    38.7%     $1,650,000      40%
                                   ==========       ====      ==========    ====      ==========      ==

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

One of the primary sources of income for the Company, on a stand-alone basis, is the receipt of dividends from the Banks. The availability of dividends from the Banks is limited by various statutes and regulations. California law restricts the amount available for cash dividends by state-chartered banks to the lesser of retained earning or the bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). In the event a bank is unable to pay cash dividends due to insufficient retained earnings or net income for its last three fiscal years, cash dividends may be paid under certain circumstances with the prior approval of the California Department of Financial Institutions (the "DFI").

(12) SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

The Company declared 5% stock dividends on January 27, 1999, January 18, 2000, January 29, 2001 and January 28, 2002. As a result of the stock dividends, the number of common shares outstanding and earnings per share data was adjusted retroactively for all periods presented. In 2001 the effect of 8,092 outstanding options have been excluded from the calculation of diluted earnings per share as their inclusion would be anti-dilutive.

The following table reconciles the numerator and denominator of the Basic and Diluted earnings per share computations:

                                                                     Weighted Average             Per-Share
                                                Net Income                Shares                   Amount
                                                ----------                ------                   ------
For the year ended 2001
  Basic earnings per share                      $3,022,166               2,053,669                  $1.47
  Stock options                                                             22,474
  Diluted earnings per share                                             2,076,143                  $1.46

                                                                  For the year ended 2000
  Basic earnings per share                      $2,612,585               1,926,376                  $1.35
  Stock options                                                             32,477
  Diluted earnings per share                                             1,958,853                  $1.33

                                                                  For the year ended 1999
  Basic earnings per share                      $2,715,377               1,762,803                  $1.54
  Stock options                                                             41,693
  Diluted earnings per share                                             1,804,496                  $1.50

(13) OTHER NONINTEREST INCOME AND EXPENSE

The components of Other Noninterest Income for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                         2001            2000            1999
                                      ----------      ----------      ----------
ATM surcharge                         $  248,510      $  359,167      $  223,345
Increase of cash value on
   insurance policies                    296,110         133,753         156,232
Merchant services income                 265,115         149,933         135,183
Commission on sale of non-
   deposit products                      157,952         193,391          74,920
Other                                    212,311         350,644         198,853
                                      ----------      ----------      ----------
Total                                 $1,179,998      $1,186,888      $  788,533
                                      ==========      ==========      ==========

The components of Other Noninterest Expense for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                       2001             2000             1999
                                    ----------       ----------       ----------
Professional services               $  754,858       $  547,412       $  485,320
Business promotions                    379,181          433,503          328,068
ATM expenses                           222,384          167,002          159,532
Stationary & supplies                  274,369          258,734          199,789
Insurance                              110,503           76,498           64,400
Other                                1,558,581        1,124,485          898,381
                                    ----------       ----------       ----------
Total                               $3,299,876       $2,607,634       $2,135,490
                                    ==========       ==========       ==========

(14) BUSINESS SEGMENTS

The Company's operating segments consist of its traditional community banking activities provided through the Banks' branches and activities related to the Bancorp. Community banking activities include the Banks' commercial and retail lending, deposit gathering and investment and liquidity management activities. The Company has aggregated the results of the Banks' branches into a single reportable segment, and the Bancorp activities reported as "Other".

The components of the Company's business segments for 2001 were as follows:

                                                                (In 000's)

                                   Community                               Intersegment
                                     Banking               Other            Adjustments         Consolidated
                                    --------              --------         ------------         ------------
Interest income                      $20,307                    $0                 $0             $20,307
Interest expense                       5,719                   168                  0               5,887
                                    --------              --------           --------            --------
   Net interest income                14,588                  (168)                 0              14,420
Provision for loan losses                447                     0                  0                 447
Noninterest income                     2,856                 4,754             (4,919)              2,691
Equity income of subsidiaries              0                 3,852             (3,852)                  0
Noninterest expense                   10,976                 5,898             (4,919)             11,955
                                    --------              --------           --------            --------
Income before tax                      6,021                 2,540             (3,852)              4,709
Provision for Income taxes             2,169                  (482)                 0               1,687
                                    --------              --------           --------            --------
Net income                            $3,852                $3,022            ($3,852)             $3,022
                                    ========              ========           ========            ========

Assets                              $325,513               $32,771           ($31,478)           $326,806
Loans, net                           183,548                     0                  0             183,548
Deposits                             294,442                     0             (2,001)            292,441
Equity                                29,476                29,980            (29,476)             29,980

The components of the Company's business segments for 2000 were as follows:

                                                                (In 000's)

                                   Community                          Intersegment
                                     Banking           Other           Adjustments          Consolidated
                                    --------          -------          ------------         ------------
Interest income                     $16,850                 $0               ($150)            $16,700
Interest expense                      5,615                147                (150)              5,612
                                   --------           --------            --------            --------
   Net interest income               11,235               (147)                  0              11,088
Provision for loan losses               385                  0                   0                 385
Noninterest income                    2,310              2,266              (2,436)              2,140
Equity income of subsidiaries             0              3,353              (3,353)                  0
Noninterest expense                   7,626              3,393              (2,436)              8,583
                                   --------           --------            --------            --------
Income before tax                     5,534              2,079              (3,353)              4,260
Provision for income taxes            2,176               (529)                  0               1,647
                                   --------           --------            --------            --------
Net income                           $3,358             $2,608             ($3,353)             $2,613
                                   ========           ========            ========            ========

Assets                             $246,055            $29,885            ($28,471)           $247,469
Loans, net                          150,008                  0                   0             150,008
Deposits                            217,455                  0                (817)            216,638
Equity                               27,654             26,636             (27,654)             26,636

The components of the Company's business segments for 1999 were as follows:

                                                                  (In 000's)

                                    Community                            Intersegment
                                     Banking             Other            Adjustments         Consolidated
                                     --------           -------          ------------         ------------
Interest income                       $13,688                 $0                  $0             $13,688
Interest expense                        4,363                  1                   0               4,364
                                     --------           --------            --------            --------
   Net interest income                  9,325                 (1)                  0               9,324
Provision for loan losses                 240                  0                   0                 240
Noninterest income                      1,777                490                (490)              1,777
Noninterest expense                     6,440                 56                   0               6,496
                                     --------           --------            --------            --------
Income before tax                       4,422                433                (490)              4,365
Provision for income taxes              1,650                  0                   0               1,650
                                     --------           --------            --------            --------
Net income                             $2,772               $433               ($490)             $2,715
                                     ========           ========            ========            ========

Assets                               $197,003            $18,090            ($17,987)           $197,106
Loans, net                            120,166                  0                   0             120,166
Deposits                              173,319                  0                (939)            172,380
Equity                                 17,047             18,090             (17,047)             18,090

(15) STOCK OPTION PLAN

The Company has a stock option plan under which it may grant up to 555,739 options. The Company has granted 548,123 options through December 31, 2001. The option exercise price equals the stock's market price on the date of grant. The options become exercisable over five years and expire in five to ten years.

A summary of the status of the Company's stock option plan at December 31, 2001, 2000 and 1999 and stock option activity during the years then ended is presented in the table below:

                                     2001                           2000                          1999
                                     ----                           ----                          ----
                                           Weighted                       Weighted                       Weighted
                                           Exercise                       Exercise                       Exercise
                              Shares        Price         Shares            Price        Shares            Price
                             --------       ------       --------           -----       --------           -----
Outstanding at
    beginning of year         283,576       $16.59        173,800          $13.19        194,525          $11.19
Granted                        69,038       $18.36        140,155          $20.46         27,783          $19.76
Exercised                     (19,396)      $10.17        (11,130)          $8.70        (31,991)          $7.37
Cancelled                        (487)       $6.57        (19,249)         $18.02        (16,517)         $11.67
Outstanding at end of year    332,731       $17.32        283,576          $16.59        173,800          $13.19
Exercisable at end of year    103,413       $15.12         63,211          $12.55         39,744          $11.45
Weighted-average
   fair value of
   options granted
   during the year              $6.23                       $9.02                                          $6.97

The following table summarizes information about stock options outstanding at December 31, 2001:

                      Options Outstanding                                                    Options Exercisable
                      -------------------                                                    -------------------

     Range               Number              Weighted-Average                           Number Exercisable
       of            Outstanding at      Remaining Contractual     Weighted-Average             at                Weighted-Average
Exercise Prices         12/31/01             (Life in years)        Exercise Price           12/31/01              Exercise Price
---------------         --------             ---------------        --------------           --------              --------------
$12.15 to $18.10         120,644                  .90                  $13.06                 72,603                   $12.88

$20.30 to $21.60          75,246                 3.00                  $20.99                 17,249                   $20.90

$18.10 to $19.96         136,841                 4.10                  $19.80                 13,561                   $19.07
                         -------                                                             -------
                         332,731                                                             103,413
                         =======                                                             =======

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: risk-free interest rate of 4.62% and 3.90% for options issued in 2001, 5.88%, 6.75% and 5.75% for options issued in 2000 and 4.75% and 6% for options issued in 1999; expected dividend yields of 1.01%, .92% and .94%; expected lives of 6 years and expected volatility of 28.02%, 31.05% and 26.32%.

The Company accounts for stock options using the intrinsic value method. Had the Company used the fair value based method prescribed by SFAS No. 123, the Company's net income and earnings per share amounts would have been reduced to the pro forma amounts indicated below:

                               2001                2000                1999
                               ----                ----                ----
Net Income:
     As reported            $3,022,166          $2,612,585            $2,715,377
     Pro forma              $2,608,691          $2,267,333            $2,558,261
Earnings Per Share:
     As reported:
        Basic                    $1.47               $1.35                 $1.54
        Diluted                  $1.46               $1.33                 $1.50
     Pro forma:
       Basic                     $1.27               $1.18                 $1.45
       Diluted                   $1.26               $1.16                 $1.42

(16) RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Banks make loans to directors, officers and principal shareholders on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated persons. An analysis of net loans to related parties for the year ended December 31, 2001 is as follows:

Balance at beginning of year                                       $4,062,052
     Additions                                                     10,090,599
     Repayments                                                     9,545,606
                                                                   ----------
Balance at end of year                                             $4,607,045
                                                                   ==========

Total undisbursed commitments as of December 31, 2001 were $3,069,810.

A law firm in which one of the Company's directors and one of its officers are principals serves as the Company's general counsel. During 2001, 2000 and 1999 fees of $135,000, $80,000 and $58,000, respectively, were paid to this firm.

(17) RESTRICTIONS

The Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of its reservable deposits. Reserve balances that were required by the Federal Reserve Bank were $275,000 and $487,000 for December 31, 2001 and 2000, respectively, and are reported in cash and due from banks on the balance sheet.

(18) RETIREMENT PLANS

The Company has a Profit Sharing and Salary Deferral 401(K) Plan to enable its employees to share in the Company's profits and to defer receipt of a portion of their salaries. Employees can defer up to 15% of their base pay, up to the maximum amount allowed by the Internal Revenue Code. In addition, the Company makes discretionary contributions to the profit sharing account and the 401(K) account, which are determined by the Board of Directors each year. Amounts charged to operating expenses under this plan representing the Company's contribution were $223,200, $160,000 and $159,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

During 1998, The Vintage Bank implemented a Director's Supplemental Retirement Program. The Program contains a non-qualified defined benefit plan and a non-qualified defined contribution plan. Directors and select officers designated by the Board of Directors of the Company are covered by one or the other of these plans. The plans are unfunded, however the Bank has purchased life insurance on the lives of the participants and expects to use the cash values of these policies ($2,892,394 at December 31, 2001) to pay the retirement obligations.

During 2001, the Company implemented an Executive Officer Supplemental Retirement Plan. The Executive Supplemental Compensation Agreements entered into with select executive officers of the Company pursuant to the Plan provide for a defined cash benefit payable monthly upon retirement upon reaching age 65 (or upon or after age 62 with a reduced benefit). Benefits under these agreements vest over five year periods at the rate of 20% per year after five years' of service with credit for up to five years of prior service. The Plan is unfunded, however the Company has purchased life insurance on the lives of the participants and expects to use the cash values of these policies ($2,843,819 at December 31, 2001) to pay the retirement obligations. The Plan also provides a life insurance benefit to the designated beneficiary of the participants upon their death pursuant to the Executive Officer Endorsement Method Split Dollar Life Insurance component of the Plan.

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 2001 and 2000:

                                        Carrying            Fair                Carrying             Fair
                                         Amounts            Value               Amounts              Value
                                         -------            -----               -------              -----
                                                                    (In 000's)
                                                   2001                                    2000
                                                   ----                                    ----
Financial Assets:
   Cash and cash equivalents             $37,311           $37,311              $25,356             $25,356
   Time deposits with other
      financial institutions                 100               100                  100                 100
   Investment securities                  86,120            86,120               59,604              59,604
   Loans, net                            183,548           185,633              150,008             149,843
   Accrued interest receivable             2,015             2,015                1,739               1,739

Financial Liabilities:
   Deposits                              292,441           291,995              216,638             216,523
   Short-term borrowings                       0                 0                    0                   0
   Long-term borrowings                    1,846             1,846                2,769               2,769
   Accrued interest payable                  383               383                  118                 118

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

Accrued interest receivable and payable - The balance approximates its fair value.

Deposits, time deposits with other Banks - The fair value of demand deposits, savings accounts and interest-bearing transaction accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the contractual cash flows at current rates offered for similar instruments with the same remaining maturities.

Borrowings - The balance approximates its fair value due to the short-term nature of these borrowings and the long-term borrowing has variable interest rate.

(20) COMPREHENSIVE INCOME

The changes in the components of other comprehensive income (loss) for the years ended December 31, 2001, 2000 and 1999 are reported as follows:

                                                                        2001         2000          1999
                                                                      --------    ----------    -----------
Unrealized  holding gain (loss) arising during the period, net of tax expense of $335,157 for 2001, a tax expense of $891,346 for
2000 and a tax benefit of  $1,106,868 for 1999.                        $661,254    $1,251,380   ($1,396,051)
Reclassification  adjustment  for net realized  gains (losses) on securities  available-for-sale  included in net income during the year,  net of tax expense of $135,292  for 2001, a tax benefit of
$1,054 for 2000 and tax expense of $3,816 for 1999.                    (190,164)        1,481        (5,364)
                                                                      --------    ----------    -----------
Other comprehensive income (loss)                                      $471,090    $1,252,861   ($1,401,415)

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2001, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Federal Reserve Bank categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's actual capital amounts and ratios are also presented in the table below:

                                                                                    To Be Well Capitalized
                                                            For Capital             Under Prompt Corrective
                                     Actual              Adequacy Purposes             Action Provisions
                                     ------              -----------------             -----------------
                                                             (In 000's)
                              Amount        Ratio       Amount        Ratio         Amount           Ratio
                              ------        -----       ------        -----         ------           -----
As of December 31, 2001:
Total Capital (to Risk
   Weighted Assets)
      Consolidated            $32,117       13.24%      $19,402       >=8.00%        $24,252         >=10.00%
      The Vintage Bank         23,788       11.54%       16,497       >=8.00%         20,621         >=10.00%
      Solano Bank               7,825       22.36%        2,799       >=8.00%          3,498         >=10.00%
Tier I Capital (to Risk
   Weighted Assets)
      Consolidated             29,427       12.13%        9,701       >=4.00%         14,551          >=6.00%
      The Vintage Bank         21,210       10.29%        8,248       >=4.00%         12,373          >=6.00%
      Solano Bank               7,713       22.04%        1,400       >=4.00%          2,099          >=6.00%
Tier I Capital (to
   Average Assets)
      Consolidated             29,427        9.15%       12,866       >=4.00%         16,082          >=5.00%
      The Vintage Bank         21,210        7.75%       10,948       >=4.00%         13,685          >=5.00%
      Solano Bank               7,713       16.09%        1,918       >=4.00%          2,397          >=5.00%

                                                                                    To Be Well Capitalized
                                                            For Capital             Under Prompt Corrective
                                     Actual              Adequacy Purposes             Action Provisions
                                     ------              -----------------             -----------------
                                                             (In 000's)
                              Amount        Ratio       Amount        Ratio         Amount           Ratio
                              ------        -----       ------        -----         ------           -----
As of December 31, 2000:
Total Capital (to Risk
   Weighted Assets)
      Consolidated            $28,822       14.85%      $15,530       >=8.00%       $19,413         >=10.00%
      The Vintage Bank         21,374       11.78%       14,510       >=8.00%        18,138         >=10.00%
      Solano Bank               8,465       77.56%          873       >=8.00%         1,091         >=10.00%
Tier I Capital (to Risk
   Weighted Assets)
      Consolidated             26,554       13.68%        7,765       >=4.00%        11,648          >=6.00%
      The Vintage Bank         19,131       10.55%        7,255       >=4.00%        10,883          >=6.00%
      Solano Bank               8,440       77.33%          437       >=4.00%           655          >=6.00%
Tier I Capital (to
   Average Assets)
      Consolidated             26,554       10.77%        9,859       >=4.00%        12,323          >=5.00%
      The Vintage Bank         19,131        8.51%        9,792       >=4.00%        12,240          >=5.00%
      Solano Bank               8,440       38.94%          867       >=4.00%         1,084          >=5.00%

(22) FINANCIAL STATEMENTS OF NORTH BAY BANCORP (Parent Company Only)

The Bancorp was organized as of November 1, 1999. As a result, information below is for the twelve (12) months ended December 31, 2001 and 2000 and the two month period ended December 31, 1999.

Condensed Balance Sheets

Assets                                                             2001              2000
                                                                -----------       -----------
Cash and due from banks                                           $1,966,121         $72,764
Investment in The Vintage Bank                                    21,622,962      19,217,467
Investment in Solano Bank                                          7,853,445       8,436,538
Premises and equipment, net                                        1,190,562       1,479,489
Other assets                                                         138,116         678,508
                                                                 -----------     -----------

Total assets                                                     $32,771,206     $29,884,766
                                                                 ===========     ===========

Liabilities and shareholders' equity

Long-term Borrowings                                              $1,846,154      $2,769,231
Other Liabilities                                                    945,422         479,151

Total liabilities                                                 $2,791,576      $3,248,382

Shareholders' equity
   Preferred stock, no par value - Authorized 500,000 shares
       Issued and outstanding - None
   Common stock, no par value - Authorized 10,000,000 shares
       Issued and outstanding - 1,960,902 shares in 2001 and
       1,850,445 shares in 2000                                  $21,972,651     $19,801,538
   Retained earnings                                               7,453,716       6,752,673
   Accumulated other comprehensive income (loss)                     553,263          82,173
                                                                 -----------     -----------
Total shareholders' equity                                        29,979,630      26,636,384

Total liabilities and shareholders' equity                       $32,771,206     $29,884,766
                                                                 ===========     ===========

Condensed Income Statements

                                                                 2001              2000               1999
                                                              ----------        ----------          --------
Income
Dividends from subsidiaries                                   $2,500,000        $3,000,000          $490,055
Service fees from subsidiaries                                 4,753,816         2,270,856                 0
                                                              ----------        ----------          --------
Total Income                                                   7,253,816         5,270,856           490,055

Expenses
Interest on borrowings                                           168,128           146,905               826
Salaries and related benefits                                  3,274,914         2,012,749                 0
Other expenses                                                 2,621,920         1,380,699            56,275
                                                              ----------        ----------          --------
Total expenses                                                 6,064,962         3,540,353            57,101

Net income before tax benefit and equity in
   net income of subsidiaries                                  1,188,854         1,730,503           432,954
Tax benefit                                                      482,000           528,653                 0
                                                              ----------        ----------          --------
Net income before equity in undistributed net income of        1,670,854         2,259,156           432,954
subsidiaries
Equity in undistributed net income of subsidiaries             1,351,312           353,429                 0
                                                              ----------        ----------          --------
Net Income                                                     3,022,166         2,612,585           432,954
                                                              ==========        ==========          ========

Condensed Statements of Cash Flows

                                                                 2001              2000               1999
                                                              ----------        ----------          --------
Net income                                                    $3,022,166        $2,612,585          $432,954
Adjustments to reconcile net income to net cash
      provided by operating activities:
  Depreciation and amortization                                  803,981           178,083                 0
Changes in:
    Other assets                                                 540,392          (663,088)          (15,420)
    Interest payable and other liabilities                       502,457           503,777                 0
                                                              ----------        ----------          --------
       Total adjustments                                       1,846,830            18,772           (15,420)
                                                              ----------        ----------          --------
    Net cash provided by operating activities                  4,868,996         2,631,357           417,534
                                                              ----------        ----------          --------

Cash Flows From Investing Activities:                               2001              2000              1999

Investment in Solano Bank                                              0        (9,000,000)                0
Sale and disposition of capital assets                             4,392                 0                 0
Capital expenditures                                            (519,446)       (1,568,479)          (88,216)
                                                              ----------        ----------          --------
   Net cash used in investing activities                        (515,054)      (10,568,479)          (88,216)
                                                              ----------        ----------          --------

Cash Flows From Financing Activities:
Increase (decrease) in long-term borrowings, net                (923,077)        2,769,231                 0
Dividend received from The Vintage Bank in excess of
     equity in net income                                              0                 0           609,945
Equity in undistributed net income of subsidaries             (1,351,312)         (353,429)                0
Stock options exercised                                          196,480           102,553                 0
Stock issued, net of cost                                              0         4,867,445                 0
Dividends                                                       (382,676)         (315,177)                0
                                                              ----------        ----------          --------
   Net cash provided by (used in) financing activities        (2,460,585)        7,070,623           609,945
                                                              ----------        ----------          --------
Net increase (decrease) in cash and cash equivalents           1,893,357          (866,499)          939,263
Cash and cash equivalents at beginning of year                    72,764           939,263                 0
                                                              ----------        ----------          --------
Cash and cash equivalents at end of year                      $1,966,121           $72,764          $939,263
                                                              ==========        ==========          ========

(23) SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following table sets forth the results of operation for the four quarters of 2001 and 2000, and is Unaudited. All per share amounts have been adjusted for the 2001 and 2002 stock dividends.

                                                          (In 000's, except per share data)
                                                                  2001 Quarters Ended
                                      December 31,         September 31,            June 30,       March 31,
Interest income                             $5,142                $5,324              $5,086          $4,755
Interest expense                             1,094                 1,482               1,683           1,628
                                            ------                ------              ------          ------
Net interest income                          4,048                 3,842               3,403           3,127
Provision for loan losses                      114                   111                 111             111
                                            ------                ------              ------          ------
Net Interest Income after                    3,934                 3,731               3,292           3,016
   provision for loan losses
Noninterest income                           1,032                   547                 567             545
Noninterest expense                          3,463                 2,946               2,875           2,671
                                            ------                ------              ------          ------
Income before provision for                  1,503                 1,332                 984             890
   income taxes
Provision for income tax                       575                   414                 362             336
                                            ------                ------              ------          ------
Net income                                    $928                  $918                $622            $554
                                            ======                ======              ======          ======

Basic earnings per share:                     $.47                  $.45                $.30            $.27
Diluted earnings per share:                   $.47                  $.44                $.30            $.27

                                                          (In 000's, except per share data)
                                                                  2000 Quarters Ended
                                      December 31,         September 31,            June 30,       March 31,
Interest income                             $4,670                $4,282               4,025           3,723
Interest expense                             1,553                 1,444               1,326           1,289
                                            ------                ------              ------          ------
Net interest income                          3,117                 2,838               2,699           2,434
Provision for loan losses                      105                   100                  90              90
                                            ------                ------              ------          ------
Net interest income after                    3,012                 2,738               2,609           2,344
   provision for loan losses
Noninterest income                             482                   515                 629             514
Noninterest expense                          2,589                 2,294               1,932           1,768
                                            ------                ------              ------          ------
Income before provision for                    905                   959               1,306           1,090
   income taxes
Provision for income tax                       342                   369                 517             419
                                            ------                ------              ------          ------
Net income                                    $563                  $590                $789            $671
                                            ======                ======              ======          ======

Basic earnings per share:                     $.28                  $.29                $.43            $.38
Diluted earnings per share:                   $.27                  $.29                $.42            $.37

--------------------------------------------------------------------------------
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Shareholders and Board of Directors of North Bay Bancorp:

We have audited the accompanying consolidated balance sheets of North Bay Bancorp (a California Corporation) and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of North Bay Bancorp and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

San Francisco, California
February 19, 2002

--------------------------------------------------------------------------------
DIRECTORS
--------------------------------------------------------------------------------

NORTH BAY BANCORP
Thomas N. Gavin           Owner, Gavin & Schreiner

David B. Gaw              Attorney with Gaw, Van Male, Smith, Myers & Miroglio
Vice Chairman             A Professional Law Corporation

Fred J. Hearn, Jr.        CEO, Hearn Pacific Corporation dba Hearn Construction

Conrad W. Hewitt          Retired, Commissioner of California State Department
                          of Financial Institutions

Harlan R. Kurtz           General  Contractor and President of K-H Development
                          Corporation

Richard S. Long           Chief   Executive   Officer,    Regulus   Integrated
                          Solutions, LLC

Thomas H. Lowenstein      President, North Bay Plywood

Thomas F. Malloy          Senior  Partner,  Malloy  Imrie & Vasconi  Insurance
Chairman                  Services LLC

Terry L. Robinson         President & Chief Executive Officer

James E. Tidgewell        Certified Public Accountant, G & J Seiberlich & Co LLP

CORPORATE SECRETARY
Wyman G. Smith, III       Attorney with Gaw, Van Male, Smith, Myers & Miroglio
                          A Professional Law Corporation

THE VINTAGE BANK          SOLANO BANK

James L. Asbury           Gary J. Falati

Andrew J. Beckstoffer     Thomas N. Gavin
                          Chairman
Sandra H. Funseth

David B. Gaw              David B. Gaw

William L. Kastner        Fred J. Hearn, Jr.

Harlan R. Kurtz           Michael D. O'Brien

Thomas H. Lowenstein      Terry L. Robinson
Chairman

Thomas F. Malloy          Kenneth B. Ross

Andrew J. Nicks, M D      Stephen C. Spencer

Terry L. Robinson         Denise C. Suihkonen
President & CEO           Vice Chairman

Carolyn D. Sherwood       Glen C. Terry
                          President & CEO
James E. Tidgewell
Vice Chairman             Robert J. Wood
Directors Emeritus
Houghton Gifford, M D
Harlan R. Kurtz
Joseph Vallerga

--------------------------------------------------------------------------------
CORPORATE INFORMATION
--------------------------------------------------------------------------------

Corporate Headquarters
1500 Soscol Avenue
Napa, CA 94559-1314

The Vintage Bank Office Locations:
Main Office
1500 Soscol Avenue
Napa, CA  94558-1314

3271 Browns Valley Road
Napa, CA 94558-5499

3626 Bel Aire Plaza
Napa, CA 94558-2831

1065 Main Street
St. Helena, CA 94574

Solano Bank  Locations:
Main Office
403 Davis Street
Vacaville, CA  95688

1100 Texas Street
Fairfield, CA  94533

1395 E. Second Street
Benicia, CA  94510

976 A Admiral Callaghan Lane
Vallejo, CA 94591

Shareholder Information:

         Trading                          OTC Bulletin Board - Symbol NBAN

         Market Makers                    Hoefer & Arnett
                                          353 Sacramento Street, 10th Floor
                                          San Francisco, CA 94111
                                          1 (800) 346-5544

                                          Wedbush Morgan Securities
                                          1300 S. W. Fifth Ave., Suite 2000
                                          Portland, OR 97201
                                          1 (800) 234-0480

         Transfer Agent                   Registrar & Transfer Company
                                          10 Commerce Drive
                                          Cranford, New Jersey 07016
                                          1 (800) 368-5948

         Notice of Annual Meeting         Green Valley Country Club
                                          35 Country Club Drive
                                          Suisun, CA 94585
                                          April 30, 2002 - 7:00 p.m.

General Counsel:                          Wyman G. Smith, III
                                          Gaw, Van Male, Smith, Myers & Miroglio
                                          1000 Main Street, Suite 300
                                          Napa, CA 94559

Corporate Secretary:                      Wyman G. Smith, III

For additional copies of this report or   Pansy F. Smith
copies of the 10-K Report contact:        Assistant Corporate Secretary
                                          North Bay Bancorp
                                          1500 Soscol Avenue
                                          Napa, CA 94559-1314
                                          (707) 259-2345

Independent Public Accountants:           Arthur Andersen LLP
                                          101 Second Street, Suite 1100
                                          San Francisco, CA 94105-3601

Web Site:                                 www.northbaybancorp.com
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------