Form 10-K, Exhibit 13
period 2002-12-31
NORTH BAY BANCORP/CA
filed 2003-03-28
CIK 1102595

EXHIBIT 13

NORTH BAY BANCORP 2002 ANNUAL REPORT TO SHAREHOLDERS

FORWARD LOOKING STATEMENT

This annual report contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

--------------------------------------------------------------------------------
TABLE OF CONTENTS
--------------------------------------------------------------------------------

To Our Shareholders                                                            3

Selected Financial Data                                                        5

Management's Discussion                                                        6
   and Analysis of Financial Condition
   and Results of Operations

Quantitative and Qualitative Disclosure about Market Risk                     11

Description of Operations                                                     13

Securities of the Holding Company                                             14

Balance Sheets                                                                16

Income Statements                                                             17

Statements of Changes in Shareholders' Equity                                 18

Statements of Cash Flows                                                      19

Notes to Financial Statements                                                 20

Reports of Independent Auditors                                               41

Directors                                                                     43

Corporate Information                                                         44

Change in Accountants                                                         46

--------------------------------------------------------------------------------
TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

North Bay Bancorp passed several milestones during the year 2002. The Company opened two new offices in January--Solano Bank's Vallejo Office and The Vintage Bank's St. Helena Office, bringing our full service banking locations to a total of eight. We completed a $10 million trust preferred financing in June, thereby adding significantly to our regulatory capital and financial flexibility.
Effective September 3, 2002, North Bay Bancorp began listing on the Nasdaq National Market under the symbol NBAN. Lastly, we adopted a Shareholder's Rights Plan intended to protect the long-term value of the Company for its shareholders.

Another notable event of 2002 was the change in responsibilities of the Chief Executive Officers for our two subsidiary banks. In accordance with our long-term plan, Terry Robinson stepped down from his position of President & CEO of The Vintage Bank to focus full-time attention on Company business, notably shareholder relations, expansion opportunities, capital adequacy and corporate governance matters. Effective April 1, 2002, Glen Terry, the founding CEO of Solano Bank, assumed the reins as President and CEO of The Vintage Bank. John Nerland, a banker with over 15 years of commercial lending and management experience, was hired to fill the position of President and CEO of Solano Bank vacated by Mr. Terry's move. Although these changes may have temporarily slowed our momentum, they are beneficial to the long-term interests of North Bay Bancorp. We will be "transitioning" the Board Chairmen at North Bay Bancorp and The Vintage Bank during 2003 in accordance with our established practice of rotating the Board Chairs every three years; David Gaw will become Chairman of North Bay Bancorp and James Tidgewell will become Chairman of The Vintage Bank following our annual meeting in the Spring of 2003.

Consolidated growth for the Company during 2002 was on target with our plans, ending the year with total assets of $416 million. Consolidated net income of $3.7 million was 3% below our budget; the modest shortfall was primarily due to nonrecurring fees and professional expenses related to the Nasdaq listing, the trust preferred financing, revised stock option/benefit plans, shareholder rights, new SEC regulations and corporate governance legislation. We anticipate 2003 to be a strong year for our Company, with consolidated asset growth approaching 20% and net income growth of nearly 30%. As we have stated since 1999 when we formulated our plans for organizing Solano Bank, the net income "payoff" from our aggressive growth strategy begins in year 2003.

Our vision and goals remain unchanged: (1) remain independent, (2) grow beyond $500 million by year-end 2003, (3) capitalize on opportunities to enter underserved contiguous markets (4) be the premier financial services provider in markets we serve and (5) skillfully utilize technology to a competitive advantage. Serving our shareholders appropriately while remaining independent requires us to grow faster than the underlying economy while maintaining the safety and soundness of our banks and, over the long term, attaining returns that exceed our industry peers; we believe we are on course to deliver on that vision. Over three years ago when we set our goal of $500 million in total assets by year-end 2003, we believed the goal was attainable only by completing an acquisition or starting a second "de novo" bank. While we continue to explore expansion opportunities, reaching that goal from "internal" growth is now feasible. The Vintage Bank unquestionably has attained the position of being the premier financial services provider in its market and Solano Bank is steadily building its "franchise" in the Solano market. Technological changes completed in 2002 and those scheduled for implementation during the first half of 2003 will reduce long-term costs and will place us ahead of virtually all competitors in our ability to deliver quality electronic-based services.

Year 2002 marked a watershed for shareholder expectations regarding corporate ethics and quality of financial reporting. Our Company has consistently maintained the highest ethical standards for directors and employees, beginning with the organization of The Vintage Bank in 1984. Our culture has always been one of full disclosure of all relevant financial information accompanied by a low tolerance for credit and interest rate risk. That culture has remained despite our significant growth and structural changes. Our Audit

Committee is composed of qualified directors, skillfully chaired by Conrad Hewitt, former Ernst & Young Managing Partner and former Commissioner of Financial Institutions for the State of California. While work remains to be done, we believe we have been "ahead of the curve" on corporate governance issues, and we are committed to continuing in that position.

As always, we thank our shareholders for their support and patronage and look forward to 2003 with enthusiastic optimism.

Very truly yours,


/s/Terry L. Robinson                                   /s/ Thomas F. Malloy
Terry L. Robinson                                      Thomas F. Malloy
President & Chief Executive Officer                    Chairman of the Board

--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

The following table presents a summary of selected consolidated data for North Bay Bancorp and subsidiaries (the Company) for the five years ended December 31, 2002. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto appearing elsewhere in the annual report:

                                                                             (In 000's except share data)

                                                     2002              2001              2000              1999              1998
                                                  ----------        ----------        ----------        ----------        ----------
STATEMENTS OF OPERATIONS DATA:
  Interest income                                 $   21,179        $   20,307        $   16,700        $   13,688        $   11,907
  Interest expense                                     3,691             5,887             5,612             4,364             3,992
                                                  ----------        ----------        ----------        ----------        ----------
  Net interest income                                 17,488            14,420            11,088             9,324             7,915
  Provision for loan losses                              576               447               385               240               240
                                                  ----------        ----------        ----------        ----------        ----------
  Net interest income after
     provision for loan losses                        16,912            13,973            10,703             9,084             7,675

  Noninterest income                                   3,111             2,691             2,140             1,777             1,397

  Noninterest expense                                 14,316            11,955             8,583             6,496             5,660

  Provision for income taxes                           1,999             1,687             1,647             1,650             1,301
                                                  ----------        ----------        ----------        ----------        ----------

  Net Income                                      $    3,708        $    3,022        $    2,613        $    2,715        $    2,111
                                                  ==========        ==========        ==========        ==========        ==========

BASIC PER SHARE DATA: (1)
  Earnings per share                              $     1.68        $     1.40        $     1.29        $     1.47        $     1.16
  Average shares outstanding                       2,203,296         2,156,352         2,022,695         1,850,943         1,818,721

DILUTED PER SHARE DATA: (1)
  Earnings per share                              $     1.64        $     1.39        $     1.27        $     1.43        $     1.12
  Average shares outstanding                       2,258,299         2,179,950         2,056,796         1,894,721         1,875,255

BALANCE SHEET DATA:
  Total assets                                    $  416,458        $  326,806        $  247,469        $  197,106        $  180,291
  Net loans                                          234,337           183,548           150,008           120,166            94,775
  Total deposits                                     367,803           292,441           216,638           172,380           162,173
  Shareholders' equity                                35,343            29,980            26,636            18,090            16,910

(1) All per share amounts have been adjusted to reflect the 5% stock dividends declared January 26, 1998, January 28, 1999, January 18, 2000, January 29, 2001, January 28, 2002 and January 27, 2003.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

FORWARD LOOKING STATEMENT
--------------------------------------------------------------------------------

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

Moreover, wherever phrases such as or similar to "in Managements opinion", or "Management considers" are used, such statements are as of and based upon knowledge of Management, at the time made and are subject to change by the passage of time and/or subsequent events, and accordingly such statements are subject to the same risk and uncertainties noted above with respect to forward-looking statements.

OVERVIEW
--------------------------------------------------------------------------------

North Bay Bancorp (Bancorp), organized November 1, 1999, is the holding company for The Vintage Bank and Solano Bank (Banks), which are wholly owned subsidiaries. The consolidated entity (the Company) reported net income of $3,707,836, or $1.64 per diluted earnings share, in 2002 compared with $3,022,166, or $1.39 per diluted earnings share, in 2001 and $2,612,585, or $1.27 per diluted earnings share, in 2000, equating to a return on average assets of .99%, 1.00% and 1.17% for years 2002, 2001 and 2000, respectively. The return on average equity was 11.36% in 2002 compared with 10.61% and 11.70% in 2001 and 2000, respectively.

As of December 31, 2002, total assets were $416,457,827 compared with total assets of $326,805,690 and $247,469,066 at year end 2001 and 2000, respectively, representing a 27% increase in 2002 and a 32% increase in 2001. Deposits increased 26% in 2002 compared with a 35% increase in 2001. Loans, net of the allowance for loan losses, increased 28% in 2002 compared with a 22% increase in 2001.

These financial statements should be read in conjunction with the financial statements and the notes included herein.

CRITICAL ACCOUNTING POLICIES
--------------------------------------------------------------------------------

The  Securities  and Exchange  Commission  ("SEC")  recently  issued  disclosure guidance for "critical accounting policies." The SEC defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in future periods. Not all of these critical accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the Company believes that the determination of the adequacy of its allowance for loan losses is particularly susceptible to management's judgment and estimates. The Company maintains an

Allowance for Loan Losses to absorb losses inherent in the Company's loan portfolio. It is expected, however, that the assessment will demonstrate that the actual reserve is adequate for coverage of probable loan losses in the existing portfolio. To the extent that the current allowance is deemed insufficient to cover the estimate of unidentified losses, Management will record an additional provision for loan loss. If the allowance is greater than appears to be required at that point in time, the provision expense may be adjusted accordingly.

SUMMARY OF EARNINGS
--------------------------------------------------------------------------------

Net Interest Income

Net  interest  income  before   provision  for  loan  losses  was   $17,488,224,
$14,420,237, and $11,088,108 in 2002, 2001 and 2000, respectively,  representing increases of 21% in 2002 and 30% in 2001.

Net interest income is impacted by changes in the volume and mix of earning assets and interest-bearing liabilities and changes in interest rates. The increase in net interest income in 2002 compared with 2001 was primarily the result of volume increases in loans and investments. The net interest margin (defined as net interest income divided by average earning assets) decreased slightly in 2002 to 5.31% from 5.36% in 2001. The decrease in the net interest margin is primarily the result of a lower average loan-to-deposit ratio in 2002 compared to 2001 and changes in the market interest rates. The Company has historically enjoyed an overall cost of funds lower than peer institutions of comparable size.

Taxable-equivalent interest income (defined as interest income adjusted for the tax benefit of holding tax exempt securities and loans) increased $911,648 or 7%, in 2002 compared with 2001. Increases in the volume of earning assets accounted for increasing interest income by $4,491,210, offset by a decrease of $3,779,562 attributable to lower rates. An increase in taxable-equivalent interest income of $3,590,234 or 21% in 2001 compared with 2000 consisted of a $5,285,413 increase due to growth of earning assets and offset by a decrease of $1,695,179 attributable to lower rates on earning assets.

Interest paid on interest-bearing liabilities decreased $2,196,135 in 2002 compared with 2001. Increases in the volume of deposits and other borrowings increased interest paid by $1,254,416 offset by a $3,450,651 decrease attributable to a decline in rates. Interest paid on interest-bearing liabilities increased $274,821 in 2001 compared with 2000; the effect of volume increases accounted for $1,373,981 offset by a decrease of $1,099,160 attributable to lower rates.

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

As of December 31, 2002, net loans increased $51 million, a 28% increase from year-end 2001. On an average balance basis the Company's loan portfolio increased $39 million over the average balance in 2001. In 2001, average balances increased from the prior year by 22% or $33 million. The increase in 2002 was due to strong loan demand for commercial real estate loans along with an aggressive calling program.

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

The Company evaluates individual loans that meet its criteria (loans over $50,000 and graded substandard or lower) to determine if impaired and to establish a specific allowance as necessary. The Company establishes percentage allowance requirements for all other loans, according to their classification as determined by the Bank's internal grading system. These loans are identified through the following categories:

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

The above, along with specific allocations for concentrations in real estate are taken into consideration when evaluating the Company's allowance for loan losses.

As of December 31, 2002 the allowance for loan losses of $3,290,209 represented 1.38% of loans outstanding. This compared with an allowance balance of $2,717,249 at December 31, 2001, representing 1.46% of loans outstanding. During 2002, 2001 and 2000, $576,000, $447,000 and $385,000, respectively was charged to expense for the provision for loan losses.

Non Performing Loans

The Company's policy is to place loans on nonaccrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash. As of December 31, 2002 and 2001 there were no nonaccrual loans.

Historical Loan Loss & Recovery Experience

                                                                           (In 000's)
                                         Solano Bank                    The Vintage Bank                       Consolidated
                                    2002            2001             2002               2001             2002              2001
                                 ---------        ---------        ---------         ---------         ---------         ---------
Loans charged-off                $       0        $       0        $      10         $       4         $      10         $       4
Recoveries                               0                0               (7)               (6)               (7)               (6)
                                 ---------        ---------        ---------         ---------         ---------         ---------
Net charge-off
   (recovery)                            0                0                3                (2)                3                (2)

Allowance for loan
   losses                              418              112            2,872             2,605             3,290             2,717
% of charged-off
   loans to the
   reserve                          0.000%           0.000%           0.001%           (0.001%)           0.001%           (0.001%)

Loan portfolio                   $  44,206        $  25,827        $ 193,421         $ 160,438         $ 237,627         $ 186,265
% of reserve to
   portfolio                          .95%             .43%            1.48%             1.62%             1.38%             1.46%

There have been no transactions in the past year to impact the allocation of loan losses. The increased allocation is due primarily to overall growth in the loan portfolio and related inherent risk of loss. Net loans charged off were a modest $3,040 within the portfolio for The Vintage Bank and recoveries for 2001 out- paced charged-off loans. Solano Bank, as a new company, has sustained no losses since opening for business July 2000.

Based on the current conditions of the loan portfolio, Management believes that the $3,290,209 allowance for loan losses at December 31, 2002 is adequate to absorb potential losses inherent in the Banks' loan portfolios. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio.

Noninterest Income

Details of noninterest income are as follows:

                                                       (In 000's)

                                           2002            2001            2000
                                           ----            ----            ----
      Service charge on deposit
          accounts                       $1,321          $1,186            $956
      Gains (losses) on securities
          transactions                      399             325             (3)
      Other                               1,391           1,180           1,187
                                         ------          ------          ------
         Total                           $3,111          $2,691          $2,140
                                         ======          ======          ======

Noninterest income for year 2002 increased $420,000, or 16%, compared with 2001. Most noninterest income derives from service charges on deposit accounts. Service charge income increased proportionately less than growth in deposits because the average balance of deposit accounts increased during the year, resulting in fewer accounts generating service charges.

Noninterest Expense

Details of noninterest expense are as follows:

                                                      (In 000's)

                                          2002            2001            2000
                                         -------         -------         -------

Salaries & benefits                      $ 7,893         $ 6,349         $ 4,574
Occupancy                                    916             855             654
Equipment                                  1,614           1,451             747
Other                                      3,893           3,300           2,608
                                         -------         -------         -------
   Total                                 $14,316         $11,955         $ 8,583
                                         =======         =======         =======

Salaries and benefits expense increased 24% and 39% in 2002 and 2001, respectively, from the previous year. The increases were primarily due to increases in the number of full-time equivalent employees, which has increased from approximately 79 at year-end 1999 to 141 at year-end 2002. The increase was primarily the result of staffing for opening Solano Bank and new branches throughout the Company.

The 7% increase in occupancy expense during 2002 compared with 2001 was primarily in rent and depreciation associated with opening two new branches.

Equipment expense increased 11% in 2002 compared with 2001. The increase was primarily in depreciation and maintenance expense. The Company installed a new core processing system in 2002. Equipment is depreciated over periods of three to five years.

The key components of other expenses are as follows:

                                                         (In 000's)

                                             2002           2001           2000
                                            ------         ------         ------

Professional services                       $  830         $  755         $  547
Business promotion                             525            379            434
ATM expenses                                   261            222            167
Stationery & supplies                          318            274            259
Insurance                                      188            111             76
Other                                        1,771          1,559          1,124
                                            ------         ------         ------
   Total                                    $3,893         $3,300         $2,607
                                            ======         ======         ======

Professional services increased 10% in 2002 compared with a 38% increase in 2001; the increase in 2002 was primarily due to increases in legal fees associated with our Nasdaq listing, our trust preferred offering, revised benefits plans, new corporate governance legislation and changes in regulatory requirements. The 38% increase in 2001 compared with 2000 was due to increases in legal fees and fees for audits. Business promotion expense increased 39% in 2002 compared with 2001; these variations were primarily the result of increased marketing expenditures. ATM expense increased 18% in 2002 compared with 2001 and 33% when comparing 2001 to 2000; these increases are primarily due to increases in the number of ATM's the Company operates. Stationery and supplies expense increased 16% and 6% in 2001 and 2000, respectively, reflecting overall volume increases and costs associated with the system conversion and opening new branches. Insurance expenses increased 69% and 46% in 2001 and 2000, respectively; these increases are consistent with increases in volumes and number of locations, as well as increases in workers' compensation costs. Other expenses increased 14% and 39% in 2002 and 2001, respectively, primarily due to increased expenses in telephone, postage, courier services, conferences and other miscellaneous expenses.

The Company reported a provision for income taxes of $1,999,065, $1,687,171 and $1,647,347 for years 2002, 2001 and 2000, respectively. These provisions reflect accrual for taxes at the applicable rates for Federal and California State income taxes based upon reported pre-tax income, and adjusted for the beneficial effect of the Company's investment in qualified municipal securities and life insurance products. The Company has not been subject to an alternative minimum tax (AMT).

BALANCE SHEET
--------------------------------------------------------------------------------

Total  assets  as  of  December  31,  2002  were   $416,457,827   compared  with
$326,805,690  and  $247,469,066,  as of  year-end  2001 and 2000,  respectively, representing  a 27% increase in 2002 and a 32% increase in

2001. Total deposits grew $75,362,006 to $367,803,202 in 2002, representing a 26% increase, compared with a 35% increase in 2001. Total loans, net of allowance for loan losses, grew $50,788,811 to $234,337,112 in 2002, representing a 28% increase compared with a 22% increase in 2001. Investment securities increased $20,974,539 from year-end 2001 to $107,094,255 in 2002, a 24% increase, compared with an increase of 44% during 2001.

Liquidity and Capital Adequacy

The Company's liquidity is determined by the level of assets (such as cash, federal funds sold and unpledged marketable securities together with other funding sources) that are readily convertible to cash and cash equivalents and other funding sources to meet customer withdrawal and borrowing needs. The Company's liquidity position is reviewed by management on a regular basis to verify that it is adequate to meet projected loan funding and potential withdrawal of deposits. The Company has a comprehensive Asset/Liability Management and Liquidity Policy that it uses to determine adequate liquidity.

Securities classified as "Held-to-Maturity" are reported at amortized cost, and "Available-for-Sale" securities are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of accumulated other comprehensive income. As of December 31, 2002, "Held-to-Maturity" securities had an amortized cost of $1,272,020 and "Available-for-Sale" securities had a fair value of $104,473,355 with an unrealized gain, net of income taxes, of $1,343,558 reflected as a component of accumulated other comprehensive income in the shareholders' equity section of the Balance Sheet. The Company owns equity securities carried at a cost of $1,348,900.

The Company also has available funding from other sources such as the Federal Home Loan Bank and federal fund lines of credit. As of December 31, 2002, the Company had approximately $126 million available from these sources for borrowing. The Company relies on these funding sources to assist in funding loans when loan demand outpaces deposit growth.

At year-end 2002, liquid assets (defined as cash, Federal funds sold, deposits in other financial institutions and securities categorized as available-for-sale) represented 38% of total assets, as compared with 37% as of year-end 2001. The level of liquid assets at December 31, 2002 exceeds the liquidity required by the Company's liquidity policy. Management expects to be able to meet the liquidity needs of the Company during 2003 primarily through balancing loan growth with corresponding increases in deposits. The Company did not borrow at FHLB or on the federal funds lines during 2002.

The Company's capital ratios remained relatively steady during 2002 compared with 2001 levels. As of December 31, 2002, the Company's total risk-based capital ratio, Tier I risk-based capital ratio and leverage ratio were 14.9%, 13.9% and 10.9%, respectively. These compare with ratios of 13.2%, 12.1% and 9.2% as of December 31, 2001.

In January, 2003, the Company declared a 5% stock dividend and a $.20 per share cash dividend for shareholders of record as of March 10, 2003. The stock dividend will affect the Company's capital and its capital ratios only to the extent that cash is distributed in lieu of fractional shares. Accordingly, the stock dividend will not materially impact the Company's overall capital. The cash dividend will total approximately $430,000, equating to a reduction in the Company's leverage ratio of approximately .01%.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
--------------------------------------------------------------------------------

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. Although the Company manages other risks, as in credit quality and liquidity risk, in the normal course of business, management considers interest rate risk to be principally a market risk. The Company relies on loan reviews, prudent underwriting standards and an adequate allowance for loan losses to mitigate credit risk. Other types of market risks, such as foreign currency exchange rate risk, do not arise in the normal course of the Company's business activities. The majority of the Company's interest rate risk arises from instruments, positions and transactions entered into for purposes other than trading. They include loans, securities available-for-sale, deposit liabilities, short-term borrowings and long-term debt. Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change.

The Company manages interest rate risk through its Audit Committee which serves as the Asset Liability Committee (ALCO). The ALCO manages the balance sheet to maintain the forecasted impact on net interest income and present value of equity within acceptable ranges despite unforeseeable changes in interest rates. The ALCO monitors these risks on a quarterly basis using both a traditional gap analysis and simulation analysis.

The Company utilizes a simulation model as its primary tool for interest rate risk. This model considers the effects of lags and different ranges of interest rate changes among various classes of earning assets and interest-bearing liabilities following a 1% or 2% change in the Fed Funds rate, and produces a more accurate projection of the impact changing interest rates will have on the Company. Readers are referred to management's "Forward Looking Statement" in connection with this information.

Interest Rate Sensitivity

The following table sets forth the repricing opportunities for rate-sensitive assets and rate-sensitive liabilities at December 31, 2002. Rate sensitivity analysis usually excludes noninterest-bearing demand deposits. Including these deposits, which totaled $104,142,052, would result in a significant shift in the gap position. Rate-sensitive assets and rate-sensitive liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.

                                                                                      (In 000's)

                                                    3 Months         Over 3 Mos.        Over 1 Yr.         Over 5
                                                     or Less           To 1 Yr.         To 5 Yrs.           Years            Total
                                                    ---------         ---------         ---------         ---------        ---------
Interest rate-sensitive assets:
   Loans, gross                                     $  79,236         $  26,471         $  87,971         $  43,949        $ 237,627
   Interest-bearing deposits in
      Other banks                                           0                 0               100                 0              100
   Investment securities                                1,005             3,150            45,084            57,855          107,094
   Federal funds sold                                  28,525                 0                 0                 0           28,525
                                                    ---------         ---------         ---------         ---------        ---------
                Total                                 108,766            29,621           133,155           101,804          373,346

Interest rate-sensitive liabilities:
   Interest-bearing demand
      Deposits                                        154,769                 0                 0                 0          154,769
   Time deposits >$100,000                             24,662            10,068             4,695                 0           39,425
   Other time deposits                                 18,091            16,487             5,414                 0           39,992
   Savings deposits                                    29,475                 0                 0                 0           29,475
   Long-term borrowings                                10,000                 0                 0                 0           10,000
                                                    ---------         ---------         ---------         ---------        ---------
                Total                               $ 236,997         $  26,555         $  10,109         $       0        $ 273,661

Interest rate sensitivity gap                       ($128,231)        $   3,066         $ 123,046         $ 101,804        $  99,685
                                                    =========         =========         =========         =========        =========
Cumulative interest rate
   sensitivity gap                                  ($128,231)        ($125,165)        ($  2,119)        $  99,685
                                                    =========         =========         =========         =========

Ratio of interest rate sensitivity
   to earning assets                                  (34.35%)             .82%            32.96%            27.27%

This table indicates that the Company has a "negative" GAP for three months into the future and a "positive" GAP beyond. The implication is that during the negative GAP "horizon" Company earnings will increase in a falling interest rate environment, as there are more rate sensitive liabilities subject to repricing downward than rate sensitive assets; conversely, earnings would decline in a rising rate environment. This traditional analysis does not recognize or assume any "lag" in interest rate changes on earning assets and interest-bearing liabilities, and it assumes that all earning assets and interest-bearing liabilities reprice to the same absolute degree regardless of the mix of earning assets and interest-bearing liabilities. The Company utilizes a simulation model as its primary tool for asset/liability management. This model considers the effects of lags and different ranges of interest rate changes among various classes of earning assets and interest-bearing liabilities following a 1% or 2% change in the Fed Funds rate, and produces a more accurate projection of the impact changing interest rates will have on the Company. Based on the model, the Company is slightly liability sensitive. As of December 31, 2002, the analysis from the model indicates that our net interest income for the next 12 months would decrease $277,000 or 1.58% if rates increase 100 basis points, and increase $186,000 or 1.06% if rates decrease 100 basis points.

DESCRIPTION OF OPERATIONS
--------------------------------------------------------------------------------

North Bay Bancorp (Bancorp) is a California corporation organized November 1, 1999 and is registered with the Board of Governors of the Federal Reserve System as a financial holding company under the Bank Holding Company Act of 1956, as amended. The Vintage Bank is a wholly-owned subsidiary of the Bancorp, organized as a state chartered Bank in 1984; Solano Bank is also a wholly-owned subsidiary of the Bancorp, organized as a state chartered Bank in 2000. The Vintage Bank engages in the commercial banking business in Napa County from its main banking office located at 1500 Soscol Avenue, Napa, California. The Vintage Bank has four other business locations, one located in the Brown's Valley

Shopping Center at 3271 Brown's Valley Road, Napa, California, 3626 Bel Aire Plaza, Napa, California, 1065 Main Street in St. Helena, California and one at 1190 Airport Road, , Napa, California which opened in March 2003. The Vintage Bank also has a remote ATM at 6498 Washington Street, Yountville, California. Solano Bank, organized as a state chartered Bank in July, 2000, also engages in the commercial banking business in Solano County from its main banking office located at 403 Davis Street, Vacaville, California. Solano Bank has three other business locations, one located at 1100 Texas Street, Fairfield, California, one at 1395 E. Second Street, Benicia, California and one located at 976 Admiral Callahan Lane, Vallejo, California. The Banks conduct commercial banking business, offering a full range of commercial banking services to individuals, businesses and agricultural communities of Napa and Solano Counties. The Banks emphasize their retail commercial banking operations and accept checking and savings deposits, issues drafts, sells traveler's checks and provide other customary banking services.

PROSPECTIVE ACCOUNTING CHANGES
--------------------------------------------------------------------------------

FIBS Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The provisions of this Statement are effective for exit and disposal activities that are initiated after December 31, 2002. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company does not currently have plans to exit or dispose of activities.

SECURITIES OF THE HOLDING COMPANY
--------------------------------------------------------------------------------

The Company's outstanding securities consist of one class, Common Stock, of which there were 2,136,563 shares outstanding at March 10, 2003, held by 1,034 shareholders of record. The stock is listed in the Nasdaq National Market under the symbol NBAN effective September 3, 2002. Prior to the Nasdaq listing, the stock traded over-the-counter and was quoted on the OTC "Bulletin Board".

The following table (adjusted for the 2002 and 2003 stock dividends) summarizes the common stock high and low bid prices based upon transactions of which the Company is aware:

            Quarter ended                    High             Low

            March 31, 2001                 $19.00          $16.41
            June 30, 2001                   18.14           17.24
            September 30, 2001              18.60           17.24
            December 31, 2001               18.59           17.24
            March 31, 2002                  26.19           18.14
            June 30, 2002                   26.19           22.62
            September 30, 2002              27.38           21.05
            December 31, 2002               25.24           22.62

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

The Company paid cash dividends of $0.20 per share in each of the years 2003, 2002 and 2001. The holders of common stock of the Company are entitled to receive cash dividends when and as declared by the Board of Directors out of funds legally available. Federal Reserve Board regulations prohibit cash dividends, except under limited circumstances, if the distribution would result in a withdrawal of capital or exceed the Company's net profits then on hand after deducting its losses and bad debts. Furthermore, cash dividends cannot be paid without the prior written approval of the Federal Reserve Board if the total of all dividends declared in one year exceeds the total of net profits for that year plus the preceding two calendar years, less any required transfers to surplus under state or federal law. The shareholders right to receive dividends is also subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available
for  the  proposed   distribution,
a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (1) The corporation's assets equal at least 1.25 times its liabilities; and (2) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1.25 times its current liabilities. As of December 31, 2002, the Company had retained earnings of $8,612,381 eligible for dividends.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

December 31, 2002 and 2001

                                                                               (In 000's except share data)

                                                                                2002                   2001
                                                                              --------               --------
                                        ASSETS
CASH AND DUE FROM BANKS                                                       $ 23,785               $ 19,311
FEDERAL FUNDS SOLD                                                              28,525                 18,000
                                                                              --------               --------
              Cash and cash equivalents                                         52,310                 37,311

TIME DEPOSITS WITH OTHER
    FINANCIAL INSTITUTIONS                                                         100                    100
INVESTMENT SECURITIES:
     Held-to-maturity                                                            1,272                  1,314
     Available-for-sale                                                        104,473                 83,565
     Equity securities                                                           1,349                  1,241
                                                                              --------               --------
               Total investment securities                                     107,094                 86,120
LOANS, net of allowance for loan losses of
    $3,290 in 2002 and $2,717 in 2001                                          234,337                183,548
BANK PREMISES AND EQUIPMENT, net                                                10,800                  9,329
INTEREST RECEIVABLE AND OTHER ASSETS                                            11,817                 10,398
                                                                              --------               --------

             Total assets                                                     $416,458               $326,806
                                                                              ========               ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
   Non-interest bearing                                                       $104,142               $ 77,117
   Interest-bearing                                                            263,661                215,324
                                                                              --------               --------
               Total deposits                                                  367,803                292,441
LONG-TERM DEBT                                                                       0                  1,846

INTEREST PAYABLE AND OTHER LIABILITIES                                           3,312                  2,539
                                                                              --------               --------
               Total liabilities                                               371,115                296,826

COMMITMENTS AND CONTINGENT LIABILITIES (Note 5)

FLOATING RATE  SUBORDINATED
    DEBENTURE (Trust Preferred Securities)                                      10,000                      0

SHAREHOLDERS' EQUITY:
   Preferred stock, no par value -  Authorized 500,000 shares;
       Issued and outstanding - None
   Common stock, no par value - Authorized 10,000,000 shares;
       Issued and outstanding -  2,130,288 shares in 2002
       and 1,960,902 shares in 2001                                             25,387                 21,973
   Retained earnings                                                             8,612                  7,454
   Accumulated other comprehensive income                                        1,344                    553
                                                                              --------               --------
              Total shareholders' equity                                        35,343                 29,980

              Total liabilities and shareholders' equity                      $416,458               $326,806
                                                                              ========               ========

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENTS
--------------------------------------------------------------------------------

For the Years Ended December 31, 2002, 2001 and 2000

                                                                                            (In 000's except share data)
                                                                                     2002                2001                2000
                                                                                   --------            --------            --------
INTEREST INCOME:
   Interest and fees on loans                                                      $ 16,602            $ 15,319            $ 12,927
   Interest on federal funds sold                                                       418               1,012                 521
   Interest on investment securities - taxable                                        3,490               3,395               2,572
   Interest on investment securities - tax exempt                                       664                 574                 675
   Interest on time deposits with other
     financial institutions                                                               5                   7                   5
                                                                                   --------            --------            --------
                        Total interest income                                        21,179              20,307              16,700
                                                                                   --------            --------            --------

INTEREST EXPENSE:
   Interest on interest-bearing
     transaction deposits                                                             1,118               2,164               1,656
   Interest on time and savings deposits                                              2,234               3,552               3,720
   Interest on long-term debt                                                           339                 168                 147
   Interest on short-term borrowings                                                      0                   3                  89
                                                                                   --------            --------            --------
                        Total interest expense                                        3,691               5,887               5,612
                                                                                   --------            --------            --------
                         Net interest income                                         17,488              14,420              11,088

PROVISION FOR LOAN LOSSES                                                               576                 447                 385
                                                                                   --------            --------            --------
                       Net interest income after
                          provision for loan losses                                  16,912              13,973              10,703

NONINTEREST INCOME:
   Service charges on deposit accounts                                                1,321               1,186                 956
   Gain (loss) on securities transactions, net                                          399                 325                  (3)
   Other                                                                              1,391               1,180               1,187
                                                                                   --------            --------            --------
                       Total noninterest income                                       3,111               2,691               2,140
                                                                                   --------            --------            --------

NONINTEREST EXPENSE:
   Salaries and related benefits                                                      7,893               6,349               4,574
   Occupancy                                                                            916                 855                 654
   Equipment                                                                          1,614               1,451                 747
   Other                                                                              3,893               3,300               2,608
                                                                                   --------            --------            --------
                      Total noninterest expense                                      14,316              11,955               8,583
                                                                                   --------            --------            --------

 Income before provision for income taxes                                             5,707               4,709               4,260

PROVISION FOR INCOME TAXES                                                            1,999               1,687               1,647
                                                                                   --------            --------            --------

NET INCOME                                                                         $  3,708            $  3,022            $  2,613
                                                                                   ========            ========            ========

BASIC EARNINGS PER SHARE:                                                          $   1.68            $   1.40            $   1.29

DILUTED EARNINGS PER SHARE:                                                        $   1.64            $   1.39            $   1.27

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY &
COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

For the Years Ended December 31,
2002, 2001 and 2000                                                           (In 000's except share data)

                                                                                           Accumulated
                                                                                               Other
                                            Common Shares     Common        Retained     Comprehensive  Shareholders'  Comprehensive
                                             Outstanding       Stock        Earnings     Income (Loss)     Equity          Income
                                              ---------      ---------      --------       ---------      --------       ---------
BALANCE, DECEMBER 31, 1999                    1,536,568      $  12,894      $  6,368          (1,171)     $ 18,091
Stock dividend                                   76,509          1,913        (1,921)                           (8)
Cash dividend                                                                   (307)                         (307)
Comprehensive income:

    Net income                                                                 2,613                         2,613       $   2,613
    Other comprehensive loss, net of tax:
       Change in net unrealized loss on
          available-for-sale
          securities, net of tax and
          reclassification adjustment                                                          1,253         1,253           1,253
                                                                                                                         ---------
Comprehensive income                                                                                                     $   3,866
                                                                                                                         =========
Issuance of common stock, net of                227,273          4,867                                       4,867
issuance expenses of $133
Stock options exercised, including a
tax benefit of $26                               10,095            128                                         128
                                              ---------      ---------      --------       ---------      --------
BALANCE, DECEMBER 31, 2000                    1,850,445         19,802         6,753              82        26,637
Stock dividend                                   92,307          1,938        (1,950)                          (12)
Cash dividend                                                                   (371)                         (371)
Comprehensive income:
    Net income                                                                 3,022                         3,022       $   3,022
    Other comprehensive income, net
    of tax:
       Change in net unrealized gain on
          available-for-sale
          securities, net of tax of and
          reclassification adjustment                                                            471           471             471
                                                                                                                         ---------
Comprehensive income                                                                                                     $   3,493
                                                                                                                         =========
Stock options exercised, including a             18,150            233                                         233
tax benefit of $36
                                              ---------      ---------      --------       ---------      --------
BALANCE, DECEMBER 31, 2001                    1,960,902         21,973         7,454             553        29,980
Stock dividend                                   97,408          2,143        (2,158)                          (15)
Cash dividend                                                                   (392)                         (392)
Comprehensive income:
    Net income                                                                 3,708                         3,708       $   3,708
    Other comprehensive income, net
    of tax:
       Change in net unrealized gain on
          available-for-sale
          securities, net of tax of and
          reclassification adjustment                                                            791           791             791
                                                                                                                         ---------
Comprehensive income                                                                                                     $   4,499
                                                                                                                         =========
Stock options exercised, including a             71,978          1,271                                       1,271
tax benefit of $362
                                              ---------      ---------      --------       ---------      --------
BALANCE, DECEMBER 31, 2002                    2,130,288      $  25,387      $  8,612       $   1,344      $ 35,343
                                              =========      =========      ========       =========      ========

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

For the Years Ended December 31, 2002, 2001 and 2000                                                 (In 000's)

                                                                                   2002                 2001                 2000
                                                                                 --------             --------             --------
Cash Flows From Operating Activities:
Net income                                                                       $  3,708             $  3,022             $  2,613
Adjustments to reconcile net income to net cash
      provided by operating activities:
  Depreciation and amortization                                                     1,441                1,352                  634
  Provision for loan losses                                                           576                  447                  385
  Amortization of deferred loan fees                                                 (514)                (471)                (288)
  Amortization of investment securities
    premiums, net                                                                     938                  121                   13
  Provision for deferred income taxes                                                (398)                (308)                (171)
  Losses on sale or retirement of capital assets                                        1                    0                   11
  Gain on securities transactions                                                    (399)                (325)                  (7)
Changes in:
    Interest receivable and other assets                                           (1,582)              (3,265)                (541)
    Interest payable and other liabilities                                          1,135                1,150                 (184)
                                                                                 --------             --------             --------
    Net cash provided by operating activities                                       4,906                1,723                2,465
                                                                                 --------             --------             --------
Cash Flows From Investing Activities:
Investment securities held to maturity:
  Proceeds from maturities and principal payments                                      42                   39                   37
Investment securities available for sale:
  Proceeds from maturities and principal payments                                  40,368               25,981                8,880
  Proceeds from sales and recoveries                                               21,380               12,228                5,156
  Purchases                                                                       (81,842)             (63,745)             (14,577)
Equity securities:
  Proceeds from sales                                                                  10                   31                    0
  Purchases                                                                          (120)                 (40)                (307)
Net increase in loans                                                             (50,851)             (33,516)             (29,939)
Sale and disposition of capital assets                                                  1                   42                    0
Capital expenditures                                                               (2,914)              (5,481)              (3,006)
                                                                                 --------             --------             --------
   Net cash used in investing activities                                          (73,926)             (64,461)             (33,756)
                                                                                 --------             --------             --------
Cash Flows From Financing Activities:
Net increase in deposits                                                           75,362               75,803               44,258
Decrease in short-term borrowings                                                       0                    0               (5,000)
Increase in long-term borrowings                                                        0                    0                3,000
Proceeds from issuance of trust preferred securities                               10,000                    0                    0
Repayment of long-term borrowings                                                  (1,846)                (923)                (231)
Stock options exercised                                                               909                  196                  102
Stock issued, net of costs                                                              0                    0                4,867
Dividends                                                                            (406)                (383)                (315)
                                                                                 --------             --------             --------
   Net cash provided by financing activities                                       84,019               74,693               46,681
                                                                                 --------             --------             --------
Net increase in cash and cash equivalents                                          14,999               11,955               15,390
Cash and cash equivalents at beginning of year                                     37,311               25,356                9,966
                                                                                 --------             --------             --------
Cash and cash equivalents at end of year                                         $ 52,310             $ 37,311             $ 25,356
                                                                                 ========             ========             ========
Supplemental Disclosures of Cash Flow Information:
  Interest paid                                                                  $  3,755             $  5,622             $  6,370
  Income taxes paid                                                              $  2,290             $  1,448             $  1,738
  Retirement of fixed assets                                                     $      0             $    139             $  1,044

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

December 31, 2002, 2001 and 2000

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

North Bay Bancorp (Bancorp) is a registered financial holding company headquartered in Napa, California, established on November 1, 1999. Bancorp's principal line of business is serving as a holding company for The Vintage Bank and Solano Bank (the Banks), both California state chartered banks. The Banks operate five offices in the California county of Napa and four offices in the California county of Solano. The Banks offer a full range of commercial banking services to individuals and the business and agricultural communities. Most of the Banks' customers are retail customers and small to medium-sized businesses.

The consolidated financial statements of Bancorp and the Banks (collectively the Company) are prepared in conformity with accounting principles generally accepted in the United States of America. The more significant accounting and reporting policies are discussed below.

Principles of Consolidation The consolidated financial statements include the accounts of Bancorp and the Banks. All material intercompany transactions and accounts have been eliminated in consolidation.

Use of estimates in the preparation of financial statements The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For the Company, the most significant accounting estimate is the allowance for loans losses. See "Allowance for loan losses" below. Actual results could differ from those estimates

Investment securities Investments in debt and equity securities are classified as "held-to-maturity" or "available-for-sale". Investments classified as held-to-maturity are those that the Company has the ability and intent to hold until maturity and are reported at cost, adjusted for the amortization or accretion of premiums or discounts. Investments classified as available-for-sale are reported at fair value with unrealized gains and losses net of related tax, if any, reported as other comprehensive income and are included in shareholders' equity.

A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Loans Loans are stated at the principal amount outstanding net of unearned income. Nonrefundable loan origination fees and loan origination costs are deferred and amortized into income over the contractual life of the loan. The majority of the Company's interest income is accrued on a simple interest basis.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Restructured loans are loans on which concessions in terms have been granted because of the borrowers' financial difficulties. Interest is generally accrued on such loans in accordance with the new terms.

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

Bank premises and equipment Premises, leasehold improvements, furniture, fixtures and equipment are carried at cost net of accumulated depreciation and amortization, which are calculated on a straight-line basis over the estimated useful life of the property or the term of the lease (if less). Premises are depreciated over 40 years, furniture and fixtures are depreciated over five to 15 years, and equipment is generally depreciated over three to five years.

Income taxes Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Statements of cash flows The Company defines cash, due from banks, and federal funds sold as cash and cash equivalents for the statements of cash flows.

Stock-based compensation The Company uses the intrinsic value method to account for its stock option plans (in accordance with the provisions of Accounting Principles Board Opinion No. 25 and related interpretations). Under this method, compensation expense is recognized for awards of options to purchase shares of common stock to employees under compensatory plans only if the fair market value of the stock at the option grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", permits companies to continue using the intrinsic-value method to account for stock option plans or adopt a fair value based method. The fair value based method results in recognizing as expense over the vesting period the fair value of all stock-based awards on the date of grant. The Company has elected to continue to use the intrinsic value method and the pro forma disclosures required by SFAS 123 using the fair value method are:

                                              (In 000's except share data)
                                           2002           2001           2000
                                         ---------      ---------      ---------
Net income as reported                   $   3,708      $   3,022      $   2,613
Total stock-based employee
 compensation
 expense determined under
 the fair value based method
 for all awards, net of related
 tax effects                                   235            294            249
                                         ---------      ---------      ---------
     Net income pro forma                $   3,473      $   2,728      $   2,364
Earnings per share:
 As reported:
     Basic                               $    1.68      $    1.40      $    1.29
     Diluted                             $    1.64      $    1.39      $    1.27
 Pro forma:
     Basic                               $    1.58      $    1.33      $    1.29
     Diluted                             $    1.54      $    1.31      $    1.27

Earnings per common share Basic Earnings per Share is computed by dividing net income by the weighted average common shares outstanding. Diluted EPS is computed by dividing net income by weighted average common shares outstanding including the dilutive effects of potential common shares (e.g. stock options).

Comprehensive income For the Company, comprehensive income includes net income reported on the income statement and changes in the fair value of its available-for-sale investments reported as accumulated other comprehensive income.

Derivative instruments Derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities are required to be recognized as either assets or liabilities in the statements of financial position and measures those instruments at fair value. The Company does not currently utilize derivative instruments in its operations and does not engage in hedging activities.

Accounting and reporting changes Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets. The Statement was adopted effective January 1, 2002. Statement No. 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement No. 142. Statement No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company does not have any goodwill and intangible assets acquired in business combinations.

FASB Statement No. 143, Accounting for Asset Retirement Obligations. The Statement addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. This Statement was adopted effective June 15, 2002 and adoption din not have a material impact on the Company.

FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of this Statement were adopted effective January 1, 2002. Adoption did not have a material impact on the financial condition or operating results of the Company.

FASB Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This clarifies and simplifies existing accounting pronouncements. The provisions of this Statement related to the rescission of Statement 4 are applicable in fiscal years beginning after May 15, 2002. The provisions of this Statement related to Statement 13 are effective for transactions occurring after May 15, 2002. All other provisions of this Statement are effective for financial statements issued on or after May 15, 2002. Adoption of the provisions applicable to the year ended December 31, 2002 did not have a material impact on the financial condition or operating results of the Company. The Company does not expect the provisions related to Statement No. 4 or Statement No. 13 to have any impact on the financial condition or operating results of the Company.

FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This Interpretation addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. These disclosure requirements are included in footnote 8 to the consolidated financial statements. The Interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees.

The Interpretation requires the guarantor to recognize a liability for the non-contingent component of the guarantee, that is, the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements.

As noted above the Company has adopted the disclosure requirements of the Interpretation (see footnote 8) and will apply the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. To date the Company has not entered into or modified guarantees pursuant to the provisions of the Interpretation.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This Interpretation addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: 1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support from other parties, or 2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: a) the direct or indirect ability to make decisions about the entity's activities through voting or similar rights, b) the obligation to absorb the expected losses of the entity if they occur, or c) the right to receive the expected residual returns of the entity if they occur. The Interpretation requires existing variable interest entities to be consolidated if those entities do not effectively disburse risks among parties involved. The Company has determined that it has no ownership in variable interest entities.

FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. The provisions of this Statement amend FASB Statement No. 123, Accounting for Stock-Based Compensation, and provide alternative methods of transition for enterprises that elect to change to the Statement No. 123 fair value method of accounting for stock-based employee compensation. The Statement also amends the disclosure requirements of Statement No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has elected not to change its accounting method for stock-based compensation. The Company will continue to account for the stock option plan under the recognition and measurement principles of the APB Opinion No. 25, Accounting for Stock Issued to Employees.

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

The amortized cost and estimated fair value of investment securities at December 31, 2002 are as follows:

                                                                           (In 000's)

                                                                    Gross              Gross
                                              Amortized          Unrealized          Unrealized           Estimated
                                                 Cost               Gains              Losses             Fair Value
                                              ---------          ----------          ----------           ---------
Held-to-maturity:
Municipal securities                           $  1,272            $      0            $      0            $  1,272
                                               --------            --------            --------            --------

Available-for-sale:
Securities of the U.S. Treasury
   and other government agencies                 34,089                 642                   0              34,731
Corporate debt securities                        11,524                 239                   0              11,763
Mortgage-backed securities                       44,226                 735                  27              44,934
Municipal securities                             12,334                 711                   0              13,045
                                               --------            --------            --------            --------
Total available-for-sale                        102,173               2,327                  27             104,473

Equity securities                                 1,349                   0                   0               1,349
                                               --------            --------            --------            --------

Total investments                              $104,794            $  2,327            $     27            $107,094
                                               ========            ========            ========            ========

The amortized cost and estimated fair value of investment securities at December 31, 2001 are as follows:

                                                                          (In 000's)

                                                                    Gross               Gross
                                              Amortized           Unrealized          Unrealized          Estimated
                                                 Cost                Gains              Losses            Fair Value
                                              ---------           ----------          ----------          ---------
Held-to-maturity:
Municipal securities                            $ 1,314             $     0             $     0             $ 1,314
                                                -------             -------             -------             -------

Available-for-sale:
Securities of the U.S. Treasury
   and other government agencies                 24,317                 249                   0              24,566
Corporate debt securities                        17,257                 389                   0              17,646
Mortgage-backed securities                       28,021                 340                 148              28,213
Municipal securities                             13,022                 163                  45              13,140
                                                -------             -------             -------             -------
Total available-for-sale                         82,617               1,141                 193              83,565

Equity securities                                 1,241                   0                   0               1,241
                                                -------             -------             -------             -------

Total investments                               $85,172             $ 1,141             $   193             $86,120
                                                =======             =======             =======             =======

The following table shows the amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2002:

                                                         (In 000's)

                                       Held-to-Maturity             Available-for-Sale

                                    Amortized     Estimated     Amortized     Estimated
                                       Cost       Fair Value       Cost       Fair Value
                                    ---------     ----------    ---------     ----------
Within one year                      $      0      $      0      $  3,970      $  4,041
After one but within five years             0             0        40,694        41,606
After five but within ten years             0             0         7,696         8,160
Over ten years                          1,272         1,272         5,587         5,732
Mortgage-backed securities                  0             0        44,226        44,934
                                     --------      --------      --------      --------
Total                                $  1,272      $  1,272      $102,173      $104,473
                                     ========      ========      ========      ========

As of December 31, 2002 and 2001, securities carried at $2,080,787 and $1,035,000, respectively, were pledged to secure public deposits as required by law.

Total proceeds from the sale of securities available-for-sale during 2002 were $21,379,585. Gross gains of $399,197 were realized on those sales.

Total proceeds from the sale of securities available-for-sale during 2001 were $12,228,173. Gross gains of $325,456 were realized on those sales.

Total proceeds from the sale of securities available-for-sale during 2000 were $5,150,683. Gross losses of $7,510 were realized on those sales. The Company also recovered $4,975 on previously charged off securities.

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

At December 31, 2002 and 2001, the loan portfolio consisted of the following, net of deferred loan fees of $1,347,864 and $903,748, respectively:

                                                               (In 000's)

                                                          2002            2001
                                                        --------        --------

Real estate loans                                       $131,167        $106,851
Installment loans                                         24,102          20,301
Construction loans                                        19,306          21,453
Commercial loans secured by real estate                   16,991           7,930
Commercial loans                                          46,061          29,730
                                                        --------        --------
                                                         237,627         186,265
Less allowance for loan losses                             3,290           2,717
                                                        --------        --------
Total                                                   $234,337        $183,548
                                                        ========        ========

There were no loans on nonaccrual status at December 31, 2002 or December 31, 2001. There was no interest foregone during 2002, 2001 or 2000. As of December 31, 2002 and 2001, there were no loans 90 days or more past due but still accruing interest. There were no restructured loans during 2002 or 2001.

Changes in the allowance for loan losses are as follows:

                                                      (In 000's)

                                         2002            2001            2000
                                        -------         -------         -------

Balance, beginning of year              $ 2,717         $ 2,268         $ 1,987
Provision for loan losses                   576             447             385
Loans charged off                           (10)             (4)           (105)
Recoveries of loans
   previously charged off                     7               6               1
                                        -------         -------         -------
Balance, end of year                    $ 3,290         $ 2,717         $ 2,268
                                        =======         =======         =======

As of December 31, 2002, 2001 and 2000 there were no impaired loans.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, in which case payments received are recorded as reductions of principal.

(4) PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2002 and 2001 consisted of the following:

                                                        (In 000's)

                                                       Accumulated
                                                       Depreciation     Net Book
                                             Cost     & Amortization     Value
                                            -------   --------------    --------
2002
Land                                        $ 2,800       $     0       $ 2,800
Premises                                      5,027           786         4,241
Furniture, fixtures and equipment             6,635         3,670         2,965
Leasehold improvements                        1,250           456           794
                                            -------       -------       -------
Total                                       $15,712       $ 4,912       $10,800
                                            =======       =======       =======

2001
Land                                        $ 2,578       $     0       $ 2,578
Premises                                      4,673           630         4,043
Furniture, fixtures and equipment             4,662         2,539         2,123
Leasehold improvements                          893           308           585
                                            -------       -------       -------
Total                                       $12,806       $ 3,477       $ 9,329
                                            =======       =======       =======

Depreciation and amortization expense, included in occupancy expense and equipment expense, was $1,441,142, $1,351,536 and $634,336 in 2002, 2001 and
2000, respectively.

(5) COMMITMENTS AND CONTINGENCIES

The Banks lease the premises for their various offices. Total rent on such leases was $373,560, $321,409 and $270,154 in 2002, 2001 and 2000, respectively, and is included in occupancy and equipment expenses. The total commitments under non-cancelable operating leases are as follows:

                                         (In 000's)

                              Year                 Total
                              ----                 -----

                              2003                  $614
                              2004                   631
                              2005                   580
                              2006                   462
                              2007                   342
                        Thereafter                 1,023
                                                  ------
                             Total                $3,652
                                                  ======

(6) TIME DEPOSITS AND INTEREST ON TIME DEPOSITS

Time certificates of deposit in denominations of $100,000 or greater were $39,425,275 and $38,223,872 at December 31, 2002 and 2001, respectively.
Interest expense on these deposits was $893,277, $1,009,811 and $1,188,766 for 2002, 2001 and 2000, respectively.

At December 31, 2002, the scheduled maturities of time deposits are as follows:

                                       (In 000's)

                              Year                   Total
                              ----                   -----

                              2003                 $69,308
                              2004                   4,570
                              2005                   2,730
                              2006                     810
                              2007                   1,999
                              2008                       0
                                                   -------
                             Total                 $79,417
                                                   =======

(7) BORROWINGS

There were no short-term borrowings at December 31, 2002 or December 31, 2001. Short-term borrowings consist primarily of federal funds purchased and borrowings from the Federal Home Loan Bank of San Francisco (FHLB). The Company maintains a collateralized line of credit with the FHLB. Based on the FHLB stock requirements at December 31, 2002, this line provided for maximum borrowings of approximately $110 million; the Company also has available unused lines of credit totaling $16 million for federal funds transactions at December 31, 2002.

On June 26, 2002, North Bay Statutory Trust I (Trust), a Connecticut statutory business trust and wholly-owned subsidiary of North Bay Bancorp, issued $10 million in floating rate Cumulative Trust Preferred Securities (Securities). The Securities bear a rate of the 90 day LIBOR plus 3.45% which changes quarterly. The rate at December 31, 2002 was 4.85%. The Securities will mature on June 26, 2032, but earlier redemption is permitted under certain circumstances, such as changes in tax or regulatory capital rules. The principal asset of the trust is a $10,310,000 floating rate subordinated debenture of the Company.

The Securities, the subordinated debenture, and the common securities issued by the Trust are redeemable in whole or in part on or after June 26, 2007, or at any time in whole, but not in part, upon the occurrence of certain events. The Securities are included in Tier 1 capital for regulatory capital adequacy determination purposes, subject to certain limitations. The Company fully and unconditionally guarantees the obligations of the Trust with respect to the issuance of the Securities.

Subject to certain exceptions and limitations, the Company may, from time to time, defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the Securities and, with certain exceptions, prevent the Company from declaring or paying cash distributions on the Company's common stock or debt securities that rank junior to the subordinated debentures.

The Company had a $3,000,000 unsecured loan with Union Bank of California that was to mature in 2003 with principal and interest payments due quarterly. The balance at December 31, 2001 was $1,846,154. The loan was a variable rate loan tied to Union Bank's reference rate. The Company paid the loan in full in June, 2002 with the proceeds of the Trust Preferred Securities.

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

The Banks also issue standby letters of credit, which are conditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements and similar transactions. Most of these guarantees are short-term commitments expiring in decreasing amounts through 2003 and are not expected to be drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks hold collateral as deemed necessary, as described above.

The contract amounts of commitments not reflected on the Balance Sheet at December 31, 2002 were as follows:

                                                            (In 000's)

                                                        Contractual Amounts
                                                      2002              2001
                                                      ----              ----
Loan commitments                                   $83,835           $58,443
Standby letters of credit                             $729            $1,249

The Banks issue both financial and performance standby letters of credit. The financial standby letters of credit are primarily to guarantee payment to third parties. At December 31, 2002 there were $288,000 issued in financial standby letters of credit and the Banks carried no liability. The performance standby letters of credit are typically issued to municipalities as specific performance bonds. At December 31, 2002 there were $441,000 issued in performance standby letters of credit and the Banks carried no liability. The terms of the guarantees will expire primarily in 2003 and 2004 with 3% expiring in 2007. The Banks have experienced no draws on these letters of credit, and do not expect to in the future; however, should a triggering event occur, the Banks either have collateral in excess of the letter of credit or imbedded agreements of recourse from the customer.

(9) CONCENTRATIONS OF CREDIT RISKS

The majority of the Banks' loan activity is with customers located in California, primarily in the counties of Napa and Solano. Although the Banks' have a diversified loan portfolio, a large portion of their loans are for commercial property, and many of the Banks' loans are secured by real estate in Napa and Solano County. Approximately 78% of the loans are secured by real estate. This concentration is presented below:

                                                           (In 000's)

                                                     As of December 31, 2002
Construction/land development:
     Land development                                                 $4,575
     Residential                                                       6,506
     Commercial                                                        8,224
Real estate                                                          131,167
Commercial loans secured by real estate                               16,992
Installment loans secured by real estate                              18,917
                                                                    --------
      Total                                                         $186,381
                                                                    ========

(10) INCOME TAXES

The provision (benefit) for federal and state income taxes for the years ended December 31, 2002, 2001 and 2000 consisted of: (In 000's)

                                    2002              2001               2000
                                  -------            -------            -------
Current
   Federal                        $ 1,712            $ 1,471            $ 1,303
   State                              685                524                515
                                  -------            -------            -------
                                    2,397              1,995              1,818
Deferred
   Federal                           (297)              (324)              (116)
   State                             (101)                16                (55)
                                  -------            -------            -------
                                     (398)           ($  308)           ($  171)
                                  -------            -------            -------

Total                             $ 1,999            $ 1,687            $ 1,647
                                  =======            =======            =======

Deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes. The sources of these differences and the amount of each are as follows as of December 31, 2002 and 2001:

                                                               (In 000's)

                                                          2002             2001
                                                         ------           ------
Deferred Tax Assets:
   Allowance for loan losses                             $1,300           $1,062
   Deferred compensation                                    372              276
   State income tax                                         191              178
   Depreciation                                              68               44
   Other                                                     33                0
                                                         ------           ------
                                                         $1,964           $1,560
                                                         ======           ======

Deferred Tax Liabilities:
   Unrealized gain on securities                         $  956           $  394
   Accumulated accretion                                    147              117
   Depreciation                                               0                0
   Other                                                      0               24
                                                         ------           ------
                                                          1,103              535
                                                         ------           ------

   Net Deferred Tax Asset                                $  861           $1,025
                                                         ======           ======

The Company believes that a valuation allowance is not needed to reduce the deferred tax assets as it is more likely than not that the deferred tax assets will be realized through recovery of taxes previously paid and/or future taxable income.

The total tax differs from the federal statutory rate of 34% because of the following:

                                                                   (In 000's)

                                             2002                      2001                      2000
                                             ----                      ----                      ----

                                     Amount        Rate         Amount       Rate         Amount       Rate
                                     -------       ----        -------       ----        -------       ----
Tax provision at statutory rate      $ 1,940       34.0%       $ 1,601       34.0%       $ 1,448       34.0%
Interest on obligations of
   states and political
   subdivisions exempt from
   federal taxation                     (191)      (3.3%)         (161)      (3.4%)         (172)        (4%)
State franchise taxes                    385        6.7%           319        6.8%           316        7.4%
Life insurance policies                 (133)      (2.3%)         (101)      (2.2%)
Other, net                                (2)       (.1%)           29         .6%            55        1.3%
                                     -------       ----        -------       ----        -------       ----
Total                                $ 1,999       35.0%       $ 1,687       35.8%       $ 1,647       38.7%
                                     =======       ====        =======       ====        =======       ====

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

One of the primary sources of income for the Company, on a stand-alone basis, is the management fees charged to Banks. The availability of dividends from the Banks is limited by various statutes and regulations. California law restricts the amount available for cash dividends by state-chartered banks to the lesser of retained earning or the bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). In the event a bank is unable to pay cash dividends due to insufficient retained earnings or net income for its last three fiscal years, cash dividends may be paid under certain circumstances with the prior approval of the California Department of Financial Institutions (the "DFI").

(12) SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

The Company declared 5% stock dividends on January 18, 2000, January 29, 2001, January 28, 2002 and January 27, 2003. As a result of the stock dividends, the number of common shares outstanding and earnings per share data was adjusted retroactively for all periods presented. In 2001 the effect of 8,092 outstanding options have been excluded from the calculation of diluted earnings per share as their inclusion would be anti-dilutive. There were no shares considered anti-dilutive in 2002 or 2000.

         The following table reconciles the numerator and denominator of the Basic and Diluted earnings per share computations:

                                                                       (In 000's except share data)

                                                                              Weighted Average                  Per-Share
                                                       Net Income                  Shares                          Amount
                                                       ----------                  ------                          ------
                                                                        For the year ended 2002
                                                                        -----------------------
Basic earnings per share                                   $3,708                    2,203,296                      $1.68
Stock options                                                                           55,003
Diluted earnings per share                                                           2,258,299                      $1.64

                                                                        For the year ended 2001
                                                                        -----------------------
Basic earnings per share                                   $3,022                    2,156,352                      $1.40
Stock options                                                                           23,598
Diluted earnings per share                                                           2,179,950                      $1.39

                                                                        For the year ended 2000
                                                                        -----------------------
Basic earnings per share                                   $2,613                    2,022,695                      $1.29
Stock options                                                                           34,101
Diluted earnings per share                                                           2,056,796                      $1.27

(13) OTHER NONINTEREST INCOME AND EXPENSE

The components of Other Noninterest Income for the years ended December 31, 2002, 2001 and 2000 were as follows:

                                                         (In 000's)

                                             2002           2001           2000
                                            ------         ------         ------
ATM surcharge                               $  294         $  249         $  359
Increase of cash value on
   insurance policies                          393            296            134
Merchant services income                       280            265            150
Commission on sale of non-
   deposit products                            204            158            193
Other                                          220            212            351
                                            ------         ------         ------
Total                                       $1,391         $1,180         $1,187
                                            ======         ======         ======

The components of Other Noninterest Expense for the years ended December 31, 2002, 2001 and 2000 were as follows:

                                                         (In 000's)

                                             2002           2001           2000
                                            ------         ------         ------
Professional services                       $  830         $  755         $  547
Business promotions                            525            379            434
ATM expenses                                   261            222            167
Stationary & supplies                          318            274            259
Insurance                                      188            111             76
Other                                        1,771          1,559          1,125
                                            ------         ------         ------
Total                                       $3,893         $3,300         $2,608
                                            ======         ======         ======

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

The components of the Company's business segments for 2002 were as follows:

                                                                           (In 000's)

                                            Community                                  Intersegment
                                             Banking                Other               Adjustments            Consolidated
                                            ---------              --------            -------------           ------------
Interest income                              $ 21,151              $     41               ($    13)              $ 21,179
Interest expense                                3,365                   339                    (13)                 3,691
                                             --------              --------               --------               --------
   Net interest income                         17,786                  (298)                     0                 17,488
Provision for loan
   losses                                         576                     0                      0                    576
Noninterest income                              3,275                 5,681                 (5,845)                 3,111
Equity income of
   subsidiaries                                     0                 4,497                 (4,497)                     0
Noninterest expense                            13,415                 6,746                 (5,845)                14,316
                                             --------              --------               --------               --------
Income before tax                               7,070                 3,134                 (4,497)                 5,707
Provision for
   income taxes                                 2,573                 1,128                 (1,702)                 1,999
                                             --------              --------               --------               --------
Net income                                   $  4,497              $  2,006               ($ 2,795)              $  3,708
                                             ========              ========               ========               ========

Assets                                       $411,196              $ 46,728               ($41,466)              $416,458
Loans, net                                    234,337                     0                      0                234,337
Deposits                                      374,536                     0                 (6,733)               367,803
Equity                                         34,733                35,343                (34,733)                35,343

The components of the Company's business segments for 2001 were as follows:

                                                                          (In 000's)

                                            Community                                 Intersegment
                                             Banking               Other               Adjustments            Consolidated
                                            ---------             --------            -------------           ------------
Interest income                             $ 20,307              $      0               $      0               $ 20,307
Interest expense                               5,719                   168                      0                  5,887
                                            --------              --------               --------               --------
   Net interest income                        14,588                  (168)                     0                 14,420
Provision for loan
   losses                                        447                     0                      0                    447
Noninterest income                             2,856                 4,754                 (4,919)                 2,691
Equity income of
   subsidiaries                                    0                 3,852                 (3,852)                     0
Noninterest expense                           10,976                 5,898                 (4,919)                11,955
                                            --------              --------               --------               --------
Income before tax                              6,021                 2,540                 (3,852)                 4,709
Provision for
   income taxes                                2,169                   914                 (1,396)                 1,687
                                            --------              --------               --------               --------
Net income                                  $  3,852              $  1,626               ($ 2,456)              $  3,022
                                            ========              ========               ========               ========

Assets                                      $325,513              $ 32,771               ($31,478)              $326,806
Loans, net                                   183,548                     0                      0                183,548
Deposits                                     294,442                     0                 (2,001)               292,441
Equity                                        29,476                29,980                (29,476)                29,980

The components of the Company's business segments for 2000 were as follows:

                                                                            (In 000's)

                                            Community                                   Intersegment
                                             Banking                Other                Adjustments           Consolidated
                                            ---------              --------             ------------           ------------
Interest income                              $ 16,850              $      0               ($   150)              $ 16,700
Interest expense                                5,615                   147                   (150)                 5,612
                                             --------              --------               --------               --------
   Net interest income                         11,235                  (147)                     0                 11,088
Provision for loan
   losses                                         385                     0                      0                    385
Noninterest income                              2,310                 2,266                 (2,436)                 2,140
Equity income of
   subsidiaries                                     0                 3,353                 (3,353)                     0
Noninterest expense                             7,626                 3,393                 (2,436)                 8,583
                                             --------              --------               --------               --------
Income before tax                               5,534                 2,079                 (3,353)                 4,260
Provision for
   income taxes                                 2,176                   748                 (1,277)                 1,647
                                             --------              --------               --------               --------
Net income                                   $  3,358              $  1,331               ($ 2,076)              $  2,613
                                             ========              ========               ========               ========

Assets                                       $246,055              $ 29,885               ($28,471)              $247,469
Loans, net                                    150,008                     0                      0                150,008
Deposits                                      217,455                     0                   (817)               216,638
Equity                                         27,654                26,636                (27,654)                26,636

The Company has determined that there are not separate reporting segments, as defined by the Financial Accounting Standards Board; therefore, this schedule will not be included in future financial reports.

(15) STOCK OPTION PLAN

The Company has a stock option plan under which it may grant up to 830,276 options. The Company has granted 606,504 options through December 31, 2002. The option exercise price equals the stock's market price on the date of grant. The options become exercisable over five years and expire in five or more years. The Equity compensation plans have been approved by the security holders.

A summary of the status of the Company's stock option plan at December 31, 2002, 2001 and 2000 and stock option activity during the years then ended is presented in the table below:

                                    2002                         2001                       2000
                                    ----                         ----                       ----

                                         Weighted                     Weighted                     Weighted
                                         Exercise                     Exercise                     Exercise
                            Shares        Price         Shares         Price         Shares         Price
                           -------        ------        -------        ------        -------        ------
Outstanding at
    beginning of year      349,368        $16.50        297,755        $15.80        182,490        $12.56
Granted                     30,975        $24.34         72,490        $17.49        147,163        $19.48
Exercised                  (75,577)       $11.46        (20,366)       $ 9.69        (11,687)       $ 8.29
Cancelled                  (17,205)       $18.68           (511)       $ 6.26        (20,211)       $17.16
Outstanding at
    end of year            287,561        $18.38        349,368        $16.50        297,755        $15.80
Exercisable at
    end of year            102,259        $17.23        108,584        $14.40         66,372        $11.95
Weighted-average
   fair value of
   options granted
   during the year                 $ 6.94                       $ 6.23                       $ 9.02

The following table summarizes information about stock options outstanding at December 31, 2002:

                        Options Outstanding                                         Options Exercisable
                        -------------------                                         -------------------

         Range                Number           Weighted-Average                      Number Exercisable
           of             Outstanding at   Remaining Contractual  Weighted-Average            at               Weighted-Average
    Exercise Prices          12/31/02          (Life in years)     Exercise Price         12/31/02               Exercise Price
    ---------------          --------          ---------------     --------------         --------               --------------

 $11.57 to $19.33              63,249               .76               $14.22               38,761                   $14.22

$17.71 to  $20.06             124,155              2.24               $19.51               49,662                   $19.51

$17.23 to  $24.47             100,157              3.65               $19.62               13,836                   $17.49
                              -------                                                     -------
                              287,561                                                     102,259
                              =======                                                     =======

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000, respectively: risk-free interest rate of 4.07% and 3.25% for options issued in 2002, 4.62% and 3.90% for options issued in 2001 and 5.88%, 6.75% and 5.75% for options issued in 2000; expected dividend yields of .80%, 1.01% and .93%; expected lives of 5 years and expected volatility of 21.67%, 28.02% and 31.05%.

16) RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Banks make loans to directors, officers and principal shareholders on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated persons. An analysis of net loans to related parties for the year ended December 31, 2002 is as follows:

                                                                (In 000's)

Balance at beginning of year                                      $4,607
     Additions                                                     4,094
     Repayments                                                    3,359
Balance at end of year                                            $5,342

Total undisbursed commitments as of December 31, 2002 were $6,566,606.

A law firm in which one of the Company's directors and one of its officers are principals serves as the Company's general counsel. During 2002, 2001 and 2000 fees of $165,000, $135,000 and $80,000, respectively, were paid to this firm.

(17) RESTRICTIONS

The Banks are required to maintain reserves with the Federal Reserve Bank of San Francisco equal to a percentage of its reservable deposits. Reserve balances that were required by the Federal Reserve Bank were $220,000 and $275,000 for December 31, 2002 and 2001, respectively, and are reported in cash and due from banks on the balance sheet.

(18) RETIREMENT PLANS

The Company has a Profit Sharing and Salary Deferral 401(K) Plan to enable its employees to share in the Company's profits and to defer receipt of a portion of their salaries. Employees can defer up to 15% of their base pay, up to the maximum amount allowed by the Internal Revenue Code. In addition, the Company makes discretionary contributions to the profit sharing account and the 401(K) account, which are determined by the Board of Directors each year. Amounts charged to operating expenses under this plan representing the Company's contribution were $263,300, $223,200 and $160,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

During 1998, The Vintage Bank implemented a Director's Supplemental Retirement Program. The Program contains a non-qualified defined benefit plan. Directors and select officers designated by the Board of Directors of the Company are covered by this plan. The plan is unfunded, however the Bank has purchased life insurance on the lives of the participants and expects to use the cash values of these policies to pay retirement obligations. Management's intentions are to hold the policies as an investment until the death of the insured. Cash values for these policies at December 31, 2002 were $3,050,846. At December 31, 2002 $287,406 was carried as a liability to fund the benefit. The program provides a death benefit to beneficiaries of a deceased participant.

During 2001, the Company implemented an Executive Officer Supplemental Retirement Plan. The Executive Supplemental Compensation Agreements entered into with select executive officers of the Company pursuant to the Plan provide for a defined cash benefit payable monthly upon retirement upon reaching age 65 (or upon or after age 62 with a reduced benefit). Benefits under these agreements vest over five year periods at the rate of 20% per year after five years' of service with credit for up to five years of prior service. The Plan is unfunded, however the Company has purchased life insurance on the lives of the participants and expects to use the cash values of these policies ($2,998,489 at December 31, 2002) to pay the retirement obligations. At December 31, 2002 $218,316 was carried as a liability to fund the benefit. The Plan also provides a life insurance benefit to the designated beneficiary of the participants upon their death pursuant to the Executive Officer Endorsement Method Split Dollar Life Insurance component of the Plan.

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 2002 and 2001:

                                                             Carrying              Fair                Carrying              Fair
                                                              Amounts              Value                Amounts              Value
                                                             --------             --------             --------             --------

                                                                                             (In 000's)

                                                                         2002                                      2001
                                                                         ----                                      ----
Financial Assets:
   Cash and cash equivalents                                 $ 52,310             $ 52,310             $ 37,311             $ 37,311
   Time deposits with other
      financial institutions                                      100                  100                  100                  100
   Investment securities                                      107,094              107,094               86,120               86,120
   Loans, net                                                 234,337              236,147              183,548              185,633
   Accrued interest receivable                                  2,256                2,256                2,015                2,015

Financial Liabilities:
   Deposits                                                  $367,803             $367,486             $292,441             $291,995
   Long-term borrowings                                             0                    0                1,846                1,846
   Trust Preferred Securities                                  10,000               10,000                    0                    0
   Accrued interest payable                                       319                  319                  383                  383

                                                 Contract      Carrying           Fair      Contract      Carrying          Fair
                                                  Amounts       Amounts          Value       Amounts       Amounts         Value
                                                  -------       -------          -----       -------       -------         -----
                                                                                     (In 000's)
                                                                    2002                                      2001
                                                                    ----                                      ----
Unrecognized financial instruments:
   Loan commitments                               $83,835            $0           $436       $58,443            $0          $304
   Standby letters of credit                         $729            $0             $5        $1,249            $0            $8

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

Trust preferred securities - The balance approximates its fair value due to the structure having a variable interest rate.

Loan commitments and standby letters of credit - The fair value is estimated using the fees currently charged to enter into similar agreements.

(20) COMPREHENSIVE INCOME

The changes in the components of other comprehensive income (loss) for the years ended December 31, 2002, 2001 and 2000 are reported as follows:

                                                                                                     (In 000's)

                                                                                        2002           2001               2000
                                                                                        ----           ----               ----
Unrealized holding gain (loss) arising during the period, net of tax expense of $562 for 2002, a tax expense of $335 for
    2001 and a tax expense of  $891 for 2000.                                          $1,024            $661            $1,251
Reclassification adjustment for net realized gains (losses) on securities available-for-sale included in net income during the year, net of tax expense of $166 for 2002, a tax expense of
   $135 in 2001 and a tax benefit of $2 for 2000.                                       (233)           (190)                 2
                                                                                       ------            ----            ------
Other comprehensive income                                                             $  791            $471            $1,253
                                                                                       ======            ====            ======

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2002, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Federal Reserve Bank categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's actual capital amounts and ratios are also presented in the table below:

                                                                                                     To Be Well Capitalized
                                                                            For Capital              Under Prompt Corrective
                                             Actual                      Adequacy Purposes              Action Provisions
                                             ------                      -----------------              -----------------

                                                                             (In 000's)

                                     Amount           Ratio         Amount          Ratio           Amount              Ratio
                                     ------           -----         ------          -----           ------              -----
As of December 31, 2002:
Total capital (to risk
   weighted assets)
      Consolidated                  $47,289          14.88%        $25,419         >=8.00%          $31,773            >=10.00%
      The Vintage Bank               28,825          11.03%         20,902         >=8.00%           26,128            >=10.00%
      Solano Bank                     7,815          14.57%          4,291         >=8.00%            5,363            >=10.00%
Tier I capital (to risk
   weighted assets)
      Consolidated                   43,999          13.85%         12,709         >=4.00%           19,064             >=6.00%
      The Vintage Bank               25,953           9.93%         10,451         >=4.00%           15,677             >=6.00%
      Solano Bank                     7,397          13.79%          2,145         >=4.00%            3,218             >=6.00%
Tier I capital (to
   average assets)
      Consolidated                   43,999          10.86%         16,203         >=4.00%           20,253             >=5.00%
      The Vintage Bank               25,953           7.52%         13,808         >=4.00%           17,260             >=5.00%
      Solano Bank                     7,397          12.36%          2,394         >=4.00%            2,993             >=5.00%

                                                                                                     To Be Well Capitalized
                                                                            For Capital              Under Prompt Corrective
                                             Actual                      Adequacy Purposes              Action Provisions
                                             ------                      -----------------              -----------------

                                                                             (In 000's)

                                     Amount           Ratio         Amount          Ratio           Amount              Ratio
                                     ------           -----         ------          -----           ------              -----
As of December 31, 2001:
Total capital (to risk
   weighted assets)
      Consolidated                  $32,117          13.24%        $19,402         >=8.00%          $24,252            >=10.00%
      The Vintage Bank               23,788          11.54%         16,497         >=8.00%           20,621            >=10.00%
      Solano Bank                     7,825          22.36%          2,799         >=8.00%            3,498            >=10.00%
Tier I capital (to risk
   weighted assets)
      Consolidated                   29,427          12.13%          9,701         >=4.00%           14,551             >=6.00%
      The Vintage Bank               21,210          10.29%          8,248         >=4.00%           12,373             >=6.00%
      Solano Bank                     7,713          22.04%          1,400         >=4.00%            2,099             >=6.00%
Tier I capital (to
   average assets)
      Consolidated                   29,427           9.15%         12,866         >=4.00%           16,082             >=5.00%
      The Vintage Bank               21,210           7.75%         10,948         >=4.00%           13,685             >=5.00%
      Solano Bank                     7,713          16.09%          1,918         >=4.00%            2,397             >=5.00%

(22) FINANCIAL STATEMENTS OF NORTH BAY BANCORP (Parent Company Only)

For the Years Ended December 31, 2002, 2001 and 2000

CONDENSED BALANCE SHEETS

                                                                      (In 000's except share data)

Assets                                                                 2002                   2001
                                                                      -------                -------
Cash and due from banks                                               $ 6,921                $ 1,966
Available-for-sale investment securities                                2,854                      0
Investment in The Vintage Bank                                         27,166                 21,623
Investment in Solano Bank                                               7,567                  7,853
Investment in North Bay Statutory Trust 1                                 310                      0
Premises and equipment, net                                             1,794                  1,191
Other assets                                                              426                    138
                                                                      -------                -------
          Total assets                                                $47,038                $32,771
                                                                      =======                =======
Liabilities and shareholders' equity
Long-term borrowings                                                  $     0                $ 1,846
Other liabilities                                                       1,385                    945
                                                                      -------                -------
        Total liabilities                                             $ 1,385                $ 2,791
Floating rate subordinated
   debenture (trust preferred securities)                              10,310                      0
Shareholders' equity
   Preferred stock, no par value -  Authorized 500,000 shares
       Issued and outstanding - None
   Common stock, no par value - Authorized 10,000,000 shares
       Issued and outstanding -  2,130,288 shares in 2002 and
       1,960,902 shares in 2001                                        25,387                 21,973
   Retained earnings                                                    8,612                  7,454
   Accumulated other comprehensive income                               1,344                    553
                                                                      -------                -------
     Total shareholders' equity                                        35,343                 29,980
         Total liabilities and shareholders' equity                   $47,038                $32,771
                                                                      =======                =======

CONDENSED INCOME STATEMENTS

                                                                                                           (In 000's)
Income                                                                                       2002             2001            2000
                                                                                            -------          -------         -------
Interest on investment securities                                                           $    41          $     0         $     0
Dividends from subsidiaries                                                                       0            2,500           3,000
Service fees from subsidiaries                                                                5,681            4,754           2,271
                                                                                            -------          -------         -------
Total Income                                                                                  5,722            7,254           5,271
Expenses
Interest on borrowings                                                                          339              168             147
Salaries and related benefits                                                                 3,836            3,275           2,013
Other expenses                                                                                2,910            2,622           1,380
                                                                                            -------          -------         -------
Total expenses                                                                                7,085            6,065           3,540
Net income (loss) before tax benefit and equity in
   net  income of  subsidiaries                                                              (1,363)           1,189           1,731
Tax benefit                                                                                     574              482             529
                                                                                            -------          -------         -------
Net income (loss) before equity in undistributed net income of subsidiaries                    (789)           1,671           2,260
Equity in undistributed net income of subsidiaries                                            4,497            1,351             353
                                                                                            -------          -------         -------
Net Income                                                                                  $ 3,708          $ 3,022         $ 2,613
                                                                                            =======          =======         =======

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                    (In 000's)

                                                                                   2002                 2001                 2000
                                                                                 --------             --------             --------
Cash Flows From Operating Activities:
Net income                                                                       $  3,708             $  3,022             $  2,612
Adjustments to reconcile net income to net cash
      provided by operating activities:
Depreciation and amortization                                                         737                  804                  178
Amortization (accretion) of investment securities
    premiums (discounts), net                                                           5                   --                   --
Equity in undistributed net income of subsidiaries                                 (4,497)              (1,351)                (353)
Changes in:
    Other assets                                                                     (288)                 541                 (662)
    Interest payable and other liabilities                                            468                  502                  504
                                                                                 --------             --------             --------
    Net cash provided by operating activities                                         133                3,518                2,279
                                                                                 --------             --------             --------

Cash Flows From Investing Activities:
Investment in Solano Bank                                                               0                    0               (9,000)
Investment securities available for sale:
  Proceeds from maturities and principal payments                                     201                   --                   --
  Purchases                                                                        (3,006)                  --                   --
Sale and disposition of capital assets                                                  0                    4                    0
Capital expenditures                                                               (1,340)                (519)              (1,568)
                                                                                 --------             --------             --------
Net cash used in investing activities                                              (4,145)                (515)             (10,568)
                                                                                 --------             --------             --------

                                                                                   2002                 2001                 2000
                                                                                 --------             --------             --------
Cash Flows From Financing Activities:
Increase (decrease) in long-term borrowings, net                                   (1,846)                (923)               2,769
Dividend received from The Vintage Bank in excess of
     equity in net income                                                               0                    0                    0
Proceeds from issuance of Trust Preferred Securities                               10,310                    0                    0
Stock options exercised                                                               909                  196                  102
Stock issued, net of cost                                                               0                    0                4,867
Dividends                                                                            (406)                (383)                (315)
                                                                                 --------             --------             --------
   Net cash provided by (used in) financing activities                              8,967               (1,110)               7,423
                                                                                 --------             --------             --------
Net increase (decrease) in cash and cash equivalents                                4,955                1,893                 (866)
Cash and cash equivalents at beginning of year                                      1,966                   73                  939
                                                                                 --------             --------             --------
Cash and cash equivalents at end of year                                         $  6,921             $  1,966             $     73
                                                                                 ========             ========             ========

(23) SUMMARY OF UNAUDITED QUARTERLY RESULTS OF OPERATIONS

The following table sets forth the results of operation for the four quarters unaudited of 2002 and 2001. All per share amounts have been adjusted for the 2001, 2002 and 2003 stock dividends.

                                                          (In 000's, except per share data)
                                                                 2002 Quarters Ended
                                     December 31,       September 31,            June 30,           March 31,
Interest income                            $5,638              $5,495              $5,173              $4,873
Interest expense                              988               1,012                 841                 850
                                           ------              ------              ------              ------
Net interest income                         4,650               4,483               4,332               4,023
Provision for loan losses                     144                 144                 144                 144
                                           ------              ------              ------              ------
Net Interest Income after                   4,506               4,339               4,188               3,879
   provision for loan losses
Noninterest income                          1,036                 731                 645                 699
Noninterest expense                         3,797               3,697               3,455               3,367
                                           ------              ------              ------              ------
Income before provision for                 1,745               1,373               1,378               1,211
   income taxes
Provision for income taxes                    619                 446                 501                 433
                                           ------              ------              ------              ------
Net income                                 $1,126              $  927              $  877              $  778
                                           ======              ======              ======              ======

Basic earnings per share:                  $  .50              $  .42              $  .40              $  .36
Diluted earnings per share:                $  .49              $  .41              $  .39              $  .35

                                                          (In 000's, except per share data)
                                                                2001 Quarters Ended
                                     December 31,       September 31,            June 30,           March 31,
Interest income                            $5,142              $5,324              $5,086              $4,755
Interest expense                            1,094               1,482               1,683               1,628
                                           ------              ------              ------              ------
Net interest income                         4,048               3,842               3,403               3,127
Provision for loan losses                     114                 111                 111                 111
                                           ------              ------              ------              ------
Net Interest Income after                   3,934               3,731               3,292               3,016
   provision for loan losses
Noninterest income                          1,032                 547                 567                 545
Noninterest expense                         3,463               2,946               2,875               2,671
                                           ------              ------              ------              ------
Income before provision for                 1,503               1,332                 984                 890
   income taxes
Provision for income taxes                    575                 414                 362                 336
                                           ------              ------              ------              ------
Net income                                 $  928              $  918              $  622              $  554
                                           ======              ======              ======              ======

Basic earnings per share:                  $  .45              $  .43              $  .29              $  .26
Diluted earnings per share:                $  .45              $  .42              $  .29              $  .26

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

The Board of Directors
North Bay Bancorp:

We have audited the consolidated balance sheet of North Bay Bancorp and subsidiaries as of December 31, 2002 and the related consolidated statements of income, statements of changes in shareholders' equity and comprehensive income, and statements of cash flows for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The 2001 and 2000 consolidated financial statements of North Bay Bancorp were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated February 19, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Bay Bancorp and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

San Francisco, California
January 29, 2003

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


/s/ Arthur Andersen LLP

San Francisco, California
February 19, 2002

This report is a copy of a previously issued report.

The predecessor auditor, Arthur Andersen, has not reissued the report.

--------------------------------------------------------------------------------
DIRECTORS
--------------------------------------------------------------------------------

NORTH BAY BANCORP

Thomas N. Gavin                      Owner, Gavin & Schreiner, New York Life Insurance Agency

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

Conrad W. Hewitt                     Retired, Commissioner of California State Department of Financial Institutions

Harlan R. Kurtz                      General Contractor and President of K-H Development Corporation

Richard S. Long                      Chief Executive Officer, Regulus Integrated Solutions, LLC

Thomas H. Lowenstein                 President, North Bay Plywood

Thomas F. Malloy, Chairman           Senior Partner, Malloy Imrie & Vasconi Insurance Services LLC

Terry L. Robinson                    President & Chief Executive Officer, North Bay Bancorp

James E. Tidgewell                   Certified Public Accountant, G & J Seiberlich & Co LLP

CORPORATE SECRETARY

Wyman G. Smith, III                  Attorney with Gaw, Van Male, Smith, Myers & Miroglio
                                     A Professional Law Corporation

THE VINTAGE BANK                     SOLANO BANK

James L. Asbury                      Jack Anthony, III
Andrew J. Beckstoffer                Gary J. Falati
David B. Gaw                         Thomas N. Gavin, Chairman
William L. Kastner                   David B. Gaw
Thomas H. Lowenstein, Chairman       Fred J. Hearn, Jr.
Thomas F. Malloy                     Connie Klimisch
Andrew J. Nicks, M D                 John A. Nerland, President & CEO
Terry L. Robinson                    Michael D. O'Brien
Glen C. Terry, President & CEO       Terry L. Robinson
Carolyn D. Sherwood                  Stephen C. Spencer
James E. Tidgewell, Vice Chairman    Denise C. Suihkonen, Vice Chairman
                                     Robert J. Wood

Directors Emeritus

Sandi Funseth
Houghton Gifford, M D
Harlan R. Kurtz
Joseph Vallerga

--------------------------------------------------------------------------------
CORPORATE INFORMATION
--------------------------------------------------------------------------------

Corporate Headquarters
1190 Airport Road, Suite 101
Napa, CA  94558

The Vintage Bank Office Locations:
Main Office
1500 Soscol Avenue
Napa, CA 94559-1314

3271 Browns Valley Road
Napa, CA 94558-5499

3626 Bel Aire Plaza
Napa, CA 94558-2831

1065 Main Street
St. Helena, CA 94574

1190 Airport Road, Suite 100
Napa, CA  94558

Solano Bank Office Locations:
Main Office
403 Davis Street
Vacaville, CA  95688

1100 Texas Street
Fairfield, CA  94533

1395 E. Second Street
Benicia, CA  94510

976 A Admiral Callaghan Lane
Vallejo, CA 94591

Shareholder Information:

           Trading                        Nasdaq NMS - Symbol NBAN

           Market Makers                  Hoefer & Arnett
                                          353 Sacramento Street, 10th Floor
                                          San Francisco, CA 94111
                                          1 (800) 346-5544

                                          Keefe, Bruyette & Woods, Inc.
                                          235 Pine St., Suite 1818
                                          San Francisco, CA 94104

                                          Wedbush Morgan Securities
                                          1300 S. W. Fifth Ave., Suite 2000
                                          Portland, OR 97201
                                          1 (800) 234-0480

           Transfer Agent                 Registrar & Transfer Company
                                          10 Commerce Drive
                                          Cranford, New Jersey 07016
                                          1 (800) 368-5948

           Notice of Annual Meeting       North Bay Bancorp Executive Offices
                                          1190 Airport Road, Suite 101
                                          Napa, CA 94558
                                          May 8, 2003- 7:00 p.m.

General Counsel:                          Wyman G. Smith
                                          Gaw, Van Male, Smith, Myers & Miroglio
                                          1000 Main Street, Suite 300
                                          Napa, CA 94559

Corporate Secretary:                        Wyman G. Smith

For additional copies of this report or     Pansy F. Smith
copies of the 10-K Report contact:          Assistant Corporate Secretary
                                            North Bay Bancorp
                                            1190 Airport Road, Suite 101
                                            Napa, CA 94558
                                            (707) 252-5026

Independent Auditors:                       KPMG LLP
                                            Three Embarcadero Center, Suite 2000
                                            San Francisco, CA 94111

Web Site:                                   www.northbaybancorp.com
--------------------------------------------------------------------------------

Changes in Accountants

On April 8, 2002, the Audit Committee of the Board of Directors of North Bay Bancorp dismissed Arthur Andersen LLP, San Francisco, California, as the independent accountant chosen to audit the Company's consolidated financial statements.

Arthur Andersen's report on the consolidated financial statements of North Bay for either of the years ended December 31, 2001 or 2000 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During North Bay's two most recent fiscal years, and during the subsequent interim period preceding the date of Arthur Andersen's dismissal, there was no disagreement with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make a reference to the subject matter of the disagreement in connection with its report.

During North Bay's two most recent fiscal years, and during the subsequent interim period preceding the date of Arthur Andersen 's dismissal, Arthur Andersen did not advise North Bay:

      o that the internal controls necessary for North Bay to develop reliable financial information do not exist;

      o that information had come to Arthur Andersen's attention that has led it to no longer rely on management's representations or that has made it unwilling to be associated with the financial statements prepared by management;

      o of the need to significantly expand the scope of Arthur Andersen's audit or that information has come to Arthur Andersen's attention during North Bay's two most current fiscal years, and during the subsequent interim period preceding the date of Arthur Andersen's dismissal, that if further investigated may:

            o materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements to be issued covering the fiscal period(s) subsequent to the date of the most recent statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or

            o cause Arthur Andersen to be unwilling to rely on management's representations or be associated with North Bay's financial statement;

            o and, due to the Arthur Andersen's dismissal, or for any other reason, Arthur Andersen did not so expand the scope of its audit or conduct a further investigation; or,

      o that information has come to Arthur Andersen's attention that it has concluded materially impacts the fairness or reliability of either:

            o a previously issued audit report or the underlying financial statements, or

            o the financial statements to be issued covering the fiscal period(s) subsequent to the date of the most recent statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements);

            o     due to Arthur Andersen's  dismissal,  or for any other reason,
                  the  issue  has  not  been   resolved  to  Arthur   Andersen's
                  satisfaction prior to the dismissal.

In connection with a Current Report on Form 8-K filed by North Bay in April 2002 reporting the change of accountants, North Bay provided Arthur Andersen with a copy of the Current Report and requested that Arthur Andersen furnish North Bay a letter addressed to the Securities and Exchange Commission stating whether or not Arthur Andersen agreed with the above statements. By letter dated April 11, 2002, Arthur Andersen agreed with the above statements.


46