Form 10-K, Exhibit 13
period 2003-12-31
NORTH BAY BANCORP/CA
filed 2004-03-30
CIK 1102595

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


To Our Shareholders

Selected Financial Data

Management's Discussion
   and Analysis of Financial Condition
   and Results of Operations

Quantitative and Qualitative Disclosure about Market Risk

Description of Operations

Market Information

Consolidated Balance Sheets

Consolidated Income Statements

Consolidated Statements of Changes in Shareholders' Equity

Consolidated Statements of Cash Flows

Consolidated Notes to Financial Statements

Report of Independent Auditors

Directors

Corporate Information

--------------------------------------------------------------------------------
TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

As we grow into the physical infrastructure put in place this and prior years, we anticipate our profitability will continue to improve.

Our 2003 results reflect the solid foundation laid in prior years and new initiatives implemented to stimulate future growth. Our sales teams continued to do an exceptional job of developing new business relationships and expanding existing ones, while our lending teams significantly increased loan production capacity and maintained exceptionally high credit quality.

Highlights for the year include the following:

     o    Net interest income increased 10% to $19.3 million.

     o    Pre-tax income rose 15% to $6.6 million.

     o    Net income increased 18% to $4.4 million.

     o    Earnings per share increased 15% to $1.79.

     o    Total  loans grew 29% to $306.7  million.

     o Solano Bank was solidly profitable by year-end and continues to build momentum.

     o The Vintage Bank generated excellent loan growth and continues to gain market share.

     o Asset quality remained exemplary with zero non-performing assets at year end.

We took numerous actions to expand and improve our franchise in 2003 including opening a new Vintage Bank Gateway office, located in the growing industrial area south of downtown Napa; we occupied new administrative offices in and near the Gateway branch and relocated Solano Bank's Fairfield office to a much more dynamic location. While the investment for these expansions increased costs in 2003, we are confident they will provide solid contributions to earnings in the future.

In addition to the start-up costs for our franchise expansion, two unusual items impacted 2003 earnings. First, we incurred abnormally high legal fees in the first half of the year due to litigation with our former data processing provider. We also incurred significant professional fees related to tax and technology-related consulting. With our expansion efforts during the past few years now beginning to contribute to profitability, excluding any unusual events, we anticipate our operating costs will level out.

Our net interest margin dropped more than we had anticipated in 2003 to 4.99% from 5.31% in 2002, as declining interest rates impacted yields on loans and investments more than the cost of funds. Fourth quarter margin increased to 5.14% from 4.94% in the fourth quarter of 2002. More than 25% of our deposits are in non-interest bearing accounts, and an additional 50% of deposits are in money market and NOW accounts which are our second most efficient funding source. While interest rates have remained relatively stable in the first part of 2004, competition for deposits is increasing in our markets, which could further impact margins this year.

Over the course of last year, we recognized that in order to reach our profit targets and continue to generate record results, we needed to be diligent in controlling discretionary expenses and staffing levels. Consequently, our number of full time equivalent employees was below budget and discretionary spending was kept to a minimum. Our efficiency ratio for the year reflected the unusual items referred to above and rose to 69.00% from 67.71% in 2002. The cost control efforts, however, generated solid improvement in our efficiency ratio in the fourth quarter, dropping to 59.43% from 65.24% in the fourth quarter of 2002.

In June 2003, we took further steps to improve our management processes to bring more structure and accountability to our operations and to facilitate communications as we grow. With some professional assistance, we developed an organizational model that more logically groups functions within departments and accommodates future growth. These changes are producing sound results and we anticipate further benefits from them in 2004.

We have also decided to simplify and streamline our corporate structure by combining our three Boards of directors into a single Board. The charters of The Vintage Bank and Solano Bank will be combined, conditional on obtaining regulatory approval. The Board of Directors of North Bay will be expanded from 9 members to 16 with new seats filled by members of the Boards of The Vintage Bank and Solano Bank. We believe these changes will greatly enhance the efficiency of our management team in directing the operations of both banks and the holding company by saving costs and freeing senior management to devote more time and attention to customers and prospects. These structural changes will not affect the day-to-day operations of our banks and should be transparent to our customers and employees.

As we grow into the physical infrastructure put in place this and prior years, we anticipate our profitability will continue to improve. Our staffing levels and branch footprint now have more than adequate capacity to accommodate our growth plans for the next few years and take advantage of the opportunities in our markets. Our strategy and vision remain on course. We continue to seek opportunities for expansion in contiguous markets while gaining market share in our existing markets. We are committed to being the premier financial services provider in markets we serve, to skillfully use technology to competitive advantage and to generate financial returns that exceed industry peers.

I am grateful to our employees for their hard work, to the directors of North Bay, The Vintage Bank and Solano Bank for their dedication, to our customers for their continuing partnership, and to our shareholders for entrusting us with their capital. We successfully met the challenges of 2003 and now are looking forward to a fast-paced and prosperous year in 2004.

Sincerely,


Terry Robinson
President and CEO

--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------
The following table presents a summary of selected consolidated data for North Bay Bancorp and subsidiaries (the Company) for the five years ended December 31, 2003. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto appearing elsewhere in the annual report:

                                                (In 000's except share data)

                                    2003         2002         2001         2000         1999
                                 ----------   ----------   ----------   ----------   ----------
STATEMENTS OF OPERATIONS DATA:
  Interest income                $   22,251   $   21,179   $   20,307   $   16,700   $   13,688
  Interest expense                    2,995        3,691        5,887        5,612        4,364
                                 ----------   ----------   ----------   ----------   ----------
  Net interest income                19,256       17,488       14,420       11,088        9,324
  Provision for loan losses             238          576          447          385          240
                                 ----------   ----------   ----------   ----------   ----------
  Net interest income after
     provision for loan losses       19,018       16,912       13,973       10,703        9,084

  Noninterest income                  3,847        3,111        2,691        2,140        1,777

  Noninterest expense                16,315       14,316       11,955        8,583        6,496

  Provision for income taxes          2,179        1,999        1,687        1,647        1,650
                                 ----------   ----------   ----------   ----------   ----------

  Net Income                     $    4,371   $    3,708   $    3,022   $    2,613   $    2,715
                                 ==========   ==========   ==========   ==========   ==========
BASIC PER SHARE DATA: (1)
  Earnings per share             $     1.83   $     1.60   $     1.33   $     1.23   $     1.40
  Average shares outstanding      2,382,093    2,313,461    2,264,170    2,123,830    1,943,490

DILUTED PER SHARE DATA: (1)
  Earnings per share             $     1.79   $     1.56   $     1.32   $     1.21   $     1.36
  Average shares outstanding      2,439,604    2,371,214    2,288,948    2,159,636    1,989,457

BALANCE SHEET DATA:
  Total assets                   $  459,482   $  416,458   $  326,806   $  247,469   $  197,106
  Net loans                         303,139      234,337      183,548      150,008      120,166
  Total deposits                    406,445      367,803      292,441      216,638      172,380
  Shareholders' equity               39,441       35,343       29,980       26,636       18,090

(1) All per share amounts have been adjusted to reflect the 5% stock dividends declared January 28, 1999, January 8, 2000, January 29, 2001, January 28, 2002, January 27, 2003 and January 26, 2004.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENT
--------------------------------------------------------------------------------

This Annual Report contains statements relating to future results of the Company that are considered to be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, loan loss reserve adequacy, simulation of changes in interest rates and litigation results. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties including, but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures within the Company's markets, equity and fixed income market fluctuations, personal and corporate customers' bankruptcies, inflation, acquisitions and integrations of acquired businesses, technological change, changes in law, changes in fiscal, monetary, regulatory and tax policies, monetary fluctuations, success in gaining regulatory approvals when required as well as other risks and uncertainties. These forward-looking statements speak only as of the date on which these statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which these statement is made or to reflect the occurrence of unanticipated events.

Moreover, wherever phrases such as or similar to "in Managements opinion", or "Management considers" are used, these statements are as of and based upon knowledge of Management, at the time made and are subject to change by the passage of time and/or subsequent events, and accordingly such statements are subject to the same risk and uncertainties noted above with respect to forward-looking statements.

These financial statements should be read in conjunction with the financial statements and the notes included herein.

OVERVIEW
--------------------------------------------------------------------------------

North Bay Bancorp, organized November 1, 1999, is the holding company for The Vintage Bank and Solano Bank (Banks), which are wholly owned subsidiaries. The consolidated entity (the Company) reported net income of $4,371,000 or $1.79 per diluted share, in 2003 compared with $3,708,000 or $1.56 per diluted share, in 2002 and $3,022,000 or $1.32 per diluted share, in 2001, equating to a return on average assets of 1.00%, .99% and 1.00% for years 2003, 2002 and 2001, respectively. The return on average equity was 11.70% in 2003 compared with 11.36% and 10.61% in 2002 and 2001, respectively.

As of December 31, 2003, total assets were $459,482,000 compared with total assets of $416,458,000 and $326,806,000 at year end 2002 and 2001, respectively, representing a 10% increase in 2003 and a 27% increase in 2002. Deposits increased 11% in 2003 compared with a 26% increase in 2002. Loans, net of the allowance for loan losses, increased 29% in 2003 compared with a 28% increase in 2002.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
--------------------------------------------------------------------------------

The Company's accounting policies are integral to understanding the results reported. The most complex accounting policies require management's judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. The Company has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Allowance for Loan  Losses.

The allowance for loan losses represents management's best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged-off, net of recoveries.

We evaluate our allowance for loan loss on a monthly basis. We believe that the allowance for loan loss is a "critical accounting estimate" because it is based upon management's assessment of various factors affecting the collectibility of the loans, including current and projected economic conditions, past credit experience, delinquency status, the value of the underlying collateral, if any, and a continuing review of the portfolio of loans and commitments.

We determine the appropriate level of the allowance for loan losses, primarily on an analysis of the various components of the loan portfolio, including all significant credits on an individual basis. We segment the loan portfolios into as many components as practical. Each component would normally have similar characteristics, such as risk classification, past due status, type of loan, industry or collateral.

Management has an established methodology for calculating the level of the allowance for loan losses. We analyze the following components of the portfolio and provide for them in the allowance for loan losses:

Specific allowances defined as:

     o Management assessment of all loans classified as substandard or worse, with an outstanding balance of $100,000.

     o A specific allowance is provided for any amount by which the loan's collateral fair value is insufficient to cover the loan; or discounting estimated further cash flows, or by observing the loan's market price if it is of a kind for which there is a secondary market.

General allowance defined as:

     o An allowance for all loans outstanding within the portfolio and not contained in the specific reserve

Judgmental allowance defined as:

     o    National and local economic trends and conditions

     o    Trends in volume of loans

     o    Changes in underwriting standards and/or lending personnel

     o    Concentrations of credit within the portfolio

No assurance can be given that the company will not sustain loan losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio will not require an increase in the allowance. Prevailing factors in association with the methodology may include improvement or deterioration of individual commitments or pools of similar loans, or loan concentrations.

Available for Sale Securities.

SFAS 115 requires that Available for Sale securities be carried at fair value. We believe this is a "critical accounting estimate" in that the fair value of a security is based on quoted market prices or if quoted market prices are not available, fair values are extrapolated from the quoted prices of similar instruments. Adjustments to the Available for Sale securities fair value impact the consolidated financial statements by increasing or decreasing assets and stockholders' equity.

Deferred Tax Assets.

Deferred income taxes reflect the estimated future tax effects of temporary differences between the reported amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. We use an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced.

SUMMARY OF EARNINGS
--------------------------------------------------------------------------------
Net Interest Income

Net  interest  income  before   provision  for  loan  losses  was   $19,256,000,
$17,488,000 and $14,420,000 in 2003, 2002 and 2001,  respectively,  representing increases of 10% in 2003 and 21% in 2002.

The following table sets forth average daily balances of assets, liabilities, and shareholders' equity during 2003, 2002 and 2001, along with total interest income earned and expense paid, and the average yields earned or rates paid thereon and the net interest margin for the years ended December 31, 2003, 2002 and 2001.

                                                                         (In 000's)
                                        December 31, 2003              December 31, 2002                   December 31, 2001
                                   ----------------------------   -----------------------------       ------------------------------
                                    Average     Income/   Rate/    Average    Income/     Rate/       Average      Income/    Rate/
                                    Balance     Expense   Yield    Balance    Expense     Yield       Balance      Expense    Yield
                                   --------    -------    -----   --------    -------     -----       --------     -------    ------
ASSETS
 Loans  (1)                        $277,220    $18,782    6.78%    $212,735   $16,602     7.80%       $174,050     $15,319     8.80%
 Investment securities:
   Taxable                           78,457      2,535    3.23%      78,186     3,490     4.46%         57,501       3,395     5.90%
   Non-taxable (2)                   16,948        958    5.65%      14,002       868     6.20%         13,797         739     5.36%
                                   --------    -------             --------   -------                 --------     -------
Total loans and investment          372,625     22,275    5.98%     304,923    20,960     6.87%        245,348      19,453     7.93%
securities

 Due from banks, time                   100          2    2.00%         100         5     5.59%            100           7     6.86%
 Federal funds sold                  18,104        207    1.14%      28,138       418     1.49%         26,577       1,012     3.81%
                                   --------    -------             --------   -------                 --------     -------
Total earning assets                390,829     22,484    5.75%     333,161    21,383     6.42%        272,025      20,472     7.53%
                                   --------    -------             --------   -------                 --------     -------
 Cash and due from banks             28,216                          20,376                             17,124
 Allowance for loan losses          (3,403)                         (3,031)                            (2,507)
 Premises and equipment, net         11,125                          10,484                              8,006
 Accrued interest receivable
   and other assets                  12,157                          11,951                              6,928
                                   --------                        --------                           --------
Total assets                       $438,924                        $372,941                           $301,576
                                   ========                        ========                           ========
LIABILITIES AND SHAREHOLDERS'
EQUITY
 Deposits:
   Interest bearing demand         $176,724        916    0.52%    $136,134     1,118     0.82%       $105,485       2,164     2.05%
   Savings                           32,678        107    0.33%      25,798       228     0.88%         19,381         234     1.21%
   Time                              77,198      1,430    1.85%      77,112     2,006     2.60%         72,291       3,318     4.59%
                                   --------    -------             --------   -------                 --------     -------
 Total deposits                     286,600      2,453    0.86%     239,044     3,352     1.40%        197,157       5,716     2.90%

Borrowings                           10,750        542    5.04%       6,468       339     5.25%          2,212         171     7.72%

Total interest bearing
   liabilities                      297,350      2,995    1.01%     245,512     3,691     1.50%        199,369       5,887     2.95%
                                   --------    -------             --------   -------                 --------     -------
 Noninterest bearing demand         100,342                          91,763                             71,798
 Accrued interest payable
   and other liabilities              3,876                           3,039                              1,919
 Shareholders' equity                37,356                          32,627                             28,490
                                   --------                        --------                           --------
Total liabilities and
    shareholders' equity           $438,924                        $372,941                           $301,576
                                   ========                        ========                           ========
Net interest income                            $19,489                        $17,692                              $14,585
Net interest income to
   average earning assets
(Net interest margin (3))                                 4.99%                           5.31%                                5.36%

(1) Loan interest income includes loan fee income of $1,119 in 2003, $1,167 in 2002 and $1,053 in 2001.

(2) Average yields shown are taxable-equivalent. On a non-taxable basis, 2003 interest income was $725 with an average yield of 4.28%, 2002 interest income was $663 with an average yield of 4.74%; and in 2001 non-taxable interest income was $575 and the average yield was 4.16%.

(3) Net interest margin is calculated by dividing net interest income by the average balance of total earning assets for the applicable year.

The following table sets forth a summary of the changes in interest earned and interest paid in December 31, 2003 over 2002, December 31, 2002 over 2001 and December 31, 2001 over 2000 resulting from changes in assets and liabilities volumes and rates. The change in interest due to both rate and volume has been allocated in proportion to the relationship of absolute dollar amounts of change in each.

                                                            (In 000's)
                                   2003 over 2002         2002 over 2001             2001 over 2000
                            ------------------------  -----------------------  ------------------------
                             Volume      Rate  Total  Volume    Rate    Total  Volume      Rate   Total
                            ------------------------  -----------------------  ------------------------
Increase (decrease) in
 Interest and fee income
   Loans                     $5,032  ($2,852) $2,180  $3,402  ($2,119)  $1,283  $3,016    ($624)  $2,392
   Time deposits with other
    financial institutions        0       (3)    (3)       0       (2)      (2)      0        2        2

   Investment securities:
     Taxable                     12     (967)  (955)   1,218   (1,123)      95   1,194     (371)     823
     Non-taxable (1)            183      (93)     90      11      118      129     (12)    (105)    (117)
   Federal funds sold         (149)      (62)  (211)      60     (654)    (594)  1,087     (596)     491
                             ------  -------  ------  ------    -----   ------  ------    -----   ------
   Total interest and fee
     income                   5,078   (3,977)  1,101   4,691   (3,780)     911   5,285   (1,694)   3,591

Increase (decrease) in
 Interest expense

   Deposits:
     Interest bearing
     Transaction accounts       333     (535)  (202)     627   (1,673)  (1,046)    960     (452)     508
     Savings                     61     (182)  (121)      79      (85)      (6)     63     (128)     (65)
     Time deposits                2     (578)  (576)     220   (1,532)  (1,312)    440     (543)    (103)
                             ------  -------  ------  ------    -----   ------  ------    -----   ------
   Total deposits               396   (1,295)  (899)     926   (3,290)  (2,364)  1,463   (1,123)     340

   Borrowings                   224      (21)   203      328     (160)     168     (88)      23      (65)
                             ------  -------  ------  ------    -----   ------  ------    -----   ------
   Total interest expense       620   (1,316)  (696)   1,254   (3,450)  (2,196)  1,375   (1,100)     275
                             ------  -------  ------  ------    -----   ------  ------    -----   ------
   Net Interest income       $4,458  ($2,661) $1,797  $3,437    ($330)  $3,107  $3,910    ($594)  $3,316
                             ======  =======  ======  ======    =====   ======  ======    =====   ======

(1) The interest earned is taxable-equivalent. On a non-taxable basis 2003 income interest was $62 more than 2002; 2002 interest income was $88 more than in 2001; and 2001 interest income was $100 less than in 2000.

Net interest income is impacted by changes in the volume and mix of earning assets and interest-bearing liabilities and changes in interest rates. The increase in net interest income in 2002 compared with 2001 was primarily the result of volume increases in loans. The net interest margin (defined as net interest income divided by average earning assets) decreased significantly in 2003 to 4.99% from 5.31% in 2002. The decrease in the net interest margin is primarily the result of a lower average yields on earning assets, partially offset by lower expenses on deposits. The impact of declining general interest rates during the first half of 2003 to unprecedented low levels resulted in a significant narrowing of the margin, as reductions in rates paid on deposits and other borrowings could not adequately offset the reduction in yields on earning assets. Also, investment portfolio yield reductions were intensified by the impact of having mortgage-backed securities purchased at a premium in the portfolio; the premium is amortized over the estimated average life of a particular security. Higher than anticipated prepayments on the underlying mortgages resulted in significant reductions in the yield on these investments. Despite these factors, the Company continues to enjoy a net interest margin higher than peer institutions of comparable size due to its low cost of funds.

Taxable-equivalent interest income (defined as interest income adjusted for the tax benefit of holding tax exempt securities and loans) increased $1,101,000 or 5%, in 2003 compared with 2002. Increases in the volume of earning assets accounted for increasing interest income by $5,078,000, offset by a decrease of $3,977,000 attributable to lower rates. An increase in taxable-equivalent interest income of $911,000 or 7% in 2002 compared with 2001 consisted of a $4,491,000 increase due to growth of earning assets offset by a decrease of $3,779,000 attributable to lower rates on earning assets.

Interest paid on interest-bearing liabilities decreased $696,000 in 2003 compared with 2002. Increases in the volume of deposits and other borrowings increased interest paid by $620,000 offset by a $1,316,000 decrease attributable to a decline in rates. Interest paid on interest-bearing liabilities decreased $2,196,000 in 2002 compared with 2001; the effect of volume increases accounted for $1,254,000 offset by a decrease of $3,450,000 attributable to lower rates.

Provision and Allowance for Loan Losses

Credit risk is inherent in the business of lending. As a result, the Company maintains an Allowance for Loan Losses to absorb probable losses inherent in the Company's loan portfolio. This is maintained through periodic charges to earnings. These charges are shown in the Consolidated Income Statement as provision for loan losses. All specifically identifiable and quantifiable losses are immediately charged off against the allowance. However, for a variety of reasons, not all losses are immediately known to the Company and, of those that are known, the full extent of the loss may not be quantifiable at that point in time. The balance of the Company's Allowance for Loan Losses is meant to be an estimate of the probable losses inherent in the portfolio.

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

As of December 31, 2003, net loans increased $69 million, from year-end 2002, a 29% increase. On an average balance basis the Company's loan portfolio increased $64 million, or 30% over the average balance in 2002. In 2002, average balances increased from the prior year by $39 million, or 22%. The increases in 2003 and 2002 were due to strong loan demand for commercial real estate loans along with an aggressive calling program.

Management recognizes that the estimation of probable losses in the portfolio is not a science and therefore the current Allowance for Loan Losses is not expected to be equal to the result of the assessment. It is expected, however, that the assessment will demonstrate that the actual reserve is adequate for coverage of probable loan losses in the existing portfolio. To the extent that the current allowance is deemed insufficient to cover the estimate of unidentified losses, Management will record an additional provision for loan loss. If the allowance is greater than appears to be required at that point in time, the provision expense may be adjusted accordingly.

Assessment of the Adequacy of the Allowance for Loan Losses and the Allocation Process

The Company formally assesses the adequacy of the allowance on a quarterly basis. Determination of the adequacy is based on ongoing assessments of the probable risk in the outstanding loan portfolio and, to a lesser extent, the Company's unfunded loan commitments. These assessments include periodic re-grading of credits based on changes in their individual credit characteristics including delinquency, seasoning, recent financial performance of the borrower, economic factors, changes in the interest rate environment, growth of the portfolio as a whole or by segment and other factors as warranted. Loans are initially graded when originated. They are re-graded as they are renewed, when there is a new loan to the same borrower, when identified facts demonstrate heightened risk of nonpayment or if they become delinquent on a frequent basis. Re-grading of problem loans will occur at least monthly. Confirmation of the quality of the grading process is obtained by independent credit reviews conducted by consultants specifically hired for this purpose and by regulatory examiners.

The Company evaluates individual loans that meet its criteria (loans over $100,000 and graded substandard or lower) to determine if impaired and to establish a specific allowance as necessary. The Company establishes percentage allowance requirements for all other loans, according to their classification as determined by the Company's internal grading system. These loans are identified through the following categories:

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

As of December 31, 2003 the allowance for loan losses of $3,524,000 representing 1.15% of loans outstanding, as compared with an allowance balance of $3,290,000 at December 31, 2002, representing 1.38% of loans outstanding. During 2003, 2002 and 2001, $238,000, $576,000 and $447,000, respectively, was charged to expense for the provision of loan losses.

Non-performing Loans

The Company's policy is to place loans on nonaccrual status when, for any reason, principal or interest is past due for ninety days or more unless they are both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash. As of December 31, 2003 and 2002 there were no nonaccrual loans, loans that were past due ninety days or more, or trouble debt restructurings.

Historical Loan Loss & Recovery Experience

The following table provides a summary of the Banks' loan loss experience for the years ended December 31, 2003, 2002, 2001, 2000 and 1999.

                                                                       (In 000's)
                                                                      December 31,
                                                                      ------------
                                               2003          2002          2001          2000          1999
                                            ---------     ---------     ---------      ---------     ---------
Average loans for the period                $ 277,220     $ 212,735     $ 174,050      $ 141,076     $ 110,609
Loans outstanding at end
    of  period                                306,663       237,627       186,265        152,276       122,152

Allowance for Loan Losses

Balance, beginning of period                $   3,290     $   2,717     $   2,268      $   1,987     $   1,752

Less loans charged off:
    Real estate loans                               0             0             0              0            13
    Commercial loans                                0             0             0             99             0
    Installment loans                              12            10             4              6            12
                                            ---------     ---------     ---------      ---------     ---------
Total loans charged off                            12            10             4            105            25

Recoveries:
    Real estate loans                               0             0             0              0             0
    Commercial loans                                0             0             0              1             7
    Installment loans                               8             7             6              0            13
                                            ---------     ---------     ---------      ---------     ---------
Total recoveries                                    8             7             6              1            20

Net loans charged off
  (recovered)                                       4             3            (2)           104             5

Provision for loan losses                         238           576           447            385           240
                                            ---------     ---------     ---------      ---------     ---------

Balance, end of period                      $   3,524     $   3,290     $   2,717      $   2,268     $   1,987
                                            =========     =========     =========      =========     =========

Net loans charged off (recovered)
  to average loans by types:
       Real estate loans                         0.00%         0.00%         0.00%          0.00%         .001%
       Commercial loans                          0.00%         0.00%         0.00%          .069%        (.006%)
       Installment loans                          .01%          .01%        (.001%)         .004%         .001%

Net losses (recoveries) to average loans
outstanding                                      .001%         .001%        (.001%)         .074%         .004%

The following tables, in thousands, summarize the allocation of the allowance for loan losses among loan types at December 31, 2003, 2002, 2001, 2000 and 1999.

                                                              December 31, 2003
                                        ------------------------------------------------------------------
                                                                                      Percentage of Loans
                                                              Amount Allocated for    in Each Category to
                                        Composition of Loans       Loan Losses            Total Loans
                                        --------------------  --------------------    --------------------
Commercial loans                             $ 45,991               $    801                  15.0%
Commercial loans secured by
    real estate                                33,519                    186                  10.9%
Installment loans                              28,860                    158                   9.4%
Real estate loans                             163,088                  2,018                  53.2%
Construction loans                             35,205                    361                  11.5%
                                             --------               --------                  ----
Total loans outstanding                       306,663
Less allowance for loan losses                  3,524               $  3,524                 100.0%
                                             --------
Total loans, net                             $303,139
                                             ========

                                                              December 31, 2002
                                        ------------------------------------------------------------------
                                                                                      Percentage of Loans
                                                              Amount Allocated for    in Each Category to
                                        Composition of Loans       Loan Losses            Total Loans
                                        --------------------  --------------------    --------------------
Commercial loans                             $ 46,061               $    587                  19.4%
Commercial loans secured by
    real estate                                16,991                    294                   7.2%
Installment loans                              24,102                    272                  10.1%
Real estate loans                             131,167                  1,688                  55.2%
Construction loans                             19,306                    449                   8.1%
                                             --------               --------                  ----
Total loans outstanding                       237,627
Less allowance for loan losses                  3,290               $  3,290                 100.0%
                                             --------
Total loans, net                             $234,337
                                             ========

                                                              December 31, 2001
                                        ------------------------------------------------------------------
                                                                                      Percentage of Loans
                                                              Amount Allocated for    in Each Category to
                                        Composition of Loans       Loan Losses            Total Loans
                                        --------------------  --------------------    --------------------
Commercial loans                             $ 29,730               $    632                  16.0%
Commercial loans secured by
    real estate                                 7,930                     71                   4.3%
Installment loans                              20,301                    259                  10.9%
Real estate loans                             106,851                  1,588                  57.3%
Construction loans                             21,453                    167                  11.5%
                                             --------               --------                  ----
Total loans outstanding                       186,265
Less allowance for loan losses                  2,717               $  2,717                 100.0%
                                             --------
Total loans, net                             $183,548
                                             ========



12

                                                              December 31, 2000
                                        ------------------------------------------------------------------
                                                                                      Percentage of Loans
                                                              Amount Allocated for    in Each Category to
                                        Composition of Loans       Loan Losses            Total Loans
                                        --------------------  --------------------    --------------------
Commercial loans                             $ 28,600               $    703                  18.8%
Commercial loans secured by
    real estate                                 5,115                     61                   3.4%
Installment loans                              23,432                    193                  15.4%
Real estate loans                              86,886                  1,195                  57.0%
Construction loans                              8,243                    116                   5.4%
                                             --------               --------                  ----
Total loans outstanding                       152,276
Less allowance for loan losses                  2,268               $  2,268                 100.0%
                                             --------
Total loans, net                             $150,008
                                             ========

                                                              December 31, 1999
                                        ------------------------------------------------------------------
                                                                                      Percentage of Loans
                                                              Amount Allocated for    in Each Category to
                                        Composition of Loans       Loan Losses            Total Loans
                                        --------------------  --------------------    --------------------
Commercial loans                             $ 21,463               $    350                  17.6%
Commercial loans secured by
    real estate                                13,011                    212                  10.6%
Installment loans                              20,869                    338                  17.1%
Real estate loans                              58,368                    950                  47.8%
Construction loans                              8,441                    137                   6.9%
                                             --------               --------                  ----
Total loans outstanding                       122,152
Less allowance for loan losses                  1,987               $  1,987                 100.0%
                                             --------
Total loans, net                             $120,165
                                             ========

The increase in the loan loss reserve is due primarily to overall growth in the loan portfolio and related inherent risk of loss. Net loans charged off were a modest $4,000 within the portfolio for The Vintage Bank in 2003 compared with net charge offs of $3,000 in 2002. Solano Bank has sustained no losses since opening for business July 2000.

Based on the current conditions of the loan portfolio, Management believes that the $3,524,000 allowance for loan losses at December 31, 2003 is adequate to absorb potential losses inherent in the Banks' loan portfolios. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio.

Noninterest Income

Details of noninterest income are as follows:

                                                  (In 000's)
                                        2003          2002          2001
                                       ------        ------        ------
   Service charge on deposit
       accounts                        $1,645        $1,321        $1,186
   Gains (losses) on securities
       transactions                       637           399           325
   Other                                1,565         1,391         1,180
                                       ------        ------        ------
      Total                            $3,847        $3,111        $2,691
                                       ======        ======        ======

Noninterest income for year 2003 increased $736,000, or 24%, compared with 2002. Increases during 2002 compared with 2001 were $420,000, or 16%. Most noninterest income derives from service charges on deposit accounts. Service charge income increased proportionately more than growth in deposits because of improved collection efforts and implementation of an overdraft privilege program that commenced on September 15, 2003. Service charges increased approximately $200,000 in the fourth quarter of 2003 compared with the previous quarter.

Gains on securities transactions in all three years resulted primarily from selling securities with less than one year to maturity to provide funding for loans or to reinvest in securities with a longer duration and higher effective yield to maturity. In an overall environment of falling general interest rates, as has characterized the market for the past several years, net gain will normally result.

Noninterest Expense

Details of noninterest expense are as follows:

                                            (In 000's)
                               2003            2002               2001
                             -------          -------           -------
Salaries & benefits           $8,795           $7,893            $6,349
Occupancy                      1,289              916               855
Equipment                      1,453            1,614             1,451
Other                          4,778            3,893             3,300
                             -------          -------           -------
   Total                     $16,315          $14,316           $11,955
                             =======          =======           =======

Salaries and benefits expense increased 11% and 24% in 2003 and 2002, respectively, from the previous year. The increases were primarily due to increases in the number of full-time equivalent employees, which has increased from approximately 132 at year-end 2000 to 151 at year-end 2003. The increase was primarily the result of staffing for new branches throughout the Company.

The 41% increase in occupancy expense during 2003 compared with 2002 was primarily in rent and depreciation associated with opening a new branch, along with new executive offices and an administration center during the first quarter of 2003.

Equipment expense decreased in 2003 compared with 2002. During 2002 the Company had additional depreciation expense resulting from accelerated depreciation on the host banking system, which was replaced in July 2002. Also, the Company reversed approximately $168,000 in accrual maintenance fees during 2003 as the result of settling litigation with a former software supplier.

The key components of other expenses are as follows:

                                          (In 000's)
                                2003             2002              2001
                               ------           ------            ------
Professional services          $1,387             $830              $755
Business promotion                554              525               379
ATM expenses                      250              261               222
Stationery & supplies             380              318               274
Insurance                         224              188               111
Other                           1,983            1,771             1,559
                               ------           ------            ------
   Total                       $4,778           $3,893            $3,300
                               ======           ======            ======

Professional services increased 67% in 2003 compared with the prior year; 2002 expenses were 10% higher than 2001. The increase in 2003 was primarily due to increases in legal fees associated with litigation with our former host system provider and outsourced information technology and tax consulting services. The 10% increase in 2002 compared with 2001 was due to NASDAQ listing fees, fees associated with the trust preferred offering and consulting fees associated with revised benefits plans, new corporate governance legislation and changes in regulatory requirements. Business promotion expense increased 6% in 2003 compared with 2002; the increase was primarily the result of increased marketing expenditures. ATM expense decreased in 2003 compared with 2002, primarily the result of a major card replacement project during 2002. The 18% increase in ATM expenses when comparing 2002 to 2001 was primarily due to increases in the number of ATM's the Company operates and the card replacement project in 2002. Stationery and supplies expense increased 19% and 16% in 2003 and 2002, respectively, reflecting overall volume increases and costs associated with the system conversion and opening new branches. Insurance expenses increased 19% and 69% in 2003 and 2002, respectively; these increases are consistent with increases in volumes and number of locations, as well as increases in workers' compensation costs. Other expenses increased 12% and 14% in 2003 and 2002, respectively, primarily due to increased expenses for telephone, postage, courier services, conferences and other miscellaneous expenses.

Provision for Income Taxes

The Company reported a provision for income taxes of $2,179,000, $1,999,000 and $1,687,0000 for years 2003, 2002 and 2001, respectively. These provisions reflect accrual for taxes at the applicable rates for Federal and California State income taxes based upon reported pre-tax income, and adjusted for the beneficial effect of the Company's investment in qualified municipal securities and life insurance products. The Company has not been subject to an alternative minimum tax (AMT).

Return on Equity and Assets

The following sets forth key ratios for the periods ending December 31, 2003, 2002 and 2001.

                                       2003          2002           2001
                                      ------        ------         ------
Net income as a percentage of
    average assets                     1.00%          .99%          1.00%
Net income as a percentage of
    average equity                    11.70%        11.36%         10.61%
Average equity as a percentage
    of average assets                  8.50%         8.75%          9.45%
Dividends declared per share
    as a percentage of net
    Income per share                  11.17%        12.20%         13.70%

BALANCE SHEET
--------------------------------------------------------------------------------

Total  assets  as  of  December  31,  2003  were   $459,482,000   compared  with
$416,458,000  and  $326,806,000,  as of  year-end  2002 and 2001,  respectively, representing a 10% increase in 2003 and a 27% increase in 2002. Total deposits grew $38,642,000 to $406,445,000 in 2003, representing an 11% increase, compared with a 26% increase in 2002. Total loans, net of allowance for loan losses, grew $68,802,000 to $303,139,000 in 2003, representing a 29% increase compared with a 28% increase in 2002. Investment securities decreased $15,088,000 from year-end 2002 to $92,006,000 in 2003, a 14% decrease, compared with an increase of 24% during 2002.

Trust Preferred Securities

On June 26, 2002, North Bay Statutory Trust I (Trust), a Connecticut statutory business trust and wholly-owned subsidiary of North Bay Bancorp, issued $10 million in floating rate Cumulative Trust Preferred Securities (Securities). The Securities bear a rate of 90 day Libor plus 3.45% and had an initial interest rate of 5.34% and the rate as of December 31, 2003 was 4.62%; the Securities will mature on June 26, 2032, but earlier redemption is permitted under certain circumstances, such as changes in tax or regulatory capital rules. The principal asset of the trust is a $10,310,000 floating rate subordinated debenture of the Company.

The Securities, the subordinated debentures, and the common securities issued by the Trust are redeemable in whole or in part on or after June 26, 2007, or at any time in whole, but not in part, upon the occurrence of certain events. The Securities are included in Tier 1 capital for regulatory capital adequacy determination purposes, subject to certain limitations. The Company fully and unconditionally guarantees the obligations of the Trust with respect to the issuance of the Securities.

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

Off Balance Sheet Arrangement

The Company does not have off-balance sheet arrangements, as defined by Regulation SK. The Company does have loan commitments and letters of credit. For additional information please see footnote eight to the Consolidated Financial Statements.

Borrowings

There were no short-term borrowings at December 31, 2003 or December 31, 2002. Short-term borrowings consist primarily of federal funds purchased and borrowings from the Federal Home Loan Bank of San Francisco (FHLB). The Banks maintain collateralized lines of credit with the FHLB. Based on the FHLB stock requirements at December 31, 2003, the lines provided for maximum borrowings of approximately $116 million; the Company also has available unused lines of credit totaling $17.5 million for Federal funds transactions at December 31, 2003. At December 31, 2003 and 2002, there were no outstanding borrowings.

Contractual Obligations

The Company has entered into non-cancelable contracts for leased premises, data processing and other service agreements. The Company has no capital leases. The following table summarizes our significant contractual obligation and commitments as of December 31, 2003:

                                                     (In 000's)
                                      Less than     One to        Four to
                               Total   one year   three years    five years     Thereafter
                             -------  ---------   ------------   ----------   ------------
Trust preferred securities   $10,000         $0            $0            $0        $10,000
Operating leases               4,079        703         1,210           784          1,382
Other obligations                102         80            22             0              0
                             -------       ----        ------          ----        -------
Total                        $14,181       $783        $1,232          $784        $11,382
                             =======       ====        ======          ====        =======

Time Deposits

The following table sets forth the maturity of time certificates of deposit of $100,000 or more at December 31, 2003, 2002 and 2001.

                                                      (In 000's)
                                   2003                  2002                   2001
                                   ----                  ----                   ----

3 months or less           $17,584     49.8%     $24,661      62.5%     $19,260     50.4%

Over 3 months through
6 months                     6,122     17.4%       6,182      15.7%       8,243     21.6%

Over 6 months through
12 months                    3,822     10.8%       3,887       9.9%       6,302     16.5%

Over 12 months               7,762    22.00%       4,695      11.9%       4,419     11.5%
                           -------    ------     -------      -----     -------     -----
                           $35,290      100%     $39,425       100%     $38,224      100%
                           =======    ======     =======      =====     =======     =====

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

Securities classified as "Held-to-Maturity" are reported at amortized cost, and "Available-for-Sale" securities are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of accumulated other comprehensive income. As of December 31, 2003, the Company had no securities carried as "Held-to-Maturity". "Available-for-Sale" securities had a fair value of $90,655,000 with an unrealized gain, net of income taxes, of $608,000 reflected as a component of accumulated other comprehensive income in the shareholders' equity section of the Balance Sheet. The Company owns equity securities carried at a cost of $1,351,000.

The Company also has available funding from other sources such as the Federal Home Loan Bank and federal fund lines of credit. As of December 31, 2003, the Company had approximately $133.5 million available from these sources for borrowing. The Company relies on these funding sources to assist in funding loans when loan demand outpaces deposit growth.

At year-end 2003, liquid assets (defined as cash, Federal funds sold, deposits in other financial institutions and securities categorized as available-for-sale) represented 28% of total assets, as compared with 38% as of year-end 2002. The level of liquid assets at December 31, 2003 exceeds the liquidity required by the Company's liquidity policy. Management expects to be able to meet the liquidity needs of the Company during 2004 primarily through balancing loan growth with corresponding increases in deposits. The Company did occasionally rely on borrowings from FHLB and on the federal funds lines during 2003.

The Company's capital ratios remained relatively steady during 2003 compared with 2002 levels. As of December 31, 2003, the Company's total risk-based capital ratio, Tier I risk-based capital ratio and leverage ratio were 13.5%, 12.6% and 10.6%, respectively. These compare with ratios of 14.9%, 13.9% and 10.9% as of December 31, 2002.

In January, 2004, the Company declared a 5% stock dividend and a $.20 per share cash dividend for shareholders of record as of March 12, 2004. The stock dividend will affect the Company's capital and its capital ratios only to the extent that cash is distributed in lieu of fractional shares. Accordingly, the stock dividend will not materially impact the Company's overall capital. The cash dividend will total approximately $460,000, equating to a reduction in the Company's leverage ratio of approximately .01%.

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

Interest Rate Sensitivity

The following table sets forth the repricing opportunities for rate-sensitive assets and rate-sensitive liabilities at December 31, 2003. Rate sensitivity analysis usually excludes noninterest-bearing demand deposits. Including these deposits, which totaled $103,401,000, would result in a significant shift in the gap position. Rate-sensitive assets and rate-sensitive liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.

                                                                (In 000's)
                                         3 Months     Over 3 Mos.    Over 1 Yr.     Over 5
                                          or Less       To 1 Yr.      To 5 Yrs.     Years       Total
                                         ---------      -------       --------     --------    --------
Interest rate-sensitive assets:
   Loans, gross                           $ 58,340     $ 43,028       $146,251     $ 59,044    $306,663
   Interest-bearing deposits in
      other banks                                0          100              0            0         100
   Investment securities                     1,001          439         36,798       53,768      92,006
   Federal funds sold                        9,195            0              0            0       9,195
                                         ---------      -------       --------     --------    --------
                Total                       68,536       43,567        183,049      112,812     407,964

Interest rate-sensitive liabilities:
   Interest-bearing demand
      Deposits                             194,046            0              0            0     194,046
   Time deposits >$100,000                  17,584        9,944          7,762            0      35,290
   Other time deposits                      17,720       13,894          5,494            0      37,108
   Savings deposits                         36,599            0              0            0      36,599
   Long-term borrowings                     10,000            0              0            0      10,000
                                         ---------      -------       --------     --------    --------
                Total                     $275,949     $ 23,838       $ 13,256     $      0    $313,043
Interest rate sensitivity gap            ($207,413)    $ 19,729       $169,793     $112,812    $ 94,921
                                         =========    =========       ========      =======    ========
Cumulative interest rate
   sensitivity gap                       ($207,413)   ($187,684)      ($17,891)     $94,921
                                         =========    =========       ========      =======
Ratio of interest rate sensitivity
   to earning assets                       (50.84%)        4.84%         41.62%       27.65%

This table indicates that the Company has a "negative" GAP for three months into the future and a "positive" GAP beyond. The implication is that during the negative GAP "horizon" Company earnings will increase in a falling interest rate environment, as there are more rate sensitive liabilities subject to repricing downward than rate sensitive assets; conversely, earnings would decline in a rising rate environment. During a positive GAP "horizon" earnings would decrease in a falling interest rate environment, as there would be more rate sensitive assets subject to repricing downwards than rate sensitive liabilities. This traditional analysis does not recognize or assume any "lag" in interest rate changes on earning assets and interest-bearing liabilities, and it assumes that all earning assets and interest-bearing liabilities reprice to the same absolute degree regardless of the mix of earning assets and interest-bearing liabilities.

The following table, utilizing a simulation model to measure interest rate risk, shows the approximate pre-tax dollar and percentage change in forecasted net interest income over a 12-month period. The simulation analysis uses an income simulation approach to measure the change in interest income and expense under rate shock conditions. The model considers the three major factors of (a) volume differences, (b) repricing differences and (c) timing in its income simulation. The model begins by disseminating data into appropriate repricing buckets based on internally supplied algorithms (or overridden by calibration). Next, each major asset and liability type is assigned a "multiplier" or beta to simulate how much that particular balance sheet category type will reprice when interest rates change. The model uses eight asset and liability multipliers consisting of bank-specific or default multipliers. The remaining step is to simulate the timing effect of assets and liabilities by modeling a month-by-month simulation to estimate the change in interest income and expense over the next 12-month period.

                                                     (In 000's)
                                                December 31, 2003
                                   ---------------------------------------------
                                    Dollar change in          Percent change in
Change in interest rates:          net interest income       net interest income
   100 basis points decline             $261                        1.36%
   100 basis points rise               ($460)                      (2.39%)
   200 basis points rise               ($931)                      (4.83%)

                                                    (In 000's)
                                                December 31, 2002
                                   ---------------------------------------------
                                    Dollar change in          Percent change in
Change in interest rates:          net interest income       net interest income
   100 basis points decline             $186                        1.06%
   100 basis points rise               ($277)                      (1.58%)
   200 basis points rise               ($552)                      (3.16%)

As illustrated in the above tables, the Company is currently liability sensitive. The implication of this is that the Company's earnings will increase in a falling interest rate environment, as there are more rate sensitive liabilities subject to reprice downward than rate sensitive assets; conversely, earnings would decrease in a rising rate environment. Therefore, an increase in market rates could adversely affect net interest income. In contrast, a decrease in market rates may improve net interest income.

It should be noted that the tools used to manage interest rate risk do not take into account future management actions that may be undertaken, should a change occur in actual market interest rates during the year. Also, certain assumptions are required to perform modeling simulations that may have significant impact on the results. These include assumptions about composition or mix of the balance sheet, level of interest rates, balance changes of deposit products that do not have stated maturities and assumptions of industry standards and future expected pricing behaviors. The results indicated by the model could vary significantly due to external factor such as changes in the prepayment assumptions, competition or early withdrawal of deposits.

DESCRIPTION OF OPERATIONS

--------------------------------------------------------------------------------

North Bay Bancorp is a California corporation organized November 1, 1999 and is registered with the Board of Governors of the Federal Reserve System as a financial holding company under the Bank Holding Company Act of 1956, as amended. The Vintage Bank is a wholly-owned subsidiary of the Bancorp, organized as a state chartered Bank in 1984; Solano Bank is also a wholly-owned subsidiary of the Bancorp, organized as a state chartered Bank in 2000. The Vintage Bank engages in the commercial banking business in Napa County from its main banking office located at 1500 Soscol Avenue, Napa, California. The Vintage Bank has four other business locations, one located in the Brown's Valley Shopping Center at 3271 Brown's Valley Road, Napa, California, 3626 Bel Aire Plaza, Napa, California, 1065 Main Street in St. Helena, California and one at 1190 Airport Road, Napa, California which opened in March 2003. The Vintage Bank also has a remote ATM at 6498 Washington Street, Yountville, California. Solano Bank also engages in the commercial banking business in Solano County from its main banking office located at 403 Davis Street, Vacaville, California. Solano Bank has three other business locations, one located at 1411 Oliver Road, Fairfield, California, one at 1395 E. Second Street, Benicia, California and one located at 976 Admiral Callahan Lane, Vallejo, California. Solano Bank also has a remote ATM at 1100 Texas Street, Fairfield, California. The Banks conduct commercial banking business, offering a full range of commercial banking services to individuals, businesses and agricultural communities of Napa and Solano Counties. The Banks emphasize their retail commercial banking operations and accept checking and savings deposits, issues drafts, sells traveler's checks and provide other customary banking services.

SECURITIES OF THE HOLDING COMPANY

--------------------------------------------------------------------------------

The Company's outstanding securities consist of one class, Common Stock, of which there were 2,290,174 shares outstanding at March 12, 2004, held by 1,001 shareholders of record. The stock is listed on the Nasdaq National Market System under the symbol NBAN effective September 3, 2002. Prior to the Nasdaq listing, the stock traded over-the-counter and was quoted on the OTC "Bulletin Board".

The following table (adjusted for the 2003 and 2004 stock dividends) summarizes the common stock high and low prices based upon transactions of which the Company is aware:

         Quarter ended                        High              Low

         March 31, 2002                     $24.94           $17.28
         June 30, 2002                       24.94            21.54
         September 30, 2002                  26.08            20.05
         December 31, 2002                   24.04            21.54
         March 31, 2003                      28.81            24.29
         June 30, 2003                       27.62            24.19
         September 30, 2003                  26.59            23.81
         December 31, 2003                   29.40            24.38

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

The Company paid cash dividends of $0.20 per share in each of the years 2004, 2003 and 2002. The holders of common stock of the Company are entitled to receive cash dividends when and as declared by the Board of Directors out of funds legally available. Federal Reserve Board regulations prohibit cash dividends, except under limited circumstances, if the distribution would result in a withdrawal of capital or exceed the Company's net profits then on hand after deducting its losses and bad debts. Furthermore, cash dividends cannot be paid without the prior written approval of the Federal Reserve Board if the total of all dividends declared in one year exceeds the total of net profits for that year plus the preceding two calendar years, less any required transfers to surplus under state or federal law. The shareholders' right to receive dividends is also subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (1) The corporation's assets equal at least 1.25 times its liabilities; and (2) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1.25 times its current liabilities. As of December 31, 2003, the Company had retained earnings of $9,623,000 eligible for dividends.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
December 31, 2003 and 2002

                                                                   (In 000's except share data)
                                                                       2003           2002
                                                                     --------       --------
                             ASSETS
CASH AND DUE FROM BANKS                                              $ 28,756       $ 23,785
FEDERAL FUNDS SOLD                                                      9,195         28,525
                                                                     --------       --------
              Cash and cash equivalents                                37,951         52,310

TIME DEPOSITS WITH OTHER
    FINANCIAL INSTITUTIONS                                                100            100
INVESTMENT SECURITIES:
     Held-to-maturity                                                       0          1,272
     Available-for-sale                                                90,655        104,473
     Equity securities                                                  1,351          1,349
                                                                     --------       --------
               Total investment securities                             92,006        107,094
LOANS, net of allowance for loan losses of
    $3,524 in 2003 and $3,290 in 2002                                 303,139        234,337
LOANS HELD FOR SALE                                                     3,095              0
BANK PREMISES AND EQUIPMENT, net                                       10,909         10,800
INTEREST RECEIVABLE AND OTHER ASSETS                                   12,282         11,817
                                                                     --------       --------

             Total assets                                            $459,482       $416,458
                                                                     ========       ========

              LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
   Non-interest bearing                                              $103,401       $104,142
   Interest-bearing                                                   303,044        263,661
                                                                     --------       --------
               Total deposits                                         406,445        367,803

TRUST PREFERRED SECURITIES                                             10,000         10,000

INTEREST PAYABLE AND OTHER LIABILITIES                                  3,596          3,312
                                                                     --------       --------

               Total liabilities                                      420,041        381,115

SHAREHOLDERS' EQUITY:

   Preferred stock, no par value -  Authorized 500,000 shares;
       Issued and outstanding - None
   Common stock, no par value - Authorized 10,000,000 shares;
       Issued and outstanding -  2,285,646 shares in 2003
       and 2,130,288 shares in 2002                                    29,210         25,387
   Retained earnings                                                    9,623          8,612
   Accumulated other comprehensive income                                 608          1,344
                                                                     --------       --------
              Total shareholders' equity                               39,441         35,343

              Total liabilities and shareholders' equity             $459,482       $416,458
                                                                     ========       ========

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENTS
--------------------------------------------------------------------------------
For the Years Ended December 31, 2003, 2002 and 2001

                                                          (In 000's except share data)
                                                         2003        2002        2001
                                                        -------     -------     -------
INTEREST INCOME:
   Interest and fees on loans                           $18,782     $16,602     $15,319
   Interest on federal funds sold                           207         418       1,012
   Interest on investment securities - taxable            2,535       3,490       3,395
   Interest on investment securities - tax exempt           725         664         574
   Interest on time deposits with other
     financial institutions                                   2           5           7
                                                        -------     -------     -------
              Total interest income                      22,251      21,179      20,307
                                                        -------     -------     -------

INTEREST EXPENSE:
   Interest on interest-bearing
     transaction deposits                                   916       1,118       2,164
   Interest on time and savings deposits                  1,537       2,234       3,552
   Interest on long-term debt                               531         339         168
   Interest on short-term borrowings                         11           0           3
                                                        -------     -------     -------
              Total interest expense                      2,995       3,691       5,887
                                                        -------     -------     -------
               Net interest income                       19,256      17,488      14,420

PROVISION FOR LOAN LOSSES                                   238         576         447
                                                        -------     -------     -------
                       Net interest income after
                          provision for loan losses      19,018      16,912      13,973

NONINTEREST INCOME:
   Service charges on deposit accounts                    1,645       1,321       1,186
   Gain on securities transactions, net                     637         399         325
   Other                                                  1,565       1,391       1,180
                                                        -------     -------     -------
             Total noninterest income                     3,847       3,111       2,691
                                                        -------     -------     -------

NONINTEREST EXPENSE:
   Salaries and related benefits                          8,795       7,893       6,349
   Occupancy                                              1,289         916         855
   Equipment                                              1,453       1,614       1,451
   Other                                                  4,778       3,893       3,300
                                                        -------     -------     -------
            Total noninterest expense                    16,315      14,316      11,955
                                                        -------     -------     -------

 Income before provision for income taxes                 6,550       5,707       4,709

PROVISION FOR INCOME TAXES                                2,179       1,999       1,687
                                                        -------     -------     -------

NET INCOME                                              $ 4,371     $ 3,708     $ 3,022
                                                        =======     =======     =======

BASIC EARNINGS PER SHARE:                               $  1.83     $  1.60     $  1.33

DILUTED EARNINGS PER SHARE:                             $  1.79     $  1.56     $  1.32

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES
--------------------------------------------------------------------------------

   IN SHAREHOLDERS' EQUITY & COMPREHENSIVE INCOME
For the Years Ended December 31, 2003, 2002 and 2001

                                                                          (In 000's except share data)
                                                                                         Accumulated
                                                                                            Other         Total
                                                Common Shares    Common      Retained    Comprehensive  Shareholders'  Comprehensive
                                                 Outstanding     Stock       Earnings    Income (Loss)     Equity          Income
                                                 ----------    ----------   ----------    ----------     ----------      ----------

BALANCE, DECEMBER 31, 2000                        1,850,445    $   19,802   $    6,753    $       82     $   26,637

Stock dividend                                       92,307         1,938       (1,950)                         (12)
Cash dividend                                                                     (371)                        (371)
Comprehensive income:
    Net income                                                                   3,022                        3,022         $3,022
    Other comprehensive loss, net of tax:
       Change in net unrealized loss on
          available-for-sale securities,
          net of tax of $335 and
          reclassification adjustment                                                            471            471            471
                                                                                                                         ---------
                                                                                                                            $3,493
                                                                                                                         =========
Comprehensive income
Stock options exercised, including
    a tax benefit of $36                             18,150           233                                       233
                                                 ----------    ----------   ----------    ----------     ----------
BALANCE, DECEMBER 31, 2001                        1,960,902        21,973        7,454           553         29,980
Stock dividend                                       97,408         2,143       (2,158)                         (15)
Cash dividend                                                                     (392)                        (392)
Comprehensive income:
    Net income                                                                   3,708                        3,708          3,708
    Other comprehensive income, net of tax:
       Change in net unrealized gain on
          available-for-sale securities,
          net of tax of $562 and
          reclassification adjustment                                                            791            791            791
                                                                                                                         ---------
Comprehensive income                                                                                                       $4,499
                                                                                                                         =========
Stock options exercised, including
    a tax benefit of $362                            71,978         1,271                                     1,271
                                                 ----------    ----------   ----------    ----------     ----------
BALANCE, DECEMBER 31, 2002                        2,130,288        25,387        8,612         1,344         35,343
Stock dividend                                      106,295         2,918       (2,933)                         (15)
Cash dividend                                                                     (427)                        (427)
Comprehensive income:
    Net income                                                                   4,371                        4,371         $4,371
    Other comprehensive loss, net of tax:
       Change in net unrealized gain on
          available-for-sale securities,
          net of tax of $523 and
          reclassification adjustment                                                           (736)          (736)          (736)
                                                                                                                         ---------
                                                                                                                            $3,635
                                                                                                                         =========
Comprehensive income
Stock options exercised, including
    a tax benefit of $261                            49,063           905                                       905
                                                 ----------    ----------   ----------    ----------     ----------
BALANCE, DECEMBER 31, 2003                        2,285,646    $   29,210   $    9,623    $      608     $   39,441
                                                 ==========    ==========   ==========    ==========     ==========

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
For the Years Ended December 31, 2003, 2002 and 2001

                                                                       (In 000's)
                                                           2003           2002           2001
                                                         ---------      ---------      ---------
Cash Flows From Operating Activities:
Net income                                               $   4,371      $   3,708      $   3,022
Adjustments to reconcile net income to net cash
      provided by operating activities:
  Depreciation and amortization                              1,569          1,441          1,352
  Provision for loan losses                                    238            576            447
  Proceeds from sale of loans-held-for sale                280,225              0              0
  Purchase of loans-held-for sale                         (283,320)             0              0
  Amortization of deferred loan fees                          (665)          (514)          (471)
  Amortization of investment securities
    premiums, net                                            1,079            938            121
  Provision for deferred income taxes                          (56)          (398)          (308)
  Losses on sale or retirement of capital assets                 0              1              0
  Gain on securities transactions                             (637)          (399)          (325)
Changes in:
    Interest receivable and other assets                       114         (1,582)        (3,265)
    Interest payable and other liabilities                     543          1,135          1,150
                                                         ---------      ---------      ---------
    Net cash provided by operating activities                3,461          4,906          1,723
                                                         ---------      ---------      ---------

Cash Flows From Investing Activities:
Investment securities held to maturity:
  Proceeds from maturities and principal payments            1,272             42             39
Investment securities available for sale:
  Proceeds from maturities and principal payments           36,783         40,368         25,981
  Proceeds from sales and recoveries                        34,626         21,380         12,228
  Purchases                                                (59,290)       (81,842)       (63,745)
Equity securities:
  Proceeds from sales                                           56             10             31
  Purchases                                                    (58)          (120)           (40)
Net increase in loans                                      (68,375)       (50,851)       (33,516)
Sale and disposition of capital assets                           0              1             42
Capital expenditures                                        (1,678)        (2,914)        (5,481)
                                                         ---------      ---------      ---------
   Net cash used in investing activities                   (56,664)       (73,926)       (64,461)
                                                         ---------      ---------      ---------

Cash Flows From Financing Activities:
Net increase in deposits                                    38,642         75,362         75,803
Proceeds from issuance of trust preferred securities             0         10,000              0
Repayment of long-term borrowings                                0         (1,846)          (923)
Stock options exercised                                        644            909            196
Dividends                                                     (442)          (406)          (383)
                                                         ---------      ---------      ---------
   Net cash provided by financing activities                38,844         84,019         74,693
                                                         ---------      ---------      ---------
Net (decrease) increase in cash and cash equivalents       (14,359)        14,999         11,955
Cash and cash equivalents at beginning of year              52,310         37,311         25,356
                                                         ---------      ---------      ---------
Cash and cash equivalents at end of year                 $  37,951      $  52,310      $  37,311
                                                         =========      =========      =========

Supplemental Disclosures of Cash Flow Information:
  Interest paid                                          $   3,084      $   3,755      $   5,622
  Income taxes paid                                      $   1,345      $   2,290      $   1,448
  Retirement of fixed assets                             $       0      $       0      $     139

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 2003, 2002 and 2001

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

The consolidated financial statements of Bancorp and subsidiaries (collectively the Company) are prepared in conformity with accounting principles generally accepted in the United States of America. The more significant accounting and reporting policies are discussed below.

Principles of consolidation The consolidated financial statements include the accounts of Bancorp, North Bay Statutory Trust I, the Banks and the Real Estate Investment Trust. All material intercompany transactions and accounts have been eliminated in consolidation.

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

Loans held-for-sale Loans originated or purchased and considered held for sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

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

                                            (In 000's except share data)
                                            2003        2002        2001
                                          --------     -------     -------
Net income as reported                    $  4,371     $ 3,708     $ 3,022
Total stock-based employee
   compensation expense
   determined under the fair
   value based method for all
   awards, net of related tax effects          268         235         294
                                          --------     -------     -------
        Net income pro forma              $  4,103     $ 3,473     $ 2,728
                                          ========     =======     =======
Earnings per share:
        As reported:
        Basic                             $   1.83     $  1.60     $  1.33
        Diluted                           $   1.79     $  1.56     $  1.32
   Pro forma:
        Basic                             $   1.72     $  1.50     $  1.27
        Diluted                           $   1.68     $  1.46     $  1.25

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

Accounting and reporting  changes  Financial  Accounting  Standards Board (FASB)
Interpretation No. 46, (as revised), Consolidation of Variable Interest Entities. This Interpretation addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: 1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support from other parties, or 2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: a) the direct or indirect ability to make decisions about the entity's activities through voting or similar rights, b) the obligation to absorb the expected losses of the entity if they occur, or c) the right to receive the expected residual returns of the entity if they occur. The Interpretation requires existing variable interest entities to be consolidated if those entities do not effectively disburse risks among parties involved. In accordance with the FASB Interpretation No. 46, as revised, the Company will deconsolidate North Bay Statutory Trust I in the first quarter of 2004.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Statement requires issuers to classify as liabilities (or assets in some circumstance) three classes of freestanding financial instruments that embody obligations for the issuer.

Generally, the Statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted the provisions of the Statement on July 1, 2003.

The Company did not enter into any financial instruments within the scope of the Statement during June 2003. However, as a result of adopting the Statement on July 1, 2003 for existing financial instruments entered into on or before May 31, 2003, the trust preferred securities (floating rate subordinated debenture) of $10 million were reclassified as liabilities on July 1, 2003.

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

The amortized cost and estimated fair value of investment securities at December 31, 2003 are as follows:

                                                    (In 000's)
                                                Gross      Gross
                                  Amortized  Unrealized  Unrealized   Estimated
                                    Cost        Gains      Losses     Fair Value
                                   -------      ------     ------     ---------
Available-for-sale:
Securities of the U.S. Treasury
   and other government agencies   $35,942         $91       $108       $35,925
Corporate debt securities            1,221           7          0         1,228
Mortgage-backed securities          32,977         380        149        33,208
Municipal securities                19,474         859         39        20,294
                                   -------      ------       ----       -------
Total available-for-sale            89,614       1,337        296        90,655

Equity securities                    1,351           0          0         1,351
                                   -------      ------       ----       -------
Total investments                  $90,965      $1,337       $296       $92,006
                                   =======      ======       ====       =======

There were no unrealized losses greater than 12 months. The unrealized losses were due to changes in market rates and not attributed to credit quality.

The amortized cost and estimated fair value of investment securities at December 31, 2002 are as follows:

                                                   (In 000's)
                                                Gross       Gross
                                 Amortized   Unrealized  Unrealized   Estimated
                                    Cost        Gains       Losses    Fair Value
                                  --------    --------     --------   ----------
Held-to-maturity:
Municipal securities              $  1,272    $      0     $      0     $  1,272
                                  --------    --------     --------     --------
Available-for-sale:
Securities of the U.S. Treasury
   and other government agencies    34,089         642            0       34,731
Corporate debt securities           11,524         239            0       11,763
Mortgage-backed securities          44,226         735           27       44,934
Municipal securities                12,334         711            0       13,045
                                  --------    --------     --------     --------
Total available-for-sale           102,173       2,327           27      104,473

Equity securities                    1,349           0            0        1,349
                                  --------    --------     --------     --------
Total investments                 $104,794    $  2,327     $     27     $107,094
                                  ========    ========     ========     ========

There were no unrealized losses greater than 12 months. The unrealized losses were due to changes in market rates and not attributed to credit quality.

The following table shows the amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2003: (In 000's)

                                        Available-for-Sale

                                      Amortized      Estimated
                                         Cost        Fair Value
                                       -------        -------
Within one year                         $1,428         $1,440
After one but within five years         36,465         36,792
After five but within ten years         10,767         11,187
Over ten years                           7,977          8,028
Mortgage-backed securities              32,977         33,208
                                       -------        -------
Total                                  $89,614        $90,655
                                       =======        =======


The following table provides a summary of the maturities and weighted average yields of investment securities as of December 31, 2003.

                                                                            (In 000's)

                                                            After One        After Five
                                        In One Year          Through           Through              After
                                           or Less          Five Years         Ten Years           Ten Years             Total
                                       Amount   Yield    Amount     Yield    Amount   Yield      Amount   Yield      Amount    Yield
                                      -------  ------    -------   ------   -------  ------      ------   -----      ------    -----
Available-for-sale securities:
Securities of the U.S. Treasury
    and other government agencies         $0    0.00%    $28,908    3.23%        $0    0.00%     $7,017    1.82%    $35,925    2.95%
Mortgage-backed securities (1)             0    0.00%          6    8.84%     1,686    6.47%     31,516    4.16%     33,208    4.28%
Municipal securities (2)                 439    5.78%      7,884    4.41%    11,187    5.26%        784    7.11%     20,294    5.01%
Corporate debt securities              1,001    1.52%          0    0.00%         0    0.00%        227    6.22%      1,228    2.39%
                                      ------    ----     -------    ----    -------    ----     -------    ----     -------    ----
Total                                 $1,440    2.82%    $36,798    3.48%   $12,873    5.42%    $39,544    3.82%    $90,655    3.89%

Equity securities:
Equity stocks (3)                         $0    0.00%         $0    0.00%        $0    0.00%     $1,351    5.80%     $1,351    5.80%
                                      ------    ----     -------    ----    -------    ----     -------    ----     -------    ----
                                          $0    0.00%         $0    0.00%        $0    0.00%     $1,351    5.80%     $1,351    5.80%

(1) The maturity of mortgage-backed securities is based on contractual maturity. The average expected life is approximately five years.
(2) Yields shown are taxable-equivalent.
(3) Consists of Federal Reserve Bank and Federal Home Loan Bank Stock

As of December 31, 2003 and 2002, securities carried at $2,740,000 and $2,081,000, respectively, were pledged to secure public deposits as required by law.

Total proceeds from the sale of securities available-for-sale during 2003, 2002 and 2001 were $34,626,000, $21,380,000 and $12,228,000, respectively. Gross gains of $637,000, $399,000 and $325,000 were realized on those sales in 2003, 2002 and 2001, respectively.

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

At December 31, 2003 and 2002, the loan portfolio consisted of the following, net of deferred loan fees of $1,248,000 and $1,348,000, respectively:

                                            (In 000's)
                                               2003                2002
                                             --------            --------
Real estate loans                            $163,088            $131,167
Installment loans                              28,860              24,102
Construction loans                             35,205              19,306
Commercial loans secured by real estate        33,519              16,991
Commercial loans                               45,991              46,061
                                             --------            --------
                                              306,663             237,627
Less allowance for loan losses                  3,524               3,290
                                             --------            --------
Total                                        $303,139            $234,337
                                             ========            ========

There were no loans on nonaccrual status at December 31, 2003 or December 31, 2002. There was no interest foregone during 2003, 2002 or 2001. As of December 31, 2003 and 2002, there were no loans 90 days or more past due but still accruing interest. There were no restructured loans during 2003 or 2002.

Changes in the allowance for loan losses are as follows:

                                                   (In 000's)
                                        2003          2002           2001
                                       ------        ------         ------
Balance, beginning of year             $3,290        $2,717         $2,268
Provision for loan losses                 238           576            447
Loans charged off                        (12)          (10)            (4)
Recoveries of loans previously
    charged off                             8             7              6
                                       ------        ------         ------
Balance, end of year                   $3,524        $3,290         $2,717
                                       ======        ======         ======

As of December 31, 2003, 2002 and 2001 there were no impaired loans.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, in which case payments received are recorded as reductions of principal.

(4) PREMISES AND EQUIPMENT
Premises and equipment at December 31, 2003 and 2002 consisted of the following:

                                                    (In 000's)
                                                    Accumulated
                                                    Depreciation     Net Book
                                          Cost     & Amortization     Value
                                        -------    --------------    --------
2003
Land                                     $2,800            $0         $2,800
Premises                                  5,080           944          4,136
Furniture, fixtures and equipment         7,803         4,888          2,915
Leasehold improvements                    1,707           649          1,058
                                        -------        ------        -------
Total                                   $17,390        $6,481        $10,909
                                        =======        ======        =======
2002
Land                                     $2,800            $0         $2,800
Premises                                  5,027           786          4,241
Furniture, fixtures and equipment         6,635         3,670          2,965
Leasehold improvements                    1,250           456            794
                                        -------        ------        -------
Total                                   $15,712        $4,912        $10,800
                                        =======        ======        =======

Depreciation and amortization expense, included in occupancy expense and equipment expense, was $1,569,000, $1,441,000 and $1,352,000 in 2003, 2002 and
2001, respectively.

(5) COMMITMENTS AND CONTINGENCIES

The Company leases premises for their various offices. Total rent on such leases was $662,000, $374,000 and $321,000 in 2003, 2002 and 2001, respectively, and is included in occupancy and equipment expenses. The total commitments under non-cancelable operating leases are as follows:

                               (In 000's)
                         Year               Total
                         ----               -----
                         2004               $703
                         2005                654
                         2006                556
                         2007                446
                         2008                338
                   Thereafter              1,382
                                          ------
                        Total             $4,079
                                          ======

(6) TIME DEPOSITS AND INTEREST ON TIME DEPOSITS

Time certificates of deposit in denominations of $100,000 or greater were $35,290,000 and $39,425,000 at December 31, 2003 and 2002, respectively.
Interest expense on these deposits was $757,000, $893,000 and $1,010,000 for 2003, 2002 and 2001, respectively.

At December 31, 2003, the scheduled maturities of total time deposits are as follows:

                                (In 000's)
                         Year              Total
                         ----             -------
                         2004             $59,142
                         2005               6,251
                         2006               2,755
                         2007               2,156
                         2008               2,094
                                          -------
                        Total             $72,398
                                          =======

(7) BORROWINGS

There were no short-term borrowings at December 31, 2003 or December 31, 2002. Short-term borrowings consist primarily of federal funds purchased and borrowings from the Federal Home Loan Bank of San Francisco (FHLB). The Company maintains collateralized lines of credit with the FHLB. Based on the FHLB stock requirements at December 31, 2003, these lines provided for maximum borrowings of approximately $116 million; the Company also has available unused lines of credit totaling $17.5 million for federal funds transactions at December 31, 2003.

On June 26, 2002, North Bay Statutory Trust I (Trust), a Connecticut statutory business trust and wholly-owned subsidiary of North Bay Bancorp, issued $10 million in floating rate Cumulative Trust Preferred Securities (Securities). The Securities bear a rate of the 90 day LIBOR plus 3.45% which changes quarterly. The rate at December 31, 2003 was 4.62%. The Securities will mature on June 26, 2032, but earlier redemption is permitted under certain circumstances, such as changes in tax or regulatory capital rules. The principal asset of the trust is a $10,310,000 floating rate subordinated debenture of the Company.

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

The Banks are exposed to credit loss, in the event of non-performance by the borrower, in the contract amount of the commitment. The Banks use the same credit policies in making commitments as they do for on-balance-sheet instruments and evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks, are based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, plant and equipment and real property.

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

The contract amounts of commitments not reflected on the Balance Sheet at December 31, 2003 and 2002 were as follows:

                                          (In 000's)
                                     Contractual Amounts
                                    ----------------------
                                     2003           2002
                                    -------        -------
Loan commitments                    $86,984        $83,835
Standby letters of credit            $1,108           $729

The Banks issue both financial and performance standby letters of credit. The financial standby letters of credit are primarily to guarantee payment to third parties. At December 31, 2003 there was $369,000 issued in financial standby letters of credit and the Banks carried no liability. The performance standby letters of credit are typically issued to municipalities as specific performance bonds. At December 31, 2003 there were $739,000 issued in performance standby letters of credit and the Banks carried no liability. The terms of the guarantees will expire primarily in 2004 with 1% expiring in 2007 and 27% expiring in 2008. The Banks have experienced no draws on these letters of credit, and do not expect to in the future; however, should a triggering event occur, the Banks either have collateral in excess of the letter of credit or imbedded agreements of recourse from the customer.

(9) CONCENTRATIONS OF CREDIT RISKS

The majority of the Banks' loan activity is with customers located in California, primarily in the counties of Napa and Solano. Although the Banks' have a diversified loan portfolio, a large portion of their loans are for commercial property, and many of the Banks' loans are secured by real estate in Napa and Solano County. Approximately 84% of the loans are secured by real estate. This concentration is presented below:

                                                         (In 000's)
                                                  December 31, 2003
Construction/land development:                    -----------------
     Land development                                        $7,181
     Residential                                              7,212
     Commercial                                              20,812
Real estate                                                 163,088
Commercial loans secured by real estate                      33,519
Installment loans secured by real estate                     24,884
                                                           --------
      Total                                                $256,696
                                                           ========

(10) INCOME TAXES

The provision (benefit) for federal and state income taxes for the years ended December 31, 2003, 2002 and 2001 consisted of:

                                     (In 000's)
                        2003            2002            2001
                       ------          ------          ------
Current
    Federal            $1,521          $1,712          $1,471
    State                 602             685             524
                       ------          ------          ------
                        2,123           2,397           1,995

Deferred
    Federal                70           (297)           (324)
    State                (14)           (101)              16
                       ------          ------          ------
                           56           (398)           (308)
                       ------          ------          ------
Total                  $2,179          $1,999          $1,687
                       ======          ======          ======

Deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes. The sources of these differences and the amount of each are as follows as of December 31, 2003 and 2002:

                                              (In 000's)
                                         2003            2002
                                        ------          ------
Deferred tax assets:
   Allowance for loan losses            $1,398          $1,300
   Deferred compensation                   512             372
   State income tax                        213             191
   Depreciation                              0              68
   Other                                     0              33
                                        ------          ------
                                        $2,123          $1,964
                                        ------          ------
Deferred tax liabilities:
   Unrealized gain on securities        $  433          $  956
   Accumulated accretion                   162             147
   Depreciation                            139               0
   Other                                    61               0
                                        ------          ------
                                        $  795          $1,103
                                        ------          ------
   Net deferred tax asset               $1,328          $  861
                                        ======          ======

The Company believes that a valuation allowance is not needed to reduce the deferred tax assets as it is more likely than not that the deferred tax assets will be realized through recovery of taxes previously paid and/or future taxable income.

The total tax differs from the federal statutory rate of 34% because of the following:

                                                       (In 000's)
                                        2003               2002                  2001
                                  --------------     ----------------     -----------------
                                  Amount    Rate     Amount     Rate      Amount      Rate
                                  ------   -----     ------    ------     ------      -----
Tax provision at statutory rate   $2,227    34.0%    $1,940     34.0%     $1,601      34.0%
Interest on obligations of
   states and political
   subdivisions exempt from
   federal taxation                (233)   (3.5%)     (191)    (3.3%)      (161)     (3.4%)
State franchise taxes                382     5.8%       385      6.7%        319       6.8%
Life insurance policies            (115)   (1.8%)     (133)    (2.3%)      (101)     (2.2%)
Other, net                          (82)   (1.2%)       (2)     (.1%)         29        .6%
                                  ------   -----     ------    ------     ------      -----
Total                             $2,179    33.3%    $1,999     35.0%     $1,687      35.8%
                                  ======   ======    ======    ======     ======      =====

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

(12) SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

The Company declared 5% stock dividends on January 29, 2001, January 28, 2002, January 27, 2003 and January 26, 2004. As a result of the stock dividends, the number of common shares outstanding and per share data was adjusted retroactively for all periods presented in the following tables. In 2001 the effect of 8,092 outstanding options have been excluded from the calculation of diluted earnings per share as their inclusion would be anti-dilutive. There were no shares considered anti-dilutive in 2002 or 2003.

The following table reconciles the numerator and denominator of the Basic and Diluted earnings per share computations:

                                           (In 000's except share data)
                                                  Weighted Average     Per-Share
                              Net Income               Shares           Amount
                              ----------               ------           ------
                                             For the year ended 2003
                                             -----------------------
Basic earnings per share        $4,371               2,382,093            $1.83
Stock options                                           57,511
Diluted earnings per share                           2,439,604            $1.79

                                             For the year ended 2002
                                             -----------------------
Basic earnings per share        $3,708               2,313,461            $1.60
Stock options                                           57,753
Diluted earnings per share                           2,371,214            $1.56

                                             For the year ended 2001
                                             -----------------------
Basic earnings per share        $3,022               2,264,170            $1.33
Stock options                                           24,778
Diluted earnings per share                           2,288,948            $1.32

(13) OTHER NONINTEREST INCOME AND EXPENSE

The components of Other Noninterest Income for the years ended December 31, 2003, 2002 and 2001 were as follows:

                                                (In 000's)
                                      2003          2002            2001
                                    ------        ------          ------
  ATM surcharge                       $279          $294            $249
  Increase of cash value on
     insurance policies                338           393             296
  Merchant services income             293           280             265
  Commission on sale of non-
     deposit products                  214           204             158
  Commission on sale of
     mortgage products                 232             0               0
  Other                                209           220             212
                                    ------        ------          ------
  Total                             $1,565        $1,391          $1,180
                                    ======        ======          ======

The components of Other Noninterest Expense for the years ended December 31, 2003, 2002 and 2001 were as follows:

                                              (In 000's)
                                2003             2002             2001
                               ------           ------          ------
  Professional services        $1,387             $830            $755
  Business promotions             554              525             379
  ATM expenses                    250              261             222
  Stationary & supplies           380              318             274
  Insurance                       224              188             111
  Other                         1,983            1,771           1,559
                               ------           ------          ------
  Total                        $4,778           $3,893          $3,300
                               ======           ======          ======

(14) STOCK OPTION PLAN

The Company has a stock option plan under which it may grant up to 871,790 options. The Company has granted 723,570 options through December 31, 2003. The option exercise price equals the stock's market price on the date of grant. The options become exercisable over four or five years and expire in five or more years. The equity compensation plans have been approved by the security holders.


A summary of the status of the Company's stock option plan at December 31, 2003, 2002 and 2001 and stock option activity during the years then ended is presented in the table below:

                                        2003              2002                              2001
                                     Weighted                   Weighted                  Weighted
                                     Exercise                   Exercise                  Exercise
                           Shares      Price      Shares         Price        Shares       Price
                           ------      -----      ------         -----        ------       -----
Outstanding at
    beginning of year     301,939     $17.50      366,836        $15.71       312,642      $15.05
Granted                    86,741     $25.05       32,524        $23.18        76,114      $16.65
Exercised                (51,930)     $11.74     (79,356)        $10.91      (21,383)      $ 9.22
Cancelled                (18,276)     $15.86     (18,065)        $17.79         (537)      $ 5.96
Outstanding at
    end of year           318,474     $20.80      301,939        $17.50       366,836      $15.71
Exercisable at
    end of year           120,377     $18.44      107,372        $16.41       114,013      $13.71
Weighted-average
   fair value of
   options granted
   during the year               $6.16                    $6.94                      $6.23

The following table summarizes information about stock options outstanding at December 31, 2003:

                                      Options Outstanding                            Options Exercisable
                                      -------------------                            -------------------
       Range             Number          Weighted-Average     Weighted-           Number            Weighted-
        of           Outstanding at        Contractual         Average         Exercisable at        Average
 Exercise Prices        12/31/03         (Life in years)    Exercise Price        12/31/03        Exercise Price
-----------------    --------------      ----------------   --------------    ----------------    --------------
 $16.42 to $19.58         93,807              1.03              $18.68              61,006           $18.57

$16.41 to  $18.10        105,402              2.20              $17.37              51,815           $17.52

$23.13 to  $28.31        119,265              4.25              $25.51               7,556           $23.60
                         -------                                                   -------
                         318,474                                                   120,377
                         =======                                                   =======

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option   pricing  model  with  the  following   weighted-average
assumptions used for grants in 2003, 2002 and 2001, respectively: risk-free interest rate of 2.48%, 2.66%, 2.82%, 3.27% 3.37%, 3.46%
and 3.55% for options issued in 2003, 4.07% and 3.25% for options issued in 2002 and 4.62% and 3.90% for options issued in 2001; expected dividend yields of ..73%, .80% and 1.01%; expected lives of 5 years and expected volatility of 16.08%, 21.67% and 28.02%.

(15) RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Banks make loans to directors, officers and principal shareholders on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated persons. An analysis of net loans to related parties for the year ended December 31, 2003 is as follows:

                                           (In 000's)
Balance at beginning of year                   $5,342
     Additions                                  7,788
     Repayments                                 2,973
                                              -------
Balance at end of year                        $10,157
                                              =======

Total undisbursed commitments as of December 31, 2002 were $5,329,000.

A law firm in which one of the Company's directors and one of its officers are principals serves as the Company's general counsel. During 2003, 2002 and 2001 fees of $196,000, $165,000 and $135,000, respectively, were paid to this firm.

(16) RESTRICTIONS

The Banks are required to maintain reserves with the Federal Reserve Bank of San Francisco equal to a percentage of its reservable deposits. Reserve balances that were required by the Federal Reserve Bank were $25,000 and $220,000 for December 31, 2003 and 2002, respectively, and are reported in cash and due from banks on the balance sheet.

(17) RETIREMENT PLANS

The Company has a Profit Sharing and Salary Deferral 401(K) Plan to enable its employees to share in the Company's profits and to defer receipt of a portion of their salaries. Employees can defer up to 15% of their base pay, up to the maximum amount allowed by the Internal Revenue Code. In addition, the Company makes discretionary contributions to the profit sharing account and the 401(K) account, which are determined by the Board of Directors each year. Amounts charged to operating expenses under this plan representing the Company's contribution were $415,000, $263,000 and $223,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company has a Director's Supplemental Retirement Program. The Program contains a non-qualified defined benefit plan. Directors and select officers designated by the Board of Directors of the Company are covered by this plan. The plan is unfunded, however the Company has purchased life insurance on the lives of the participants and expects to use the death benefit of these policies to pay the obligation in event the participants death precedes retirement. Management's intentions are to hold the policies as an investment until the death of the insured. Cash values for these policies at December 31, 2003 were $3,188,000. At December 31, 2003 $387,000 was carried as a liability to fund the benefit. The program provides a death benefit to beneficiaries of a deceased participant.

The Company has an Executive Officer Supplemental Retirement Plan. The Executive Supplemental Compensation Agreements entered into with select executive officers of the Company pursuant to the Plan provide for a defined cash benefit payable monthly upon retirement upon reaching age 65 (or upon or after age 62 with a reduced benefit). Benefits under these agreements vest over five year periods at the rate of 20% per year after five years' of service with credit for up to five years of prior service. The plan is unfunded, however the Company has purchased life insurance on the lives of the participants and expects to use the death benefit of these policies to pay the obligation in event the participants death precedes retirement. At December 31, 2003 $314,000 was carried as a liability to fund the benefit. The Plan also provides a life insurance benefit to the designated beneficiary of the participants upon their death pursuant to the Executive Officer Endorsement Method Split Dollar Life Insurance component of the Plan.

 (18) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 2003 and 2002:

                                                   (In 000's)
                                          2003                       2002
                                  --------------------     ---------------------
                                  Carrying      Fair        Carrying       Fair
                                   Amounts      Value       Amounts        Value
                                  --------    --------     --------     --------
Financial assets:
   Cash and cash equivalents       $37,951     $37,951      $52,310      $52,310
   Time deposits with other
      financial institutions           100         100          100          100
   Investment securities            92,006      92,006      107,094      107,094
   Loans, net                      303,139     305,874      234,337      236,147
   Accrued interest receivable       2,051       2,051        2,256        2,256

Financial liabilities:
   Deposits                       $406,445    $406,209     $367,803     $367,486
   Trust preferred securities       10,000      10,000       10,000       10,000
   Accrued interest payable            237         237          319          319

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

(19) COMPREHENSIVE INCOME

The changes in the components of other comprehensive income (loss) for the years ended December 31, 2003, 2002 and 2001 are reported as follows:

                                                                            (In 000's)
                                                                      2003     2002     2001
                                                                     -----     ----     ----
Unrealized holding (loss) gain arising during the period,
         net of tax benefit of $523 for 2003 and tax expense of
         $562  and $335 for 2002 and 2001, respectively              ($363)  $1,024     $661
Reclassification adjustment for net realized gains  on securities available-for-sale  included  in net  income  during the
         year,  net of tax  expense  of  $265,  $166 and $135 for
         2003,  2002 and 2001, respectively.                          (373)   (233)    (190)
                                                                     -----     ----     ----
Other comprehensive (loss) income                                    ($736)    $791     $471
                                                                     =====     ====     ====

(20) REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2003, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Federal Reserve Bank categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's actual capital amounts and ratios are also presented in thousands in the following tables:

                                                             (In 000's)
                                                                                  To Be Well Capitalized
                                                            For Capital           Under Prompt Corrective
                                      Actual             Adequacy Purposes           Action Provisions
                              --------------------      --------------------      -----------------------
                               Amount        Ratio       Amount        Ratio       Amount           Ratio
As of December 31, 2003:
Total capital (to risk
   weighted assets)
      Consolidated            $52,356       13.47%      $31,089       >8.00%      $38,861         >10.00%
      The Vintage Bank         34,321       11.07%       24,806       >8.00%       31,007         >10.00%
      Solano Bank               8,029       10.70%        6,001       >8.00%        7,501         >10.00%
Tier I capital (to risk
   weighted assets)
      Consolidated             48,833       12.57%       15,544       >4.00%       23,316          >6.00%
      The Vintage Bank         31,442       10.14%       12,403       >4.00%       18,604          >6.00%
      Solano Bank               7,385        9.84%        3,001       >4.00%        4,501          >6.00%
Tier I capital (to
   average assets)
      Consolidated             48,833       10.61%       18,408       >4.00%       23,010          >5.00%
      The Vintage Bank         31,442        8.66%       14,517       >4.00%       18,146          >5.00%
      Solano Bank               7,385        8.82%        3,350       >4.00%        4,187          >5.00%
                                                             (In 000's)
                                                                                  To Be Well Capitalized
                                                            For Capital           Under Prompt Corrective
                                      Actual             Adequacy Purposes           Action Provisions
                              --------------------      --------------------      -----------------------
                               Amount        Ratio       Amount        Ratio       Amount           Ratio
As of December 31, 2002:
Total capital (to risk
   weighted assets)
      Consolidated            $47,289       14.88%      $25,419       >8.00%      $31,773         >10.00%
      The Vintage Bank         28,825       11.03%       20,902       >8.00%       26,128         >10.00%
      Solano Bank               7,815       14.57%        4,291       >8.00%        5,363         >10.00%
Tier I capital (to risk
   weighted assets)
      Consolidated             43,999       13.85%       12,709       >4.00%       19,064          >6.00%
      The Vintage Bank         25,953        9.93%       10,451       >4.00%       15,677          >6.00%
      Solano Bank               7,397       13.79%        2,145       >4.00%        3,218          >6.00%
Tier I capital (to
   average assets)
      Consolidated             43,999       10.86%       16,203       >4.00%       20,253          >5.00%
      The Vintage Bank         25,953        7.52%       13,808       >4.00%       17,260          >5.00%
      Solano Bank               7,397       12.36%        2,394       >4.00%        2,993          >5.00%

(21) FINANCIAL STATEMENTS OF NORTH BAY BANCORP (Parent Company Only) For the Years Ended December 31, 2003, 2002 and 2001

CONDENSED BALANCE SHEETS

                                                                    (In 000's except share data)
Assets                                                                  2003             2002
                                                                       -------          -------
Cash and due from banks                                                $ 2,949          $ 6,921
Available-for-sale investment securities                                 6,503            2,854
Investment in The Vintage Bank                                          32,010           27,166
Investment in Solano Bank                                                7,407            7,567
Investment in North Bay Statutory Trust 1                                  310              310
Premises and equipment, net                                              1,761            1,794
Other assets                                                               461              426
                                                                       -------          -------
          Total assets                                                 $51,401          $47,038
                                                                       =======          =======
Liabilities and shareholders' equity

Floating rate subordinated
   debenture (trust preferred securities)                              $10,310          $10,310
Other liabilities                                                        1,650            1,385
                                                                       -------          -------

        Total liabilities                                              $11,960          $11,695

Shareholders' equity
   Preferred stock, no par value -  Authorized 500,000 shares
       Issued and outstanding - None
   Common stock, no par value - Authorized 10,000,000 shares
       Issued and outstanding -  2,285,646 shares in 2003 and
       2,130,288 shares in 2002                                         29,210           25,387
   Retained earnings                                                     9,623            8,612
   Accumulated other comprehensive income                                  608            1,344
                                                                       -------          -------
     Total shareholders' equity                                         39,441           35,343

         Total liabilities and shareholders' equity                    $51,401          $47,038
                                                                       =======          =======

CONDENSED INCOME STATEMENTS
                                                              (In 000's)

                                                         2003      2002       2001
                                                       -------    -------    -------
Income
Interest on investment securities                      $   123    $    41    $     0
Dividends from subsidiaries                                  0          0      2,500
Service fees from subsidiaries                           6,177      5,681      4,754
                                                       -------    -------    -------
Total Income                                             6,300      5,722      7,254

Expenses
Interest on borrowings                                     531        339        168
Salaries and related benefits                            4,104      3,836      3,275
Other expenses                                           3,342      2,910      2,622
                                                       -------    -------    -------
Total expenses                                           7,977      7,085      6,065

Net (loss) income before tax benefit and equity in
   net income of subsidiaries                           (1,677)    (1,363)     1,189
Tax benefit                                                642        574        482
                                                       -------    -------    -------
Net (loss) income before equity in undistributed net
  income of subsidiaries                                (1,035)      (789)     1,671
Equity in undistributed net income of subsidiaries       5,406      4,497      1,351
                                                       -------    -------    -------
Net Income                                             $ 4,371    $ 3,708    $ 3,022
                                                       =======    =======    =======

CONDENSED STATEMENTS OF CASH FLOWS

                                                             2003           2002          2001
                                                           --------       --------      --------
Cash Flows From Operating Activities:
Net income                                                 $  4,371       $  3,708      $  3,022
Adjustments to reconcile net income to net cash
      provided by operating activities:
Depreciation and amortization                                   812            737           804
Amortization of investment securities
    premiums, net                                               117              5             0
Equity in undistributed net income of subsidiaries           (5,406)        (4,497)       (1,351)
Changes in:
    Interest receivable and other assets                        (35)          (288)          541
    Interest payable and other liabilities                      533            468           502
                                                           --------       --------      --------
    Net cash provided by operating activities                   392            133         3,518
                                                           --------       --------      --------

Cash Flows From Investing Activities:
Investment securities available for sale:
  Proceeds from maturities and principal payments               785            201             0
  Purchases                                                  (4,573)        (3,006)            0
Sale and disposition of capital assets                            0              0             4
Capital expenditures                                           (779)        (1,340)         (519)
                                                           --------       --------      --------
   Net cash used in investing activities                     (4,567)        (4,145)         (515)
                                                           --------       --------      --------

Cash Flows From Financing Activities:
Decrease in long-term borrowings, net                             0         (1,846)         (923)
Proceeds from issuance of Trust Preferred Securities              0         10,310             0
Stock options exercised                                         644            909           196
Dividends                                                      (441)          (406)         (383)
                                                           --------       --------      --------
   Net cash provided by (used in) financing activities          203          8,967        (1,110)
                                                           --------       --------      --------
Net (decrease) increase in cash and cash equivalents         (3,972)         4,955         1,893
Cash and cash equivalents at beginning of year                6,921          1,966            73
                                                           --------       --------      --------
Cash and cash equivalents at end of year                   $  2,949       $  6,921      $  1,966
                                                           ========       ========      ========

(22) SUMMARY OF UNAUDITED QUARTERLY RESULTS OF OPERATIONS

The following table sets forth the results of operation for the four quarters unaudited of 2003, 2002 and 2001. All per share amounts have been adjusted for the 2001, 2002, 2003 and 2004 stock dividends.

                                                 (In 000's except share data)

                                                      2003 Quarters Ended
                                    December 31,   September 30,     June 30,        March 31,
                                    ------------   -------------     --------        ---------
Interest income                       $5,842          $5,554          $5,494          $5,361
Interest expense                         667             681             819             828
                                      ------          ------          ------          ------
Net interest income                    5,175           4,873           4,675           4,533
Provision for loan losses                103              45              45              45
                                      ------          ------          ------          ------
Net interest income after              5,072           4,828           4,630           4,488
   provision for loan losses
Noninterest income                       925           1,055           1,059             808
Noninterest expense                    3,722           4,267           4,311           4,015
                                      ------          ------          ------          ------
Income before provision for            2,275           1,616           1,378           1,281
   income taxes
Provision for income taxes               975             452             366             386
                                      ------          ------          ------          ------
Net income                            $1,300          $1,164          $1,012          $  895
                                      ======          ======          ======          ======

Basic earnings per share:             $  .53          $  .47          $  .43          $  .38
Diluted earnings per share:           $  .53          $  .47          $  .42          $  .37

                                                      2002 Quarters Ended
                                    December 31,   September 30,     June 30,        March 31,
                                    ------------   -------------     --------        ---------
Interest income                       $5,638          $5,495          $5,173          $4,873
Interest expense                         988           1,012             841             850
                                      ------          ------          ------          ------
Net interest income                    4,650           4,483           4,332           4,023
Provision for loan losses                144             144             144             144
                                      ------          ------          ------          ------
Net Interest Income after              4,506           4,339           4,188           3,879
   provision for loan losses
Noninterest income                     1,036             731             645             699
Noninterest expense                    3,797           3,697           3,455           3,367
                                      ------          ------          ------          ------
Income before provision for            1,745           1,373           1,378           1,211
   income taxes
Provision for income taxes               619             446             501             433
                                      ------          ------          ------          ------
Net income                            $1,126          $  927          $  877          $  778
                                      ======          ======          ======          ======

Basic earnings per share:             $  .48          $  .40          $  .38          $  .34
Diluted earnings per share:           $  .47          $  .39          $  .37          $  .34

                                                      2001 Quarters Ended
                                    December 31,   September 30,     June 30,        March 31,
                                    ------------   -------------     --------        ---------
Interest income                       $5,142          $5,324          $5,086          $4,755
Interest expense                       1,094           1,482           1,683           1,628
                                      ------          ------          ------          ------
Net interest income                    4,048           3,842           3,403           3,127
Provision for loan losses                114             111             111             111
                                      ------          ------          ------          ------
Net Interest Income after              3,934           3,731           3,292           3,016
   provision for loan losses
Noninterest income                     1,032             547             567             545
Noninterest expense                    3,463           2,946           2,875           2,671
                                      ------          ------          ------          ------
Income before provision for            1,503           1,332             984             890
   income taxes
Provision for income taxes               575             414             362             336
                                      ------          ------          ------          ------
Net income                            $  928          $  918          $  622          $  554
                                      ======          ======          ======          ======

Basic earnings per share:             $  .43          $  .41          $  .28          $  .25
Diluted earnings per share:           $  .43          $  .40          $  .28          $  .25

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

The Board of Directors
North Bay Bancorp:

We have audited the accompanying consolidated balance sheets of North Bay Bancorp and subsidiaries as of December 31, 2003 and 2002, and the related consolidated income statements, statements of changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The 2001 consolidated financial statements of North Bay Bancorp were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated February 19, 2002.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Bay Bancorp and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each the years in the two-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


                                    /s/ KPMG LLP


February 19, 2004

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

--------------------------------------------------------------------------------
DIRECTORS
--------------------------------------------------------------------------------

NORTH BAY BANCORP
Thomas N. Gavin                       Owner, Gavin & Schreiner, New York Life Insurance Agency

David B. Gaw,  Chairman               Attorney with Gaw, Van Male, Smith, Myers & Miroglio
                                      A Professional Law Corporation

Fred J. Hearn, Jr.                    Chief Executive Officer
                                      Hearn Pacific Corporation dba Hearn Construction

Conrad W. Hewitt                      Retired,  Commissioner of California  State  Department of Financial
                                      Institutions

Richard S. Long, Vice Chairman        Chief Executive Officer
                                      Regulus Integrated Solutions, LLC

Thomas H. Lowenstein                  President, North Bay Plywood

Thomas F. Malloy                      Senior Partner, Malloy Imrie & Vasconi Insurance Services LLC

Terry L. Robinson                     President & Chief Executive Officer, North Bay Bancorp

James E. Tidgewell                    Certified Public Accountant, G & J Seiberlich & Co LLP

CORPORATE SECRETARY
Wyman G. Smith                        Attorney with Gaw, Van Male, Smith, Myers & Miroglio
                                      A Professional Law Corporation

THE VINTAGE BANK                      SOLANO BANK
Lauren Ackerman                       John Anthony, III
James L. Asbury                       Gary J. Falati
Andrew J. Beckstoffer                 David B. Gaw
William L. Kastner                    Fred J. Hearn, Jr.
Thomas H. Lowenstein                  Connie Klimisch
Thomas F. Malloy                      Michael D. O'Brien
Terry L. Robinson                     Terry L. Robinson
Thomas H. Shelton                     Stephen C. Spencer
Stephen T. Silva                      Robert J. Wood
Carolyn D. Sherwood                   John A. Nerland, President and CEO
Glen C. Terry, President & CEO        Thomas N. Gavin, Chairman
James E. Tidgewell, Chairman          Denise C. Suikhonen, Vice Chairman
Andrew J. Nicks, M D, Vice Chairman

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

1411 Oliver Road
Fairfield, CA  94533

1395 E. Second Street
Benicia, CA  94510

976 A Admiral Callaghan Lane
Vallejo, CA 94591

Shareholder Information:
Trading
Nasdaq NMS - Symbol NBAN

Transfer Agent                              Registrar & Transfer Company
                                            10 Commerce Drive
                                            Cranford, New Jersey 07016
                                            1 (800) 368-5948

Notice of Annual Meeting                    COPIA 500
                                            First Street Napa, CA 94559
                                            May 6, 2004- 7:00 p.m.

General Counsel:                            Wyman G. Smith
                                            Gaw, Van Male, Smith, Myers & Miroglio
                                            1000 Main Street, Suite 300
                                            Napa, CA 94559

Corporate Secretary:                        Wyman G. Smith

Market Makers                               Hoefer & Arnett
                                            353 Sacramento Street, 10th Floor
                                            San Francisco, CA 94111
                                            1 (800) 346-5544

                                            Keefe, Bruyette & Woods, Inc.
                                            235 Pine St., Suite 1818
                                            San Francisco, CA 94104

                                            Wedbush Morgan Securities
                                            1300 S. W. Fifth Ave., Suite 2000
                                            Potland, OR 97201
                                            1 (800) 368-5948

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

--------------------------------------------------------------------------------