Form 10-K, Exhibit 13
NORTH BAY BANCORP/CA
filed 2005-03-31
CIK 1102595

EXHIBIT 13

              North Bay Bancorp 2004 Annual Report to Shareholders


FORWARD LOOKING STATEMENT

This annual report contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; and (6) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

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

Consolidated Statements of Cash Flows

Notes to the Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Directors

Corporate Information

--------------------------------------------------------------------------------
TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

March 31, 2005


Dear Fellow Shareholders:

Twenty years ago, in January 1985, The Vintage Bank first opened its doors for business. Now, two decades later, your company has achieved year-after-year growth in nineteen of our twenty years in business. Along the way, we have invested in our infrastructure, growing to two franchises with ten offices supported by a technology-rich enterprise that will serve our markets now and into the future. These investments continue to propel us from one milestone to the next, and 2004 was no exception. In 2004, your company:

     >> Completed our "footprint" in Napa and Solano Counties with the opening of our 10th office in American Canyon, a high-growth area in southern Napa County.

     >> Maintained exemplary loan quality with zero non-performing assets at year-end, our sixth consecutive year-end with unblemished asset quality.

     >> Passed $500 million in total assets--a 23% compounded average growth rate over five years.

     >> Consolidated and streamlined our corporate structure to improve efficiency and transparency.

     >>   Completed a 3-for-2 stock split to improve liquidity for shareholders.

     >> Dramatically improved productivity, with the efficiency ratio dropping 217 basis points to 66.93%.

In its first 20 years, The Vintage Bank has built a premier bank in the Napa area with a 15% share of the $2.3 billion in deposits in the county. When I joined the Company in the Fall of 1988, we had two offices, $26 million in assets and 35 employees. Today we stand at $562 million in assets and 160 employees. Many of those employees have been with us in excess of 15 years. Based on deposits, The Vintage Bank ranks second in Napa County market share among commercial banks and is closing in on number one. Solano Bank continues to raise its profile within its communities and rapidly gaining market share. Napa and Solano Counties are home to many thriving small businesses and we are proud to be the bankers of choice for many of the leading firms in these markets.


The beginning of 2005 not only marks our 20th anniversary, but also a turning point in our business focus. In the past two decades, we've invested in a solid platform for profitability, building a complete network of branches serving the major business and residential centers in our market area with the technology our customers demand. Our task in 2005 and beyond is to leverage that platform into sustainable earnings growth.

Through the hard work and dedication of our team members, we are now positioned to improve our return on equity and increase earnings per share at a higher rate. Through year 2006, we believe we can continue to increase both lending and deposit activities without additional investments in new branches. Growing revenues while holding costs stable is our highest priority. Consolidating The Vintage Bank and Solano Bank charters and combining the three boards into a single entity represent just two of the steps we are taking to improve processes and better manage expenses. While significant additional costs will be required in 2005 to insure compliance with new securities regulations, we remain extremely optimistic about our future.


Your company was started as, and remains, a true community bank. As we have grown our franchise and added more sophisticated services, we have been able to take on larger and more sophisticated business clients while remaining true to our original values and mission.

Our goal in 2005 is to produce returns on equity in line with peer institution averages, and rank in the top quartile of that group in 2006 and beyond. Your Board of Directors and management team look to the next decade with confidence. We appreciate your support, and we remain committed to maximizing the value of your stake in North Bay Bancorp.


Kindest Regards,


Terry Robinson
President and CEO

March 31,  2005

--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

The following table presents a summary of selected consolidated data for North Bay Bancorp and subsidiaries (the Company) for the five years ended December 31, 2004. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto appearing elsewhere in the annual report:


                                                                (In 000's except share and per share data)

                                                      2004              2003              2002              2001              2000
                                                  ----------        ----------        ----------        ----------        ----------
STATEMENTS OF OPERATIONS DATA:
  Interest income                                 $   26,585        $   22,251        $   21,179        $   20,307        $   16,700
  Interest expense                                     3,543             2,995             3,691             5,887             5,612
                                                  ----------        ----------        ----------        ----------        ----------
  Net interest income                                 23,042            19,256            17,488            14,420            11,088
  Provision for loan losses                              620               238               576               447               385
                                                  ----------        ----------        ----------        ----------        ----------
  Net interest income after
     provision for loan losses                        22,422            19,018            16,912            13,973            10,703

  Noninterest income                                   4,198             3,847             3,111             2,691             2,140

  Noninterest expense                                 18,536            16,315            14,316            11,955             8,583

  Provision for income taxes                           3,020             2,179             1,999             1,687             1,647
                                                  ----------        ----------        ----------        ----------        ----------



  Net income                                      $    5,064        $    4,371        $    3,708        $    3,022        $    2,613
                                                  ==========        ==========        ==========        ==========        ==========


BASIC PER SHARE DATA: (1)
  Earnings per share                              $     1.33        $     1.16        $     1.02        $      .85        $      .78
  Average shares outstanding                       3,820,386         3,751,796         3,643,701         3,566,067         3,345,032

DILUTED PER SHARE DATA: (1)
  Earnings per share                              $     1.29        $     1.14        $      .99        $      .84        $      .77
  Average shares outstanding                       3,920,160         3,842,376         3,734,662         3,605,092         3,401,426

BALANCE SHEET DATA:
  Total assets                                    $  562,063        $  459,482        $  416,458        $  326,806        $  247,469
  Net loans                                          373,629           303,139           234,337           183,548           150,008
  Total deposits                                     484,493           406,445           367,803           292,441           216,638
  Shareholders' equity                                44,134            39,441            35,343            29,980            26,636

(1) All per share amounts have been adjusted to reflect the 5% stock dividends declared January 8, 2000, January 29, 2001, January 28, 2002, January 27, 2003, January 26, 2004 and January 24, 2005, as well as a 3-for-2 stock split declared November 22, 2004.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

FORWARD LOOKING STATEMENT


This Annual Report contains statements relating to future results of the Company that are considered to be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, loan loss reserve adequacy, accounting for available-for-sale securities and deferred assets, simulation of changes in interest rates and litigation results. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties including, but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures within the Company's markets, equity and fixed income market fluctuations, personal and corporate customers' bankruptcies, inflation, acquisitions and integrations of acquired businesses, technological change, changes in law, changes in fiscal, monetary, regulatory and tax policies, monetary fluctuations, success in gaining regulatory approvals when required as well as other risks and uncertainties. These forward-looking statements speak only as of the date on which these statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which these statements are made or to reflect the occurrence of unanticipated events.

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

This discussion should be read in conjunction with the financial statements and the notes included herein.


OVERVIEW
--------------------------------------------------------------------------------

North Bay Bancorp, organized November 1, 1999, is the holding company for The Vintage Bank and Solano Bank (Banks), which are wholly owned subsidiaries. Effective January 15, 2005 the Company merged Solano Bank into The Vintage Bank. The consolidated entity (the Company) reported net income of $5,064,000 or $1.29 per diluted share, in 2004 compared with $4,371,000 or $1.14 per diluted share, in 2003 and $3,708,000 or $.99 per diluted share, in 2002, equating to a return on average assets of .97%, 1.00% and .99% for years 2004, 2003 and 2002, respectively. The return on average equity was 12.34% in 2004 compared with 11.70% and 11.36% in 2003 and 2002, respectively.

As of December 31, 2004, total assets were $562,063,000 compared with total assets of $459,482,000 and $416,458,000 at year end 2003 and 2002, respectively, representing a 22% increase in 2004 and a 10% increase in 2003. Deposits increased 19% in 2004 compared with an 11% increase in 2003. Loans, net of the allowance for loan losses, increased 23% in 2004 compared with a 29% increase in 2003.


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

We evaluate our allowance for loan loss on a quarterly basis. We believe that the allowance for loan loss is a "critical accounting estimate" because it is based upon management's assessment of various factors affecting the collectibility of the loans, including current and projected economic conditions, past credit experience, delinquency status, the value of the underlying collateral, if any, and a continuing review of the portfolio of loans and commitments.

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

Specific allowances defined as:
     o Management assessment of all loans classified as substandard or worse, with an outstanding balance of $100,000
     o A specific allowance is provided for any amount by which the loan's collateral fair value is insufficient to cover the loan; or discounting estimated future cash flows, or by observing the loan's market price if it is of a kind for which there is a secondary market

General allowance defined as:
     o An allowance for all loans outstanding within the portfolio and not contained in the specific allowance

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

Available for Sale Securities.

SFAS 115 requires that Available for Sale Securities be carried at fair value. We believe this is a "critical accounting estimate" in that the fair value of a security is based on quoted market prices or if quoted market prices are not available, fair values are extrapolated from the quoted prices of similar instruments. Adjustments to the Available for Sale Securities fair value impact the consolidated financial statements by increasing or decreasing assets and shareholders' equity.


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

SUMMARY OF EARNINGS
--------------------------------------------------------------------------------

Net Interest Income
Net  interest  income  before   provision  for  loan  losses  was   $23,042,000,
$19,256,000 and $17,488,000 in 2004, 2003 and 2002,  respectively,  representing increases of 20% in 2004 and 10% in 2003.

The following table sets forth average daily balances of assets, liabilities, and shareholders' equity during 2004, 2003 and 2002, along with total interest income earned and expense paid, and the average yields earned or rates paid thereon and the net interest margin for the years ended December 31, 2004, 2003 and 2002.

                                                                              ($ in 000's)
                                         December 31, 2004                  December 31, 2003                December 31, 2002
                                   -----------------------------     ---------------------------     -------------------------------
                                    Average     Income/    Rate/     Average     Income/   Rate/     Average       Income/     Rate/
                                    Balance     Expense    Yield     Balance     Expense   Yield     Balance       Expense     Yield
                                   --------     -------     ----     --------    -------    ----     --------      -------     -----
ASSETS
 Loans  (1)                        $352,863     $22,828     6.47%    $277,220    $18,782    6.78%    $212,735      $16,602     7.80%
                                   --------     -------              --------    -------             --------      -------
 Investment securities:
   Taxable                           78,007       2,945     3.77%      78,457      2,535    3.23%      78,186        3,490     4.46%
   Non-taxable (2)                   13,719         691     5.04%      16,948        958    5.65%      14,002          868     6.20%
                                   --------     -------              --------    -------             --------      -------
Total loans and investment          444,589      26,464     5.95%     372,625     22,275    5.98%     304,923       20,960     6.87%
securities

 Due from banks, time                   100           3     3.00%         100          2    2.00%         100            5     5.59%
 Federal funds sold                  19,710         287     1.46%      18,104        207    1.14%      28,138          418     1.49%
                                   --------     -------              --------    -------             --------      -------

Total earning assets                464,399      26,754     5.76%     390,829     22,484    5.75%     333,161       21,383     6.42%
                                   --------     -------              --------    -------             --------      -------

 Cash and due from banks             38,602                            28,216                          20,376
 Allowance for loan losses          (3,814)                           (3,403)                         (3,031)
 Premises and equipment, net         10,724                            11,125                          10,484
 Accrued interest receivable
   and other assets                  13,417                            12,157                          11,951
                                   --------                          --------                        --------
Total assets                       $523,328                          $438,924                        $372,941
                                   ========                          ========                        ========

LIABILITIES AND SHAREHOLDERS'
EQUITY
 Deposits:
   Interest bearing demand         $215,854       1,201     0.56%    $176,724        916    0.52%    $136,134        1,118     0.82%
   Savings                           41,858          97     0.23%      32,678        107    0.33%      25,798          228     0.88%
   Time                              76,114       1,290     1.69%      77,198      1,430    1.85%      77,112        2,006     2.60%
                                   --------     -------              --------    -------             --------      -------
 Total deposits                     333,826       2,588     0.78%     286,600      2,453    0.86%     239,044        3,352     1.40%

Borrowings                           23,325         955     4.09%      10,750        542    5.04%       6,468          339     5.25%

Total interest bearing
   liabilities                      357,151       3,543      .99%     297,350      2,995    1.01%     245,512        3,691     1.50%
                                   --------     -------              --------    -------             --------      -------

 Noninterest bearing demand         120,777                           100,342                          91,763
 Accrued interest payable
   and other liabilities              4,347                             3,876                           3,039
 Shareholders' equity                41,053                            37,356                          32,627
                                   --------                          --------                        --------

Total liabilities and
    shareholders' equity           $523,328                          $438,924                        $372,941
                                   ========                          ========                        ========
Net interest income                             $23,211                          $19,489                           $17,692
Net interest income to
   average earning assets
(Net interest margin (3))                                    5.00%                          4.99%                              5.31%

(1) Loan interest income includes loan fee income of $1,054 in 2004, $1,119 in 2003 and $1,167 in 2002.

(2) Average yields shown are taxable-equivalent. On a non-taxable basis, 2004 interest income was $522 with an average yield of 3.80%, 2003 interest income was $725 with an average yield of 4.28%; and in 2002 interest income was $664 and the average yield was 4.74%.

(3) Net interest margin is calculated by dividing net interest income by the average balance of total earning assets for the applicable year.

The following table sets forth a summary of the changes in interest earned and interest paid in December 31, 2004 over 2003, December 31, 2003 over 2002 and December 31, 2002 over 2001 resulting from changes in assets and liabilities volumes and rates. The change in interest due to both rate and volume has been allocated in proportion to the relationship of absolute dollar amounts of change in each.

                                                                              (In 000's)
                                            2004 over 2003                   2003 over 2002                   2002 over 2001
                                     -----------------------------    -----------------------------    -----------------------------
                                      Volume     Rate       Total      Volume      Rate      Total      Volume    Rate       Total
                                     -------    -------    -------    -------    -------    -------    -------   -------    -------
Increase (decrease) in
 Interest and fee income

   Loans                             $ 5,141    ($1,095)   $ 4,046    $ 5,032    ($2,852)   $ 2,180    $ 3,402   ($2,119)   $ 1,283
   Time deposits with other
    Financial institutions                 0          1          1          0         (3)        (3)         0        (2)        (2)

   Investment securities:
     Taxable                             (15)       425        410         12       (967)      (955)     1,218    (1,123)        95
     Non-taxable (1)                    (183)       (84)      (267)       183        (93)        90         11       118        129
   Federal funds sold                     18         62         80       (149)       (62)      (211)        60      (654)      (594)
                                     -------    -------    -------    -------    -------    -------    -------   -------    -------
   Total interest and fee              4,961       (691)     4,270      5,078     (3,977)     1,101      4,691    (3,780)       911
income


Increase (decrease) in
 Interest expense

   Deposits:
     Interest bearing
     Transaction accounts                205         80        285        333       (535)      (202)       627    (1,673)    (1,046)
     Savings                              31        (41)       (10)        61       (182)      (121)        79       (85)        (6)
     Time deposits                       (22)      (118)      (140)         2       (578)      (576)       220    (1,532)    (1,312)
                                     -------    -------    -------    -------    -------    -------    -------   -------    -------
   Total deposits                        214        (79)       135        396     (1,295)      (899)       926    (3,290)    (2,364)

   Borrowings                            698       (285)       413        224        (21)       203        328      (160)       168
                                     -------    -------    -------    -------    -------    -------    -------   -------    -------
   Total interest expense                912       (364)       548        620     (1,316)      (696)     1,254    (3,450)    (2,196)
                                     -------    -------    -------    -------    -------    -------    -------   -------    -------
   Net Interest income               $ 4,049    ($  327)   $ 3,722    $ 4,458    ($2,661)   $ 1,797    $ 3,437   ($  330)   $ 3,107
                                     =======    =======    =======    =======    =======    =======    =======   =======    =======

(1) The interest earned is taxable-equivalent. On a non-taxable basis 2004 interest income was $203 less than 2003; 2003 interest income was $62 more than in 2002; and 2002 interest income was $88 more than in 2001.

Net interest income is impacted by changes in the volume and mix of earning assets and interest-bearing liabilities and changes in interest rates. The increase in net interest income in 2004 compared with 2003 was primarily the result of volume increases in loans. The net interest margin (defined as net interest income divided by average earning assets) remained stable in 2004 compared with 2003, equating to 5.00% in 2004 compared with 4.99% in 2003. The Company continues to enjoy a net interest margin higher than peer institutions of comparable size due to its low cost of funds.

Taxable-equivalent interest income (defined as interest income adjusted for the tax benefit of holding tax exempt securities and loans) increased $4,270,000 or 19%, in 2004 compared with 2003. Increases in the volume of earning assets accounted for increasing interest income by $4,961,000, offset by a decrease of $691,000 attributable to lower rates. An increase in taxable-equivalent interest income of $1,101,000 or 5% in 2003 compared with 2002 consisted of a $5,078,000 increase due to growth of earning assets offset by a decrease of $3,977,000 attributable to lower rates on earning assets.

Interest paid on interest-bearing liabilities increased $548,000 in 2004 compared with 2003. Increases in the volume of deposits and other borrowings increased interest paid by $912,000 offset by a $364,000 decrease attributable to a decline in rates. Interest paid on interest-bearing liabilities decreased $696,000 in 2003 compared with 2002; the effect of volume increases accounted for $620,000 offset by a decrease of $1,316,000 attributable to lower rates.

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

As of December 31, 2004, net loans increased $70.5 million, from year-end 2003, a 23% increase. On an average balance basis the Company's loan portfolio increased $75 million, or 27% over the average balance in 2003. In 2003, average balances increased from the prior year by $64 million, or 30%. The increases in 2004 and 2003 were due to strong loan demand for commercial real estate loans along with an aggressive calling program.

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

Assessment of the Adequacy of the Allowance for Loan Losses and the Allocation Process
The Company formally assesses the adequacy of the allowance on a quarterly basis. Determination of the adequacy is based on ongoing assessments of the probable risk in the outstanding loan portfolio. These assessments include periodic re-grading of credits based on changes in their individual credit characteristics including delinquency, seasoning, recent financial performance of the borrower, economic factors, changes in the interest rate environment, growth of the portfolio as a whole or by segment and other factors as warranted. Loans are initially graded when originated. They are re-graded as they are renewed, when there is a new loan to the same borrower, when identified facts demonstrate heightened risk of nonpayment or if they become delinquent on a frequent basis. Re-grading of classified loans will occur at least monthly. Confirmation of the quality of the grading process is obtained by independent credit reviews conducted by consultants specifically hired for this purpose and by regulatory examiners.

The Company evaluates individual loans that meet its criteria (loans over $100,000 and graded substandard or lower) to determine if impaired and to establish a specific allowance as necessary. The Company establishes percentage for the general allowance requirements for all other loans, according to their classification as determined by the Company's internal grading system. These loans are identified through the following categories:

Pass            - These loans consist of the portfolio graded as excellent, good and satisfactory.

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

Loss            - Loans classified loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted.

The above, along with specific allocations for concentrations in real estate, SBA 7A program and leases are taken into consideration when evaluating the Company's allowance for loan losses.

As of December 31, 2004 the allowance for loan losses of $4,136,000 representing 1.09% of loans outstanding, as compared with an allowance balance of $3,524,000 at December 31, 2003, representing 1.15% of loans outstanding. During 2004, 2003 and 2002, $620,000, $238,000 and $576,000, respectively, was charged to expense for the provision of loan losses.

Non-performing Loans
The Company's policy is to place loans on nonaccrual status when, for any reason, principal or interest is past due for ninety days or more unless they are both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash. As of December 31, 2004 and 2003 there were no nonaccrual loans, loans that were past due ninety days or more, or troubled debt restructurings.

Historical Loan Loss & Recovery Experience
The following table provides a summary of the Banks' loan loss experience for the years ended December 31, 2004, 2003, 2002, 2001 and 2000.


                                                            ($ in 000's)
                                                             December 31,
                                    ---------------------------------------------------------------
                                       2004          2003         2002         2001          2000
                                    ---------     ---------    ---------    ---------     ---------
Average loans for the period        $ 352,863     $ 277,220    $ 212,735    $ 174,050     $ 141,076
Loans outstanding at end
    of  period                        377,765       306,663      237,627      186,265       152,276

Allowance for Loan Losses

Balance, beginning of period        $   3,524     $   3,290    $   2,717    $   2,268     $   1,987

Less loans charged off:
    Real estate loans                      74             0            0            0             0
    Commercial loans                       15             0            0            0            99
    Installment loans                      11            12           10            4             6
                                    ---------     ---------    ---------    ---------     ---------
Total loans charged off                   100            12           10            4           105

Recoveries:
    Real estate loans                      78             0            0            0             0
    Commercial loans                        3             0            0            0             1
    Installment loans                      11             8            7            6             0
                                    ---------     ---------    ---------    ---------     ---------
Total recoveries                           92             8            7            6             1

Net loans charged off                       8             4            3           (2)          104
(recovered)

Provision for loan losses                 620           238          576          447           385
                                    ---------     ---------    ---------    ---------     ---------

Balance, end of period              $   4,136     $   3,524    $   3,290    $   2,717     $   2,268
                                    =========     =========    =========    =========     =========

Net loans charged off (recovered)
  to average loans by types:
       Real estate loans               (0.001%)       0.000%       0.000%       0.000%        0.000%
       Commercial loans                 0.003%        0.000%       0.000%       0.000%        0.069%
       Installment loans                0.000%        0.001%       0.001%      (0.001%)       0.004%

Net losses (recoveries) to
  average loans outstanding             0.002%        0.001%       0.001%      (0.001%)       0.074%


The following tables, in thousands, summarize the allocation of the allowance for loan losses among loan types at December 31, 2004, 2003, 2002, 2001 and 2000.

                                  ($ in 000's)
                                                              December 31, 2004
                                        ------------------------------------------------------------------
                                                                                      Percentage of Loans
                                                              Amount Allocated for    in Each Category to
                                        Composition of Loans           Loan Losses            Total Loans
                                        --------------------           -----------            -----------
Commercial loans                                    $ 67,068                $  926                 17.8%
Commercial loans secured by
    real estate                                       26,447                   278                  7.0%
Installment loans                                     36,339                   221                  9.6%
Real estate loans                                    220,316                 2,397                 58.3%
Construction loans                                    27,595                   314                  7.3%
                                                    --------                ------                ------
Total loans outstanding                              377,765                                      100.0%
Less allowance for loan losses                         4,136                $4,136
                                                    --------

Total loans, net                                    $373,629
                                                    ========

                                                              December 31, 2003
                                        ------------------------------------------------------------------
                                                                                      Percentage of Loans
                                                              Amount Allocated for    in Each Category to
                                        Composition of Loans           Loan Losses            Total Loans
                                        --------------------           -----------            -----------
Commercial loans                                     $45,991                $  801                 15.0%
Commercial loans secured by
    real estate                                       33,519                   186                 10.9%
Installment loans                                     28,860                   158                  9.4%
Real estate loans                                    163,088                 2,018                 53.2%
Construction loans                                    35,205                   361                 11.5%
                                                    --------                ------                ------
Total loans outstanding                              306,663                                      100.0%
Less allowance for loan losses                         3,524                $3,524
                                                    --------

Total loans, net                                    $303,139
                                                    ========

                                                              December 31, 2002
                                        ------------------------------------------------------------------
                                                                                      Percentage of Loans
                                                              Amount Allocated for    in Each Category to
                                        Composition of Loans           Loan Losses            Total Loans
                                        --------------------           -----------            -----------
Commercial loans                                    $ 46,061                $  587                 19.4%
Commercial loans secured by
    real estate                                       16,991                   294                  7.2%
Installment loans                                     24,102                   272                 10.1%
Real estate loans                                    131,167                 1,688                 55.2%
Construction loans                                    19,306                   449                  8.1%
                                                    --------                ------                ------
Total loans outstanding                              237,627                                      100.0%
Less allowance for loan losses                         3,290                $3,290
                                                    --------

Total loans, net                                    $234,337
                                                    ========

                                                              December 31, 2001
                                        ------------------------------------------------------------------
                                                                                      Percentage of Loans
                                                              Amount Allocated for    in Each Category to
                                        Composition of Loans           Loan Losses            Total Loans
                                        --------------------           -----------            -----------
Commercial loans                                    $ 29,730                $  632                 16.0%
Commercial loans secured by
    real estate                                        7,930                    71                  4.3%
Installment loans                                     20,301                   259                 10.9%
Real estate loans                                    106,851                 1,588                 57.3%
Construction loans                                    21,453                   167                 11.5%
                                                    --------                ------                ------
Total loans outstanding                              186,265                                      100.0%
Less allowance for loan losses                         2,717                $2,717
                                                    --------

Total loans, net                                    $183,548
                                                    ========

                                                              December 31, 2000
                                        ------------------------------------------------------------------
                                                                                      Percentage of Loans
                                                              Amount Allocated for    in Each Category to
                                        Composition of Loans           Loan Losses            Total Loans
                                        --------------------           -----------            -----------

Commercial loans                                    $ 28,600                $  703                 18.8%
Commercial loans secured by
    real estate                                        5,115                    61                  3.4%
Installment loans                                     23,432                   193                 15.4%
Real estate loans                                     86,886                 1,195                 57.0%
Construction loans                                     8,243                   116                  5.4%
                                                    --------                ------                ------
Total loans outstanding                              152,276                                      100.0%
Less allowance for loan losses                         2,268                $2,268
                                                    --------

Total loans, net                                    $150,008
                                                    ========

The increase in the allowance for loan losses is due primarily to overall growth in the loan portfolio and related inherent risk of loss. Net loans charged off were a modest $8,000 within the portfolio for The Vintage Bank in 2004 compared with net charge offs of $4,000 in 2003. Solano Bank sustained no losses since opening for business July 2000.

Based on the current conditions of the loan portfolio, Management believes that the $4,136,000 allowance for loan losses at December 31, 2004 is adequate to absorb potential losses inherent in the Banks' loan portfolios. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio.


In the course of examination, regulators may require the Company to increase its amount in its allowance for loan losses based on information available to them at the time of their evaluation .

Noninterest Income
Details of noninterest income are as follows:

                                                           (In 000's)

                                                 2004         2003         2002
                                                ------       ------       ------
Service charge on deposit
    accounts                                    $2,249       $1,645       $1,321
Gains on securities transactions                   262          637          399
Other                                            1,687        1,565        1,391
                                                ------       ------       ------
   Total                                        $4,198       $3,847       $3,111
                                                ======       ======       ======

Noninterest income for year 2004 increased $351,000, or 9%, compared with 2003. Increases during 2003 compared with 2002 were $736,000, or 24%. Most noninterest income derives from service charges on deposit accounts. Service charge income increased proportionately more than growth in deposits because of improved collection efforts and implementation of an overdraft privilege program that commenced on September 15, 2003.

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

Noninterest Expense
Details of noninterest expense are as follows:

                                                         (In 000's)
                                             2004           2003           2002
                                           -------        -------        -------

Salaries & benefits                        $ 9,993        $ 8,795        $ 7,893
Occupancy                                    1,487          1,289            916
Equipment                                    2,018          1,703          1,875
Other                                        5,038          4,528          3,632
                                           -------        -------        -------
   Total                                   $18,536        $16,315        $14,316
                                           =======        =======        =======

Salaries and benefits expense increased 14% and 11% in 2004 and 2003, respectively, from the previous year. The increases were primarily due to increases in the number of full-time equivalent employees, which has increased from approximately 131 at year-end 2001 to 157 at year-end 2004. The increase was primarily the result of staffing for new branches throughout the Company.

The 15% increase in occupancy expense during 2004 compared with 2003 was primarily in rent and depreciation associated with opening a new branch in American Canyon. The 41% in occupancy expense in 2003 compared with 2002 was primarily in rent and depreciation associated with opening a new branch, along with new executive offices and an administration center during the first quarter of 2003.

Equipment expense increased 18% in 2004 compared with 2003. The increases were primarily due to the Company reversing approximately $168,000 in accrued maintenance fees during 2003 as the result of settling litigation with a former software supplier and additional cost associated with maintaining ATMs.

The key components of other expenses are as follows:

                                                        (In 000's)
                                             2004           2003           2002
                                            ------         ------         ------

Professional services                       $1,240         $1,387         $  830
Business promotion                             658            554            525
Stationery & supplies                          393            380            318
Insurance                                      320            224            188
Other                                        2,427          1,983          1,771
                                            ------         ------         ------
   Total                                    $5,038         $4,528         $3,632
                                            ======         ======         ======

Professional services decreased 11% in 2004 compared with the prior year; 2003 expenses were 67% higher than 2002. The decrease in 2004 was primarily due to lower legal fees, offset by increased audit expense. The increase in 2003 was primarily due to legal fees associated with litigation with our former host system provider, outsourced information technology and tax consulting services. Business promotion expense increased 19% in 2004 compared with 2003; the increase was primarily the result of increased marketing expenditures. Stationery and supplies expense increased 3% and 19% in 2004 and 2003 respectively, reflecting overall volume increases and costs associated with the system conversion and opening new branches. Insurance expenses increased 43% and 19% in 2004 and 2003, respectively; these increases are consistent with increases in volumes and number of locations, as well as increases in workers' compensation costs. Other expenses increased 22% and 12% in 2004 and 2003 respectively, primarily due to increased expenses for loans, postage, courier services, conferences and other miscellaneous expenses.

Provision for Income Taxes
The Company reported a provision for income taxes of $3,020,000, $2,179,000 and $1,999,000 for years 2004, 2003 and 2002, respectively. These provisions reflect accrual for taxes at the applicable rates for Federal and California State income taxes based upon reported pre-tax income, and adjusted for the beneficial effect of the Company's investment in qualified municipal securities and life insurance products. The Company has not been subject to an alternative minimum tax (AMT).

Return on Equity and Assets
The following sets forth key ratios for the periods ending December 31, 2004, 2003 and 2002.

                                              2004          2003          2002
                                            -------       -------       -------
Net income as a percentage of
    average assets                             .97%         1.00%          .99%
Net income as a percentage of
    average equity                           12.34%        11.70%        11.36%
Average equity as a percentage
    of average assets                         7.84%         8.50%         8.75%
Dividends declared per share
    as a percentage of net
    Income per share                         11.27%        11.17%        12.20%


BALANCE SHEET
--------------------------------------------------------------------------------

Total  assets  as  of  December  31,  2004  were   $562,063,000   compared  with
$459,482,000  and  $416,458,000,  as of  year-end  2003 and 2002,  respectively, representing a 22% increase in 2004 and a 10% increase in 2003. Total deposits grew $78,048,000 to $484,493,000 in 2004, representing a 19% increase, compared with an 11% increase in 2003. Total loans, net of allowance for loan losses, grew $70,490,000 to $373,629,000 in 2004, representing a 23% increase compared with a 29% increase in 2003. Investment securities increased $7,377,000 from year-end 2003 to $99,383,000 in 2004, an 8% increase, compared with a decrease of 14% during 2003.

Junior Subordinated Debentures
On June 26, 2002, the Company formed North Bay Statutory Trust I (Trust), a Connecticut statutory business trust, for the purpose of issuing guaranteed undivided beneficial interests in junior subordinated debentures (trust preferred securities). During June 2002, the Trust issued $10 million in floating rate Cumulative Trust Preferred Securities (Securities). The Securities bear interest at a rate of Libor plus 3.45% and had an initial interest rate of 5.34%; as of December 31, 2004 the interest rate was 6.00%; the Securities will mature on June 26, 2032, but earlier redemption is permitted under certain circumstances, such as changes in tax or regulatory capital rules.

The Company de-consolidated the Trust as of March 31, 2004. As a result, the junior subordinated debentures issued by the Company to the Trust, totaling $10,310,000 are reflected on the Company's consolidated balance sheet, under the caption Junior Subordinated Debentures. The Company also recognized its $310,000 investment in the Trust, which is recorded in Investment in Subsidiary. The Trust has no independent assets or operations and exists for the sole purpose of issuing trust preferred securities and investing the proceeds thereof in an equivalent amount of junior subordinated debentures issued by the Company.

The Securities, the junior subordinated debenture issued by the Trust is redeemable in whole or in part on or after June 26, 2007, or at any time in whole, but not in part, upon the occurrence of certain events. The Securities are included in Tier 1 capital for regulatory capital adequacy determination purposes, subject to certain limitations. The Company fully and unconditionally guarantees the obligations of the Trust with respect to the issuance of the Securities.

Subject to certain exceptions and limitations, the Company may, from time to time, defer the junior subordinated debenture interest payments, which would result in a deferral of distribution payments on the Securities and, with certain exceptions, prevent the Company from declaring or paying cash distributions on the Company's common stock or debt securities that rank junior to the junior subordinated debentures.

Off Balance Sheet Arrangement
The Company does not have off-balance sheet arrangements, as defined by Regulation S-K. The Company does have loan commitments and letters of credit. For additional information please see Note 8 to the Consolidated Financial Statements.

Borrowings
Total long-term borrowings were $19 million at December 31, 2004. The following table summarizes the borrowings:

                              Fixed Rate Borrowings
                                  ($ in 000's)

                                      Amount     Maturity Date     Interest Rate
                                      ------     -------------     -------------
Federal Home Loan Bank Advance       $ 5,000         4-17-2006             2.24%
Federal Home Loan Bank Advance         5,000         4-16-2007             2.83%
Federal Home Loan Bank Advance         9,000         4-14-2008             3.23%
                                     -------
Total                                $19,000
Weighted average interest rate                                             2.86%


There were no short-term borrowings at December 31, 2004 or December 31, 2003. Short-term borrowings consist primarily of federal funds purchased and borrowings from the Federal Home Loan Bank of San Francisco (FHLB). The Banks maintain collateralized lines of credit with the FHLB. Based on the FHLB stock requirements at December 31, 2004, the lines provided for maximum borrowings of approximately $123.3 million; the Company also has available unused lines of credit totaling $17.5 million for Federal funds transactions at December 31, 2004.

Contractual Obligations
The Company has entered into non-cancelable contracts for leased premises, data processing and other service agreements. The Company has no capital leases. The following table summarizes our significant contractual obligation and commitments as of December 31, 2004:

                                                                     (In 000's)
                                                   Less than          One to        Three to
                                        Total       one year     three years      five years       Thereafter
                                        -----       --------     -----------      ----------       ----------
Junior subordinated debentures         $10,310       $     0         $     0         $     0         $10,310
Operating leases                         3,970           769           1,268             862           1,071
Other obligations                          300           250              50               0               0
                                       -------       -------         -------         -------         -------
Total                                  $14,580       $ 1,019         $ 1,318         $   862         $11,381
                                       =======       =======         =======         =======         =======

Time Deposits
The following table sets forth the maturity of time certificates of deposit of $100,000 or more at December 31, 2004, 2003 and 2002.

                                               (In 000's)
                               2004               2003                2002
                         ---------------    ----------------    ---------------
3 months or less         $18,557    42.6%   $17,584    49.8%    $24,661    62.5%

Over 3 months through
6 months                   8,624    19.8%     6,122    17.4%      6,182    15.7%

Over 6 months through
12 months                  4,793    11.0%     3,822    10.8%      3,887     9.9%

Over 12 months            11,620    26.6%     7,762    22.00   %  4,695    11.9%
                         -------   -----    -------   ------    -------   -----
                         $43,594     100%   $35,290      100%   $39,425     100%
                         =======   =====    =======   ======    =======   =====


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

Securities classified as "Available-for-Sale" securities are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of accumulated other comprehensive income. As of December 31, 2004 "Available-for-Sale" securities had a fair value of $94,788,000 with an unrealized gain, net of income taxes, of $161,000 reflected as a component of accumulated other comprehensive income in the shareholders' equity section of the Balance Sheet. The Company owns equity securities carried at a cost of $4,595,000.

The Company also has available funding from other sources such as the Federal Home Loan Bank and federal fund lines of credit. As of December 31, 2004, the Company had approximately $140.8 million available from these sources for borrowing. The Company relies on these funding sources to assist in funding loans when loan demand outpaces deposit growth.

At year-end 2004, liquid assets (defined as cash, Federal funds sold, deposits in other financial institutions and securities categorized as available-for-sale) represented 28% of total assets, as compared with 28% as of year-end 2003. The level of liquid assets at December 31, 2004 exceeds the liquidity required by the Company's liquidity policy. Management expects to be able to meet the liquidity needs of the Company during 2005 primarily through balancing loan growth with corresponding increases in deposits. The Company did occasionally rely on borrowings from FHLB and on the federal funds lines during 2004. For additional information please see Note 7 to the Consolidated Financial Statements.

The Company's capital ratios remained relatively steady during 2004 compared with 2003 levels. As of December 31, 2004, the Company's total risk-based capital ratio, Tier I risk-based capital ratio and leverage ratio were 12.5%, 11.6% and 9.4%, respectively. These compare with ratios of 13.5%, 12.6% and 10.6% as of December 31, 2003.

In January, 2005, the Company declared a 5% stock dividend and a $.15 per share cash dividend for shareholders of record as of March 18, 2004. The stock dividend will affect the Company's capital and its capital ratios only to the extent that cash is distributed in lieu of fractional shares. Accordingly, the stock dividend will not materially impact the Company's overall capital. The cash dividend will total approximately $550,000, equating to a reduction in the Company's leverage ratio of approximately .1%.


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

Interest Rate Sensitivity
The following table sets forth the repricing opportunities for rate-sensitive assets and rate-sensitive liabilities at December 31, 2004. Rate sensitivity analysis usually excludes noninterest-bearing demand deposits, which totaled $127,250,000.. Rate-sensitive assets and rate-sensitive liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.


                                                                  (In 000's)
                                       3 Months     Over 3 Mos.    Over 1 Yr.    Over 5
                                        or Less       To 1 Yr.     To 5 Yrs.      Years         Total
                                       ---------     ---------     ---------    ---------    ---------
Interest rate-sensitive assets:
   Loans, gross                        $  72,456     $  40,247     $ 205,755    $  59,307    $ 377,765
   Interest-bearing deposits in
      other banks                              0             0           100            0          100
   Investment securities                       0           844        42,237       56,302       99,383
   Federal funds sold                     32,865             0             0            0       32,865
                                       ---------     ---------     ---------    ---------    ---------
                Total                    105,321        41,091       248,092      115,609      510,113

Interest rate-sensitive liabilities:
   Interest-bearing demand
      Deposits                           236,515             0             0            0      236,515
   Time deposits >$100,000                18,557        13,417        11,620            0       43,594
   Other time deposits                    16,262        12,086         5,364            0       33,712
   Savings deposits                       43,422             0             0            0       43,422
   Long-term borrowings                   10,310             0             0            0       10,310
                                       ---------     ---------     ---------    ---------    ---------
                Total                  $ 325,066     $  25,503     $  16,984    $       0    $ 367,553

Interest rate sensitivity gap          ($219,745)    $  15,588     $ 231,108    $ 115,609    $ 142,560
                                       =========     =========     =========    =========    =========
Cumulative interest rate
   sensitivity gap                     ($219,745)    ($204,157)    $  26,951    $ 142,560
                                       =========     =========     =========    =========

Ratio of interest rate sensitivity
   to earning assets                     (43.08%)        3.06%       45.31%       22.66%

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

                                                                  (In 000's)
                                                              December 31, 2004
                                   ------------------------------------------------------------------------------
                                   Dollar change in net interest income     Percent change in net interest income
                                   ------------------------------------     -------------------------------------
Change in interest rates:
   100 basis points decline                      $60                                       .26%
   200 basis points decline                      $120                                      .52%
   100 basis points rise                        ($251)                                    (1.09%)
   200 basis points rise                        ($503)                                    (2.18%)

                                                                  (In 000's)
                                                              December 31, 2003
                                   ------------------------------------------------------------------------------
                                   Dollar change in net interest income     Percent change in net interest income
                                   ------------------------------------     -------------------------------------
Change in interest rates:
   100 basis points decline                      $261                                      1.36%
   100 basis points rise                        ($460)                                    (2.39%)
   200 basis points rise                        ($931)                                    (4.83%)

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


DESCRIPTION OF OPERATIONS
--------------------------------------------------------------------------------

North Bay Bancorp is a California corporation organized November 1, 1999 and is registered with the Board of Governors of the Federal Reserve System as a Bank Holding company under the Bank Holding Company Act of 1956, as amended. The Vintage Bank is a wholly-owned subsidiary of the Bancorp, organized as a state chartered Bank in 1984; Solano Bank is also a wholly-owned subsidiary of the Bancorp, organized as a state chartered Bank in 2000. The Vintage Bank engages in the commercial banking business in Napa County from its main banking office located at 1500 Soscol Avenue, Napa, California. The Vintage Bank has five additional business locations, one located in the Brown's Valley Shopping Center at 3271 Brown's Valley Road, Napa, California, 3626 Bel Aire Plaza, Napa, California, 1065 Main Street in St. Helena, California,1190 Airport Road, Napa, California and 3417 Broadway Suite J-2, American Canyon, California. which opened in August 2004. The Vintage Bank also has a remote ATM at 6498 Washington Street, Yountville, California. Solano Bank also engages in the commercial banking business in Solano County from its main banking office located at 403 Davis Street, Vacaville, California. Solano Bank has three other business locations, one located at 1411 Oliver Road, Fairfield, California, one at 1395
E. Second Street, Benicia, California and one located at 976 Admiral Callahan Lane, Vallejo, California. Solano Bank also has a remote ATM at 1100 Texas Street, Fairfield, California. The Banks conduct commercial banking business, offering a full range of commercial banking services to individuals, businesses and agricultural communities of Napa and Solano Counties. The Banks emphasize their retail commercial banking operations and accept checking and savings deposits, issue drafts, sell traveler's checks and provide other customary banking services. In January, 2005, Solano Bank was merged with and into The Vintage Bank.

SECURITIES OF THE HOLDING COMPANY
--------------------------------------------------------------------------------

The Company's outstanding securities consist of one class, Common Stock, of which there were 3,698,925 shares outstanding at March 18, 2005, held by 967 shareholders of record. The stock was listed on the Nasdaq National Market System under the symbol NBAN effective September 3, 2002. Prior to the Nasdaq listing, the stock traded over-the-counter and was quoted on the OTC "Bulletin Board".


The following table (adjusted for the 2005 and 2004 stock dividends and stock splits) summarizes the common stock high and low prices based upon transactions of which the Company is aware:

Quarter ended                        High              Low
-------------                        ----              ---
March 31, 2003                     $18.29           $15.42
June 30, 2003                       17.54            15.36
September 30, 2003                  16.88            15.12
December 31, 2003                   18.67            15.48
March 31, 2004                      21.43            18.98
June 30, 2004                       22.36            19.68
September 30, 2004                  20.79            17.80
December 31, 2004                   28.81            18.92

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

The Company paid cash dividends of $0.13 per share in each of the years 2004, 2003 and 2002 and $.15 per share in 2005. The holders of common stock of the Company are entitled to receive cash dividends when and as declared by the Board of Directors out of funds legally available. Federal Reserve Board regulations prohibit cash dividends, except under limited circumstances, if the distribution would result in a withdrawal of capital or exceed the Company's net profits then on hand after deducting its losses and bad debts. Furthermore, cash dividends cannot be paid without the prior written approval of the Federal Reserve Board if the total of all dividends declared in one year exceeds the total of net profits for that year plus the preceding two calendar years, less any required transfers to surplus under state or federal law. The shareholders' right to receive dividends is also subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (1) The corporation's assets equal at least 1.25 times its liabilities; and (2) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1.25 times its current liabilities. As of December 31, 2004, the Company had retained earnings of $10,500,000 eligible for dividends.

On October 28, 2002, the Board of Directors of North Bay Bancorp declared a dividend of one share purchase right (a "Right") for each outstanding share of common stock, no par value of the Company, payable on December 6, 2002 to shareholders of record as of November 15, 2002. Each Right entitles the registered holder to purchase for the Company one one-hundredth of a share (a "Unit") of Series A Preferred Stock (the "Preferred Stock") of the Company, at a price of $90.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement between the Company and Registrar and Transfer Company as Rights Agent.

------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------------------------------------
December 31, 2004 and 2003
                                                                                                       (In 000's except share data)
                                                                                                         2004                 2003
                                                                                                       --------             --------
                                     ASSETS
CASH AND DUE FROM BANKS                                                                                $ 27,342             $ 28,756
FEDERAL FUNDS SOLD                                                                                       32,865                9,195
                                                                                                       --------             --------
              Cash and cash equivalents                                                                  60,207               37,951

TIME DEPOSITS WITH OTHER
    FINANCIAL INSTITUTIONS                                                                                  100                  100
INVESTMENT SECURITIES:
     Available-for-sale                                                                                  94,788               90,655
     Equity securities                                                                                    4,595                1,351
                                                                                                       --------             --------
               Total investment securities                                                               99,383               92,006
LOANS, net of allowance for loan losses of
    $4,136 in 2004 and $3,524 in 2003                                                                   373,629              303,139
LOANS HELD FOR SALE                                                                                       4,604                3,095
INVESTMENT IN SUBSIDIARY                                                                                    310                    0
BANK PREMISES AND EQUIPMENT, net                                                                         10,336               10,909
INTEREST RECEIVABLE AND OTHER ASSETS                                                                     13,494               12,282
                                                                                                       --------             --------

             Total assets                                                                              $562,063             $459,482
                                                                                                       ========             ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
   Non-interest bearing                                                                                $127,250             $103,401
   Interest-bearing                                                                                     357,243              303,044
                                                                                                       --------             --------
               Total deposits                                                                           484,493              406,445

JUNIOR SUBORDINATED DEBENTURES                                                                           10,310               10,000

LONG TERM BORROWINGS                                                                                     19,000                    0

INTEREST PAYABLE AND OTHER LIABILITIES                                                                    4,126                3,596
                                                                                                       --------             --------

               Total liabilities                                                                        517,929              420,041

SHAREHOLDERS' EQUITY:

   Preferred stock, no par value -  Authorized 500,000 shares;
       Issued and outstanding - None
   Common stock, no par value - Authorized 15,000,000 shares;
       Issued and outstanding -  3,641,289 shares in 2004
       and 3,428,469 shares in 2003                                                                      33,473               29,210
   Retained earnings                                                                                     10,500                9,623
   Accumulated other comprehensive income                                                                   161                  608
                                                                                                       --------             --------
              Total shareholders' equity                                                                 44,134               39,441

              Total liabilities and shareholders' equity                                               $562,063             $459,482
                                                                                                       ========             ========

The accompanying notes are an integral part of these statements.

------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENTS
------------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31, 2004, 2003 and 2002
                                                                                              (In 000's except share data)
                                                                                         2004               2003              2002
                                                                                       -------            -------            -------
INTEREST INCOME:
   Interest and fees on loans                                                          $22,828            $18,782            $16,602
   Interest on federal funds sold                                                          287                207                418
   Interest on investment securities - taxable                                           2,945              2,535              3,490
   Interest on investment securities - tax exempt                                          522                725                664
   Interest on time deposits with other
     financial institutions                                                                  3                  2                  5
                                                                                       -------            -------            -------
                             Total interest income                                      26,585             22,251             21,179
                                                                                       -------            -------            -------

INTEREST EXPENSE:
   Interest on interest-bearing
     transaction deposits                                                                1,201                916              1,118
   Interest on time and savings deposits                                                 1,387              1,537              2,234
   Interest on long-term debt                                                              955                531                339
   Interest on short-term borrowings                                                         0                 11                  0
                                                                                       -------            -------            -------
                             Total interest expense                                      3,543              2,995              3,691
                                                                                       -------            -------            -------
                              Net interest income                                       23,042             19,256             17,488

PROVISION FOR LOAN LOSSES                                                                  620                238                576
                                                                                       -------            -------            -------
                       Net interest income after
                          provision for loan losses                                     22,422             19,018             16,912

NONINTEREST INCOME:
   Service charges on deposit accounts                                                   2,249              1,645              1,321
   Gain on securities transactions, net                                                    262                637                399
   Other                                                                                 1,687              1,565              1,391
                                                                                       -------            -------            -------
                            Total noninterest income                                     4,198              3,847              3,111
                                                                                       -------            -------            -------

NONINTEREST EXPENSE:
   Salaries and related benefits                                                         9,993              8,795              7,893
   Occupancy                                                                             1,487              1,289                916
   Equipment                                                                             2,018              1,703              1,875
   Other                                                                                 5,038              4,528              3,632
                                                                                       -------            -------            -------
                           Total noninterest expense                                    18,536             16,315             14,316
                                                                                       -------            -------            -------

 Income before provision for income taxes                                                8,084              6,550              5,707

PROVISION FOR INCOME TAXES                                                               3,020              2,179              1,999
                                                                                       -------            -------            -------

NET INCOME                                                                             $ 5,064            $ 4,371            $ 3,708
                                                                                       =======            =======            =======

BASIC EARNINGS PER SHARE:                                                              $  1.33            $  1.16            $  1.02

DILUTED EARNINGS PER SHARE:                                                            $  1.29            $  1.14            $  0.99

The accompanying notes are an integral part of these statements.

------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY & COMPREHENSIVE INCOME
------------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31, 2004, 2003 and 2002
                                                                        (In 000's except share data)
                                                                                                        Accumulated
                                                                                                            Other           Total
                                                    Common Shares  Common   Retained    Comprehensive   Shareholders'  Comprehensive
                                                     Outstanding    Stock    Earnings    Income (Loss)      Equity          Income
                                                     -----------    -----    --------    -------------      ------          ------
BALANCE, DECEMBER 31, 2001                           2,941,353    $21,973     $7,454            $553       $29,980

Stock dividend                                         146,112      2,143     (2,158)                          (15)
Cash dividend                                                                   (392)                         (392)
Comprehensive income:
    Net income                                                                 3,708                         3,708          $3,708
    Other comprehensive income, net of tax:
       Change in net unrealized gain on
          available-for-sale securities,
          net of tax of $562 and
          reclassification adjustment                                                            791           791             791
                                                                                                                      -------------
Comprehensive income                                                                                                        $4,499
                                                                                                                      =============
Stock options exercised,
    including a tax benefit of $362                    107,967      1,271                                    1,271
-------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002                           3,195,432     25,387      8,612           1,344        35,343

Stock dividend                                         159,442      2,918     (2,933)                          (15)
Cash dividend                                                                   (427)                         (427)
Comprehensive income:
    Net income                                                                 4,371                         4,371          $4,371
    Other comprehensive loss, net of tax:
       Change in net unrealized gain on
          available-for-sale securities,
          net of tax of $523 and
          reclassification adjustment                                                           (736)         (736)           (736)
                                                                                                                      -------------
Comprehensive income                                                                                                        $3,635
                                                                                                                      =============
Stock options exercised,
    including a tax benefit of $261                     73,595        905                                      905
-------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2003                           3,428,469     29,210      9,623             608        39,441

Stock dividend                                         170,753      3,706     (3,729)                          (23)
Cash dividend                                                                   (458)                         (458)
Comprehensive income:
    Net income                                                                 5,064                         5,064          $5,064
    Other comprehensive loss, net of tax:
       Change in net unrealized gain on
          available-for-sale securities,
          net of tax of $318 and
          reclassification adjustment                                                           (447)         (447)           (447)
                                                                                                                      -------------
Comprehensive income                                                                                                        $4,617
                                                                                                                      =============
Stock options exercised,
    including a tax benefit of $65                      42,067        557                                      557
-------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2004                           3,641,289    $33,473    $10,500            $161       $44,134
===================================================================================================================

The accompanying notes are an integral part of these statements.

------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31, 2004, 2003 and 2002                                                     (In 000's)
                                                                                             2004            2003            2002
                                                                                          ---------       ---------       ---------
Cash Flows From Operating Activities:
Net income                                                                                $   5,064       $   4,371       $   3,708
Adjustments to reconcile net income to net cash
      provided by operating activities:
  Depreciation and amortization                                                               1,628           1,569           1,441
  Provision for loan losses                                                                     620             238             576
  Proceeds from sale of loans-held-for sale                                                 293,296         280,225               0
  Purchase of loans-held-for sale                                                          (294,805)       (283,320)              0
  Amortization of deferred loan fees                                                           (631)           (665)           (514)
  Amortization of investment securities
    premiums, net                                                                               208           1,079             938
  Provision for deferred income taxes                                                          (177)             56            (398)
  Losses on sale or retirement of capital assets                                                  0               0               1
  Gain on securities transactions                                                              (262)           (637)           (399)
Changes in:
    Interest receivable and other assets                                                       (716)              2          (1,582)
    Interest payable and other liabilities                                                      595             543           1,136
                                                                                          ---------       ---------       ---------
    Net cash provided by operating activities                                                 4,820           3,461           4,907
                                                                                          ---------       ---------       ---------

Cash Flows From Investing Activities:
Investment securities held to maturity:
  Proceeds from maturities and principal payments                                                 0           1,272              42
Investment securities available for sale:
  Proceeds from maturities and principal payments                                            35,672          36,783          40,368
  Proceeds from sales and recoveries                                                          4,322          34,626          21,380
  Purchases                                                                                 (44,839)        (59,290)        (81,842)
Equity securities:
  Proceeds from sales                                                                             0              56              10
  Purchases                                                                                  (3,244)            (58)           (120)
Net increase in loans                                                                       (70,479)        (68,375)        (50,851)
Sale and disposition of capital assets                                                            0               0               1
Capital expenditures                                                                         (1,055)         (1,678)         (2,914)
                                                                                          ---------       ---------       ---------
   Net cash used in investing activities                                                    (79,623)        (56,664)        (73,926)
                                                                                          ---------       ---------       ---------

Cash Flows From Financing Activities:
Net increase in deposits                                                                     78,048          38,642          75,362
Proceeds from issuance of junior subordinated debentures                                          0               0          10,000
Proceeds (payment) on long-term borrowings                                                   19,000               0          (1,846)
Stock options exercised                                                                         492             644             909
Dividends                                                                                      (481)           (442)           (407)
                                                                                          ---------       ---------       ---------
   Net cash provided by financing activities                                                 97,059          38,844          84,018
                                                                                          ---------       ---------       ---------
Net (decrease) increase in cash and cash equivalents                                         22,256         (14,359)         14,999
Cash and cash equivalents at beginning of year                                               37,951          52,310          37,311
                                                                                          ---------       ---------       ---------
Cash and cash equivalents at end of year                                                  $  60,207       $  37,951       $  52,310
                                                                                          =========       =========       =========

Supplemental Disclosures of non-cash investing and financing activities:
Unrealized (loss) gain on securities                                                      ($    766)      ($  1,257)      $   1,352
Tax benefit on non-quailified options exercised                                           $      65       $     261       $     362
Stock dividends                                                                           $   3,706       $   2,918       $   2,143


Supplemental Disclosures of Cash Flow Information:
  Interest paid                                                                           $   3,376       $   3,084       $   3,755
  Income taxes paid                                                                       $   3,777       $   1,345       $   2,290

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 2004, 2003 and 2002

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
North Bay Bancorp (Bancorp) is a registered bank holding company headquartered in Napa, California, established on November 1, 1999. Bancorp's principal line of business is serving as a holding company for The Vintage Bank and Solano Bank (the Banks), both California state chartered banks. Effective January 15, 2005 Solano Bank was merged into The Vintage Bank. The Banks operate six offices in the California county of Napa and four offices in the California county of Solano. The Banks offer a full range of commercial banking services to individuals and the business and agricultural communities. Most of the Banks' customers are retail customers and small to medium-sized businesses.

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

Use of estimates in the preparation of financial statements The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For the Company, the most significant accounting estimate is the allowance for loan losses. See "Allowance for loan losses" below. Actual results could differ from those estimates.

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

Cash and cash equivalents The Company defines cash, due from banks, and federal funds sold as cash and cash equivalents for the statements of cash flows.

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

                                                 (In 000's except share data)
                                             2004          2003          2002
                                           ---------     ---------     ---------
Net income as reported                     $   5,064     $   4,371     $   3,708
  Total stock-based employee
    compensation expense
    determined under the fair
    value based method for all
    awards, net of related
    tax effects                                  380           268           235
                                           ---------     ---------     ---------
         Net income pro forma              $   4,684     $   4,103     $   3,473
                                           =========     =========     =========
Earnings per share:
  As reported:
    Basic                                  $    1.33     $    1.16     $    1.02
    Diluted                                $    1.29     $    1.14     $     .99
  Pro forma:
    Basic                                  $    1.23     $    1.09     $     .96
    Diluted                                $    1.19     $    1.07     $     .93


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

Accounting and reporting changes Financial Accounting Standards Board (FASB) Interpretation No. 46-R, Consolidation of Variable Interest Entities. This
Interpretation addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: 1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support from other parties, or 2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: a) the direct or indirect ability to make decisions about the entity's activities through voting or similar rights, b) the obligation to absorb the expected losses of the entity if they occur, or c) the right to receive the expected residual returns of the entity if they occur. The Interpretation requires existing variable interest entities to be consolidated if those entities do not effectively disburse risks among parties involved. In accordance with the FASB Interpretation No. 46-R, the Company deconsolidated North Bay Statutory Trust I in the first quarter of 2004.

In December 2003, FASB standard No. 132, Employers' Disclosure about Pensions and Other Postretirement Benefits, (SFAS 132 revised) was issued. SFAS 132-R prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. SFAS 132-R retains and revises the disclosure requirements contained in the original SFAS 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement is generally effective for fiscal years ended after December 15, 2003. Disclosures required by this standard are included in the notes to these consolidated financial statements.

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

 In December 2004, the FASB revised FAS 123 through the issuance of FAS No. 123 Share Based Payment, revised ("FAS 123-R"). FAS 123-R is effective for the Company commencing in the third quarter of 2005. FAS 123-R, among other things, eliminates the alternative to use the intrinsic value method of accounting for stock based compensation and requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). The fair value based method in FAS 123-R is similar to the fair-value-based method in FAS 123 in most respects, subject to certain key differences. The Company is in the process of evaluating the impacts of adopting FAS-123-R.

In March 2004, the United States Securities and Exchange Commission (SEC) issued SEC Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (SAB 105), which summarizes the views of the staff of the SEC regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. SAB 105 provided that the fair value of recorded loan commitments that are accounted for as derivatives under SFAS 133, Accounting for Derivative Instruments and Hedging Activities, should not incorporate the expected future cash flows related to the associated servicing of the future loan. In addition, SAB 105 requires registrants to disclose their accounting policy for loan commitments. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of this accounting standard did not have a material impact on the Company's consolidated financial statements.

In December 2003, the American Institutes of Certified Public Accountants (AICPA) issued Statement of Position No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), which addresses accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, as least in part, to credit quality. As such, SOP 03-3 applies to loans and debt securities acquired individually, in pools or part of a business combination and does not apply to originated loans. The application of SOP 03-3 limits the interest income, including accretion of purchase price discounts, that may be recognized for certain loans and debt securities. Additionally, SOP 03-3 does not allow the excess of contractual cash flows over cash flows expected to be collected to be recognized as an adjustment of yield, loss accrual or valuation allowance, such as the allowance for possible loan losses. SOP 03-3 requires that increases in expected cash flows subsequent to the initial investment be recognized prospectively through adjustment of the yield on the loan or debt security over its remaining life. Decreases in expected cash flows should be recognized as impairment. In the case of loans acquired in a business combination where the loans show signs of credit deterioration, SOP 03-3 represents a significant change from current purchase accounting practice whereby the acquiree's allowance for loan losses is typically added to the acquirer's allowance for loan losses. SOP 03-3 is effective for loans and debt securities acquired by the Company beginning January 1, 2005. The adoption of this new standard is not expected to have a material impact on the Company's consolidated financial statements.

(2) INVESTMENT SECURITIES
The amortized cost and estimated fair value of investments in debt and equity securities at December 31, 2004 are summarized in the following tables.

                                                                      (In 000's)
                                                              Gross             Gross
                                          Amortized        Unrealized         Unrealized        Estimated
                                             Cost             Gains            Losses           Fair Value
                                           -------           -------           -------           -------
Available-for-sale:
Securities of the U.S. Treasury
   and other government agencies           $39,335           $    61           $   255           $39,141
Mortgage-backed securities                  40,289               203               116            40,376
Municipal securities                        14,890               435                54            15,271
                                           -------           -------           -------           -------
Total available-for-sale                    94,514               699               425            94,788

Equity securities                            4,595                 0                 0             4,595
                                           -------           -------           -------           -------

Total investments                          $99,109           $   699           $   425           $99,383
                                           =======           =======           =======           =======

The following table shows investments in equity securities carried at cost. The equity securities do not have readily determinable fair values because ownership is restricted and they lack a market.

                                      December 31, 2004       December 31, 2003
                                      -----------------       -----------------
                                                     (In 000's)
Federal Home Loan Bank Stock                     $1,932                    $743
Federal Reserve Bank Stock                          663                     608
CRA Mutual Fund                                   2,000                       0
                                                 ------                  ------
Total equity securities                          $4,595                  $1,351
                                                 ======                  ======

The following table shows fair value and unrealized losses of securities in the available for sale portfolio at December 31, 2004, by length of time that individual securities in each category have been in a continuous loss position. The Company had a limited number of securities in a continuous loss position for 12 or more months at December 31, 2004. The unrealized losses were in the portfolio categories of U.S. Government agencies, mortgage-backed securities, and municipals. It is the belief of the Company that the U.S. Government agency, Freddie Mac, Fannie Mae, Ginnie Mae and/or the municipality issuing the debt will honor its interest and debt payments. The Company purchased the securities for their economic value and has the ability to hold these investments until a market price recovery, maturity, or a modification of the Company's investment strategy. Because the declines in fair value were due to changes in market interest rates and not other factors, it is the conclusion of the Company that the securities are not considered other-than-temporarily impaired.

                                                                                 As of December 31, 2004
                                                                                       (In 000's)

                                                     Less than 12 months           12 months or more                  Total
                                                  -----------------------       -----------------------       ----------------------
                                                                 Gross                         Gross                        Gross
                                                   Fair        Unrealized        Fair        Unrealized        Fair       Unrealized
                                                   Value         Losses          Value         Losses          Value        Losses
                                                  -------        -------        -------        -------        -------       -------
Description of Securities:
U.S. Government and
  agency obligations                              $12,389        $    38        $17,060        $   217        $29,449       $   255
Municipal obligations                                   0              0          6,693             54          6,693            54
Mortgage-backed
  securities and
  collateralized mortgage                          18,411             35          4,993             81         23,404           116
                                                  -------        -------        -------        -------        -------       -------
                                                  $30,800        $    73        $28,746        $   352        $59,546       $   425
                                                  =======        =======        =======        =======        =======       =======

The amortized cost and estimated fair value of investment securities at December 31, 2003 are as follows:

                                                                  (In 000's)
                                                               Gross            Gross
                                              Amortized     Unrealized        Unrealized         Estimated
                                                 Cost          Gains            Losses           Fair Value
                                                 ----          -----            ------           ----------
Available-for-sale:
Securities of the U.S. Treasury
   and other government agencies               $35,942            $91             $108            $35,925
Corporate debt securities                        1,221              7                0              1,228
Mortgage-backed securities                      32,977            380              149             33,208
Municipal securities                            19,474            859               39             20,294
                                               -------         ------             ----            -------
Total available-for-sale                        89,614          1,337              296             90,655

Equity securities                                1,351              0                0              1,351
                                               -------         ------             ----            -------

Total investments                              $90,965         $1,337             $296            $92,006
                                               =======         ======             ====            =======

There were no unrealized losses greater than 12 months. The unrealized losses were due to changes in market rates and not attributed to credit quality.

The following table shows the amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2004:

                                                              (In 000's)
                                                           Available-for-Sale

                                                      Amortized       Estimated
                                                        Cost          Fair Value
                                                       -------         -------
Within one year                                        $   835         $   844
After one but within five years                         39,686          39,775
After five but within ten years                          3,896           3,960
Over ten years                                           9,808           9,833
Mortgage-backed securities                              40,289          40,376
                                                       -------         -------
Total                                                  $94,514         $94,788
                                                       =======         =======

The following table provides a summary of the maturities and weighted average yields of debt securities as of December 31, 2004.

                                                                         (In 000's)

                                                      After One           After Five
                                In One Year            Through              Through               After
                                  or Less             Five Years           Ten Years            Ten Years               Total
                              --------------       ---------------      ---------------      ----------------      ----------------
                              Amount   Yield       Amount    Yield      Amount    Yield      Amount     Yield      Amount     Yield
                              ------   -----       ------    -----      ------    -----      ------     -----      ------     -----
Available-for-sale
  securities:
Securities of the
  U.S. Treasury
  and other
  government agencies          $  0     0.00%     $29,308     3.25%     $    0     0.00%     $ 9,833     5.13%     $39,141     3.72%
Mortgage-backed
  securities (1)                  0     0.00%           0     0.00%      1,116     6.49%      39,260     4.38%      40,376     4.44%
Municipal securities (2)        844     5.20%      10,467     4.52%      3,960     4.75%           0     0.00%      15,271     4.62%
                               ----     ----      -------     ----      ------     ----      -------     ----      -------     ----
Total                          $844     5.20%     $39,775     3.58%     $5,076     5.13%     $49,093     4.53%     $94,788     4.17%
                               ====     ====      =======     ====      ======     ====      =======     ====      =======     ====

(1)  The  maturity  of  mortgage-backed   securities  is  based  on  contractual
     maturity. The average expected life is approximately five years.

(2)  Yields shown are taxable-equivalent.

As of December 31, 2004 and 2003, securities carried at $5,763,000 and $2,740,000, respectively, were pledged to secure public deposits as required by law.

Total proceeds from the sale of securities available-for-sale during 2004, 2003 and 2002 were $4,322,000, $34,626,000 and $21,380,000, respectively. Gross gains of $262,000,  $637,000 and $399,000 were  realized on those sales in 2004,  2003 and 2002, respectively.

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES
At December 31, 2004 and 2003, the loan portfolio consisted of the following, net of deferred loan fees of $1,485,000 and $1,248,000, respectively:

                                                                (In 000's)

                                                           2004           2003
                                                         --------       --------
Real estate loans                                        $220,316       $163,088
Installment loans                                          36,339         28,860
Construction loans                                         27,595         35,205
Commercial loans secured by real estate                    26,447         33,519
Commercial loans                                           67,068         45,991
                                                         --------       --------
                                                          377,765        306,663
Less allowance for loan losses                              4,136          3,524
                                                         --------       --------
Total                                                    $373,629       $303,139
                                                         ========       ========

There were no loans on nonaccrual status at December 31, 2004 or December 31, 2003. There was no interest foregone during 2004, 2003 or 2002. As of December 31, 2004 and 2003, there were no loans 90 days or more past due but still accruing interest. There were no restructured loans during 2004 or 2003.

Changes in the allowance for loan losses are as follows:

                                                         (In 000's)
                                              2004          2003          2002
                                            -------       -------       -------

Balance, beginning of year                  $ 3,524       $ 3,290       $ 2,717
Provision for loan losses                       620           238           576
Loans charged off                              (100)          (12)          (10)
Recoveries of loans previously
    charged off                                  92             8             7
                                            -------       -------       -------
Balance, end of year                        $ 4,136       $ 3,524       $ 3,290
                                            =======       =======       =======


As of December 31, 2004, 2003 and 2002 there were no impaired loans.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, in which case payments received are recorded as reductions of principal.

(4) PREMISES AND EQUIPMENT
Premises and equipment at December 31, 2004 and 2003 consisted of the following:

                                                           (In 000's)

                                                         Accumulated       Net
                                                         Depreciation      Book
                                                 Cost   & Amortization    Value
                                               -------  --------------   -------
2004
----
Land                                           $ 2,800      $     0      $ 2,800
Premises                                         5,223        1,119        4,104
Furniture, fixtures and equipment                8,537        6,102        2,435
Leasehold improvements                           1,869          872          997
                                               -------      -------      -------
Total                                          $18,429      $ 8,093      $10,336
                                               =======      =======      =======

2003
----
Land                                           $ 2,800      $     0      $ 2,800
Premises                                         5,080          944        4,136
Furniture, fixtures and equipment                7,803        4,888        2,915
Leasehold improvements                           1,707          649        1,058
                                               -------      -------      -------
Total                                          $17,390      $ 6,481      $10,909
                                               =======      =======      =======

Depreciation and amortization expense, included in occupancy expense and equipment expense, was $1,628,000, $1,569,000 and $1,441,000 in 2004, 2003 and
2002, respectively.

(5) COMMITMENTS AND CONTINGENCIES
The Company leases premises for their various offices. Total rent on such leases was $833,000, $662,000 and $374,000 in 2004, 2003 and 2002, respectively, and is included in occupancy and equipment expenses. The total commitments under non-cancelable operating leases are as follows:

                                            (In 000's)
                                      Year               Total
                                      ----               -----
                                      2005              $  769
                                      2006                 687
                                      2007                 581
                                      2008                 479
                                      2009                 383
                                Thereafter               1,071
                                                        ------
             Future minimum lease payments              $3,970
                                                        ======

(6) DEPOSITS
Following is a summary of deposits at December 31, 2004 and 2003:

                                                                (In 000's)
                                                           2004           2003
                                                         --------       --------
Non-interest bearing demand                              $127,250       $103,401
NOW and savings                                           151,053        132,570
Money market                                              128,884         98,074
Time certificates of deposit:
   Denominations of less than $100,000                     33,712         37,110
   Denominations of $100,000 or more                       43,594         35,290
                                                         --------       --------
Total                                                    $484,493       $406,445
                                                         ========       ========

Interest expense on time certificates of deposits greater than $100,000 was $785,000, $757,000 and $893,000 for 2004, 2003 and 2002, respectively.

At December 31, 2004, the scheduled maturities of total time deposits are as follows:

                                (In 000's)
                         Year               Total
                         ----               -----
                         2005             $60,323
                         2006              10,236
                         2007               3,202
                         2008               2,078
                         2009               1,467
                                          -------
                        Total             $77,306
                                          =======

(7) BORROWINGS
Total borrowings were $19 million at December 31, 2004. The following table summarizes the borrowings:

                   Fixed Rate Borrowings at December 31, 2004
                                  ($ in 000's)
                                        Amount    Maturity Date   Interest Rate
                                        ------    -------------   -------------
Federal Home Loan Bank Advance         $ 5,000      4-17-2006         2.24%
Federal Home Loan Bank Advance           5,000      4-16-2007         2.83%
Federal Home Loan Bank Advance           9,000      4-14-2008         3.23%
                                       -------
Total                                  $19,000
Weighted average interest rate                                        2.86%

There were no short-term borrowings at December 31, 2004 or December 31, 2003. Short-term borrowings consist primarily of federal funds purchased and borrowings from the Federal Home Loan Bank of San Francisco (FHLB). The Company maintains collateralized lines of credit with the FHLB. The Company pledges both loans and investment securities to FHLB as needed to secure borrowings. At December 31, 2004 $19,833,000 in investment securities were pledged to the FHLB. There were no loans pledged to secure borrowings at December 31, 2004 or 2003. Based on the FHLB stock requirements at December 31, 2004, these lines provided for maximum borrowings of approximately $123.3 million; the Company also has available unused unsecured lines of credit totaling $17.5 million for federal funds transactions at December 31, 2004.

On June 26, 2002, the Company formed North Bay Statutory Trust I (Trust), a Connecticut statutory business trust, for the purpose of issuing guaranteed undivided beneficial interests in junior subordinated debentures (trust preferred securities). During June 2002, the Trust issued $10 million in floating rate Cumulative Trust Preferred Securities (Securities). The Securities bear interest at a rate of Libor plus 3.45% and had an initial interest rate of 5.34%; as of December 31, 2004 the interest rate was 6.00%; the Securities will mature on June 26, 2032, but earlier redemption is permitted under certain circumstances, such as changes in tax or regulatory capital rules.

The junior subordinated debenture issued by the Trust is redeemable in whole or in part on or after June 26, 2007, or at any time in whole, but not in part, upon the occurrence of certain events. The Securities are included in Tier 1 capital for regulatory capital adequacy determination purposes, subject to certain limitations. The Company fully and unconditionally guarantees the obligations of the Trust with respect to the issuance of the Securities.

Subject to certain exceptions and limitations, the Company may, from time to time, defer the junior subordinated debenture interest payments, which would result in a deferral of distribution payments on the Securities and, with certain exceptions, prevent the Company from declaring or paying cash distributions on the Company's common stock or debt securities that rank junior to the junior subordinated debentures.

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

The Banks also issue standby letters of credit, which are conditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements and similar transactions. Most of these guarantees are short-term commitments expiring in decreasing amounts through 2009 and are not expected to be drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks hold collateral as deemed necessary, as described above.

The contract amounts of commitments not reflected on the Balance Sheet at December 31, 2004 and 2003 were as follows:

                                                 (In 000's)
                                            Contractual Amounts
                                            -------------------
                                            2004           2003
                                          --------        -------
Loan commitments                          $106,883        $86,984
Standby letters of credit                 $  2,391        $ 1,108

The Banks issue both financial and performance standby letters of credit. The financial standby letters of credit are primarily to guarantee payment to third parties. At December 31, 2004 there was $1,601,000 issued in financial standby letters of credit and the Banks carried no liability. The performance standby letters of credit are typically issued to municipalities as specific performance bonds. At December 31, 2004 there was $790,000 issued in performance standby letters of credit and the Banks carried no liability. The terms of the guarantees will expire primarily in 2005 with 4% expiring in 2006, 4% expiring in 2007, and 13% expiring in 2008. The Banks have experienced no draws on these letters of credit, and do not expect to in the future; however, should a triggering event occur, the Banks either have collateral in excess of the letter of credit or imbedded agreements of recourse from the customer.

(9) CONCENTRATIONS OF CREDIT RISKS
The majority of the Banks' loan activity is with customers located in California, primarily in the counties of Napa and Solano. Although the Banks' have a diversified loan portfolio, a large portion of their loans are for commercial property, and many of the Banks' loans are secured by real estate in Napa and Solano County. Approximately 76% of the loans are secured by real estate. This concentration is presented below:

                                                                      (In 000's)
                                                               December 31, 2004
                                                               -----------------
Construction/land development:
     Land development                                                   $  5,274
     Residential                                                           4,458
     Commercial                                                           17,310
Real estate                                                              220,315
Commercial loans secured by real estate                                   26,447
Installment loans secured by real estate                                  32,271
                                                                        --------
      Total                                                             $306,075
                                                                        ========


(10) INCOME TAXES
The provision (benefit) for federal and state income taxes for the years ended December 31, 2004, 2003 and 2002 consisted of:

                                                      (In 000's)
                                        2004             2003             2002
                                      -------          -------          -------
Current
    Federal                           $ 2,186          $ 1,521          $ 1,712
    State                               1,011              602              685
                                      -------          -------          -------
                                        3,197            2,123            2,397

Deferred
    Federal                               (13)              70             (297)
    State                                (164)             (14)            (101)
                                      -------          -------          -------
                                         (177)              56             (398)
                                      -------          -------          -------
Total                                 $ 3,020          $ 2,179          $ 1,999
                                      =======          =======          =======

Deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes. The sources of these differences and the amount of each are as follows as of December 31, 2004 and 2003:

                                                                (In 000's)

                                                            2004           2003
                                                           ------         ------
Deferred tax assets:
   Allowance for loan losses                               $1,690         $1,398
   Deferred compensation                                      658            512
   State income tax                                           301            213
                                                           ------         ------
                                                           $2,649         $2,123
                                                           ------         ------

Deferred tax liabilities:

   Unrealized gain on securities                           $  113         $  433
   Accumulated accretion                                      189            162
   Depreciation                                               147            139
   Leases                                                     287              0
   Other                                                       89             61
                                                           ------         ------

                                                           $  825         $  795
                                                           ------         ------

   Net deferred tax asset                                  $1,824         $1,328
                                                           ======         ======

The Company believes that a valuation allowance is not needed to reduce the deferred tax assets as it is more likely than not that the deferred tax assets will be realized through recovery of taxes previously paid and/or future taxable income.

The total tax differs from the federal statutory rate of 34% because of the following:

                                                                                        (In 000's)
                                                               2004                         2003                       2002
                                                        ------------------          -------------------         ------------------
                                                        Amount        Rate          Amount        Rate          Amount        Rate
                                                        ------        ----          ------        ----          ------        ----
Tax provision at statutory rate                        $ 2,748        34.0%        $ 2,227        34.0%        $ 1,940        34.0%
Interest on obligations of
   states and political
   subdivisions exempt from
   federal taxation                                       (192)       (2.4%)          (233)       (3.5%)          (191)       (3.3%)
State franchise taxes                                      559         6.9%            382         5.8%            385         6.7%
Life insurance policies                                   (121)       (1.5%)          (115)       (1.8%)          (133)       (2.3%)
Other, net                                                  26          .4%            (82)       (1.2%)            (2)        (.1%)
                                                       -------        ----         -------        ----         -------        ----
Total                                                  $ 3,020        37.4%        $ 2,179        33.3%        $ 1,999        35.0%
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

The shareholders of North Bay Bancorp are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:
1) the corporation's assets equal at least 1.25 times its liabilities; and 2) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1.25 times its current liabilities. The Company could also be restricted from declaring or paying cash dividend if it elected to defer interest payments on the subordinated debenture.

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

(12) SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE
The Company declared 5% stock dividends on January 28, 2002, January 27, 2003, January 26, 2004 and January 24, 2005, as well as a 3-for-2 stock split November 22, 2004. As a result of the stock dividends, the number of common shares outstanding and per share data was adjusted retroactively for all periods presented in the following tables. In 2004 the effect of 1,158 outstanding options have been excluded from the calculation of diluted earnings per share as their inclusion would be anti-dilutive. There were no shares considered anti-dilutive in 2002 or 2003.

The following table reconciles the numerator and denominator of the Basic and Diluted earnings per share computations:

                                                         (In 000's except share data)

                                                                     Weighted Average              Per-Share
                                                   Net Income             Shares                    Amount
                                                   ----------             ------                    ------
                                                              For the year ended 2004
                                                              -----------------------
Basic earnings per share                            $5,064               3,820,386                  $1.33
Stock options                                                               99,774
Diluted earnings per share                                               3,920,160                  $1.29

                                                              For the year ended 2003
                                                              -----------------------
Basic earnings per share                            $4,371               3,751,796                  $1.16
Stock options                                                               90,580
Diluted earnings per share                                               3,842,376                  $1.14

                                                              For the year ended 2002
                                                              -----------------------
Basic earnings per share                            $3,708               3,643,701                  $1.02
Stock options                                                               90,961
Diluted earnings per share                                               3,734,662                   $.99

(13) OTHER NONINTEREST INCOME AND EXPENSE
The components of Other Noninterest Income for the years ended December 31, 2004, 2003 and 2002 were as follows:

                                                          (In 000's)

                                                 2004         2003         2002
                                                ------       ------       ------
ATM surcharge                                   $  371       $  279       $  294
Increase of cash value on
   insurance policies                              357          338          393
Merchant services income                           433          293          280
Commission on sale of non-
   deposit products                                247          214          204
Commission on sale of
   mortgage products                                45          232            0
Other                                              234          209          220
                                                ------       ------       ------
Total                                           $1,687       $1,565       $1,391
                                                ======       ======       ======

The components of Other Noninterest Expense for the years ended December 31, 2004, 2003 and 2002 were as follows:

                                                        (In 000's)

                                             2004           2003           2002
                                            ------         ------         ------
Professional services                       $1,240         $1,387         $  830
Business promotions                            658            554            525
Stationary & supplies                          393            380            318
Insurance                                      320            224            188
Other                                        2,427          1,983          1,771
                                            ------         ------         ------
Total                                       $5,038         $4,528         $3,632
                                            ======         ======         ======


(14) STOCK OPTION PLAN
The Company has a stock option plan under which it may grant up to 1,373,070 options. The Company has granted 1,285,229 options through December 31, 2004. The option exercise price equals the stock's market price on the date of grant. The options become exercisable over four or five years and expire in five or more years. The equity compensation plans have been approved by the security holders.


A summary of the status of the Company's stock option plan at December 31, 2004, 2003 and 2002 and stock option activity during the years then ended is presented in the table below:

                                                      2004                          2003                            2002
                                            -------------------------      -------------------------      -------------------------
                                                            Weighted                       Weighted                       Weighted
                                                            Exercise                       Exercise                       Exercise
                                            Shares            Price        Shares            Price        Shares            Price
                                            -------         ---------      -------         ---------      -------         ---------
Outstanding at
    beginning of year                       501,596         $   13.21      475,554         $   11.11      557,768         $    9.97
Granted                                     139,624         $   22.16      136,616         $   15.90       51,225         $   14.72
Exercised                                   (44,527)        $    6.97      (81,789)        $    7.46     (124,985)        $    6.93
Cancelled                                    (8,685)        $    9.03      (28,785)        $   10.07      (28,453)        $   11.30

Outstanding at
    end of year                             588,008         $   15.48      501,596         $   13.21      475,554         $   11.11
Exercisable at
    end of year                             270,388         $   13.53      189,595         $   11.70      169,111         $   10.42
Weighted-average
   fair value of
   options granted
   during the year                             --           $    7.29         --           $    6.16         --           $    6.94

The following table summarizes information about stock options outstanding at December 31, 2004:


                                         Options Outstanding                             Options Exercisable
                       -----------------------------------------------------    --------------------------------------
                                        Weighted-Average
       Range             Number            Remaining        Weighted-Average    Number Exercisable    Weighted-Average
         of            Outstanding         Contractual          Exercise               at                 Exercise
  Exercise Prices      at 12/31/04       (Life in years)         Price              12/31/04               Price
  ---------------      -----------       ---------------         -----              --------               -----
$10.42 to $12.13         230,862               .58               $11.59             175,022                $11.65

$10.70 to  $17.98        217,522              3.40               $15.32              61,897                $14.16

$19.99 to  $25.97        139,624              4.91               $22.16              33,469                $22.22
                         -------                                                    -------
                         588,008                                                    270,388
                         =======                                                    =======

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2004, 2003 and 2002, respectively: risk-free interest rate of 2.98%, 3.36% and 3.72% for options issued in 2004; 2.48%,

2.66%, 2.82%, 3.27% 3.37%, 3.46% and 3.55% for options issued in 2003; and 4.07%
and 3.25% for options issued in 2002; expected dividend yields of .60%, .73% and ..80%; expected lives of 5 years and expected volatility of 18.16%, 16.08% and 21.67%.

(15) RELATED PARTY TRANSACTIONS
In the ordinary course of business, the Banks make loans to directors, officers and principal shareholders on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated persons. An analysis of net loans to related parties for the year ended December 31, 2004 is as follows:

                                                   (In 000's)
Balance at beginning of year                          $10,157
     Additions                                          8,721
     Repayments                                         4,460
                                                      --------
Balance at end of year                                $14,418
                                                      =======

Total undisbursed commitments as of December 31, 2004 were $4,442,000.

A law firm in which one of the Company's directors and one of its officers are principals serves as the Company's general counsel. During 2004, 2003 and 2002 fees of $195,000, $196,000 and $165,000, respectively, were paid to this firm.

(16) RESTRICTIONS
The Banks are required to maintain reserves with the Federal Reserve Bank of San Francisco equal to a percentage of its reservable deposits. Reserve balances that were required by the Federal Reserve Bank were $25,000 for December 31, 2004 and 2003, respectively, and are reported in cash and due from banks on the balance sheet.

(17) RETIREMENT PLANS
The Company has a Profit Sharing and Salary Deferral 401(K) Plan to enable its employees to share in the Company's profits and to defer receipt of a portion of their salaries. Employees can defer up to 15% of their base pay, up to the maximum amount allowed by the Internal Revenue Code. In addition, the Company makes discretionary contributions to the profit sharing account and the 401(K) account, which are determined by the Board of Directors each year. Amounts charged to operating expenses under this plan representing the Company's contribution were $301,000, $415,000 and $263,000 for the years ended December 31, 2004, 2003 and 2002, respectively.


The Company has a Director's Supplemental Retirement Program. The Program contains a non-qualified defined benefit plan. Directors and select officers designated by the Board of Directors of the Company are covered by this plan. The plan is unfunded, however the Company has purchased bank owned life insurance on the lives of the participants and expects to use the death benefit of these policies to pay the obligation in event the participants death precedes retirement. Management's intentions are to hold the policies as an investment until the death of the insured. Cash values for these policies at December 31, 2004 were $3,353,000. At December 31, 2004 $473,000 was carried as a liability to fund the benefit. The program provides a death benefit to beneficiaries of a deceased participant.

The Company has an Executive Officer Supplemental Retirement Plan. The Executive Supplemental Compensation Agreements entered into with select executive officers of the Company pursuant to the Plan provide for a defined cash benefit payable monthly upon retirement upon reaching age 65 (or upon or after age 62 with a reduced benefit). Benefits under these agreements vest over five year periods at the rate of 20% per year after five years' of service with credit for up to five years of prior service. The plan is unfunded, however the Company has purchased bank owned life insurance on the lives of the participants and expects to use the death benefit of these policies to pay the obligation in event the participants death precedes retirement. Management's intentions are to hold the policies as an investment until the death of the insured. Cash values for these policies at December 31, 2004 were $3,259,000. At December 31, 2004 $449,000 was carried as a liability to fund the benefit. The Plan also provides a life insurance benefit to the designated beneficiary of the participants upon their death pursuant to the Executive Officer Endorsement Method Split Dollar Life Insurance component of the Plan.

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 2004 and 2003:

                                                                                             (In 000's)

                                                                              2004                                 2003
                                                                   ---------------------------          ----------------------------
                                                                   Carrying            Fair             Carrying              Fair
                                                                    Amounts            Value             Amounts              Value
                                                                   --------           --------           --------           --------
Financial assets:
   Cash and cash equivalents                                       $ 60,207           $ 60,207           $ 37,951           $ 37,951
   Time deposits with other
      financial institutions                                            100                100                100                100
   Investment securities                                             99,383             99,383             92,006             92,006
   Loans, net                                                       373,629            373,264            303,139            305,874
   Accrued interest receivable                                        2,244              2,244              2,051              2,051

Financial liabilities:
   Deposits                                                        $484,493           $484,277           $406,445           $406,209
   Borrowings                                                        19,000             19,889                  0                  0
   Junior subordinate debentures                                     10,310             10,310             10,000             10,000
   Accrued interest payable                                             404                404                237                237

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

Accrued interest receivable and payable - The balance approximates its fair value as these instruments have short-term maturities

Deposits, time deposits with other banks - The fair value of demand deposits, savings accounts and interest-bearing transaction accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the contractual cash flows at current rates offered for similar instruments with the same remaining maturities.

Borrowings - The fair value of borrowings is estimated by discounting the contractual cash flows at current rates offered for similar instruments with the same remaining maturities.

Junior subordinated debentures - The balance approximates its fair value due to the structure having frequent repricing interest rate.

Off balance sheet items - The estimated fair value of the Company's off balance sheet items are not material to the fair value of financial instruments included in the consolidated balance sheets.

(19) COMPREHENSIVE INCOME
The changes in the components of other comprehensive income (loss) for the years ended December 31, 2004, 2003 and 2002 are reported as follows:

                                                                                     (In 000's)

                                                                           2004        2003            2002
                                                                          -----        -----           ----
Unrealized holding (loss) gain arising during the period,
         net of tax benefit of
         $318 and $523 for 2004 and 2003,
         respectively, and tax expense of $562 for 2002.                  ($294)       ($363)         $1,024
Reclassification adjustment for net realized gains  on securities available-for-sale  included  in net  income  during the
         year,  net of tax  expense  of  $109,  $265 and $166 for
         2004,  2003 and 2002, respectively.                               (153)        (373)          (233)
                                                                          -----        -----            ----
Other comprehensive (loss) income                                         ($447)       ($736)           $791
                                                                          ======       ======           ====

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2004, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2004 the Company was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since December 31, 2004 that management believes have changed the institution's category.

The Company's actual capital amounts and ratios are also presented in thousands in the following tables:


                                                (In 000's)
                                                                                     To Be Well Capitalized
                                                           For Capital              Under Prompt Corrective
                                    Actual               Adequacy Purposes             Action Provisions
                              -------------------       -------------------         -----------------------
                              Amount        Ratio       Amount        Ratio         Amount           Ratio
                              ------        -----       ------        -----         ------           -----
As of December 31, 2004:
Total capital (to risk
   weighted assets)
      Consolidated            $58,216       12.49%      $37,280       >8.00%        $46,600         >10.00%
                                                                      -                             -
      The Vintage Bank         41,169       11.57%       28,458       >8.00%         35,573         >10.00%
                                                                      -                             -
      Solano Bank              12,004       10.93%        8,785       >8.00%         10,981         >10.00%
                                                                      -                             -
Tier I capital (to risk
   weighted assets)
      Consolidated             53,973       11.58%       18,640       >4.00%         27,960          >6.00%
                                                                      -                              -
      The Vintage Bank         37,949       10.67%       14,229       >4.00%         21,344          >6.00%
                                                                      -                              -
      Solano Bank              10,981       10.00%        4,392       >4.00%          6,589          >6.00%
                                                                      -                              -
Tier I capital (to
   average assets)
      Consolidated             53,973        9.38%       23,010       >4.00%         28,763          >5.00%
                                                                      -                              -
      The Vintage Bank         37,949        8.43%       18,004       >4.00%         22,506          >5.00%
                                                                      -                              -
      Solano Bank              10,981        9.31%        4,716       >4.00%          5,895          >5.00%
                                                                      -                              -

                                                (In 000's)
                                                                                     To Be Well Capitalized
                                                           For Capital              Under Prompt Corrective
                                    Actual               Adequacy Purposes             Action Provisions
                              -------------------       -------------------         -----------------------
                              Amount        Ratio       Amount        Ratio         Amount           Ratio
                              ------        -----       ------        -----         ------           -----
As of December 31, 2003:
Total capital (to risk
   weighted assets)
      Consolidated            $52,356       13.47%      $31,089       >8.00%        $38,861         >10.00%
                                                                      -                             -
      The Vintage Bank         34,321       11.07%       24,806       >8.00%         31,007         >10.00%
                                                                      -                             -
      Solano Bank               8,029       10.70%        6,001       >8.00%          7,501         >10.00%
                                                                      -                             -
Tier I capital (to risk
   weighted assets)
      Consolidated             48,833       12.57%       15,544       >4.00%         23,316          >6.00%
                                                                      -                              -
      The Vintage Bank         31,442       10.14%       12,403       >4.00%         18,604          >6.00%
                                                                      -                              -
      Solano Bank               7,385        9.84%        3,001       >4.00%          4,501          >6.00%
                                                                      -                              -
Tier I capital (to
   average assets)
      Consolidated             48,833       10.61%       18,408       >4.00%         23,010          >5.00%
                                                                      -                              -
      The Vintage Bank         31,442        8.66%       14,517       >4.00%         18,146          >5.00%
                                                                      -                              -
      Solano Bank               7,385        8.82%        3,350       >4.00%          4,187          >5.00%
                                                                      -                              -

(21) FINANCIAL STATEMENTS OF NORTH BAY BANCORP (Parent Company Only)

For the Years Ended December 31, 2004, 2003 and 2002

CONDENSED BALANCE SHEETS

                                                            (In 000's except share data)
                                                                  2004           2003
                                                                -------        -------
Assets
Cash and due from banks                                         $ 5,167        $ 2,949
Available-for-sale investment securities                              0          6,503
Investment in The Vintage Bank                                   38,122         32,010
Investment in Solano Bank                                        10,969          7,407
Investment in North Bay Statutory Trust 1                           310            310
Premises and equipment, net                                           0          1,761
Other assets                                                        150            461
                                                                -------        -------
          Total assets                                          $54,718        $51,401
                                                                =======        =======

Liabilities and shareholders' equity

Floating rate subordinated
   debenture (trust preferred securities)                       $10,310        $10,310
Other liabilities                                                   274          1,650
                                                                -------        -------
        Total liabilities                                        10,584         11,960


Shareholders' equity
   Preferred stock, no par value -  Authorized 500,000 shares
       Issued and outstanding - None
   Common stock, no par value - Authorized 15,000,000 shares
       Issued and outstanding -  3,641,289 shares in 2004 and
       3,428,469 shares in 2003                                  33,473         29,210
   Retained earnings                                             10,500          9,623
   Accumulated other comprehensive income                           161            608
                                                                -------        -------
     Total shareholders' equity                                  44,134         39,441

         Total liabilities and shareholders' equity             $54,718        $51,401
                                                                =======        =======

CONDENSED INCOME STATEMENTS
                                                                                                          (In 000's)
                                                                                               2004           2003           2002
                                                                                             --------       --------       --------
Income
Interest on investment securities                                                            $     74       $    123       $     41
Dividends from subsidiaries                                                                         0              0              0
Service fees from subsidiaries                                                                  5,231          6,177          5,681
                                                                                             --------       --------       --------
Total income                                                                                    5,305          6,300          5,722

Expenses
Interest on borrowings                                                                            559            531            339
Salaries and related benefits                                                                   4,441          4,104          3,836
Other expenses                                                                                  3,760          3,342          2,910
                                                                                             --------       --------       --------
Total expenses                                                                                  8,760          7,977          7,085

Net (loss) income before tax benefit and equity in
   net  income of  subsidiaries                                                                (3,455)        (1,677)        (1,363)
Tax benefit                                                                                     1,415            642            574
                                                                                             --------       --------       --------
Net (loss) income before equity in undistributed net income of subsidiaries                    (2,040)        (1,035)          (789)
Equity in undistributed net income of subsidiaries                                              7,104          5,406          4,497
                                                                                             --------       --------       --------
Net income                                                                                   $  5,064       $  4,371       $  3,708
                                                                                             ========       ========       ========

44

CONDENSED STATEMENTS OF CASH FLOWS
                                                                                                           (In 000's)
                                                                                               2004           2003           2002
                                                                                             --------       --------       --------
Cash Flows From Operating Activities:
Net income                                                                                   $  5,064       $  4,371       $  3,708
Adjustments to reconcile net income to net cash
      provided by operating activities:
Depreciation and amortization                                                                     823            812            737
Amortization of investment securities
    premiums, net                                                                                  71            117              5
Equity in undistributed net income of subsidiaries                                             (7,104)        (5,406)        (4,497)
Changes in:
    Interest receivable and other assets                                                          326            (35)          (288)
    Interest payable and other liabilities                                                     (1,311)           533            469
                                                                                             --------       --------       --------
    Net cash provided by operating activities                                                  (2,131)           392            134
                                                                                             --------       --------       --------

Cash Flows From Investing Activities:
Investment in Solano Bank                                                                      (3,000)             0              0
Investment securities available for sale:
  Proceeds from maturities and principal payments                                               6,400            785            201
  Purchases                                                                                         0         (4,573)        (3,006)
Sale and disposition of capital assets                                                          1,335              0              0
Capital expenditures                                                                             (397)          (779)        (1,340)
                                                                                             --------       --------       --------
   Net cash used in investing activities                                                        4,338         (4,567)        (4,145)
                                                                                             --------       --------       --------

Cash Flows From Financing Activities:
Decrease in long-term borrowings, net                                                               0              0         (1,846)
Proceeds from issuance of trust preferred securities                                                0              0         10,310
Stock options exercised                                                                           492            644            909
Dividends                                                                                        (481)          (441)          (407)
                                                                                             --------       --------       --------
   Net cash provided by (used in) financing activities                                             11            203          8,966
                                                                                             --------       --------       --------
Net (decrease) increase in cash and cash equivalents                                            2,218         (3,972)         4,955
Cash and cash equivalents at beginning of year                                                  2,949          6,921          1,966
                                                                                             --------       --------       --------
Cash and cash equivalents at end of year                                                     $  5,167       $  2,949       $  6,921
                                                                                             ========       ========       ========

(22) SUMMARY OF UNAUDITED QUARTERLY RESULTS OF OPERATIONS
The following table sets forth the results of operation for the four quarters unaudited of 2004, 2003 and 2002. All per share amounts have been adjusted for the 2002, 2003, 2004 and 2005 stock dividends, as well as the 3-for-2 stock split in 2004.

                                                                                   (In 000's except share data)

                                                                                         2004 Quarters Ended
                                                                --------------------------------------------------------------------
                                                                December 31,       September 30,          June 30,         March 31,
                                                                ------------       -------------          --------         ---------
Interest income                                                      $7,405              $6,822             $6,294            $6,064
Interest expense                                                      1,035                 961                859               688
                                                                     ------              ------             ------            ------
Net interest income                                                   6,370               5,861              5,435             5,376
Provision for loan losses                                                80                 180                174               186
                                                                     ------              ------             ------            ------
Net interest income after                                             6,290               5,681              5,261             5,190
   provision for loan losses
Noninterest income                                                      969                 986              1,257               986
Noninterest expense                                                   4,701               4,667              4,571             4,597
                                                                     ------              ------             ------            ------
Income before provision for                                           2,558               2,000              1,947             1,579
   income taxes
Provision for income taxes                                              986                 750                740               544
                                                                     ------              ------             ------            ------
Net income                                                           $1,572              $1,250             $1,207            $1,035
                                                                     ======              ======             ======            ======

Basic earnings per share:                                            $  .41              $  .33             $  .32            $  .27
Diluted earnings per share:                                          $  .39              $  .32             $  .31            $  .27

                                                                                         2003 Quarters Ended
                                                                --------------------------------------------------------------------
                                                                December 31,       September 30,          June 30,         March 31,
                                                                ------------       -------------          --------         ---------
Interest income                                                      $5,842              $5,554             $5,494            $5,361
Interest expense                                                        667                 681                819               828
                                                                     ------              ------             ------            ------
Net interest income                                                   5,175               4,873              4,675             4,533
Provision for loan losses                                               103                  45                 45                45
                                                                     ------              ------             ------            ------
Net Interest Income after                                             5,072               4,828              4,630             4,488
   provision for loan losses
Noninterest income                                                      925               1,055              1,059               808
Noninterest expense                                                   3,722               4,267              4,311             4,015
                                                                     ------              ------             ------            ------
Income before provision for                                           2,275               1,616              1,378             1,281
   income taxes
Provision for income taxes                                              975                 452                366               386
                                                                     ------              ------             ------            ------
Net income                                                           $1,300              $1,164             $1,012            $  895
                                                                     ======              ======             ======            ======

Basic earnings per share:                                            $  .34              $  .30             $  .27            $  .24
Diluted earnings per share:                                          $  .34              $  .30             $  .27            $  .23


                                                                                         2002 Quarters Ended
                                                                --------------------------------------------------------------------
                                                                December 31,       September 30,          June 30,         March 31,
                                                                ------------       -------------          --------         ---------
Interest income                                                      $5,638              $5,495             $5,173            $4,873
Interest expense                                                        988               1,012                841               850
                                                                     ------              ------             ------            ------
Net interest income                                                   4,650               4,483              4,332             4,023
Provision for loan losses                                               144                 144                144               144
                                                                     ------              ------             ------            ------
Net Interest Income after                                             4,506               4,339              4,188             3,879
   provision for loan losses
Noninterest income                                                    1,036                 731                645               699
Noninterest expense                                                   3,797               3,697              3,455             3,367
                                                                     ------              ------             ------            ------
Income before provision for                                           1,745               1,373              1,378             1,211
   income taxes
Provision for income taxes                                              619                 446                501               433
                                                                     ------              ------             ------            ------
Net income                                                           $1,126              $  927             $  877            $  778
                                                                     ======              ======             ======            ======

Basic earnings per share:                                            $  .30              $  .25             $  .24            $  .22
Diluted earnings per share:                                          $  .30              $  .25             $  .23            $  .22


--------------------------------------------------------------------------------

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

--------------------------------------------------------------------------------


The Board of Directors and Shareholders
North Bay Bancorp:

We have audited the accompanying consolidated balance sheets of North Bay Bancorp and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Bay Bancorp and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting.



                                                /s/ KPMG LLP


San Francisco, California


March 22, 2005

-------------------------------------------------------------------------------------------------------------
DIRECTORS
-------------------------------------------------------------------------------------------------------------
NORTH BAY BANCORP

Lauren A. Ackerman                          Marketing Consultant

John B. Anthony, III                        CEO, Anthony Industries, Inc. DBA 7 Flags Car Washes

Thomas N. Gavin                             Partner, Gavin & Schreiner, New York Life Insurance Agency

David B. Gaw,  Chairman                     Partner/Attorney with Gaw, Van Male, Smith, Myers & Miroglio
                                            A Professional Law Corporation

Fred J. Hearn, Jr.                          Chief Executive Officer
                                            Hearn Pacific Corporation dba Hearn Construction

Conrad W. Hewitt                            Retired,  Commissioner of California  State  Department of Financial
                                            Institutions

Connie L. Klimisch                          CEO, Klimisch's, Inc.

Richard S. Long, Vice Chairman              Chief Executive Officer, Regulus Group, LLC

Thomas H. Lowenstein                        President, North Bay Plywood

Thomas F. Malloy                            Retired Partner, Malloy Imrie & Vasconi Insurance Services LLC

Andrew J. Nicks, M D                        Partner, Radiology Medical Group of Napa

Terry L. Robinson                           President & Chief Executive Officer, North Bay Bancorp

Thomas H. Shelton                           Pres/CEO, Joseph Phelps Vineyards

Stephen C. Spencer                          President, Solano Gateway Realty

Denise C. Suihkonen                         Partner, Suihkonen CPAs & Consultants, LLP

James E. Tidgewell                          Managing Partner/CPA, G & J Seiberlich & Co LLP

CORPORATE SECRETARY
Wyman G. Smith                              Partner/Attorney  with Gaw,  Van Male,  Smith,  Myers &  Miroglio  A
                                            Professional Law Corporation


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

3417 Broadway, Suite J2
American Canyon, CA 94503

Solano Bank Office Locations:
403 Davis Street
Vacaville, CA  95688

1411 Oliver Road
Fairfield, CA  94534

1395 E. Second Street
Benicia, CA  94510

976 A Admiral Callaghan Lane
Vallejo, CA 94591

Shareholder Information:
         Trading                          Nasdaq NMS - Symbol NBAN

         Transfer Agent                   Registrar & Transfer Company
                                          10 Commerce Drive
                                          Cranford, New Jersey 07016
                                          1 (800) 368-5948

         Notice                           of Annual Meeting COPIA 500
                                          First Street Napa, CA 94559
                                          May 12, 2005- 6:00 p.m.

         Market Makers                    Hoefer & Arnett
                                          353 Sacramento Street, 10th Floor
                                          San Francisco, CA 94111
                                          1 (800) 346-5544

                                          Keefe, Bruyette & Woods, Inc.
                                          235 Pine St., Suite 1818
                                          San Francisco, CA +4104

                                          Wedbush Morgan Securities
                                          1300 S. W. Fifth Ave., Suite 2000
                                          Portland, OR 97201
                                          1 (800) 368-5948

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

Registered Public Accounting Firm:        KPMG LLP
                                          55 Second Street, Suite 1400
                                          San Francisco, CA 94105

Web Site:                                 www.northbaybancorp.com